Filed pursuant to Rule 424(b)(4)
Registration No. 333-115204
PROSPECTUS

27,000,000 Shares

BioMed Realty Trust, Inc.

Common Stock

     BioMed Realty Trust, Inc. is a newly formed, fully integrated, self-administered and self-managed Maryland corporation that intends to qualify as a real estate investment trust, or REIT. We intend to focus on acquiring, owning, leasing, managing and selectively developing laboratory and office space for lease to life science tenants, including biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry.

    When we complete this offering and the formation transactions, we will own 13 properties, which include 30 buildings with an aggregate of 2.4 million rentable square feet of life science and laboratory real estate. In connection with our formation transactions, our executive officers and directors will contribute their interests in six properties in exchange for consideration valued at $40.1 million in the form of limited partnership units in our operating partnership. When we complete this offering, our executive officers and directors will own 9.8% of our fully diluted common stock. The total consideration we will pay for these six properties is $144.8 million, including payments to unaffiliated third parties and the assumption of debt. The other seven properties will be acquired from unaffiliated third parties for total consideration of $368.6 million.

    This is our initial public offering, and no public market currently exists for our shares. All of the shares of our common stock offered by this prospectus are being sold by us.

    Our common stock has been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol “BMR.”

You should consider the risks that we have described in “Risk Factors” beginning on page 21 before buying shares of our common stock.

	Per	Total
	Share	($ in 000s)

Public offering price	$15.00	$405,000
Underwriting discount	$1.05	$28,350
Proceeds, before expenses, to us	$13.95	$376,650

     The underwriters may purchase up to an additional 4,050,000 shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus, to cover over-allotments. We also have granted Raymond James & Associates, Inc. a warrant to purchase up to an additional 270,000 shares of our common stock at a price per share equal to the initial public offering price.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The underwriters expect to deliver the shares to purchasers on or before August 11, 2004.

RAYMOND JAMES

FRIEDMAN BILLINGS RAMSEY

KEYBANC CAPITAL MARKETS

LEGG MASON WOOD WALKER

Incorporated

RBC CAPITAL MARKETS

The date of this prospectus is August 5, 2004

BioMed Realty Trust, Inc.

*Industrial Road, San Francisco

**Towne Centre Drive, San Diego

**Landmark at Eastview, New York

LIGAND

*Science Center Drive, San Diego

**King of Prussia, Pennsylvania

**Bayshore Boulevard, San Francisco

*McKellar Court, San Diego

**Bridgeview, San Francisco

**Elliott Avenue, Seattle

*Bernardo Center Drive, San Diego

*Balboa Avenue, San Diego

**Eisenhower Road, Pennsylvania

**Monte Villa Parkway, Seattle

*Contributed properties

**Acquisition properties (under contract)

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ii

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. We are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

Dealer Prospectus Delivery Requirement

      Until August 30, 2004 (25 days after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

      This document is for distribution in the United Kingdom only to persons of a kind described in Articles 19 or 49 of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2001 (as amended) or who otherwise may lawfully receive it.

iii

PROSPECTUS SUMMARY

      You should read the following summary together with the more detailed information regarding our company and the historical and pro forma financial statements appearing elsewhere in this prospectus, including under the caption “Risk Factors.” References in this prospectus to “we,” “our,” “us” and “our company” refer to BioMed Realty Trust, Inc., a Maryland corporation, BioMed Realty, L.P., and any of our other subsidiaries, as well as Bernardo Property Advisors, Inc. and its affiliated entities, as the context may indicate. BioMed Realty, L.P. is a Maryland limited partnership of which we are the sole general partner and to which we refer in this prospectus as our operating partnership. Unless otherwise indicated, the information contained in this prospectus is as of March 31, 2004 and assumes that the underwriters’ over-allotment option is not exercised and the units of limited partnership in our operating partnership, or units, issued in the formation transactions are valued at $15.00 per unit.

BioMed Realty Trust, Inc.

      We are a Maryland corporation formed in April 2004 to succeed to the business of Bernardo Property Advisors, Inc. and its affiliated entities, to which we refer in this prospectus as Bernardo. We intend to focus on acquiring, owning, leasing, managing and selectively developing laboratory and office space for lease to life science tenants, including biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry.

      When we complete this offering and the formation transactions, we will own 13 properties, which include 30 buildings with an aggregate of 2.4 million rentable square feet of life science and laboratory real estate, which were 94.7% leased as of March 31, 2004. These properties include an aggregate of 400,000 rentable square feet relating to five properties that Bernardo will contribute to our operating partnership, to which we refer in this prospectus as the contribution properties, and an aggregate of 2.0 million rentable square feet relating to eight properties that we currently have under contract to acquire, to which we refer in this prospectus as the acquisition properties. We will own a 100% interest in all of our properties, except for two properties in which unaffiliated third parties will own minority interests.

      We will acquire interests in the contribution properties, as well as certain property management, leasing and real estate development operations and other assets, from over 15 separate entities and individuals. Alan D. Gold, our Chief Executive Officer, Gary A. Kreitzer, our Executive Vice President, and John F. Wilson, II, our Chief Financial Officer, control the entities that own the contribution properties. In exchange for the contribution properties and one acquisition property owned by Matthew G. McDevitt, our Vice President, Acquisitions, our operating partnership will issue 2,673,173 limited partnership units with a value of $40.1 million to our executive officers and directors. In addition, we will acquire interests in certain of the contribution properties from unaffiliated third parties for $20.4 million in cash and 197,392 limited partnership units with a value of $3.0 million. In connection with these transactions, we will assume $70.4 million of debt and other obligations ($56.3 million of which we will repay with the proceeds of this offering), excluding $10.9 million associated with the McKellar Court property, which we will own through an unconsolidated partnership. We did not obtain any recent third-party appraisals of the contribution properties and other assets to be contributed to, or purchased by, our operating partnership. As a result, the consideration we pay for these properties and other assets may exceed their fair market value.

      We will acquire seven of the acquisition properties from unaffiliated third parties for $368.6 million, including the assumption of $107.2 million of debt ($78.0 million of which we will repay with the proceeds of this offering and with borrowings of $50.0 million under a $100.0 million unsecured credit facility for which we have a commitment letter).

      We expect to operate as a fully integrated, self-administered and self-managed REIT, providing management, leasing, development and administrative services to our properties. We do not currently intend to provide management services for properties we do not own. Our executive offices are located at 17140 Bernardo Center Drive, Suite 195, San Diego, California 92128, and our telephone number is (858) 485-9840.

Management

      Immediately before our formation, our senior executive officers were principals of or consultants to Bernardo Property Advisors, Inc., a private real estate company. Our senior management team has significant experience in the real estate industry, principally focusing on properties designed for life science tenants. In particular, prior to this offering, Messrs. Gold and Kreitzer together have been involved in acquiring and developing properties suitable for life science tenants representing more than $490.0 million in asset value. Messrs. Gold and Kreitzer were among the founders of a publicly traded REIT, Alexandria Real Estate Equities, Inc., which also specializes in investing in properties suitable for life science tenants. Mr. Gold served as President until August 1998 and as a director until December 1998, and Mr. Kreitzer served as Senior Vice President and as In-House Counsel until December 1998, of Alexandria.

      Mr. Wilson joined Bernardo Property Advisors in late 1998. Together, Messrs. Gold, Kreitzer and Wilson have focused their attention on acquiring, developing and managing well-located life science and medical office facilities in the San Diego and San Francisco markets. Mr. McDevitt recently joined our management team with over 15 years of experience in the life science real estate industry on the East Coast, including seven years as President of McDevitt Real Estate Services, Inc. We believe that our management team has broad-based experience with the full spectrum of issues that affect the real estate market for life science tenants.

Industry Overview

      The life science industry represents a large and fast growing segment of the U.S. economy. In 2003, according to the Centers for Medicaid and Medicare Services, or CMS, health care spending grew 7.8% to an estimated $1.7 trillion, and represented more than 15% of U.S. gross domestic product. CMS projects that annual health care spending will grow faster than the broader economy for the next 10 years, reaching $3.4 trillion in 2013, more than 18% of U.S. gross domestic product. Within the life science industry, we primarily intend to focus on the following tenants: biotechnology and pharmaceutical companies, scientific research institutions and government agencies.

      Life science entities have unique and strategic location and facility needs with respect to laboratory and office space. Specifically, many of these entities desire properties that are strategically located near leading academic and research institutions and that have unique design and construction elements necessary to accommodate their mission-critical research, product development, clinical testing and manufacturing activities.

      We intend to target facilities located in markets containing mature and established centers of medical research and biotechnology development, including San Diego, San Francisco, Seattle, Maryland, Pennsylvania, New York/ New Jersey and Boston. According to a 2004 study by Rosen Consulting, which we commissioned, or the Rosen Study, these target markets have in excess of 87.0 million rentable square feet of life science real estate, not including owner-occupied properties. Also, according to the Rosen Study, the average market occupancy rate for life science real estate in these markets is seven percentage points greater than the occupancy rate for generic office properties. These target markets contain highly respected public and private scientific research and medical institutions, which create demand for life science laboratory and office space.

Investment Highlights

      We believe that life science tenants have been underserved by commercial property investors and lenders, creating a unique market for us with significant investment opportunities. We believe that the following factors distinguish our business model from other owners/ operators of real estate:

•	Experienced management team with demonstrated track record. Our senior executive officers have worked together for a number of years focused on investing in properties for lease to tenants in the life science industry. Furthermore, two of our senior executive officers have experience and a demonstrated track record as part of the management team of a public REIT focused on properties leased to life science tenants.

•	Positive life science industry trends. Based on the long-term trends and projections for the life science industry, we expect to see growth in revenues and research and development spending from biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry over the foreseeable future.

•	Quality portfolio in high barrier-to-entry markets. When we complete this offering and the formation transactions, we will own 13 properties, which include 30 buildings, well-located in several of our target markets, including San Diego, San Francisco, Seattle, Pennsylvania and New York. We consider these properties to be high quality based on their strategic location in our target markets and significant level of improvements.

•	Highly scalable business model. We intend to acquire assets with triple-net leases, which will enable us to manage a large property portfolio with a cost-effective management infrastructure. “Triple-net” refers to leases where the tenant is responsible for the payment or reimbursement of its pro rata share of substantially all operating costs of the property, including property taxes, insurance, maintenance and utilities. Under some of the triple-net leases, we may remain responsible for the maintenance and repair of structural components of the building.

•	Conservative balance sheet with growth capacity. Upon completion of this offering and the formation transactions, we will have $93.3 million in total debt (which includes borrowings of $50.0 million under the credit facility we anticipate having in place at the closing of this offering and excludes $10.9 million associated with our unconsolidated partnership) resulting in a debt to total market capitalization ratio of 17.2%. We believe our conservative balance sheet will provide us with significant growth capital to fund future acquisitions.

•	Strong tenant base. After we complete this offering and the formation transactions, 90.2% of our pro forma annualized base rent will be derived from tenants that are public companies or government agencies, and 29.6% of our pro forma annualized base rent will be derived from investment grade tenants (according to Standard & Poor’s).

Summary Risk Factors

      You should carefully consider the matters discussed in the “Risk Factors” section beginning on page 21 before you decide whether to invest in our common stock. The material risks include:

•	When we complete this offering, we will experience a capital infusion of $373.2 million of net offering proceeds. We also expect to have in place a $100.0 million unsecured credit facility for which we have a commitment letter, and from which we plan to borrow $50.0 million. Although we have a commitment letter for such facility, we may be unable to close on the facility based on the terms described in this prospectus or at all. Together, this offering’s net proceeds and the draw under the credit facility will provide us with $423.2 million, of which we intend to use $261.4 million to acquire properties currently under contract, $134.3 million to repay indebtedness and $20.5 million to acquire the interests of the contributors of our contribution properties who are not receiving units. We may be unable to complete the acquisitions we are currently negotiating or acquire other properties on acceptable terms or timeframes, which may harm our cash flow and ability to pay distributions.

•	After we complete this offering and the formation transactions, we will have 40 tenants in 13 properties. Two of our tenants, Centocor, Inc. (a subsidiary of Johnson & Johnson) and Nektar Therapeutics, will represent 11.8% and 10.9%, respectively, of our pro forma annualized base rent, and 10.7% and 5.3%, respectively, of our total leased rentable square footage. Our 10 largest tenants will comprise 70.1% of our pro forma annualized base rent. To the extent we are dependent on rental payments from a limited number of tenants, the inability of any single tenant to make its lease payments could adversely affect us and our ability to make distributions to stockholders.

•	After we complete this offering, Alan D. Gold, our Chairman, President and Chief Executive Officer, will beneficially own units in our operating partnership, which may be exchanged for an aggregate of 1,320,780 shares of our common stock, and 126,667 shares of restricted common stock, together representing 4.8% of the outstanding shares of our common stock on a fully diluted basis (with an aggregate value of $21.7 million). Consequently, Mr. Gold will have substantial influence over us and could exercise his influence in a manner that is not in the best interests of our stockholders.

•	Life science entities will comprise the vast majority of our tenant base. Because of our dependence on a single industry, adverse conditions affecting that industry will more adversely affect our business, and thus the value of your investment in us and our ability to make distributions to you, than if our business strategy included a more diverse industry tenant base.

•	Because of the unique and specific improvements required for our life science tenants, we may be required to incur substantial renovation costs to make our properties suitable for other life science tenants or other office tenants, which could adversely affect our operating performance.

•	After we complete this offering and the formation transactions, eight of our properties will be located in California, with five in San Diego and three in San Francisco. Because of our concentration in these geographic regions, we are particularly vulnerable to adverse conditions affecting these areas. In addition, we cannot assure you that these markets will continue to grow or will remain favorable to the life science industry.

•	Conflicts of interest exist between us and certain of our officers and directors. Messrs. Gold, Kreitzer, Wilson and McDevitt have entered into contribution agreements, under which they will contribute to our operating partnership ownership interests in our contribution properties and one of our acquisition properties. Messrs. Gold, Kreitzer, Wilson and McDevitt, as members of our management and contributors of properties, faced conflicts in negotiating these contribution agreements, including the indemnification arrangements and the amount of consideration they will receive for the contributed properties. They also will enter into employment agreements with us. We may choose not to enforce, or to enforce less vigorously, our rights under these contribution and employment agreements because of our desire to maintain our ongoing relationship with them.

•	Our tax indemnification obligations require us to indemnify Messrs. Gold, Kreitzer, Wilson and McDevitt and the other contributors of the contribution properties and the Eisenhower Road property against adverse tax consequences to those individuals if we directly or indirectly sell, exchange or otherwise dispose of the properties in a taxable transaction before the 10th anniversary of this offering. The tax indemnity would equal the amount of the federal and state income tax liability the contributor would incur with respect to the gain allocated to the contributor. The calculation of damages would not be reduced due to the time value of money or the time remaining within the indemnification period. The terms of the contribution agreements also require us to gross up the tax indemnity payment for the amount of income taxes due as a result of the tax indemnity payment. If we were to sell in a taxable transaction all of the contribution properties and the Eisenhower Road property immediately after the close of this offering, our estimated total tax indemnification obligations to our indemnified contributors would be $12.5 million. These tax indemnification obligations could limit our operating flexibility by impacting the pricing, timing and other material terms of any sale or refinancing of those properties. In addition, our operating flexibility may be limited because of our obligation to use reasonable best efforts consistent with our fiduciary duties to maintain at least $8.0 million of debt to enable the contributors of these properties to guarantee such debt in order to defer any taxable gain they may incur if our operating partnership repays existing debt.

•	We were formed in April 2004 and have no operating history as a REIT or a public company. We cannot assure you that our management team’s past experience will be sufficient to operate our company successfully as a REIT or a public company. Failure to maintain REIT status would have an adverse effect on our cash available for distribution to stockholders.

•	We have not obtained any recent appraisals for the properties we will acquire in the formation transactions, and the consideration we pay for them may exceed their aggregate fair market value.

•	Our estimated initial annual distribution to stockholders represents 99.0% of our estimated cash available for distribution for the 12 months ending March 31, 2005. If sufficient cash is not available for distribution from our operations, we may be required to fund distributions from working capital or borrowings or reduce such distributions. In addition, our use of debt to fund distributions will decrease the cash available for distributions to stockholders. Furthermore, our credit facility includes covenants which may restrict our ability to make distributions to stockholders.

•	We use debt to finance our property acquisitions. After we complete this offering and the formation transactions, we expect to have outstanding mortgage indebtedness of $43.3 million, secured by four properties, and $50.0 million of borrowings under the $100.0 million unsecured credit facility for which we have a commitment letter. We also may incur additional debt in connection with future acquisitions and additional borrowings under the credit facility. Although we have a commitment letter for such facility, we may be unable to close on the facility based on the terms described in this prospectus or at all. Our organizational documents do not limit the amount or percentage of debt that we may incur. Our use of debt may cause a material decrease in cash available for distributions.

•	We may enter into interest rate hedging transactions, which may reduce our net income because they may be unsuccessful or the counterparties to hedging transactions may not perform their obligations. We may be unable to effectively hedge against interest rate risks because the REIT qualification rules require us to limit our income from hedging transactions.

•	We expect to experience rapid growth and may not be able to adapt our management and operational systems to respond to the acquisition and integration of additional properties without unanticipated disruption or expense, which may harm our cash flow and ability to pay distributions.

•	We face significant competition, which may decrease or prevent increases in our properties’ occupancy and rental rates and may reduce our investment opportunities.

•	If we experience an uninsured loss or a loss in excess of insurance policy limits, we could lose the capital invested in the damaged properties as well as the anticipated future cash flows from those properties. In addition, if the damaged properties are subject to recourse indebtedness, we would continue to be liable for the indebtedness, even if those properties were irreparably damaged.

•	If you purchase our common stock in this offering, you will experience immediate and substantial dilution of $3.59 per share in the pro forma net tangible book value per share of our common stock.

•	Our charter, the Maryland General Corporation Law, or MGCL, and the partnership agreement of our operating partnership contain provisions, including a 9.8% limit on ownership of our common stock, that may delay or prevent a change of control transaction or limit the opportunity for stockholders to receive a premium for their common stock in such a transaction.

•	If we ever fail to qualify as a REIT for federal income tax purposes, we will be taxed as a corporation, and our liability for federal, state and local income taxes would significantly increase. This would result in a material decrease in cash available for distribution.

Properties

Contribution Properties

				Percentage
				Ownership
		Rentable		After	Approximate			Annualized
		Square	Year Built/	Formation	Percentage	Percent		Base Rent
Property Location	Buildings	Feet	Renovated	Transactions	Lab Space	Leased		($ in 000s)	Primary Tenants

San Francisco
Industrial Road	1	171,965	2001	100%	50%	73	%(1)	$5,712	Nektar Therapeutics
San Diego
McKellar Court	1	72,863	1988	(2)	50	100		1,639	Quidel
Bernardo Center Drive	1	61,286	1974/1992	100	N/A	100		2,013	University of California Regents
Science Center Drive	1	52,800	1995	100	80	100		1,610	Ligand Pharmaceuticals
Balboa Avenue	1	35,344	1968/2000	100	N/A	100		626	General Services Administration
Contribution Properties Total/Weighted Average:	5	394,258			42%	88%		$11,600

Acquisition Properties

					Percentage
	Purchase		Rentable		Ownership	Approximate		Annualized
	Price		Square	Year Built/	After	Percentage	Percent	Base Rent
Property Location	($ in 000s)	Buildings	Feet	Renovated	Acquisitions	Lab Space	Leased	($ in 000s)	Primary Tenants

New York/New Jersey
Landmark at Eastview(3)	$99,260	8	755,837	1971/ 1999	100%	65%	93%	$14,841	Regeneron Pharmaceuticals
Pennsylvania
King of Prussia(4)	87,806	5	427,109	1954/ 2004	89	50	100	8,955	Centocor
Eisenhower Road	3,610	1	27,750	1973/2000	100	20	100	366	Crane Environmental
Seattle
Elliott Avenue	53,413	1	134,989	1925/ 1984	100	60	100	4,995	Chiron
Monte Villa Parkway	16,240	1	51,000	1996/ 2002	100	60	100	1,138	Nastech Pharmaceutical
San Francisco
Bridgeview(5)	32,599	3	263,073	1977/ 2002	100	30	91	2,487	Cell Genesys
Bayshore Boulevard	37,090	3	183,344	2000	100	75	100	4,079	Intermune
San Diego
Towne Centre Drive	42,235	3	115,870	2001	100	50	100	3,824	Illumina

Acquisition Properties Total/Weighted Average:	$372,253	25	1,958,972			56%	96%	$40,685

(1)	27% of the property is currently vacant and unimproved; 100% of the finished space is leased and occupied.

(2)	We will own the general partnership interest in the limited partnership that owns the McKellar Court property, which will entitle us to 75% of the gains upon a sale of the property and 21% of the operating cash flows.

(3)	We initially will acquire a leasehold interest in the property through a 99-year ground lease, which will convert into a fee simple interest upon the completion of certain property subdivisions.

(4)	We will acquire an 88.5% limited partnership interest and a 0.5% general partnership interest in a limited partnership that will own this property.

(5)	The seller has the right to extend the closing date on a portion of the property consisting of one building for up to nine months following this offering to facilitate a like-kind exchange under Section 1031 of the Internal Revenue Code of 1986, as amended. For purposes of this table and other tables throughout this prospectus, we have assumed that the acquisition of all portions of the property occurs as of the closing of this offering.

     In these tables and other tables throughout this prospectus:

•	Year built/renovated includes the year in which construction was completed and, where applicable, the year of most recent major renovation.

•	Approximate percentage laboratory space is based on management’s estimates and reflects the percentage of built-out, leased spaced that is considered laboratory space.

•	Annualized base rent means the annualized fixed base rental amount in effect under existing leases as of March 31, 2004. In the case of triple-net leases, annualized base rent does not include real estate taxes and insurance, common area and other operating expenses, substantially all of which are borne by the tenants.

•	Primary tenants represent the tenant in each property that has the highest annualized base rent.

      In these tables and other tables throughout this prospectus, annualized base rent for our King of Prussia property is adjusted to include approximately $1.1 million of annualized base rent related to 47,000 square feet for which lease payments began on April 1, 2004.

      All of the leases with the tenants of our contribution properties are triple-net, except for the two leases on our Balboa Avenue property. These leases are modified gross leases, meaning that we are responsible for the payment or reimbursement of some of the operating costs of the property. All of the leases with the tenants of our acquisition properties are triple-net, except for one gross lease on each of our Bayshore Boulevard and King of Prussia properties and gross leases on approximately 15% of our Landmark at Eastview property.

      While we believe that we will consummate these acquisitions, we cannot guarantee that they will close because they remain subject to the completion of our due diligence and satisfaction of customary closing conditions.

Structure and Formation of Our Company

Formation Transactions

      We refer to the following series of transactions as our formation transactions:

•	BioMed Realty Trust, Inc. was formed as a Maryland corporation on April 30, 2004.

•	BioMed Realty, L.P., our operating partnership, was organized as a Maryland limited partnership on April 30, 2004.

•	We will sell 27,000,000 shares of our common stock in this offering, and an additional 4,050,000 shares if the underwriters exercise their over-allotment option in full, and we will contribute the proceeds of this offering to our operating partnership. In return for our capital contribution, we will receive partnership units in our operating partnership and initially will own a 90.5% partnership interest in our operating partnership. Individuals and entities who will contribute interests in the properties or the property entities will own the remaining 9.5% of the units and will be limited partners of our operating partnership.

•	We have obtained a commitment letter for a $100.0 million unsecured credit facility, and intend to borrow $50.0 million under this facility to repay indebtedness related to our acquisition properties.

•	Our operating partnership will purchase seven acquisition properties from unaffiliated third parties, located in San Diego, San Francisco, Seattle, Pennsylvania and New York, for $368.6 million. We will fund the cash consideration of $261.4 million with the proceeds of this offering. We will also assume $107.2 million of existing mortgage debt associated with three of these properties, $78.0 million of which we will repay with the proceeds of this offering and borrowings under the credit facility. The consideration to be paid for these acquisition properties was negotiated between us and the sellers of the properties.

•	Persons or entities that own all of the ownership interests of three limited partnerships and one limited liability company, each of which owns one of our contribution properties, will contribute to us all of their interests in the limited partnerships or limited liability company. In addition, an entity that owns the general partnership interest in a limited partnership that owns our McKellar Court property will contribute to us all of its interests in that entity. In exchange for these interests, we will:

•	issue a fixed number of units, 2,578,098 in the aggregate, in our operating partnership (with a value of $38.7 million) to Messrs. Gold, Kreitzer and Wilson in the following amounts: Alan D. Gold, 1,320,780; Gary A. Kreitzer, 832,244; and John F. Wilson, II, 425,074.

•	pay a fixed value of $3.1 million to unaffiliated third parties, except for $103,125 payable to Mr. Wilson’s spouse, through the issuance of 204,267 limited partnership units in our operating partnership.

•	make cash payments totaling $20.5 million to certain contributors and owners of our contribution properties, including $19.5 million payable to Nektar Therapeutics, one of our tenants, and other unaffiliated third parties, except for $103,125 payable to Mr. Gold’s parents.

•	assume $68.1 million of debt, $56.3 million of which we will repay with the proceeds of this offering, including $37.0 million secured by our Industrial Road property ($3.0 million of which is a subordinated loan we will repay to Nektar Therapeutics), $14.3 million secured by our Bernardo Center Drive property and $5.0 million secured by our Balboa Avenue property. As of March 31, 2004, we also expect to pay to the lenders $300,000 in prepayment penalties in connection with these loan repayments.

•	Following the formation transactions, Quidel Corporation, the tenant in our McKellar Court property, will continue to hold a limited partnership interest in the entity that owns the property, which will entitle it to 25% of the gains upon a sale of the property and 79% of the operating cash flows.

•	Mr. McDevitt and his spouse own all of the ownership interests of a limited partnership that owns our acquisition property located on Eisenhower Road. They will contribute all of their interests in that entity in exchange for 88,200 limited partnership units in our operating partnership valued at $1.3 million. These units will initially represent 0.3% of the interests in our operating partnership. We also will assume $2.3 million of mortgage debt secured by this property. The amount of consideration was negotiated between us and Mr. McDevitt, following Mr. McDevitt’s agreement to join us as an executive officer.

•	Our operating partnership will enter into agreements with BioMed Realty LLC, a newly formed, wholly owned subsidiary of our operating partnership, to provide management services for some of our properties. The fees our operating partnership will pay to BioMed Realty LLC will be reimbursed by the tenants of these properties under their respective leases.

      The following chart reflects the value of consideration (dollars in thousands) to be issued in exchange for each of our contribution properties. The total value of consideration represents the cash payments, units our operating partnership will issue and the assumption or repayment of debt in exchange for 100% of the property interests, except in the case of the McKellar Court property. In the case of the McKellar Court property, the total value of consideration issued represents only the consideration issued in exchange for the general partnership interest contributed to our operating partnership and the assumption of debt held by our unconsolidated partnership. Quidel Corporation, the tenant in our McKellar Court property, will continue to hold a limited partnership interest in the entity that owns the property. Historical carrying value represents the undepreciated book value of each property.

				Assumption	Historical
	Total Value of	Cash	Value of	or Repayment	Carrying
Property Location	Consideration	Payments	Units	of Debt	Value

San Francisco
Industrial Road	$78,393	$19,500	$21,922	$36,971	$49,588

San Diego
McKellar Court	13,422	—	2,508	10,914	15,008
Bernardo Center Drive	19,331	—	5,039	14,292	16,632
Science Center Drive	18,383	978	5,622	11,783	15,217
Balboa Avenue	11,672	—	6,645	5,027	4,641

Total	$141,201	$20,478	$41,736	$78,987	$101,086

      The value of the units to be issued in exchange for the contributed property interests was determined by our executive officers based on the costs incurred to acquire and improve the properties, a discounted cash flow analysis, an internal rate of return analysis and an assessment of the fair market value of the properties. No single factor was given greater weight than any other in valuing the properties, and the values attributed to the properties do not necessarily bear any relationship to the book value for the applicable property. We did not obtain any recent third-party appraisals of the properties to be contributed to our operating partnership in the formation transactions, or any other independent third party valuations or fairness opinions in connection with the formation transactions. As a result, the consideration we pay for these properties and other assets in the formation transactions may exceed their fair market value.

      Messrs. Gold and Kreitzer entered into voting agreements with respect to their interests in entities (other than the entity that owns our Bernardo Center Drive property) that hold indirect ownership interests in each of the contribution properties. Under these agreements, they have agreed to vote together on all matters subject to the vote of interest holders in these entities. In addition, the voting agreements provide that any action taken by either of them in his capacity as an interest holder in these entities is presumed to have been taken with the consent and authority of the other. Mr. Wilson has entered into a similar agreement with Messrs. Gold and Kreitzer with respect to their interests in an entity that holds a direct ownership interest in our Balboa Avenue property. Each of these voting agreements will be terminated upon the closing of this offering.

      We anticipate completing the formation transactions, including the acquisition of the contribution properties and the acquisition properties, within 60 days after we complete this offering. Following the completion of this offering and the formation transactions, substantially all of our assets will be held by, and our operations conducted through, our operating partnership. Our interest in our operating partnership will entitle us to share in cash distributions from, and in the profits and losses of, our operating partnership in proportion to our percentage ownership. As sole general partner of our operating partnership, we generally will have the exclusive power under the partnership agreement to manage and conduct its business, including with respect to property sales and refinancing decisions, subject to certain limited approval and voting rights of the limited partners. Our board of directors will manage the affairs of our company by directing the affairs of our operating partnership.

Benefits to Related Parties

      Three of our officers, Messrs. Gold, Kreitzer and Wilson (and his spouse), own 46.4%, 29.2% and 15.2%, respectively, of the ownership interests of the entities that own our contribution properties, and another officer, Mr. McDevitt (and his spouse), owns one of our acquisition properties. In exchange for these properties, we will pay to Messrs. Gold, Kreitzer, Wilson and McDevitt total consideration valued at $40.1 million in the form of 2,673,173 limited partnership units in our operating partnership. In addition, we will assume $70.4 million in debt on these properties ($56.3 million of which we will repay with the proceeds of this offering), excluding $10.9 million associated with our unconsolidated partnership.

      The following chart reflects the value of consideration (dollars in thousands) to be received by each of our affiliates and their family members in connection with the formation transactions:

	Value of		Total Value of
Contributor	Units	Cash Payments	Consideration

Alan D. Gold	$19,812	—	$19,812
Gary A. Kreitzer	12,484	—	12,484
John F. Wilson, II	6,376	—	6,376
Matthew G. McDevitt	668	—	668
Holly K. McDevitt (Mr. McDevitt’s spouse)	655	—	655
Martin L. & Delia Gold Family Trust (Mr. Gold’s parents)	—	$178	178
Julie A-M Wilson (Mr. Wilson’s spouse)	103	—	103
David & Georgette Kreitzer (Mr. Kreitzer’s parents)	—	25	25

      The cash payments made to Messrs. Gold’s and Kreitzer’s parents include loan repayments of $75,000 and $25,000, respectively. In addition, Messrs. Gold, Kreitzer, Wilson and McDevitt will receive an aggregate of 296,667 shares of restricted stock under their employment agreements, and benefits from tax indemnification and debt maintenance obligations.

      Messrs. Gold, Kreitzer and Wilson have agreed to indemnify the lenders of the debt on the contribution properties. These indemnified lenders include Hawthorne Savings, F.S.B. with respect to our Balboa Avenue property, Fremont Investment & Loan with respect to our Bernardo Center Drive and Industrial Road properties, Midland Loan Services, Inc. with respect to our McKellar Court property and PNC Bank, National Association with respect to our Science Center Drive property. The indemnification covers certain losses, including losses resulting from environmental hazards found on or in our contribution properties; fraud, intentional misrepresentation or misappropriation of certain funds collected from tenants; losses resulting from waste; and losses resulting from the borrower’s failure to comply with certain insurance provisions in the loan documents. In connection with this offering, we will indemnify

Messrs. Gold, Kreitzer and Wilson against any payments they may be required to make under such indemnification agreements. However, our indemnification obligation will not be effective with respect to losses relating to a breach of the environmental representations and warranties made to our operating partnership by Messrs. Gold, Kreitzer and Wilson in their respective contribution agreements. For losses relating to such breaches, Messrs. Gold, Kreitzer and Wilson have agreed to indemnify our operating partnership.

      We will provide registration rights covering common stock we may issue upon redemption of the units in our operating partnership that will be issued in connection with this offering.

Our Structure

      The following diagram depicts our ownership structure upon completion of this offering and the formation transactions. Our operating partnership will directly or indirectly own the various properties depicted below.

Public Stockholders
Officers and Directors
98.8%
1.2%
BioMed Realty Trust, Inc.
(the REIT)
0.7%
LP Interest
1.0%
GP Interest
89.5%
LP Interest
8.8%
LP Interest
Other Limited Partners
BioMed Realty, L.P.
(our operating partnership)
BioMed Realty LLC
100%
Acquisition Properties
Contribution Properties
100%
Landmark at Eastview Property
89% GP/LP Interest (2)
King of Prussia Property
11% LP Interest
Seller
Industrial Road Property
100%
Property Tenant
LP Interest (1)
McKellar Court Property
GP Interest (1)
100%
Eisenhower Road Property
Bernardo Center Drive Property
100%
100%
Elliott Avenue Property
Science Center Drive Property
100%
100%
Monte Villa Parkway Property
Balboa Avenue Property
100%
100%
Bridgeview Property
100%
Bayshore Boulevard Property
100%
Towne Centre Drive Property

(1)	We will own the general partnership interest in the limited partnership that owns the McKellar Court property, which will entitle us to 75% of the gains upon a sale of the property and 21% of the operating cash flows. The tenant will retain a limited partnership interest entitling it to 25% of the gains and 79% of the operating cash flows.

(2)	We will own an 88.5% limited partnership interest and a 0.5% general partnership interest in the limited partnership that owns the King of Prussia property.

Conflicts of Interest

      The terms of the contribution agreements relating to the properties to be contributed to our operating partnership in the formation transactions were not negotiated in an arm’s length transaction but were determined by our management team. In connection with the formation transactions, Messrs. Gold, Kreitzer, Wilson and McDevitt will receive limited partnership units in our operating partnership that are convertible into shares of our common stock. Because we did not obtain any recent third-party appraisals or any independent third-party valuations or fairness opinions in connection with the formation transactions, the consideration we will pay in exchange for the properties we will acquire in the formation transactions may exceed the fair market value of these properties. The aggregate historical carrying value of the interests in the contribution properties is $101.1 million. In addition, we will be acquiring from Mr. McDevitt the Eisenhower Road property, which has a historical carrying value of $2.7 million. Other than Messrs. Gold, Kreitzer, Wilson and McDevitt, and some of their spouses and parents, the contributors are not affiliated with us or our management.

      After we complete this offering, there will exist conflicts of interest with respect to certain transactions between the unit holders, including some of our executive officers, on the one hand, and us and our stockholders, on the other. Under the tax indemnity provisions of the contributors’ contribution agreements, we agreed to indemnify these contributors against adverse tax consequences if we directly or indirectly sell, exchange or otherwise dispose of the properties contributed under such agreements in a taxable transaction before the 10th anniversary of the completion of this offering. These tax indemnities may affect the way we conduct our business, including when and under what circumstances we sell these properties or interests therein during the indemnification period. While we do not intend to sell any of these properties in transactions that would trigger these tax indemnification obligations, if we were to trigger any tax indemnification obligations under the contribution agreements, we would be liable for damages. If we, immediately after we close this offering and the formation transactions, were to sell in a taxable transaction all of the properties contributed to us in exchange for limited partnership units in our operating partnership, our estimated total tax indemnification obligation to our indemnified contributors would be $12.5 million. We have also agreed for a period of 10 years following the date of this offering to use reasonable best efforts consistent with our fiduciary duties to maintain at least $8.0 million of debt to enable the contributors of these properties to guarantee such debt in order to defer any taxable gain they may incur if our operating partnership repays existing debt.

      Messrs. Gold, Kreitzer, Wilson and McDevitt also will have conflicts of interest with us because they and entities affiliated with them are parties to contribution agreements entered into in connection with the formation transactions, and they will be parties to employment agreements, which we may not seek to enforce vigorously because of our desire to maintain our relationships with them.

      Messrs. Gold and Kreitzer collectively own all of the ownership interests of Bernardo Property Advisors, which provides management services to all of our contribution properties. In connection with this offering, Bernardo Property Advisors will cease providing management services to these properties, and we will assume the management of all of our contribution properties. Also, Mr. McDevitt owns an entity that provides management services to one of our acquisition properties. In connection with this offering, this entity will cease providing management services to this property, and we will assume the management of the property.

      Messrs. Gold, Kreitzer and Wilson collectively own a minority limited partnership interest in an entity that owns an 84,000 square foot property in San Diego, California which offers office and laboratory space for lease to life science entities. This property is competitive with our properties. Messrs. Gold, Kreitzer and Wilson will maintain their ownership in this property following this offering and will benefit from the revenues generated by this property. Bernardo Property Advisors also provides management services for this property. The management services Bernardo Property Advisors provides for this property will be terminated in connection with this offering.

      Mr. McDevitt owns interests in four properties, excluding the Eisenhower Road property. Two of these properties, a 49,000 square foot property in Rockville, Maryland and a 7,000 square foot property in Exton, Pennsylvania, contain office and laboratory space for lease to life science entities and would be competitive with properties we may acquire in those markets. The other two properties, a 294,000 square foot industrial building in Baltimore, Maryland and an 86,000 square foot office building in Somerset, New Jersey, would not be competitive with properties we may acquire in those markets. Mr. McDevitt has a controlling interest in the Exton and Somerset properties and will maintain his ownership in all of the properties following this offering.

      All future investments in properties suitable for life science tenants by Messrs. Gold, Kreitzer, Wilson and McDevitt will be made through our operating partnership.

      We have adopted policies that are designed to eliminate or minimize certain potential conflicts of interest, and the limited partners of our operating partnership have agreed that if there is a conflict in the duties we owe to our stockholders and, in our capacity as general partner of our operating partnership, to such limited partners, we will fulfill our duties to such limited partners by acting in the best interests of our stockholders. In addition, our initial board of directors will consist of four independent directors, out of a total of six, and the listing standards of the New York Stock Exchange, or NYSE, require that a majority of our board of directors be independent directors. Transactions between us and our directors and other entities in which our directors have a material financial interest are subject to certain provisions of Maryland law that address such transactions. We cannot assure you that these policies and protections always will be successful in eliminating the influence of such conflicts. If they are not successful, decisions could be made that might not fully reflect the interests of all of our stockholders.

Restrictions on Ownership of Our Capital Stock

      Due to limitations on the concentration of ownership of REIT stock imposed by the Internal Revenue Code of 1986, as amended, or the Code, our charter generally prohibits any person from actually or constructively owning more than 9.8% of the outstanding shares of our common stock. Our charter, however, does permit our board of directors, in its sole discretion, to make exceptions for stockholders if our board of directors determines such exceptions will not jeopardize our tax status as a REIT.

Credit Facility

      We have obtained a commitment letter from U.S. Bank, N.A. for a three-year $100.0 million revolving unsecured credit facility. We expect to borrow up to $50.0 million under this facility concurrently with or soon after the completion of this offering in order to repay some of the mortgage indebtedness associated with our acquisition properties. We intend to use this facility principally to fund acquisitions and refinance certain properties. We may also use this facility to fund payments under our existing mortgages, fund capital improvements and for general corporate purposes.

      The facility would bear interest at a rate of LIBOR plus a margin, which could vary between 120 basis points and 175 basis points depending on our overall leverage. Availability under the facility would be subject to a borrowing base, which would be determined pursuant to a formula based, in part, on our quarterly operating cash flow. This borrowing base is subject to adjustment based on lender approvals and certain criteria, including property and tenant concentration limits, and minimum property and portfolio leasing levels. We anticipate that the full amount of the facility, $100.0 million, will be available to us upon the closing of this offering. The facility includes an accordion feature which would allow us to increase the size of the facility to $200.0 million, subject to the lender’s ability to syndicate the additional portion of the facility.

      The facility is expected to contain customary financial and other restrictive covenants, including:

•	Maximum leverage ratio (defined as total liabilities/gross asset value) of 50%

•	Earnings before interest, taxes, depreciation and amortization, or EBITDA, to interest expense of not less than 2.00 : 1.00

•	EBITDA to debt service of not less than 1.75 : 1.00

•	Unencumbered net operating income to unsecured interest expense of not less than 2.00 : 1.00

      Furthermore, the facility will limit distributions to 95% of funds from operations, or FFO, plus cash payments received under master leases on our King of Prussia and Bayshore Boulevard properties, but not less than the minimum necessary to enable us to meet our REIT income distribution requirements. Our compliance with this facility in future periods will depend substantially on the financial results of our properties.

      Although we have a commitment letter for such facility, we may be unable to close on the facility based on the terms described in this prospectus or at all. In the event we are unable to obtain a credit facility, we would be unable to repay some of the mortgage indebtedness associated with our acquisition properties.

The Offering

Common stock offered by us	27,000,000 shares

Common stock to be outstanding after this offering	27,333,333 shares(1)

Use of proceeds	We will contribute the net proceeds of this offering to our operating partnership. Our operating partnership will subsequently use the net proceeds, which we estimate will be $373.2 million, and borrowings of $50.0 million under the credit facility we anticipate having in place at the closing of this offering as follows:

• $261.4 million to fund the property acquisitions currently under contract,

• $78.0 million to repay indebtedness related to our acquisition properties,

• $56.3 million to repay indebtedness related to our contribution properties,

• $20.5 million to acquire the interests of the contributors of our contribution properties who are not receiving units,

• $4.6 million to fund required capital improvements related to our Industrial Road property, and

• the remaining net proceeds, estimated to be $2.4 million, will be used for general corporate and working capital purposes.

New York Stock Exchange symbol	“BMR”

(1)	Includes 333,333 shares of restricted stock to be issued to our executive officers, directors and employees, and excludes (a) 4,050,000 shares issuable upon exercise of the underwriters’ over-allotment option, (b) 2,870,565 shares issuable upon conversion of outstanding units of our operating partnership, (c) 2,166,667 shares available for future issuance under our incentive award plan and (d) 270,000 shares issuable upon exercise of the warrant we will issue to Raymond James & Associates, Inc. upon closing of this offering.

Distribution Policy

      After this offering, we intend to make regular quarterly distributions to our common stockholders. We intend to pay a pro rata initial distribution, covering the partial three-month period commencing on the closing of this offering and ending on September 30, 2004, based on a $0.27 per share distribution rate for a full quarter. This represents an annualized distribution of $1.08 per share, or an annual distribution rate of 7.2% based upon the initial public offering price. This initial estimated annual distribution represents an initial annual distribution rate of 99.0% of our estimated cash available for distribution for the 12 months ending March 31, 2005. Our credit facility limits our ability to pay distributions to our common stockholders. The limitation is based on 95% of FFO plus cash payments received under master leases on our King of Prussia and Bayshore Boulevard properties. We expect that the amount of our intended initial distribution will not exceed this limitation and, therefore, do not anticipate that our ability to pay such distribution will be impaired by the terms of our credit facility. However, there can be no assurances that our ability to pay distributions will not be limited by the terms of our credit facility.

      To maintain our qualification as a REIT, we are required and intend to make annual distributions to our stockholders of at least 90% of our taxable income (which does not necessarily equal net income as calculated in accordance with accounting principles generally accepted in the United States of America, or GAAP). Distributions will be authorized by our board of directors and declared by us out of funds legally available therefor based upon a variety of factors our directors deem relevant. We cannot assure you that our distribution policy will not change in the future. Our ability to pay distributions to our stockholders will depend, in part, upon our receipt of distributions from our operating partnership, which we control, and will be based on revenues we derive from our rental properties. Distributions to our stockholders generally will be taxable as ordinary income to our stockholders and will not, in most cases, be eligible for the recently enacted 15% federal tax rate on certain corporate dividends.

      Our charter allows us to issue preferred stock with a preference on distributions. We currently have no intention to issue any preferred stock, but if we do, the dividend preference on the preferred stock could limit our ability to make a dividend distribution to our common stockholders.

Tax Status

      We intend to elect to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ending December 31, 2004. We believe that our organization and proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT for federal income tax purposes. To maintain REIT status, we must meet a number of organizational and operational requirements, including a requirement that we annually distribute at least 90% of our REIT taxable income to our stockholders. As a REIT, we generally will not be subject to federal income tax on REIT taxable income we currently distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax, including alternative minimum tax, at regular corporate rates. Even if we qualify for taxation as a REIT, we may be subject to some federal, state and local taxes on our income or property.

SUMMARY SELECTED FINANCIAL DATA

      The following table sets forth selected financial and operating data on a pro forma basis for BioMed Realty Trust, Inc., and on an historical basis for Inhale 201 Industrial Road, L.P., or 201 Industrial. We have not presented historical information for BioMed Realty Trust, Inc. because we have not had any corporate activity since our formation other than the issuance of 1,000 shares of common stock in connection with the initial capitalization of our company and because we believe that a discussion of the results of BioMed Realty Trust, Inc. would not be meaningful.

      You should read the following pro forma and historical information in conjunction with our pro forma consolidated financial statements and historical financial statements and notes thereto included elsewhere in this prospectus. Our selected historical balance sheet information at December 31, 2003 and 2002, and the historical statement of operations and other data for the years ended December 31, 2003, 2002 and 2001, have been derived from our historical financial statements audited by KPMG LLP, independent registered public accountants, whose report with respect thereto is included elsewhere in this prospectus. 201 Industrial is the largest property of the contribution properties and therefore has been identified as the accounting acquirer pursuant to paragraph 17 of SFAS No. 141. The contribution of the interests in all of the other properties has been accounted for as a purchase in accordance with SFAS No. 141. The historical balance sheet information at March 31, 2004 and December 31, 2001, and the historical statement of operations and other data for the three months ended March 31, 2004 and 2003, have been derived from the unaudited historical financial statements of 201 Industrial.

      The unaudited pro forma consolidated balance sheet data are presented as if this offering and the formation transactions all had occurred on March 31, 2004, and December 31, 2003, and the unaudited pro forma consolidated statement of operations and other data for the three months ended March 31, 2004, and the year ended December 31, 2003, are presented as if this offering and the formation transactions all had occurred on the first day of the period presented. The pro forma information is not necessarily indicative of what our actual financial position or results of operations would have been as of or for the period indicated, nor does it purport to represent our future financial position or results of operations.

BioMed Realty Trust, Inc. (Pro Forma) and

Inhale 201 Industrial Road, L.P. (Historical)
(Dollars in thousands, except share and unit data)

	Three Months Ended March 31,			Year Ended December 31,

	Pro Forma			Pro Forma
	Consolidated	Historical		Consolidated	Historical

	2004	2004	2003	2003	2003	2002	2001(1)

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Statement Of
Operations Data:
Revenues:
Rental	$12,042	$1,562	$1,562	$47,401	$6,275	$5,869	$4,421
Tenant recoveries	4,501	143	179	18,336	717	697	268
Management fees	493	7	7	1,978	27	21	15
Other income	50	—	—	933	—	—	—

	17,086	1,712	1,748	68,648	7,019	6,587	4,704

Expenses:
Rental operations	6,812	150	188	25,322	800	780	291
Depreciation and amortization	4,905	242	238	19,757	955	955	617
General and administrative	1,878	3	3	7,516	30	41	32

	13,595	395	429	52,595	1,785	1,776	940

Income from operations	3,491	1,317	1,319	16,053	5,234	4,811	3,764
Equity in net income of unconsolidated partnership	21	—	—	80	—	—	—
Interest income	15	—	—	83	1	3	16
Interest expense	(1,556)	(686)	(725)	(5,684)	(2,901)	(3,154)	(2,722)

Income before minority interests	1,971	631	594	10,532	2,334	1,660	1,058
Minority interests	(219)	—	—	(1,130)	—	—	—

Net income	$1,752	$631	$594	$9,402	$2,334	$1,660	$1,058

Pro forma consolidated basic and diluted earnings per share(2)(3)	$0.06	—	—	$0.35	—	—	—
Pro forma consolidated weighted average common shares outstanding — basic and diluted	27,013,889	—	—	27,055,556	—	—	—
Pro forma historical net income per unit (unaudited)	—	$0.12	—	—	$0.45	—	—
Units used in computing pro forma historical net income per unit (unaudited)	—	5,226,185	—	—	5,226,185	—	—
Balance Sheet Data (at period end):
Rental properties, net	$411,455	$46,792	—	—	$47,025	$47,853	$48,627
Total assets	500,512	49,933	—	—	50,056	50,732	50,500
Mortgages and other secured loans	43,297	36,971	—	—	37,208	37,743	36,879
Total liabilities	104,739	37,353	—	—	37,597	38,563	37,961
Minority interest	23,022	—	—	—	—	—	—
Stockholders’ equity and partners’ capital	372,751	12,580	—	—	12,459	12,169	12,539
Total liabilities and equity	500,512	49,933	—	—	50,056	50,732	50,500
Other Data:
Funds from operations(4)	6,867	—	—	$30,252	—	—	—
Cash flows from:
Operating activities	—	687	356	—	2,416	1,762	1,239
Investing activities	—	—	—	—	(105)	(159)	(17,703)
Financing activities	—	(756)	(555)	—	(2,666)	(1,210)	16,569

	Pro Forma

	Three Months
	Ended	Year Ended
	March 31,	December 31,
	2004	2003

Reconciliation of Pro Forma Funds from Operations
Pro forma net income	$1,752	$9,402
Adjustments:
Pro forma minority interests	219	1,130
Pro forma real estate depreciation and amortization	4,896	19,720

Pro forma funds from operations	$6,867	$30,252

(1)	Balance sheet data are unaudited.

(2)	Pro forma basic earnings per share is computed assuming this offering was consummated as of the first day of the period presented and equals pro forma net income divided by the number of shares of our common stock to be outstanding after this offering excluding the weighted average of the number of unvested shares of restricted stock.

(3)	Pro forma diluted earnings per share is computed assuming this offering was consummated as of the first day of the period presented. Pro forma diluted earnings per share equals pro forma net income divided by the sum of the number of shares of our common stock to be outstanding after this offering excluding the weighted average number of unvested shares of restricted stock, plus an amount computed using the treasury stock method with respect to the unvested shares of our restricted stock.

(4)	As defined by the National Association of Real Estate Investment Trusts, or NAREIT, FFO represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

RISK FACTORS

      An investment in our common stock involves risks. In addition to other information contained in this prospectus, you should carefully consider the following factors before acquiring shares of our common stock offered by this prospectus. The occurrence of any of the following risks might cause you to lose all or a part of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Forward-Looking Statements.”

Risks Related to Our Properties, Our Business and Our Growth Strategy

      We may be unable to invest the proceeds of this offering on acceptable terms or at all, which may harm our financial condition and operating results.

      We expect to receive net offering proceeds of $373.2 million upon completion of this offering. In addition, concurrent with the closing of this offering, we expect to borrow $50.0 million under a $100.0 million unsecured credit facility for which we have a commitment letter. We intend to use $261.4 million of these proceeds to acquire properties currently under contract and $134.3 million to repay indebtedness. We will also pay $20.5 million to acquire the interests of the contributors of our contribution properties who are not receiving units. Until we are able to acquire the properties we have under contract and to identify and purchase additional properties, we intend to invest temporarily the net proceeds remaining after these uses in interest-bearing accounts and short-term, interest-bearing securities. We do not have any policies that limit the duration of these temporary investments or the amount of the offering proceeds that may be invested in those securities. If we are unable to complete the acquisitions of properties under contract or acquire other properties on acceptable terms or timeframes, our operating results and ability to pay distributions to you may suffer.

      Our planned property acquisitions are subject to due diligence and closing conditions that may prevent us from acquiring those properties.

      We are under contract to acquire eight new properties, totaling 2.0 million rentable square feet, for an aggregate price of $372.3 million. Our ability to complete these acquisitions depends on many factors, including the completion of our due diligence and satisfaction of customary closing conditions. The inability to complete any of these acquisitions within our anticipated time frames may harm our financial condition, results of operations, cash flow and ability to pay distributions to you.

      Because we lease our contribution properties to a limited number of tenants, and to the extent we depend on a limited number of tenants in the future, the inability of any single tenant to make its lease payments could adversely affect our business and our ability to make distributions to you.

      After we complete this offering and the formation transactions, we will have 40 tenants in 13 properties. Two of our tenants, Centocor, Inc. (a subsidiary of Johnson & Johnson) and Nektar Therapeutics, will represent 11.8% and 10.9%, respectively, of our pro forma annualized base rent, and 10.7% and 5.3%, respectively, of our total leased rentable square footage. Our 10 largest tenants will comprise 70.1% of our pro forma annualized base rent. While we evaluate the creditworthiness of our tenants by reviewing available financial and other pertinent information, there can be no assurance that any tenant will be able to make timely rental payments or avoid defaulting under its lease. If a tenant defaults, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment. Because we depend on rental payments from a limited number of tenants, the inability of any single tenant to make its lease payments could adversely affect us and our ability to make distributions to you.

      Tenants in the life science industry face high levels of regulation, expense and uncertainty that may adversely affect their ability to pay us rent and consequently adversely affect our business.

      Life science entities will comprise the vast majority of our tenant base. Because of our dependence on a single industry, adverse conditions affecting that industry will more adversely affect our business, and thus our ability to make distributions to you, than if our business strategy included a more diverse tenant base. Life science industry tenants, particularly those involved in developing and marketing drugs and drug delivery technologies, fail from time to time as a result of various factors. Many of these factors are particular to the life science industry. For example:

•	Our tenants require significant outlays of funds for the research and development and clinical testing of their products and technologies. If private investors, the government or other sources of funding are unavailable to support such development, a tenant’s business may fail.

•	The research and development, clinical testing, manufacture and marketing of some of our tenants’ products require federal, state and foreign regulatory approvals. The approval process is typically long, expensive and uncertain. Even if our tenants have sufficient funds to seek approvals, one or all of their products may fail to obtain the required regulatory approvals on a timely basis or at all. Furthermore, our tenants may only have a small number of products under development. If one product fails to receive the required approvals at any stage of development, it could significantly adversely affect our tenant’s entire business and its ability to pay rent.

•	Our tenants with marketable products may be adversely affected by health care reform efforts and the reimbursement policies of government or private health care payors.

•	Our tenants may be unable to protect adequately their intellectual property under patent, copyright or trade secret laws. Failure to do so could jeopardize their ability to profit from their efforts and to protect their products from competition.

•	Collaborative relationships with other life science entities may be crucial to the development, manufacturing, distribution or marketing of our tenants’ products. If these other entities fail to fulfill their obligations under these collaborative arrangements, our tenants’ businesses will suffer.

      We cannot assure you that our tenants in the life science industry will be successful in their businesses. If our tenants’ businesses are adversely affected, they may have difficulty paying us rent.

      Because particular upgrades are required for life science tenants, improvements to our properties involve greater expenditures than traditional office space, which costs may not be covered by the rents our tenants pay.

      The improvements generally required for our properties’ infrastructure are more costly than for other property types. Typical infrastructural improvements include the following:

•	reinforced concrete floors,

•	upgraded roof structures for greater load capacity,

•	increased floor-to-ceiling clear heights,

•	heavy-duty HVAC systems,

•	enhanced environmental control technology,

•	significantly upgraded electrical, gas and plumbing infrastructure, and

•	laboratory benchwork.

      Our tenants generally pay higher rent on our properties than tenants in traditional office space. However, we cannot assure you that our tenants will continue to do so in the future or that the rents paid will cover the additional costs of upgrading the properties.

      Because of the unique and specific improvements required for our life science tenants, we may be required to incur substantial renovation costs to make our properties suitable for other life science tenants or other office tenants, which could adversely affect our operating performance.

      We acquire or develop properties that include laboratory space and other features that we believe are generally desirable for life science industry tenants. However, different life science industry tenants may require different features in their properties, depending on each tenant’s particular focus within the life science industry. If a current tenant is unable to pay rent, we may incur substantial expenditures to modify the property before we are able to re-lease the space to another life science industry tenant. This could hurt our operating performance and the value of your investment. Also, if the property needs to be renovated to accommodate multiple tenants, we may incur substantial expenditures before we are able to re-lease the space.

      Additionally, our properties may not be suitable for lease to traditional office tenants without significant expenditures on renovations. Accordingly, any downturn in the life science industry may have a substantial negative impact on our properties’ values.

      The geographic concentration of our contribution and acquisition properties in California makes our business particularly vulnerable to adverse conditions affecting this market.

      Our contribution properties are all located in California, with four in San Diego and one in San Francisco. Three of our eight acquisition properties are located in California, with one in San Diego and two in San Francisco. Because of this concentration in one geographic region, we are particularly vulnerable to adverse conditions affecting that area, including general economic conditions, increased competition, a downturn in the local life science industry, real estate conditions, terrorist attacks, earthquakes and other natural disasters occurring in the region. In addition, we cannot assure you that these markets will continue to grow or will remain favorable to the life science industry. The performance of the life science industry and the economy in general in these geographic markets may affect occupancy, market rental rates and expenses, and thus may affect our performance and the value of our properties. We are also subject to greater loss from earthquakes because of our properties’ concentration in California. Our largest contribution property and two of our acquisition properties are in San Francisco. Those properties’ close proximity to a fault line makes them more vulnerable to earthquakes than properties in many other parts of the country.

      Our tax indemnification and debt maintenance obligations require us to make payments if we sell certain properties or repay certain debt, which could limit our operating flexibility.

      In the formation transactions, Messrs. Gold, Kreitzer, Wilson and McDevitt and certain other individuals will contribute the contribution properties and the Eisenhower Road property to our operating partnership. If we were to dispose of these contributed assets in a taxable transaction, Messrs. Gold, Kreitzer, Wilson and McDevitt and the other contributors of those assets would suffer adverse tax consequences. In connection with these contribution transactions, we agreed to indemnify those contributors against such adverse tax consequences for a period of 10 years. This indemnification will help those contributors to preserve their tax positions after their contributions. If we were to sell in a taxable transaction all of these properties immediately after we complete the offering, our estimated total tax indemnification obligations to our indemnified contributors would be $12.5 million. The tax indemnification provisions were not negotiated in an arm’s length transaction but were determined by our management team. We have also agreed to use reasonable best efforts consistent with our fiduciary duties to maintain at least $8.0 million of debt that the contributors can guarantee in order to defer any taxable gain they may incur if our operating partnership repays existing debt. These tax indemnification and debt maintenance obligations may affect the way in which we conduct our business. During the indemnification period, these obligations may impact the timing and circumstances under which we sell the contributed properties or interests in entities holding the properties. For example, these tax indemnification payments could effectively reduce or eliminate any gain we might otherwise realize upon the sale or other disposition of the related properties. Accordingly, even if market conditions might otherwise dictate that it would be desirable to dispose of these properties, the existence of the tax indemnification obligations could result in a decision to retain the properties in our portfolio to avoid having to pay the tax indemnity payments. The existence of the debt maintenance obligations could require us to maintain debt at a higher level than we might otherwise choose. Higher debt levels could adversely affect our ability to make distributions to our stockholders.

      While we may seek to enter into tax-efficient joint ventures with third party investors, we currently have no intention of disposing of these properties or interests in entities holding the properties in transactions that would trigger our tax indemnification obligations. The involuntary condemnation of one or more of these properties during the indemnification period could, however, trigger the tax indemnification obligations described above. The tax indemnity would equal the amount of the federal and state income tax liability the contributor would incur with respect to the gain allocated to the contributor. The calculation of the indemnity payment would not be reduced due to the time value of money or the time remaining within the indemnification period. The terms of the contribution agreements also require us to gross up the tax indemnity payment for the amount of income taxes due as a result of the tax indemnity payment. Messrs. Gold, Kreitzer, Wilson and McDevitt are potential recipients of these indemnification payments. Because of these potential payments their personal interests may diverge from those of our stockholders.

      We have no operating history as a REIT or a public company and may not be successful in operating as a public REIT, which may adversely affect our ability to make distributions to stockholders.

      We were formed in April 2004 and have no operating history as a REIT or a public company. Our board of directors and executive officers will have overall responsibility for our management, but only our Chief Executive Officer, Executive Vice President and one of our independent directors have prior experience in operating a business in accordance with the Code requirements for maintaining qualification as a REIT. We cannot assure you that our management team’s past experience will be sufficient to operate our company successfully as a REIT or a public company. Failure to maintain REIT status would have an adverse effect on our cash available for distribution to stockholders.

      We have not obtained any recent appraisals for the properties we will acquire in the formation transactions. The terms of the contribution agreements related to these properties were not negotiated in an arm’s length transaction, and the consideration we pay for them may exceed their aggregate fair market value.

      We have not obtained any recent third-party appraisals of the properties to be contributed to our operating partnership in the formation transactions, nor have we obtained any independent third-party valuations or fairness opinions in connection with the formation transactions. The terms of the contribution agreements relating to these properties were not negotiated in an arm’s length transaction but were determined by our management team. In connection with the formation transactions, Messrs. Gold, Kreitzer, Wilson and McDevitt will receive limited partnership units in our operating partnership that will be convertible into shares of our common stock. As a result, the consideration we pay for the properties we acquire in the formation transactions may exceed the fair market value of these properties. The aggregate historical carrying value of the interests in the contribution properties is $101.1 million. In addition, we will be acquiring from Mr. McDevitt the Eisenhower Road property, which has a historical carrying value of $2.7 million.

      The value of the consideration paid to our directors and executive officers was determined by our initial public offering price. The consideration we pay for our contribution properties may exceed the fair market value of the properties.

      Our directors and executive officers, including Messrs. Gold, Kreitzer, Wilson and McDevitt, will receive total consideration in the formation transactions valued at $40.1 million based on the initial public offering price of our common stock, in the form of 2,673,173 limited partnership units in our operating partnership. Because the number of units was fixed, the actual value of the consideration we pay to these individuals for our contribution properties was based on the initial public offering price. Accordingly, these individuals and other contributors of the contribution properties receiving units may receive value greater than the fair market value of the contribution properties.

      Our expansion strategy may not yield the returns expected, may result in disruptions to our business, may strain our management resources and may adversely affect our operations.

      In addition to our existing California markets, we intend to expand our operations into Seattle, Maryland, Pennsylvania, New York/ New Jersey and Boston, each of which is currently a leading market in the United States for the life science industry. We cannot assure you that these markets will remain favorable to the life science industry. These markets also may prove to be less stable than our current markets, and we may incur delays, problems and expenses not typically encountered in our current markets. Accordingly, we cannot assure you that these markets will continue to grow or that we will be successful entering these markets.

      We expect to expand rapidly after we complete this offering, including acquiring eight properties currently under contract. This anticipated rapid growth will require substantial attention from our existing management team, which may divert management’s attention from our current properties. Implementing our growth plan also will require that we expand our management and staff with qualified and experienced personnel and that we implement administrative, accounting and operational systems sufficient to integrate new properties into our portfolio. We also must manage future property acquisitions without incurring unanticipated costs or disrupting the operations at our existing properties. Managing new properties requires a focus on leasing and retaining tenants. If we fail to successfully integrate future acquisitions into our portfolio, or if newly acquired properties fail to perform as we expect, our results of operations, financial condition and ability to pay distributions could suffer.

      We may be unable to acquire, develop or operate new properties successfully, which could harm our financial condition and ability to pay distributions to you.

      We continue to evaluate the market for available properties and may acquire office, laboratory and other properties when opportunities exist. We also may develop or substantially renovate office and other properties. Acquisition, development and renovation activities are subject to significant risks, including:

•	changing market conditions, including competition from others, may diminish our opportunities for acquiring a desired property on favorable terms or at all. Even if we enter into agreements for the acquisition of properties, these agreements are subject to customary conditions to closing, including completion of due diligence investigations to our satisfaction,

•	we may be unable to obtain financing on favorable terms (or at all),

•	we may spend more time or money than we budget to improve or renovate acquired properties or to develop new properties,

•	we may be unable to quickly and efficiently integrate new properties, particularly if we acquire portfolios of properties, into our existing operations,

•	market conditions may result in higher than expected vacancy rates and lower than expected rental rates,

•	if we develop properties, we may encounter delays or refusals in obtaining all necessary zoning, land use, building, occupancy and other required governmental permits and authorizations,

•	we are less familiar with the development of properties in markets outside of California,

•	acquired and developed properties may have defects we do not discover through our inspection processes, including latent defects that may not reveal themselves until many years after we put a property in service, and

•	we may acquire land, properties or entities owning properties which are subject to liabilities and for which, in the case of unknown liabilities, we may have limited or no recourse.

      The realization of any of the above risks could significantly and adversely affect our financial condition, results of operations, cash flow, per share trading price of our common stock, ability to satisfy our debt service obligations and ability to pay distributions to you.

      Our estimated initial cash available for distribution may not be sufficient to make distributions to our stockholders at expected levels.

      Our estimated initial annual distribution to stockholders represents 99.0% of our estimated cash available for distribution for the 12 months ending March 31, 2005. We may be unable to pay this estimated initial annual distribution to stockholders out of cash available for distribution as calculated under “Distribution Policy.” If sufficient cash is not available for distribution from our operations, we may have to fund distributions from working capital, borrow to provide funds for distributions or reduce the amount of distributions. In addition, our use of debt to fund distributions will decrease the cash available for distributions to stockholders. In the event the underwriters’ over-allotment option is exercised, pending investment of the proceeds therefrom, our ability to pay distributions out of cash from our operations may be further adversely affected.

      The actual level of any distributions depends on our board of director’s determination as to the amount and timing of any distributions. The board will base that determination on a number of factors, including the following:

•	cash available for distribution,

•	operational results,

•	our financial condition, especially in relation to our anticipated future capital needs,

•	then current expansion plans,

•	the distribution requirements for REITs under the Code,

•	the realization of any of the other risk factors presented in this prospectus, and

•	other factors our board deems relevant.

      Our success depends on key personnel with extensive experience dealing with the real estate needs of life science tenants, and the loss of these key personnel could threaten our ability to operate our business successfully.

      Our future success depends, to a significant extent, on the continued services of our management team. In particular, we depend on the efforts of Mr. Gold, our Chairman, President and Chief Executive Officer, Mr. Kreitzer, our Executive Vice President, General Counsel and Secretary, Mr. Wilson, our Chief Financial Officer, and Mr. McDevitt, our Vice President, Acquisitions. Among the reasons that Messrs. Gold, Kreitzer, Wilson and McDevitt are important to our success is that each has a national or regional reputation in the life science industry based on their extensive real estate experience in dealing with life science tenants and properties. Each member of our management team has developed informal relationships through past business dealings with numerous members of the scientific community, life science investors, current and prospective life science industry tenants, and real estate brokers. We expect that their reputations will attract business and investment opportunities before the active marketing of properties and will assist us in negotiations with lenders, existing and potential tenants, and industry personnel. If we lost their services, our relationships with such lenders, existing and prospective tenants, and industry personnel could suffer. We have entered into employment agreements with each of Messrs. Gold, Kreitzer, Wilson and McDevitt, but we cannot guarantee that they will not terminate their employment prior to the end of the term.

      The bankruptcy of a tenant may adversely affect the income produced by and the value of our properties.

      The bankruptcy or insolvency of a tenant may adversely affect the income produced by our properties. If any tenant becomes a debtor in a case under the Bankruptcy Code, we cannot evict the tenant solely because of the bankruptcy. The bankruptcy court also might authorize the tenant to reject and terminate its lease with us, which would generally result in any unpaid, pre-bankruptcy rent being treated as an unsecured claim. In addition, our claim against the tenant for unpaid, future rent would be subject to a statutory cap equal to the greater of (1) one year of rent or (2) 15% of the remaining rent on the lease (not to exceed three years of rent). This cap might be substantially less than the remaining rent actually owed under the lease. Additionally, a Bankruptcy Court may require us to turn over to the estate all or a portion of any deposits, amounts in escrow, or prepaid rents. Our claim for unpaid, pre-bankruptcy rent, our lease termination damages and claims relating to damages for which we hold deposits or other amounts that we were forced to repay would likely not be paid in full.

      The assets we acquire in connection with the formation transactions may be subject to unknown liabilities that affect the value and profitability of these properties.

      As part of the formation transactions, we will acquire the contribution properties and the acquisition properties. These assets are subject to existing liabilities, some of which may be unknown at the time we complete this offering. Unknown liabilities might include liabilities for cleanup or remediation of undisclosed environmental conditions; claims of tenants, vendors or other persons dealing with the entities prior to this offering (that had not been asserted or threatened prior to this offering); tax liabilities and accrued but unpaid liabilities incurred in the ordinary course of business. The existence of such liabilities could significantly adversely affect the value of the property having such liability and our ability to make distributions to you.

Risks Related to the Real Estate Industry

      Significant competition may decrease or prevent increases in our properties’ occupancy and rental rates and may reduce our investment opportunities.

      We will be one of only two publicly traded entities focusing primarily on the acquisition, management, expansion and selective development of properties designed for life science tenants. However, various entities, including other REITs, such as health care REITs and suburban office property REITs, pension funds, insurance companies, investment funds and companies, partnerships, and developers invest in properties containing life science tenants and therefore compete for investment opportunities with us. Many of these entities have substantially greater financial resources than we do and may be able to accept more risk than we can prudently manage, including risks with respect to the creditworthiness of a tenant or the geographic location of its investments. In the future, competition from these entities may reduce the number of suitable investment opportunities offered to us or increase the bargaining power of property owners seeking to sell. Further, as a result of their greater resources, those entities may have more flexibility than we do in their ability to offer rental concessions to attract tenants. This could put pressure on our ability to maintain or raise rents and could adversely affect our ability to attract or retain tenants. As a result, our financial condition, results of operations, cash flow, per share trading price of our common stock, ability to satisfy our debt service obligations and ability to pay distributions to you may be adversely affected.

      Uninsured and underinsured losses could adversely affect our operating results and our ability to make distributions to our stockholders.

      We carry comprehensive liability, fire, workers’ compensation, extended coverage, terrorism and rental loss insurance covering all of the contribution properties under a blanket policy, except with respect to property and fire insurance on our McKellar Court and Science Center Drive properties, which is carried directly by the tenants. We believe the policy specifications and insured limits are appropriate given the relative risk of loss, the cost of the coverage and industry practice. We do not carry insurance for generally uninsurable losses such as loss from riots or acts of God. We intend to obtain environmental remediation insurance for both our contribution and our acquisition properties. This insurance, subject to certain exclusions and deductibles, covers the cost to remediate environmental damage caused by unintentional future spills or the historic presence of previously undiscovered hazardous substances. We intend to carry similar insurance with respect to future acquisitions as appropriate. All of the contribution properties are located in San Diego and San Francisco, areas especially subject to earthquakes. We presently carry earthquake insurance on our Industrial Road property in San Francisco but do not carry earthquake insurance on the contribution properties in San Diego. The amount of earthquake insurance coverage we do carry may not be sufficient to fully cover losses from earthquakes. In addition, we may discontinue earthquake, terrorism or other insurance, or may elect not to procure such insurance, on some or all of our properties in the future if the cost of premiums for any of these policies exceeds, in our judgment, the value of the coverage discounted for the risk of loss.

      If we experience a loss that is uninsured or that exceeds policy limits, we could lose the capital invested in the damaged properties as well as the anticipated future cash flows from those properties. In addition, if the damaged properties are subject to recourse indebtedness, we would continue to be liable for the indebtedness, even if these properties were irreparably damaged.

      Our performance and value are subject to risks associated with the ownership and operation of real estate assets and with factors affecting the real estate industry.

      Our ability to make expected distributions to our stockholders depends on our ability to generate revenues in excess of expenses, our scheduled principal payments on debt and our capital expenditure requirements. Events and conditions that are beyond our control may decrease our cash available for distribution and the value of our properties. These events include:

•	local oversupply, increased competition or reduced demand for life science office and laboratory space,

•	inability to collect rent from tenants,

•	vacancies or our inability to rent space on favorable terms,

•	increased operating costs, including insurance premiums, utilities and real estate taxes,

•	the ongoing need for capital improvements, particularly in older structures,

•	costs of complying with changes in governmental regulations, including tax laws,

•	the relative illiquidity of real estate investments,

•	changing submarket demographics, and

•	civil unrest, acts of war and natural disasters, including earthquakes, floods and fires, which may result in uninsured and underinsured losses.

      In addition, we could experience a general decline in rents or an increased incidence of defaults under existing leases if any of the following occur:

•	periods of economic slowdown or recession,

•	rising interest rates,

•	declining demand for real estate, or

•	the public perception that any of these events may occur.

      Any of these events could adversely affect our financial condition, results of operations, cash flow, per share trading price of our common stock, ability to satisfy our debt service obligations and ability to pay distributions to you.

      Illiquidity of real estate investments may make it difficult for us to sell properties in response to market conditions and could harm our financial condition and ability to make distributions.

      Equity real estate investments are relatively illiquid and therefore will tend to limit our ability to vary our portfolio promptly in response to changing economic or other conditions. To the extent the properties are not subject to triple-net leases, some significant expenditures such as real estate taxes and maintenance costs are generally not reduced when circumstances cause a reduction in income from the investment. Should these events occur, our income and funds available for distribution could be adversely affected. Furthermore, the Landmark at Eastview property, our largest acquisition property, will initially be subject to a ground lease until certain property subdivisions are completed, at which time the ground lease will terminate and we will obtain fee simple title to the property. If those subdivisions are not completed, the property will remain subject to the ground lease, which could make it more difficult to sell the property. In addition, REIT requirements may subject us to confiscatory taxes on gain recognized from the sale of property if the property is considered to be held primarily for sale in the ordinary course of our business. To prevent these taxes, we may comply with safe harbor rules relating to the number of properties sold in a year, how long we owned the properties, their tax bases and the cost of improvements made to those properties. However, we can provide no assurance that we will be able to successfully comply with these safe harbors. If compliance is possible, the safe harbor rules may restrict our ability to sell assets in the future and achieve liquidity that may be necessary to fund distributions.

      We may be unable to renew leases, lease vacant space or re-lease space as leases expire, which could adversely affect our business and our ability to pay distributions to you.

      If we cannot renew leases, we may be unable to re-lease our properties at rates equal to or above the current rate. Even if we can renew leases, tenants may be able to negotiate lower rates as a result of market conditions. Market conditions may also hinder our ability to lease vacant space in newly developed properties. In addition, we may enter into or acquire leases for properties that are specially suited to the needs of a particular tenant. Such properties may require renovations, tenant improvements or other concessions in order to lease them to other tenants if the initial leases terminate. Any of these factors could adversely impact our financial condition, results of operations, cash flow, per share trading price of our common stock, our ability to satisfy our debt service obligations and our ability to pay distributions to you.

      We could incur significant costs related to government regulation and private litigation over environmental matters involving the presence, discharge or threat of discharge of hazardous or toxic substances, which could adversely affect our operations, the value of our properties, and our ability to make distributions to you.

      Our properties may be subject to environmental liabilities. Under various federal, state and local laws, a current or previous owner, operator or tenant of real estate can face liability for environmental contamination created by the presence, discharge or threat of discharge of hazardous or toxic substances. Liabilities can include the cost to investigate, clean up and monitor the actual or threatened contamination and damages caused by the contamination (or threatened contamination). Environmental laws typically impose such liability regardless of:

•	our knowledge of the contamination,

•	the timing of the contamination,

•	the cause of the contamination, or

•	the party responsible for the contamination.

      The liability under such laws may be strict, joint and several, meaning that we may be liable regardless of whether we knew of, or were responsible for, the presence of the contaminants, and the government entity or private party may seek recovery of the entire amount from us even if there are other responsible parties. Liabilities associated with environmental conditions may be significant and can sometimes exceed the value of the affected property. The presence of hazardous substances on a property may adversely affect our ability to sell or rent that property or to borrow using that property as collateral.

      Some of our properties have had contamination in the past that required cleanup. We believe the contamination has been effectively remediated, and that any remaining contamination either does not require remediation or that the costs associated with such remediation will not be material. However, we cannot guarantee that such contamination does not continue to pose a threat to the environment or that we will not have continued liability in connection with such prior contamination. One of our acquisition properties has known soil contamination beneath a portion of the building located on the property. Based on environmental consultant reports, management does not believe any remediation would be required unless major structural changes were made to the building that resulted in the soil becoming exposed. We do not expect this matter to materially adversely affect the property’s value or the cash flows related to that property, but we can provide no assurances to that effect.

      Environmental laws also:

•	may require the removal or upgrade of underground storage tanks,

•	regulate storm water, wastewater and water pollutant discharge,

•	regulate air pollutant emissions,

•	regulate hazardous materials generation, management and disposal, and

•	regulate workplace health and safety.

      Life science industry tenants, our primary tenant industry focus, frequently use hazardous materials, chemicals and biological and radioactive compounds. Our tenants’ controlled use of these materials subjects us and our tenants to laws that govern using, manufacturing, storing, handling and disposing of such materials and certain byproducts of those materials. We are unaware of any of our existing tenants or any of the tenants in the acquisition properties violating applicable laws and regulations, but we and our tenants cannot completely eliminate the risk of contamination or injury from these materials. If our properties become contaminated, or if a party is injured, we could be held liable for any damages that result. Such liability could exceed our resources and any environmental remediation insurance coverage we have, which could adversely affect our operations, the value of our properties, and our ability to make distributions to you.

      We could incur significant costs related to governmental regulation and private litigation over environmental matters involving asbestos-containing materials, which could adversely affect our operations, the value of our properties, and our ability to make distributions to you.

      Environmental laws also govern the presence, maintenance and removal of asbestos-containing materials, or ACMs, and may impose fines and penalties if we fail to comply with these requirements. Failure to comply with these laws, or even the presence of ACMs, may expose us to third-party liability. Some of our properties contain ACMs, and we could be liable for such fines or penalties, as described below in “Business and Properties — Regulation — Environmental Matters.”

      Our properties may contain or develop harmful mold, which could lead to liability for adverse health effects and costs of remediating the problem, which could adversely affect the value of the affected property and our ability to make distributions to you.

      When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Concern about indoor exposure to mold has been increasing because exposure to mold may cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold at any of our properties could require us to undertake a costly remediation program to contain or remove the mold from the affected property. In addition, the presence of significant mold could expose us to liability to our tenants, their or our employees, and others if property damage or health concerns arise.

      Compliance with the Americans with Disabilities Act and similar laws may require us to make significant unanticipated expenditures.

      All of our contribution and acquisition properties are required to comply with the Americans with Disabilities Act of 1990, or the ADA. The ADA requires that all public accommodations must meet federal requirements related to access and use by disabled persons. Although we believe that the contribution and acquisition properties substantially comply with present requirements of the ADA, we have not conducted an audit of all of such properties to determine compliance. If one or more properties is not in compliance with the ADA, then we would be required to bring the offending properties into compliance. Compliance with the ADA could require removing access barriers. Non-compliance could result in imposition of fines by the U.S. government or an award of damages to private litigants, or both. Additional federal, state and local laws also may require us to modify properties or could restrict our ability to renovate properties. Complying with the ADA or other legislation could be very expensive. If we incur substantial costs to comply with such laws, our financial condition, results of operations, cash flow, per share trading price of our common stock, our ability to satisfy our debt service obligations and our ability to pay distributions to you could be adversely affected.

      We may incur significant unexpected costs to comply with fire, safety and other regulations, which could adversely impact our financial condition, results of operations, and ability to make distributions.

      Our contribution and acquisition properties are subject to various federal, state and local regulatory requirements, such as state and local fire and safety requirements, building codes and land use regulations. Failure to comply with these requirements could subject us to governmental fines or private litigant damage awards. We believe that the contribution and acquisition properties are currently in material compliance with all applicable regulatory requirements. However, we do not know whether existing requirements will change or whether future requirements will require us to make significant unanticipated expenditures that will adversely impact our financial condition, results of operations, cash flow, the per share trading price of our common stock, our ability to satisfy our debt service obligations and our ability to pay distributions to you.

Risks Related to Our Organizational Structure

      Conflicts of interest could result in our management acting other than in our stockholders’ best interests.

      Our Chairman, President and Chief Executive Officer will beneficially own 4.8% of our common stock on a fully diluted basis and will exercise substantial influence over our business and, as a result, he may delay, defer or prevent us from taking actions that would be beneficial to our other stockholders. When we complete this offering and the formation transactions, Mr. Gold, our Chairman, President and Chief Executive Officer, will beneficially own 126,667 shares of restricted common stock and units which may be exchanged for 1,320,780 shares of our common stock (having an aggregate value of $21.7 million). Consequently, Mr. Gold will have substantial influence over us and could exercise his influence in a manner that may not be in the best interests of our stockholders.

      We may choose not to enforce, or to enforce less vigorously, our rights under contribution and other agreements because of conflicts of interest with certain of our officers. Messrs. Gold, Kreitzer, Wilson and McDevitt, some of their spouses and parents, and other individuals and entities not affiliated with us or our management, have ownership interests in the properties to be contributed to our operating partnership in the formation transactions. Following the completion of this offering and the formation transactions, we, under the agreements relating to the contribution of those interests, will be entitled to indemnification and damages in the event of breaches of representations or warranties made by Messrs. Gold, Kreitzer, Wilson and McDevitt and other contributors. In addition, Messrs. Gold, Kreitzer, Wilson and McDevitt will enter into employment agreements with us pursuant to which they will devote substantially full-time attention to our affairs. None of these contribution and employment agreements were negotiated on an arm’s-length basis. Messrs. Gold, Kreitzer, Wilson and McDevitt, as members of our management team and contributors of properties, faced conflicts in negotiating the contribution agreements, including the amount of consideration to be received by them for the contributed properties owned by them. We may choose not to enforce, or to enforce less vigorously, our rights under these contribution and employment agreements because of our desire to maintain our ongoing relationships with the individuals involved.

      Our charter and Maryland law contain provisions that may delay, defer or prevent a change of control transaction and may prevent stockholders from receiving a premium for their shares.

      Our charter contains a 9.8% ownership limit that may delay, defer or prevent a change of control transaction. Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT. Unless exempted by our board of directors, no person may own more than 9.8% of the value of our outstanding shares of stock or more than 9.8% in value or number (whichever is more restrictive) of our outstanding shares of our common stock. The board may not grant such an exemption to any proposed transferee whose ownership of in excess of 9.8% of the value of our outstanding shares would result in the termination of our status as a REIT. These restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify as a REIT. The ownership limit may delay or impede a transaction or a change of control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

      We could authorize and issue stock without stockholder approval that may delay, defer or prevent a change of control transaction. Our charter authorizes us to issue additional authorized but unissued shares of our common stock or preferred stock. In addition, our board of directors may classify or reclassify any unissued shares of our common stock or preferred stock and may set the preferences, rights and other terms of the classified or reclassified shares. The board may also, without stockholder approval, amend our charter to increase the authorized number of shares of our common stock or our preferred stock that we may issue. Although our board of directors has no intention to do so at the present time, it could establish a series of common stock or preferred stock that could, depending on the terms of such series, delay, defer or prevent a transaction or a change of control that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.

      Certain provisions of Maryland law could inhibit changes in control that may delay, defer or prevent a change of control transaction. Certain provisions of the MGCL may have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change of control. In some cases, such an acquisition or change of control could provide you with the opportunity to realize a premium over the then-prevailing market price of your shares. These MGCL provisions include:

•	“business combination” provisions that, subject to limitations, prohibit certain business combinations between us and an “interested stockholder” for certain periods. An “interested stockholder” is generally any person who beneficially owns 10% or more of the voting power of our shares or an affiliate thereof. The business combinations are prohibited for five years after the most recent date on which the stockholder becomes an interested stockholder. After that period, the MGCL imposes special appraisal rights and special stockholder voting requirements on such combinations, and

•	“control share” provisions that provide that “control shares” of our company acquired in a “control share acquisition” have no voting rights unless holders of two-thirds of our voting stock (excluding interested shares) consent. “Control shares” are shares that, when aggregated with other shares controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors. A “control share acquisition” is the direct or indirect acquisition of ownership or control of “control shares.”

      We have opted out of these provisions of the MGCL. In the case of the business combination provisions of the MGCL, we opted out by resolution of our board of directors with respect to any business combination between us and any person provided such business combination is first approved by our board of directors (including a majority of directors who are not affiliates or associates of such person). In the case of the control share provisions of the MGCL, we opted out pursuant to a provision in our bylaws. However, our board of directors may by resolution elect to opt in to the business combination provisions of the MGCL. Further, we may opt in to the control share provisions of the MGCL in the future by amending our bylaws, which our board of directors can do without stockholder approval.

      The partnership agreement, Maryland law, and our charter and bylaws also contain other provisions that may delay, defer or prevent a transaction or a change of control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

      Our board of directors may amend our investing and financing policies without stockholder approval, and, accordingly, you would have limited control over changes in our policies that could increase the risk we default under our debt obligations or that could harm our business, results of operations and share price.

      Our board of directors has adopted a policy of limiting our indebtedness to approximately 60% of our total market capitalization. Total market capitalization is defined as the sum of the market value of our outstanding common stock (which may decrease, thereby increasing our debt-to-total capitalization ratio), plus the aggregate value of operating partnership units we do not own, plus the book value of our total consolidated indebtedness. However, our organizational documents do not limit the amount or percentage of debt that we may incur, nor do they limit the types of properties we may acquire or develop. Our board of directors may alter or eliminate our current policy on borrowing or investing at any time without stockholder approval. Changes in our strategy or in our investment or leverage policies could expose us to greater credit risk and interest rate risk and could also result in a more leveraged balance sheet. These factors could result in an increase in our debt service and could adversely affect our cash flow and our ability to make expected distributions to you. Higher leverage also increases the risk we would default on our debt.

      In the future we may invest in properties with other entities, and our lack of sole decision-making authority or reliance on a co-venturer’s financial condition could make these joint venture investments risky.

      We may co-invest in the future with third parties through partnerships, joint ventures or other entities. We may acquire non-controlling interests or share responsibility for managing the affairs of a property, partnership, joint venture or other entity. In such events, we would not be in a position to exercise sole decision-making authority regarding the property or entity. Investments in entities may, under certain circumstances, involve risks not present were a third party not involved. These risks include the possibility that partners or co-venturers:

•	might become bankrupt or fail to fund their share of required capital contributions,

•	may have economic or other business interests or goals that are inconsistent with our business interests or goals, and

•	may be in a position to take actions contrary to our policies or objectives.

      Such investments may also have the potential risk of impasses on decisions, such as a sale, because neither we nor the partner or co-venturer would have full control over the partnership or joint venture. Disputes between us and partners or co-venturers may result in litigation or arbitration that would increase our expenses and prevent our officers and/or directors from focusing their time and effort on our business. In addition, we may in certain circumstances be liable for the actions of our third-party partners or co-venturers if:

•	we structure a joint venture or conduct business in a manner that is deemed to be a general partnership with a third party, in which case we could be liable for the acts of that third party,

•	third-party managers incur debt or other liabilities on behalf of a joint venture which the joint venture is unable to pay, and the joint venture agreement provides for capital calls, in which case we could be liable to make contributions as set forth in any such joint venture agreement, or

•	we agree to cross-default provisions or to cross-collateralize our properties with the properties in a joint venture, in which case we could face liability if there is a default relating to those properties in the joint venture or the obligations relating to those properties.

Risks Related to Our Capital Structure

      Debt obligations expose us to increased risk of property losses and may have adverse consequences on our business operations and our ability to make distributions.

      We have used and will continue to use debt to finance property acquisitions. Our use of debt may have adverse consequences, including the following:

•	Required payments of principal and interest may be greater than our cash flow from operations.

•	We may be forced to dispose of one or more of our properties, possibly on disadvantageous terms, to make payments on our debt.

•	If we default on our debt obligations, the lenders or mortgagees may foreclose on our properties that secure those loans. Further, if we default under a mortgage loan, we will automatically be in default on any other loan that has cross-default provisions, and we may lose the properties securing all of these loans.

•	A foreclosure on one of our properties will be treated as a sale of the property for a purchase price equal to the outstanding balance of the secured debt. If the outstanding balance of the secured debt exceeds our tax basis in the property, we would recognize taxable income on foreclosure without realizing any accompanying cash proceeds to pay the tax (or to make distributions based on REIT taxable income).

•	We may not be able to refinance or extend our existing debt. If we cannot repay, refinance or extend our debt at maturity, in addition to our failure to repay our debt, we may be unable to make distributions to our stockholders at expected levels or at all.

•	Even if we are able to refinance or extend our existing debt, the terms of any refinancing or extension may not be as favorable as the terms of our existing debt. If the refinancing involves a higher interest rate, it could adversely affect our cash flow and ability to make distributions to stockholders.

      After we complete this offering and the formation transactions, we expect to have outstanding mortgage indebtedness of $43.3 million, secured by four properties, as well as $10.9 million associated with our unconsolidated partnership. We also will have $50.0 million outstanding under a $100.0 million unsecured credit facility for which we have a commitment letter. Although we have a commitment letter for such facility, we may be unable to close on the facility based on the terms described in this prospectus or at all. We also may incur additional debt in connection with future acquisitions. Our organizational documents do not limit the amount or percentage of debt that we may incur.

      The commitment letter for our credit facility includes restrictive covenants relating to our operations, which could limit our ability to respond to changing market conditions and our ability to make distributions to our stockholders.

      The commitment letter for our credit facility imposes restrictions on us that affect our distribution and operating policies and our ability to incur additional debt. For example, we will be subject to a maximum leverage ratio of 50% during the term of the loan, which could have the effect of reducing our ability to incur additional debt and consequently reduce our ability to make distributions to our stockholders. The commitment letter also contains limitations on our ability to make distributions to our stockholders in excess of those required to maintain our REIT status. Specifically, our credit facility will limit distributions to 95% of FFO plus cash payments received under master leases on our King of Prussia and Bayshore Boulevard properties, but not less than the minimum necessary to enable us to meet our REIT income distribution requirements. In addition, the commitment letter contains covenants that limit our ability to further mortgage our properties or reduce insurance coverage, and that require us to maintain specified levels of net tangible assets. These or other limitations may adversely affect our flexibility and our ability to achieve our operating plans.

      We may engage in hedging transactions, which can limit our gains and increase exposure to losses.

      We may enter into hedging transactions to protect us from the effects of interest rate fluctuations on floating rate debt. Our hedging transactions may include entering into interest rate swap agreements or interest rate cap or floor agreements, or other interest rate exchange contracts. Hedging activities may not have the desired beneficial impact on our results of operations or financial condition. No hedging activity can completely insulate us from the risks associated with changes in interest rates. Moreover, interest rate hedging could fail to protect us or adversely affect us because, among other things:

•	Available interest rate hedging may not correspond directly with the interest rate risk for which we seek protection.

•	The duration of the hedge may not match the duration of the related liability.

•	The party owing money in the hedging transaction may default on its obligation to pay.

•	The credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction.

•	The value of derivatives used for hedging may be adjusted from time to time in accordance with accounting rules to reflect changes in fair value. Downward adjustments, or “mark-to-market losses,” would reduce our stockholders’ equity.

      Hedging involves risk and typically involves costs, including transaction costs, that may reduce our overall returns on our investments. These costs increase as the period covered by the hedging increases and during periods of rising and volatile interest rates. These costs will also limit the amount of cash available for distribution to stockholders. We generally intend to hedge as much of the interest rate risk as management determines is in our best interests given the cost of such hedging transactions. The REIT qualification rules may limit our ability to enter into hedging transactions by requiring us to limit our income from qualified hedges. If we are unable to hedge effectively because of the REIT rules, we will face greater interest rate exposure than may be commercially prudent.

      Increases in interest rates could increase the amount of our debt payments and adversely affect our ability to pay distributions to our stockholders.

      Interest we pay could reduce cash available for distributions. Additionally, if we incur variable rate debt, including borrowings under the $100.0 million unsecured credit facility for which we have a commitment letter, increases in interest rates would increase our interest costs. These increased interest costs would reduce our cash flows and our ability to make distributions to you. In addition, if we need to repay existing debt during a period of rising interest rates, we could be required to liquidate one or more of our investments in properties at times that may not permit realization of the maximum return on such investments.

      If we fail to successfully obtain external sources of capital, which is outside of our control, we may be unable to make distributions to our stockholders, maintain our REIT qualification, or fund growth.

      In order to maintain our qualification as a REIT, we are required to distribute annually at least 90% of our net taxable income, excluding any net capital gain. In addition, we will be subject to income tax at regular corporate rates to the extent that we distribute less than 100% of our net taxable income, including any net capital gains. Because of these distribution requirements, we may not be able to fund future capital needs, including any necessary acquisition financing, from operating cash flow. Consequently, we rely on third-party sources to fund our capital needs. We may not be able to obtain financings on favorable terms or at all. Our access to third-party sources of capital depends, in part, on:

•	general market conditions,

•	the market’s perception of our growth potential,

•	our current debt levels,

•	our current and expected future earnings,

•	our cash flow and cash distributions, and

•	the market price per share of our common stock.

      Additionally, if the ground lease underlying the Landmark at Eastview acquisition property remains in place, it could be more difficult to borrow using that property as collateral. Our inability to obtain capital from third-party sources will adversely affect our business and limit our growth. Without sufficient capital, we may not be able to acquire or develop properties when strategic opportunities exist, satisfy our debt service obligations or make the cash distributions to our stockholders necessary to maintain our qualification as a REIT.

Risks Related to Our REIT Status

      Our failure to qualify as a REIT under the Code would result in significant adverse tax consequences to us and would adversely affect our business and the value of our stock.

      We intend to operate in a manner that will allow us to qualify as a REIT for federal income tax purposes under the Code. However, the REIT qualification requirements under the Code are complex and technical, and the judicial and administrative interpretations of these Code provisions are limited. The fact that we hold substantially all of our assets through a partnership further complicates the application of the REIT requirements. Even a seemingly minor technical or inadvertent mistake could jeopardize our REIT status. Our REIT status depends upon various factual matters and circumstances that may not be entirely within our control. In addition, new legislation, regulations, administrative interpretations or court decisions, each of which could have retroactive effect, may make it more difficult or impossible for us to qualify as a REIT, or could reduce the desirability of an investment in a REIT relative to other investments. We have not requested and do not plan to request a ruling from the IRS that we qualify as a REIT, and the statements in this prospectus are not binding on the IRS or any court. Accordingly, we cannot be certain that we will be successful in qualifying as a REIT.

      If we fail to qualify as a REIT in any tax year, we will face serious adverse tax consequences that would substantially reduce the funds available for distribution to you for each of the years involved because:

•	we would not be allowed to deduct distributions to stockholders in computing our taxable income and would be subject to federal income tax at regular corporate rates,

•	we could also be subject to the federal alternative minimum tax and possibly increased state and local taxes, and

•	unless we are entitled to relief under applicable statutory provisions, we could not elect to be taxed as a REIT for four taxable years following the year in which we were disqualified.

      In addition, if we fail to qualify as a REIT, we will not be required to make distributions to stockholders, and all distributions to stockholders will be subject to tax as ordinary corporate distributions. As a result of all these factors, our failure to qualify as a REIT could impair our ability to expand our business and raise capital and would adversely affect the value of our common stock.

      Even if we qualify as a REIT for federal income tax purposes, we may be subject to other tax liabilities that reduce our cash flow.

      Even if we remain qualified as a REIT for tax purposes, we may be subject to some federal, state and local taxes on our income or property. For example:

•	In order to qualify as a REIT, we must distribute annually at least 90% of our REIT taxable income to our stockholders. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our REIT taxable income, we will be subject to federal corporate income tax on the undistributed amount.

•	We will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions we pay in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years.

•	If we have net income from the sale or other disposition of “foreclosure property” that we hold primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, we must pay tax on that income at the highest corporate rate.

•	If we sell a property in a “prohibited transaction,” our gain from the sale would be subject to a 100% penalty tax. A “prohibited transaction” is, in general, a sale or other disposition of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

      To maintain our REIT status, we may be forced to borrow funds during unfavorable market conditions to make distributions to our stockholders.

      To qualify as a REIT, we must distribute to our stockholders certain amounts each year based on our income as described above. At times, we may not have sufficient funds to satisfy these distribution requirements and may need to borrow funds to maintain our REIT status and avoid the payment of income and excise taxes. These borrowing needs could result from:

•	differences in timing between the actual receipt of cash and inclusion of income for federal income tax purposes,

•	the effect of non-deductible capital expenditures,

•	the creation of reserves, or

•	required debt or amortization payments.

We may need to borrow funds at times when the then-prevailing market conditions are not favorable for these borrowings. These borrowings could increase our costs or reduce our equity and adversely affect the value of our common stock.

      To maintain our REIT status, we may be forced to forego otherwise attractive opportunities.

      To qualify as a REIT, we must satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our stock. We may be required to make distributions to stockholders at times when it would be more advantageous to reinvest cash in our business or when we do not have funds readily available for distribution. Thus, compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.

      The ownership limitations in our charter may restrict or prevent you from engaging in certain transfers of our stock.

      Our charter contains restrictions on the ownership and transfer of our capital stock that are intended to assist us in complying with the requirements imposed on REITs by the Code. The ownership limits contained in our charter provide that, subject to certain specified exceptions, no person or entity may own more than 9.8% of the value of our outstanding shares of capital stock, and no person or entity may own more than 9.8% (by number or value, whichever is more restrictive) of the outstanding shares of our common stock. Our charter also (1) prohibits any person from actually or constructively owning shares of our capital stock that would cause us to be “closely held” under Section 856(h) of the Code or would otherwise cause us to fail to qualify as a REIT and (2) voids any transfer that would result in shares of our capital stock being owned by fewer than 100 persons. The constructive ownership rules of the Code are complex, and may cause shares of our capital stock owned actually or constructively by a group of related individuals and/or entities to be constructively owned by one individual or entity. As a result, acquisition of less than 9.8% of the shares of our capital stock (or the acquisition of an interest in equity of, or in certain affiliates or subsidiaries of, an entity that owns, actually or constructively, our capital stock) by an individual or entity, could cause that individual or entity, or another individual or entity, to own constructively shares in a manner that would violate the 9.8% ownership limits or such other limit as provided in our charter or permitted by our board of directors. Our board of directors may, but in no event will be required to, waive the 9.8% ownership limit with respect to a particular stockholder if it determines that the ownership will not jeopardize our status as a REIT. As a condition of granting such a waiver, our board of directors may require a ruling from the IRS or an opinion of counsel satisfactory to our board and will obtain undertakings or representations from the applicant with respect to preserving our status as a REIT. Pursuant to our charter, if any purported transfer of our capital stock or any other event would result in any person violating the ownership limits set forth in our charter or otherwise permitted by our board of directors, then the transfer will be void and of no force or effect as to that number of shares in excess of the applicable limit. Such excess shares will be automatically transferred, pursuant to our charter, to a trust, the beneficiary of which will be a qualified charitable organization we select.

Risks Related to This Offering

      Investors in this offering will experience immediate and substantial dilution in the book value of our common stock.

      The initial public offering price of our common stock is substantially higher than what our net tangible book value per share will be immediately after this offering. As of March 31, 2004, the aggregate historical net tangible book value of the interests in 201 Industrial to be transferred to our operating partnership was $12.3 million, or $4.46 per share of our common stock held by existing stockholders, assuming the issuance of operating partnership units in the formation transactions and the exchange of operating partnership units into shares of our common stock on a one-for-one basis. As a result, the pro forma net tangible book value per share of our common stock after the completion of this offering and the formation transactions will be less than the initial public offering price. If you purchase our common stock in this offering, you will experience immediate and substantial dilution of $3.59 per share in the pro forma net tangible book value per share of our common stock.

      There is currently no public market for our common stock. An active trading market for our common stock may not develop following this offering.

      There has not been any public market for our common stock prior to this offering. Our common stock has been approved for listing on the NYSE, subject to official notice of issuance. We cannot assure you, however, that an active trading market for our common stock will develop after this offering or, if one develops, that it will be sustained. In the absence of a public market, you may be unable to liquidate an investment in our common stock. We and our underwriters have determined the initial public offering price, considering such factors as prevailing market conditions, our capital structure, the present stage of our development, the value and historical performance of our contribution and acquisition properties, the market capitalization and stage of development of other comparable companies, and estimates of our business potential and earning prospects. The price at which shares of our common stock trade after the completion of this offering may be lower than the price at which the underwriters sell them in this offering.

      The market price and trading volume of our common stock may be volatile following this offering, and you could experience a loss if you sell your shares.

      Even if an active trading market develops for our common stock, the market price of our common stock may be volatile. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly, you may be unable to resell your shares at or above the public offering price. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future.

      Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

•	actual or anticipated variations in our quarterly operating results or dividends,

•	changes in our funds from operations or earnings estimates,

•	publication of research reports about us or the real estate industry,

•	increases in market interest rates that lead purchasers of our shares to demand a higher yield,

•	changes in market valuations of similar companies,

•	adverse market reaction to any additional debt we incur in the future,

•	additions or departures of key management personnel,

•	actions by institutional stockholders,

•	speculation in the press or investment community,

•	the realization of any of the other risk factors presented in this prospectus, and

•	general market and economic conditions.

      An increase in market interest rates may have an adverse effect on the market price of our securities.

      Changes in market interest rates have historically affected the trading prices of equity securities issued by REITs. One of the factors that will influence the price of our common stock will be the dividend yield on the common stock (as a percentage of the price of our common stock) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of our common stock to expect a higher dividend yield. Further, higher interest rates would likely increase our borrowing costs and potentially decrease funds available for distribution. Thus, higher market interest rates could harm our financial condition and results of operations and could cause the market price of our common stock to fall.

      Broad market fluctuations could negatively impact the market price of our common stock.

      The stock market has experienced extreme price and volume fluctuations that have affected the market price of many companies in industries similar or related to ours and that have been unrelated to these companies’ operating performances. These broad market fluctuations could reduce the market price of our common stock. Furthermore, our operating results and prospects may be below the expectations of public market analysts and investors or may be lower than those of companies with comparable market capitalizations. Either of these factors could lead to a material decline in the market price of our common stock.

      The number of shares of our common stock available for future sale could adversely affect the market price of our common stock.

      We cannot predict whether future issuances of shares of our common stock or the availability of shares for resale in the open market will decrease the market price per share of our common stock. Upon completion of this offering, we will have outstanding 27,333,333 shares of our common stock (31,383,333 shares if the underwriters exercise their over-allotment option in full). Of these shares, the 27,000,000 shares of our common stock sold in this offering (31,050,000 shares if the underwriters exercise their over-allotment option in full) will be freely transferable without restriction or further registration under the Securities Act of 1933, as amended, subject to limitations in our charter, except for shares held by our “affiliates” as defined in Rule 144 of the Securities Act. In addition, upon the closing of this offering, we will issue Raymond James & Associates, Inc. a warrant for one percent of the shares we issue in this offering (270,000 shares) at an exercise price equal to our initial public offering price. These shares will only be eligible for future sale if Raymond James & Associates, Inc. exercises the warrant, and then only if we file a registration statement with the Securities and Exchange Commission registering their resale or if Raymond James & Associates, Inc. sells such shares pursuant to an exemption from the registration requirements of applicable federal and state securities laws. Sales of substantial amounts of shares of our common stock in the public market, or upon exchange of operating partnership units, or the perception that such sales might occur, could adversely affect the market price of the shares of our common stock.

      Any of the following could have an adverse effect on the market price of the shares of our common stock:

•	the exercise of the underwriters’ over-allotment option,

•	the exchange of units for common stock,

•	the exercise of any options granted to certain directors, executive officers and other employees under our incentive award plan,

•	issuances of preferred stock with liquidation or distribution preferences, and

•	other issuances of our common stock.

      Additionally, the existence of units, options and shares of our common stock reserved for issuance upon exchange of units may adversely affect the terms upon which we may be able to obtain additional capital through the sale of equity securities. In addition, future sales of shares of our common stock may be dilutive to existing stockholders.

      Each of our directors and executive officers has entered into a lock-up agreement restricting the sale of his or her shares for up to one year. Raymond James & Associates, Inc., at any time, may release all or a portion of the common stock subject to the foregoing lock-up provisions. When determining whether or not to release shares subject to a lock-up agreement, Raymond James & Associates, Inc. will consider, among other factors, the person’s reasons for requesting the release, the number of shares for which the release is being requested and the possible impact of the release of the shares on the market price of our common stock. If the restrictions under such agreements are waived, the affected common stock may be available for sale into the market, which could reduce the market price for our common stock.

      From time to time we also may issue shares of our common stock or operating partnership units in connection with property, portfolio or business acquisitions. We may grant additional demand or piggyback registration rights in connection with these issuances. Sales of substantial amounts of our common stock, or the perception that these sales could occur, may adversely affect the prevailing market price for our common stock or may adversely affect the terms upon which we may be able to obtain additional capital through the sale of equity securities.

FORWARD-LOOKING STATEMENTS

      We make statements in this prospectus that are forward-looking statements. In particular, statements pertaining to our capital resources, portfolio performance and results of operations contain forward-looking statements. Likewise, our pro forma financial statements and our statements regarding anticipated growth in our funds from operations and anticipated market conditions, demographics and results of operations are forward-looking statements. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise, and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	adverse economic or real estate developments in the life science industry or the California region,

•	general economic conditions,

•	our ability to compete effectively,

•	defaults on or non-renewal of leases by tenants,

•	increased interest rates and operating costs,

•	our failure to obtain necessary outside financing,

•	our ability to successfully complete real estate acquisitions, developments and dispositions,

•	our failure to successfully operate acquired properties and operations,

•	our failure to maintain our status as a REIT,

•	government approvals, actions and initiatives, including the need for compliance with environmental requirements,

•	financial market fluctuations, and

•	changes in real estate and zoning laws and increases in real property tax rates.

      For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section above entitled “Risk Factors.”

USE OF PROCEEDS

      Our net proceeds of this offering will be $373.2 million, after deducting the underwriting discount and estimated offering expenses we will pay. If the underwriters exercise their over-allotment option in full, our net proceeds will be $429.6 million.

      We will contribute the net proceeds of this offering to our operating partnership. Our operating partnership will subsequently use the proceeds received from us and borrowings of $50.0 million under the $100.0 million unsecured credit facility we expect to have in place at the closing of this offering as follows:

•	$261.4 million to fund the equity portion and $78.0 million to repay debt related to the purchase of our acquisition properties,

•	$20.5 million to acquire the interests of the contributors of our contribution properties who are not receiving units,

•	$56.3 million to repay the following debt related to our contribution properties:

•	a loan secured by our Bernardo Center Drive property with a principal amount outstanding as of March 31, 2004 of $13.9 million, a fixed interest rate of 7.75% per annum, a maturity date of November 1, 2007 and a prepayment fee of $300,000 as of March 31, 2004,

•	additional loans incurred by the entity that owns our Bernardo Center Drive property, including (1) a loan with a principal amount outstanding of $275,000, an adjustable interest rate of prime plus 1.25% (an effective rate of 5.25% as of March 31, 2004) per annum and a maturity date of January 7, 2009 and (2) loans with an aggregate principal amount outstanding of $100,000, fixed interest rates of 11% per annum and maturity dates of January 14, 2005,

•	two loans secured by our Balboa Avenue property: (1) a loan with a principal amount outstanding of $4.8 million, an adjustable interest rate of three-month LIBOR plus 2.75%, subject to a floor of 6.25% (an effective rate of 6.25% as of March 31, 2004) per annum, and a maturity date of November 1, 2007 and (2) a loan with a principal amount outstanding of $95,000, an adjustable interest rate of three-month LIBOR plus 2.75%, subject to a floor of 6.25% (an effective rate of 6.25% as of March 31, 2004) per annum and a maturity date of November 1, 2004,

•	an additional loan incurred by the entity that owns our Balboa Avenue property with a principal amount outstanding of $175,000, a fixed interest rate of 8.75% per annum and a maturity date of August 19, 2004,

•	a loan secured by our Industrial Road property with a principal amount outstanding as of March 31, 2004 of $34.0 million, an adjustable interest rate of six-month LIBOR plus 3.5% per annum subject to a floor of 7.0% (an effective rate of 7.0% as of March 31, 2004) and a maturity date of May 1, 2005, and

•	an additional loan incurred by the entity that owns our Industrial Road property with a principal amount outstanding as of March 31, 2004 of $3.0 million, a fixed interest rate of 10.5% per annum and a maturity date of the earlier of the refinancing of the interim construction loan or March 2005, and

•	$4.6 million to fund required capital improvements related to our Industrial Road property.

      Any net proceeds remaining after the uses described above, including the proceeds intended for any of the acquisitions described below that are not consummated, will be used for general corporate and working capital purposes. If the underwriters exercise their over-allotment option in full, we expect to use the additional net proceeds, which will be $56.5 million, to acquire additional properties, repay borrowings under our credit facility and for general corporate and working capital purposes.

      Pending application of cash proceeds, we will invest such portion of the net proceeds in interest-bearing accounts and short-term, interest-bearing securities, which are consistent with our intention to qualify for taxation as a REIT.

      A tabular presentation of our estimated use of proceeds follows:

		Percentage
		of Gross
	Dollar Amount	Proceeds

	(in thousands)
Gross offering proceeds	$405,000	100.0%
Underwriting discounts and commissions	28,350	7.0%
Other expenses of offering	3,500	0.9%

Net offering proceeds	373,150	92.1%

Repay indebtedness related to our contribution properties	$56,286	13.9%
Repay indebtedness related to our acquisition properties (net of $50 million of credit facility borrowings)	28,000	6.9%
Pay cash portion of the purchase price of our contribution properties	20,478	5.1%
Pay cash portion of the purchase price of our acquisition properties	261,416	64.5%
Proceeds to fund required capital improvements	4,557	1.1%
Proceeds for general corporate and working capital purposes	2,413	0.6%

Total net offering proceeds used	$373,150	92.1%
Total underwriting discounts, commissions and other expenses	31,850	7.9%

Total application of gross offering proceeds	$405,000	100.0%

      The following table sets forth the consideration we will pay for the contribution and acquisition properties (amounts in thousands):

			Debt	Debt
			Assumed	Assumed
	Cash	Value of	and	and Not	Total Value of
Property Location	Payments	Units	Repaid	Repaid	Consideration

Contribution Properties
Industrial Road	$19,500	$21,922	$36,971	—	$78,393
McKellar Court	—	2,508	—	$10,914 (1)	13,422
Bernardo Center Drive	—	5,039	14,292	—	19,331
Science Center Drive	978	5,622	—	11,783	18,383
Balboa Avenue	—	6,645	5,027	—	11,672

Subtotal — Contribution Properties	20,478	41,736	56,290	22,697	141,201
Acquisition Properties
Landmark at Eastview	99,260	—	—	—	99,260
King of Prussia	9,806	—	78,000	—	87,806
Eisenhower Road	—	1,323	—	2,287	3,610
Elliott Avenue	36,086	—	—	17,327	53,413
Monte Villa Parkway	16,240	—	—	—	16,240
Bridgeview	20,699	—	—	11,900	32,599
Bayshore Boulevard	37,090	—	—	—	37,090
Towne Centre Drive	42,235	—	—	—	42,235

Subtotal — Acquisition Properties	261,416	1,323	78,000	31,514	372,253

Total	$281,894	$43,059	$134,290	$54,211	$513,454

(1)	Represents the debt of our unconsolidated partnership.

     The following chart reflects the value of consideration (dollars in thousands) to be received by each of our affiliates and their family members in connection with the formation transactions:

	Value of		Total Value of
Contributor	Units	Cash Payments	Consideration

Alan D. Gold	$19,812	—	$19,812
Gary A. Kreitzer	12,484	—	12,484
John F. Wilson, II	6,376	—	6,376
Matthew G. McDevitt	668	—	668
Holly K. McDevitt (Mr. McDevitt’s spouse)	655	—	655
Martin L. & Delia Gold Family Trust (Mr. Gold’s parents)	—	$178	178
Julie A-M Wilson (Mr. Wilson’s spouse)	103	—	103
David & Georgette Kreitzer (Mr. Kreitzer’s parents)	—	25	25

      The cash payments made to Messrs. Gold’s and Kreitzer’s parents include loan repayments of $75,000 and $25,000, respectively. The value and the number of the units that we will issue in exchange for contributed property interests was determined by our executive officers based on the costs incurred to acquire and improve the properties, a discounted cash flow analysis, an internal rate of return analysis and an assessment of the fair market value of the properties. No single factor was given greater weight than any other in valuing the properties, and the values attributed to the properties do not necessarily bear any relationship to the book value for the applicable property. We did not obtain any recent third-party property appraisals of the properties to be contributed to our operating partnership in the formation transactions, or any other independent third party valuations or fairness opinions in connection with the formation transactions. As a result, the consideration we pay for these properties and other assets in the formation transactions may exceed their fair market value.

DISTRIBUTION POLICY

      After this offering, we intend to make regular quarterly distributions to our common stockholders. We intend to pay a pro rata initial distribution, covering the partial three-month period commencing on the closing of this offering and ending on September 30, 2004, based on a $0.27 per share distribution rate for a full quarter. This represents an annualized distribution of $1.08 per share, or an annual distribution rate of 7.2% based upon the initial public offering price. This initial estimated annual distribution represents an initial annual distribution rate of 99.0% of our estimated cash available for distribution for the 12 months ending March 31, 2005. Our credit facility limits our ability to pay distributions to our common stockholders. The limitation is based on 95% of FFO plus cash payments received under master leases on our King of Prussia and Bayshore Boulevard properties. We expect that the amount of our intended initial distribution will not exceed this limitation and, therefore, do not anticipate that our ability to pay such distribution will be impaired by the terms of our credit facility. However, there can be no assurances that our ability to pay distributions will not be limited by the terms of our credit facility. You should read the following discussion and the information set forth in the table and footnotes below together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes beginning on page F-1 of this prospectus.

      We established our intended initial distribution based on our estimate of the cash flow that will be available to us for distributions for the 12 months ending March 31, 2005. We based this estimate on adjustments to our pro forma income before minority interests for the 12 months ended December 31, 2003, including an assumption that there will be no new leases or net increases in renewals or terminations of existing leases in our portfolio after July 1, 2004. Additional adjustments include our estimate of $0.30 per square foot for non-revenue enhancing capital expenditures at our properties and our estimate of $0.30 per square foot for recurring tenant improvements and leasing commissions for leases scheduled to expire during the 12 months ending March 31, 2005, as reflected below. We have not adjusted our cash available for distribution for discretionary, revenue-enhancing capital improvements as we do not intend to fund these items from cash available for distribution and, since the timing of making such improvements is discretionary, we do not intend to make such improvements until such time as they will not impair our ability to fund our intended initial distribution rate.

      We believe that our estimate of cash available for distribution constitutes a reasonable basis for setting our initial distribution. Any distributions we make will be at the discretion of our board of directors. We cannot assure you that our estimated distribution will be made or sustained. Our actual results of operations may differ materially from our current expectations. Our actual results of operations will be affected by a number of factors, including the revenue we receive from our properties, our operating expenses, interest expense, the ability of our tenants to meet their obligations and unanticipated expenditures. For more information regarding risk factors that could materially adversely affect our actual results of operations, please see “Risk Factors.” In addition, the exercise of the underwriters’ over-allotment option may affect our cash available for distributions and available reserves, which may affect our ability to make the contemplated distribution.

      The following table describes the calculation of our estimated cash available for distribution for the 12 months ending March 31, 2005. The table reflects our consolidated information, including the limited partners’ interest in our operating partnership. Each unit in our operating partnership may be exchanged for one share of our common stock. References to “minority interests” reflect our partners’ interests in those consolidated properties in which we do not hold a 100% ownership stake.

Amount ($ in 000s)

Pro forma income before minority interests for the year ended December 31, 2003	$10,532
Less: Pro forma income before minority interests for the three months ended March 31, 2003	(2,002)
Add: Pro forma income before minority interests for the three months ended March 31, 2004	1,971

Pro forma income before minority interests for the 12 months ended March 31, 2004	10,501
Add: Depreciation and amortization	19,757
Add: Pro forma depreciation and amortization from unconsolidated partnership	67
Add: Income received under master lease agreement	3,315
Add: Non-cash compensation expense	1,667
Add: Amortization of financing fees	17
Add: New leases signed since March 31, 2004	1,095
Add: Net increases in contractual rent income(1)	1,652
Less: Net decreases in contractual rent income due to lease expirations, assuming no renewals(2)	(1,035)
Less: Net effect of straight-line-rents and acquired in-place leases(3)	(2,085)

Estimated cash flow from operating activities for the 12 months ending March 31, 2005	34,951
Less: Estimated annual provision for recurring tenant improvements and leasing commissions(4)	(690)
Less: Estimated annual provisions for recurring capital expenditures(5)	(690)

Total Estimated cash flows used in investing activities	(1,380)
Estimated cash flows used in financing activities(6)	(488)

Estimated cash available for distribution for the 12 months ending March 31, 2005	33,083
Less: Minority interest’s share of estimated cash available for distribution(7)	(132)

Estimated cash available for distribution for the 12 months ending March 31, 2005	$32,951

Estimated distributions for the 12 months ending March 31, 2005	32,620
Estimated distributions per share/unit for the 12 months ending March 31, 2005(8)	$1.08

Payout ratio based on our share of estimated cash available for distribution(9)	99.0%

(1)	Represents contractual rent increases that were not in effect for the entire 12-month period ended March 31, 2004 and net increases in contractual rental income from renewal that are in effect between March 31, 2004 and March 31, 2005.

(2)	Represents contractual rental income under leases expiring between March 31, 2004 and March 31, 2005 assuming no renewals. This amount excludes approximately $19 related to two month-to-month leases, which we believe will continue to be renewed throughout the 12 months ending March 31, 2005.

(3)	Represents the conversion of estimated rental revenues for the 12 months ended March 31, 2004 from straight-line accrual basis, which includes amortization of acquired lease obligations, to a cash basis of recognition. The adjustment has been computed as follows:

Reverse pro forma straight-line rent adjustment for the 12 months ended March 31, 2004	$(3,365)
Plus: Amortization of assumed net lease obligations (amortization of above market leases)	1,280

Total adjustment	$(2,085)

(4)	Based on management’s estimate of $0.30 per square foot for recurring tenant improvements and leasing commissions.

(5)	Based on management’s estimate of $0.30 per square foot for non-revenue enhancing capital expenditures necessary for the maintenance and upkeep of the properties.

(6)	Represents scheduled pro forma principal amortization for loans in place following the offering and formation transactions.

(7)	Represents minority interest associated with our King of Prussia property.

(8)	Based on a total of 30,203,898 shares of our common stock to be outstanding after the offering, on a fully diluted basis, consisting of 27,000,000 shares to be sold in this offering, which assumes no exercise of the underwriters’ over-allotment option, 333,333 shares of restricted stock with an approximate value of $5.0 million, and 2,870,565 limited partnership units.

(9)	In the event that the underwriters exercise their over-allotment option, we will issue 4,050,000 additional shares, resulting in additional net proceeds of $56.5 million. While we anticipate borrowing $50.0 million under our credit facility in order to repay indebtedness pursuant to the acquisitions, any such borrowings would be repaid through the additional net proceeds from the exercise of the over-allotment option. The remaining additional net proceeds of $6.5 million would be available to fund future acquisitions and for working capital purposes. We have not included such net proceeds in estimating the cash available for distributions for the 12-month period ending March 31, 2005. Based on a total of 34,253,898 shares outstanding, including the exercise of the over-allotment option, the estimated distributions for the 12 months ended March 31, 2005 would be $37.0 million, based on a $0.27 per share per quarter distribution rate. In that case, our payout ratio would increase to 107.1%, including the effect of interest savings attributable to the repayment of borrowings under the credit facility. Our distributions would not be limited by the provisions of our credit facility, as we would have no borrowings outstanding. If we subsequently elect to borrow under the facility, assuming no additional earnings from future investments, we may have to lower the amount of distributions we pay to our stockholders.

CAPITALIZATION

      The following table sets forth, as of March 31, 2004, the historical capitalization of 201 Industrial and our pro forma contribution and acquisition transactions before this offering, and after this offering including the use of the net proceeds as set forth in “Use of Proceeds” and “Certain Relationships and Related Transactions — Formation Transactions and Contribution of Contribution Properties.” You should read this table in conjunction with “Use of Proceeds,” “Certain Relationships and Related Transactions — Formation Transactions and Contribution of Contribution Properties,” “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our unaudited pro forma consolidated information and our financial statements and the notes to our financial statements appearing elsewhere in this prospectus.

	As of March 31, 2004

		Company Pro Forma

	Historical	Before	After
	Predecessor	Offering	Offering
	($ in 000s)	($ in 000s)	($ in 000s)

Mortgages and other secured loans	$36,971	$99,312	$93,297
Minority interest in our operating partnership	—	23,022	23,022
Equity:
Common stock, $0.01 par value, 100,000,000 shares authorized, 27,000,000 shares issued and outstanding on a pro forma basis(1)	—	—	273
Additional paid in capital	—	—	—
Partners’ capital/stockholders’ equity	12,580	—	377,475
Unearned compensation	—	—	(4,997)

Total equity	12,580	—	372,751

Total capitalization	$24,391	$122,334	$489,070

(1)	The common stock outstanding as shown includes common stock to be issued in this offering and restricted stock grants to employees and directors with an aggregate value of $5.0 million (333,333 shares) and excludes 4,050,000 shares issuable upon exercise of the underwriters’ over-allotment option.

DILUTION

      Purchasers of our common stock offered in this prospectus will experience an immediate and substantial dilution of the net tangible book value of their common stock from the initial public offering price. At March 31, 2004, we had a net tangible book value of $12.3 million, or $4.46 per share of our common stock held by existing stockholders, assuming the issuance of units in the formation transactions and the exchange of units into shares of our common stock on a one-for-one basis. After giving effect to the sale of the shares of our common stock offered hereby, the deduction of underwriting discounts and commissions and estimated offering and formation expenses, the receipt by us of the net proceeds of this offering and the use of these funds by our operating partnership as described in “Use of Proceeds,” “Certain Relationships and Related Transactions — Formation Transactions and Contribution of Contribution Properties” and our pro forma financial statements included elsewhere in this prospectus, the pro forma net tangible book value at March 31, 2004 attributable to the common stockholders would have been $308.1 million, or $11.41 per share of our common stock. This amount represents an immediate increase in net tangible book value of $6.95 per unit to existing stockholders and an immediate dilution in pro forma net tangible book value of $3.59 per share from the initial public offering price to new public investors.

      For purposes of these calculations:

•	Net tangible book value per share of our common stock before the formation transactions and this offering is determined by dividing net tangible book value based on March 31, 2004 net book value of the tangible assets of 201 Industrial by the number of shares of our common stock held by existing stockholders.

•	Net increase in pro forma net tangible book value per share of our common stock attributable to the formation transactions, and this offering, is determined by dividing the difference between the March 31, 2004 pro forma net tangible book value, and the March 31, 2004 net tangible book value of 201 Industrial by the number of shares of our common stock held by existing stockholders after this offering.

      Pro forma net tangible book value per share after the formation transactions and this offering is based on pro forma net tangible book value of $308.1 million divided by the sum of 27,000,000 shares of our common stock to be outstanding following the completion of this offering. Dilution in pro forma net tangible book value per share to new investors is determined by subtracting pro forma net tangible book value per share of our common stock after giving effect to the formation transactions and this offering from the initial public offering price paid by a new investor for a share of our common stock.

      The following table illustrates this per share dilution:

Initial public offering price per share		$15.00
Net tangible book value per share before the formation transactions and this offering	$4.46
Net increase in pro forma net tangible book value per share attributable to the formation transactions and this offering	$6.95
Pro forma net tangible book value per share after the formation transactions and this offering		$11.41

Dilution in pro forma net tangible book value per share to new investors		$3.59

SELECTED FINANCIAL DATA

      The following table sets forth selected financial and operating data on a pro forma basis for BioMed Realty Trust, Inc., and on an historical basis for 201 Industrial. We have not presented historical information for BioMed Realty Trust, Inc. because we have not had any corporate activity since our formation other than the issuance of 1,000 shares of common stock in connection with the initial capitalization of our company and because we believe that a discussion of the results of BioMed Realty Trust, Inc. would not be meaningful.

      The following pro forma and historical information should be read in conjunction with our pro forma consolidated financial statements and historical financial statements and notes thereto included elsewhere in this prospectus. Our selected historical balance sheet information at December 31, 2003 and 2002, and the historical statement of operations and other data for the years ended December 31, 2003, 2002 and 2001, have been derived from the historical financial statements of 201 Industrial audited by KPMG LLP, independent registered public accountants, whose report with respect thereto is included elsewhere in this prospectus. 201 Industrial is the largest property of the contribution properties and therefore has been identified as the accounting acquirer pursuant to paragraph 17 of SFAS No. 141. The contribution of the interests in all of the other properties has been accounted for as a purchase in accordance with SFAS No. 141. The historical balance sheet information at March 31, 2004 and December 31, 2001 and 2000, and the historical statement of operations and other data for the three months ended March 31, 2004 and 2003, and the year ended December 31, 2000, have been derived from the unaudited historical financial statements of 201 Industrial. 201 Industrial was formed on October 6, 2000; therefore the operations reflected for 2000 are from inception date (October 6, 2000) through December 31, 2000.

      The unaudited pro forma consolidated balance sheet data are presented as if this offering and the formation transactions all had occurred on March 31, 2004, and December 31, 2003, and the unaudited pro forma consolidated statement of operations and other data for the three months ended March 31, 2004, and the year ended December 31, 2003, are presented as if this offering and the formation transactions all had occurred on the first day of the period presented. The pro forma information is not necessarily indicative of what our actual financial position or results of operations would have been as of or for the period indicated, nor does it purport to represent our future financial position or results of operations.

BioMed Realty Trust, Inc. (Pro Forma) and

Inhale 201 Industrial Road, L.P. (Historical)
(Dollars in thousands, except share and unit data)

	Three Months Ended March 31,			Year Ended December 31,

	Pro Forma			Pro Forma
	Consolidated	Historical		Consolidated	Historical

	2004	2004	2003	2003	2003	2002	2001(1)	2000

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)				(Unaudited)
Statement Of
Operations Data:
Revenues:
Rental	$12,042	$1,562	$1,562	$47,401	$6,275	$5,869	$4,421	$955
Tenant recoveries	4,501	143	179	18,336	717	697	268	101
Management fees	493	7	7	1,978	27	21	15	—
Other income	50	—	—	933	—	—	—	—

	17,086	1,712	1,748	68,648	7,019	6,587	4,704	1,056

Expenses:
Rental operations	6,812	150	188	25,322	800	780	291	104
Depreciation and amortization	4,905	242	238	19,757	955	955	617	5
General and administrative	1,878	3	3	7,516	30	41	32	65

	13,595	395	429	52,595	1,785	1,776	940	174

Income from operations	3,491	1,317	1,319	16,053	5,234	4,811	3,764	882
Equity in net income of unconsolidated partnership	21	—	—	80	—	—	—	—
Interest income	15	—	—	83	1	3	16	4
Interest expense	(1,556)	(686)	(725)	(5,684)	(2,901)	(3,154)	(2,722)	—

Income (loss) before minority interests	1,971	631	594	10,532	2,334	1,660	1,058	886
Minority interests	(219)	—	—	(1,130)	—	—	—	—

Net income (loss)	$1,752	$631	$594	$9,402	$2,334	$1,660	$1,058	$886

Pro forma basic and diluted earnings per share(2)(3)	$0.06	—	—	$0.35	—	—	—	—
Pro forma weighted average common shares outstanding — basic and diluted	27,013,889	—	—	27,055,556	—	—	—	—
Pro forma net income per unit (unaudited)	—	$0.12	—	—	$0.45	—	—	—
Units used in computing pro forma net income per unit (unaudited)	—	5,226,185	—	—	5,226,185	—	—	—
Balance Sheet Data (at period end):
Rental properties, net	$411,455	$46,792	—	—	$47,025	$47,853	$48,627	$36,279
Total assets	500,512	49,933	—	—	50,056	50,732	50,500	37,755
Mortgages and other secured loans	43,297	36,971	—	—	37,208	37,743	36,879	16,039
Total liabilities	104,739	37,353	—	—	37,597	38,563	37,961	25,000
Minority interest	23,022	—	—	—	—	—	—	—
Stockholders’ equity and partners’ capital	372,751	12,580	—	—	12,459	12,169	12,539	12,752
Total liabilities and equity	500,512	49,933	—	—	50,056	50,732	50,500	37,755
Other Data:
Funds from operations(4)	6,867	—	—	$30,252	—	—	—	—
Cash flows from:
Operating activities	—	687	356	—	2,416	1,762	1,239	(410)
Investing activities	—	—	—	—	(105)	(159)	(17,703)	(18,482)
Financing activities	—	(756)	(555)	—	(2,666)	(1,210)	16,569	18,906

	Pro Forma

	Three Months Ended	Year Ended
	March 31, 2004	December 31, 2003

Reconciliation of Pro Forma Funds from Operations
Pro forma net income	$1,752	$9,402
Adjustments:
Pro forma minority interests	219	1,130
Pro forma real estate depreciation and amortization	4,896	19,720

Pro forma funds from operations	$6,867	$30,252

(1)	Balance sheet data are unaudited.

(2)	Pro forma basic earnings per share is computed assuming this offering was consummated as of the first day of the period presented and equals pro forma net income divided by the number of shares of our common stock to be outstanding after this offering excluding the weighted average of the number of unvested shares of restricted stock.

(3)	Pro forma diluted earnings per share is computed assuming this offering was consummated as of the first day of the period presented. Pro forma diluted earnings per share equals pro forma net income divided by the sum of the number of shares of our common stock to be outstanding after this offering excluding the weighted average number of unvested shares of restricted stock, plus an amount computed using the treasury stock method with respect to the unvested shares of our restricted stock.

(4)	As defined by NAREIT, FFO represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      You should read the following discussion in conjunction with “Selected Financial Data” and our audited financial statements and the related notes thereto appearing elsewhere in this prospectus. “Contribution properties” refers to the five properties being contributed to us as part of our formation transactions, which were previously owned by entities affiliated with Bernardo Property Advisors, Inc. “201 Industrial” refers to the contribution property that is considered for accounting purposes to be our acquirer, while “Bernardo properties” refers to the other four contribution properties and Bernardo Property Advisors, Inc. on a combined basis. Where appropriate, the following discussion includes analysis of the historical combined financial statements of the contribution properties, which were derived from the audited and unaudited historical financial statements of 201 Industrial and Bernardo properties included elsewhere in this prospectus, the effects of this offering and the formation transactions. These effects are reflected in the pro forma consolidated financial statements appearing elsewhere in this prospectus. References to “we,” “us” and “our” refer to BioMed Realty Trust, Inc. or to the contribution properties, as applicable.

Overview

      BioMed Realty Trust, Inc. is a Maryland corporation formed in April 2004 to succeed to the business of Bernardo Property Advisors, Inc. and its affiliated entities, or Bernardo. We intend to focus on acquiring, owning, leasing, managing and selectively developing laboratory and office space for lease to life science tenants, including biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry.

      As part of our formation transactions, affiliates of Bernardo will contribute five properties that are under their common management to us in exchange for 2,870,565 units in our operating partnership. We refer to these properties as the contribution properties. 201 Industrial is considered for accounting purposes to be our acquirer. As such, the historical financial statements presented herein for 201 Industrial were prepared on a stand-alone basis. The financial statements of the four remaining contribution properties are presented herein on an historical combined basis. Management does not consider the financial condition and operating results of 201 Industrial on a stand-alone basis to be indicative of the operating results of Bernardo taken as a whole. Therefore, the following discussion relates to the financial condition and operating results of Bernardo and the five contribution properties under Bernardo’s common management on a combined historical basis, which we refer to as the Combined Contribution Properties. Management believes this presentation provides a more meaningful discussion of the financial condition and operating results of Bernardo and the five properties over which it has provided continuous common management throughout the applicable reporting periods. In order to present these results on a meaningful combined basis, the historical combined financial information for all periods presented includes combining entries to reflect the partner’s capital of 201 Industrial which was not owned by management.

      The following table sets forth the basis for presenting the historical combined financial information of the Combined Contribution Properties.

	Inhale			Combined
	201 Industrial	Bernardo	Combining	Contribution
	Road, L.P.	Properties	Entries	Properties

Year Ended December 31, 2003:
Revenues:
Rental	$6,275	$5,933	—	$12,208
Tenant recoveries	717	618	—	1,335
Management fees	27	134	—	161

	7,019	6,685	—	13,704

Expenses:
Rental operations	800	596	—	1,396
Depreciation and amortization	955	1,174	—	2,129
General and administrative	30	245	—	275

	1,785	2,015	—	3,800

Income from operations	5,234	4,670	—	9,904
Interest income	1	35	—	36
Interest expense	(2,901)	(3,413)	—	(6,314)

Income before minority interests	2,334	1,292	—	3,626
Minority interests	—	(588)	(1,367)	(1,955)

Net income	$2,334	$704	$(1,367)	$1,671

	Inhale			Combined
	201 Industrial	Bernardo	Combining	Contribution
	Road, L.P.	Properties	Entries	Properties

Year Ended December 31, 2002:
Revenues:
Rental	$5,869	$5,933	—	$11,802
Tenant recoveries	697	620	—	1,317
Management fees	21	133	—	154

	6,587	6,686	—	13,273

Expenses:
Rental operations	780	595	—	1,375
Depreciation and amortization	955	1,181	—	2,136
General and administrative	41	254	—	295

	1,776	2,030	—	3,806

Income from operations	4,811	4,656	—	9,467
Interest income	3	59	—	62
Interest expense	(3,154)	(3,551)	—	(6,705)

Income before minority interests	1,660	1,164	—	2,824
Minority interests	—	(562)	(965)	(1,527)

Net income	$1,660	$602	$(965)	$1,297

	Inhale			Combined
	201 Industrial	Bernardo	Combining	Contribution
	Road, L.P.	Properties	Entries	Properties

Year Ended December 31, 2001:
Revenues:
Rental	$4,421	$5,933	—	$10,354
Tenant recoveries	268	567	—	835
Management fees	15	93	—	108

	4,704	6,593	—	11,297

Expenses:
Rental operations	291	526	—	817
Depreciation and amortization	617	1,117	—	1,794
General and administrative	32	224	—	256

	940	1,927	—	2,867

Income from operations	3,764	4,666	—	8,430
Interest income	16	78	—	94
Interest expense	(2,722)	(4,069)	—	(6,791)

Income before minority interests	1,058	675	—	1,733
Minority interests	—	(388)	(617)	(1,005)

Net income	$1,058	$287	$(617)	$728

	Inhale			Combined
	201 Industrial	Bernardo	Combining	Contribution
	Road, L.P.	Properties	Entries	Properties

Three Months Ended March 31, 2004 (Unaudited):
Revenues:
Rental	$1,562	$1,482	—	$3,044
Tenant recoveries	143	152	—	295
Management fees	7	32	—	39

	1,712	1,666	—	3,378

Expenses:
Rental operations	150	140	—	290
Depreciation and amortization	242	284	—	526
General and administrative	3	58	—	61

	395	482	—	877

Income from operations	1,317	1,184	—	2,501
Interest income	—	5	—	5
Interest expense	(686)	(852)	—	(1,538)

Income before minority interests	631	337	—	968
Minority interests	—	(158)	(370)	(528)

Net income	$631	$179	$(370)	$440

	Inhale			Combined
	201 Industrial	Bernardo	Combining	Contribution
	Road, L.P.	Properties	Entries	Properties

Three Months Ended March 31, 2003 (Unaudited):
Revenues:
Rental	$1,562	$1,482	—	$3,044
Tenant recoveries	179	156	—	335
Management fees	7	36	—	43

	1,748	1,674	—	3,422

Expenses:
Rental operations	188	143	—	331
Depreciation and amortization	238	293	—	531
General and administrative	3	58	—	61

	429	494	—	923

Income from operations	1,319	1,180	—	2,499
Interest income	—	8	—	8
Interest expense	(725)	(858)	—	(1,583)

Income before minority interests	594	330	—	924
Minority interests	—	(151)	(348)	(499)

Net income	$594	$179	$(348)	$425

      Our business will consist of acquiring and managing office and laboratory properties primarily leased on a triple-net basis to life science tenants. We acquired our existing portfolio over the last six years using our focused acquisition strategy. This strategy emphasizes a critical review of each property’s location, design elements and suitability for alternative tenants. In most cases, we negotiated and structured the lease in connection with the acquisition. Accordingly, we performed a thorough review of the financial position of the tenant and its needs as part of this process. For properties with leases in place when we acquired them, we structured our acquisition based on our careful consideration of the financial position and prospects of the tenants, as well as the lease structure and remaining term of the lease. See “Business and Properties — Our Business Strategy.”

      Our tenant focus is on entities in the life science industry. Compared to more generic office and industrial properties, properties suitable for use by life science tenants often have enhanced floor rigidity and load bearing capacities, higher floor-to-ceiling clear heights, enhanced electrical, plumbing and HVAC systems and other improved infrastructure.

      We believe that properties suitable for tenants in the life science industry will provide a favorable risk-adjusted rate of return. This belief is based on a number of factors, including:

•	High demand for this property type due to overall growth in the life science industry and the mission-critical nature of these properties to tenants in that industry,

•	Restricted supply of this property type resulting from:

•	lack of familiarity with the investment merits of the life science industry by the real estate market in general,

•	the unique construction and design elements for this property type, which keep many landlords focused on lower-cost office space, warehouse space and other types of real estate investments, and

•	low availability of suitable financing for properties containing life science tenants. Management’s experience is that many lenders will not underwrite properties designed for life science tenants because of the high cost per square foot and the fact that many tenants in the industry are not profitable.

      Leases for life science tenants typically include triple-net leases but also include gross leases and modified gross leases. Triple-net leases require the tenant to pay its pro rata share of substantially all property operating expenses, including property taxes, insurance, maintenance and utilities. Gross leases require the landlord to pay all property operating expenses, and modified gross leases require the landlord and the tenant each to pay a portion of the property operating expenses. Currently our entire portfolio consists of triple-net leases where the tenants reimburse us for substantially all of their pro rata share of the properties’ operating expenses or modified gross leases where tenants reimburse us for a portion of the properties’ operating expenses. Our leases include annual rent escalations, typically ranging from 2% to 7% annually.

      Consistent with life science industry practices with respect to triple-net leases, our tenants are generally responsible for capital expenditures and maintenance necessary to maintain the condition of the property. The shifting of all or a large portion of operating and capital expenditures to tenants under triple-net or modified gross leases results in a business with relatively low overhead and that, as a consequence, we believe is highly scalable. Furthermore, our tenants typically make significant expenditures for tenant improvements. Many of these improvements become our property at the conclusion of the lease. This investment serves as a barrier to exit for our current tenants and as an inducement for prospective tenants if we need to re-lease the space.

      At March 31, 2004, our portfolio consisted of five properties with 400,000 rentable square feet. These properties were approximately 88% leased, and finished space was 100% leased. The weighted-average remaining lease term for our leases is approximately 10 years.

      When we complete this offering and the formation transactions, we will have total assets with a value of approximately $500.5 million. Our real estate assets will comprise 2.4 million rentable square feet and will be 94.7% leased. They will all be located within our target markets, which we believe are rapidly growing markets for tenants in the life science industry.

      Our objective is to use debt to finance, on average, approximately 50% of the acquisition cost of the properties that we buy. We intend to leverage the equity we raise in this offering by financing our future acquisitions with a combination of equity, long-term fixed- or floating-rate debt as well as floating-rate credit facilities. We intend to obtain a $100.0 million unsecured credit facility for which we have a commitment letter. We expect to use the facility principally to finance acquisitions, including $50.0 million to repay indebtedness related to our acquisition properties, and to refinance certain properties. Our objective is to finance each property with long-term fixed-rate debt with a maturity matching or exceeding, to the extent possible, the remaining term of the lease. This strategy minimizes interest rate risk and should result in more consistent and reliable cash flows. As a result of the formation transactions and our leverage capacity, we expect to have $93.3 million of debt and the capability to acquire an additional $355.0 million of properties, assuming a leverage ratio of approximately 50%. We believe that our financing plan will enable us to execute on our acquisition strategy as detailed in “Business and Properties — Our Business Strategy.”

      The following non-recurring items associated with the formation transactions will affect future results of operations:

•	The repayment of existing debt will reduce interest expense.

•	The acquisition of rental properties will increase rental revenues and depreciation and amortization. Depending on the structure of our leases, tenant recoveries and rental operations expense may also increase.

•	The additional debt we incur to finance acquisitions will increase interest expense.

•	The additional personnel needed to expand our acquisition efforts, the additional personnel necessary to operate a public company and the increased legal, accounting, administrative and other costs associated with operating a public company will increase general and administrative expenses.

Critical Accounting Policies

      Our discussion and analysis of our financial condition and results of operations are based upon our combined financial statements, which have been prepared in accordance with GAAP. Our significant accounting policies are described in the notes to our combined financial statements. The preparation of these financial statements in conformity with GAAP requires us to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. We base these estimates, judgments and assumptions on historical experience and on various other factors that we believe to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions, as described below. We believe our critical accounting policies are as follows:

REIT Compliance

      We intend to elect to be taxed as a REIT under the Code. Qualification as a REIT involves the application of highly technical and complex provisions of the Code to our operations and financial results and the determination of various factual matters and circumstances not entirely within our control. We believe that our current organization and method of operation comply with the rules and regulations promulgated under the Code to enable us to qualify, and continue to qualify, as a REIT. However, it is possible that we have been organized or have operated in a manner that would not allow us to qualify as a REIT, or that our future operations could cause us to fail to qualify.

      If we fail to qualify as a REIT in any taxable year, then we will be required to pay federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. If we lose our REIT status, then our net earnings available for investment or distribution to stockholders would be significantly reduced for each of the years involved, and we would no longer be required to make distributions to our stockholders.

Rental Properties

      We are required to make subjective assessments as to the fair value of assets and liabilities in connection with purchase accounting adjustments recorded related to rental properties acquired by us. For rental properties acquired prior to June 30, 2001, the effective date of Statement of Financial Accounting Standards No. 141, Business Combinations, this includes allocating the value of real estate acquired among the building, land, improvements and the fair value (or negative value) of above-market or below-market values of in-place leases.

      We estimate the fair value of rental properties utilizing a number of sources, including independent appraisals that may be obtained when we acquire a property. In estimating a property’s fair value, management also considers information obtained as a result of its pre-acquisition due diligence, marketing and leasing activities. As a result of our estimates, we may value our properties either at, below or above market value, which may result in paying cash or issuing units in excess of the fair value of the properties.

      Subsequent to June 30, 2001, when determining the allocation of the purchase price of our rental properties, we estimate the value of the rental properties as of the acquisition date on an “as if vacant” basis; allocate the “as if vacant” value among land, land improvements, buildings, building improvements, tenant improvements and equipment; calculate the value of the intangibles as the difference between the “as if vacant” value and the purchase price; and allocate the intangible value to above-, below- and at-market leases, costs associated with in-place leases, tenant relationships and other intangible assets.

      We depreciate the values allocated to buildings and improvements on a straight-line basis using an estimated life of 40 years. The values of above-and below-market leases are amortized over the remaining life of the related lease and recorded as either an increase (for below-market leases) or a decrease (for above-market leases) to rental revenue. We amortize the values of other intangible assets over their estimated useful lives. Changes in these estimates would directly impact our results of operations. Due to the nature and subjectivity of these estimates, we may not properly value our rental properties and intangible assets, which would result in future changes to depreciation and amortization and allocations to rental revenue that may be greater than or less than actual amounts that should be recorded.

      We individually evaluate rental properties for impairment when conditions exist that may indicate that it is probable that the sum of expected future undiscounted cash flows is less than its carrying amount. If we determine that an impairment has occurred, we record a write-down to reduce the carrying amount of the property to its estimated fair value, if lower. We are required to make subjective assessments as to whether there are impairments in the values of our rental properties, which has a direct impact on our results of operations. Due to the nature and subjectivity of these estimates, we may not recognize losses from impairment of our rental properties in the proper period, if at all, if we fail to identify relevant factors or use incorrect assumptions in determining impairment.

Recognition of Rental Revenue

      Rental revenue from leases with scheduled rent increases, free rent and other rent adjustments that are determinable at lease inception are recognized on a straight-line basis over the respective lease terms. The amounts currently recognized as revenue and expected to be received in later years are included in accrued rent in our combined balance sheets.

      Certain lease agreements also contain provisions that require tenants to reimburse us for real estate taxes, insurance and common area maintenance costs. We include such amounts in both revenue and operating expenses when we are the primary obligor for these expenses and assume the risks and rewards of a principal under these arrangements. However, under leases where the tenant pays these expenses directly, such amounts are not included in revenues or expenses.

      We must make estimates related to the collectibility of our tenant receivables, due from affiliates, accrued rent and other receivables. We specifically analyze tenant creditworthiness to assess recoverability of these amounts, which has a direct impact on our results of operations. We continue to monitor collectibility on an ongoing basis. However, we may not accurately assess ultimate collectibility, which would result in expense recognition in an incorrect period. It is possible, but not reasonably likely, that at least a portion of our receivables will not be collected in the future.

      Due to the nature of estimates, actual outcomes may differ from that which we anticipate. Management uses its operational and financial expertise, historical data, and to a lesser extent, industry and competitor data, to assist in arriving at these estimates. Our estimates have been historically accurate in the past.

      In connection with certain property acquisitions, we expect to receive payments under master lease agreements pertaining to some spaces which were not producing rent at the time of the purchase. GAAP requires that upon receipt, these payments are to be recorded as a reduction in the purchase price of the properties rather than as rental income in accordance with EITF 85-27.

Results of Operations of Our Combined Contribution Properties

      Following is a comparison, for the three months ended March 31, 2004 and 2003, for the years ended December 31, 2003 and 2002 and for the years ended December 31, 2002 and 2001, of the combined operating results of the Combined Contribution Properties. Those Combined Contribution Properties include Bernardo Property Advisors, Inc., Inhale 201 Industrial Road, L.P., 10255 Science Center Drive, L.P., 8808 Balboa Avenue, LLC, 17190 Bernardo Center Drive, L.P., and 10165 McKellar Court L.P.

Comparison of Three Months Ended March 31, 2004 to Three Months Ended March 31, 2003

      Rental revenue remained constant at $3.0 million for the three months ended March 31, 2004 and for the three months ended March 31, 2003. This is due to the company recognizing revenue on a straight line basis as required by GAAP.

      Tenant recoveries, which includes insurance, property taxes and other operating expenses paid by the tenants, decreased $40,000, or 11.9%, to $295,000 for the three months ended March 31, 2004 compared to $335,000 for the three months ended March 31, 2003. The decrease resulted from a reduction in the property tax assessment at the Industrial Road property due to a property tax appeal process concluded in October 2003.

      Management fees are primarily comprised of fees paid by the tenants to the property owner pursuant to the leases. These management fees were $39,000 for the three months ended March 31, 2004 compared to $43,000 for the three months ended March 31, 2003.

      Rental operations expenses decreased by $41,000, or 12.4%, to $290,000 for the three months ended March 31, 2004 compared to $331,000 for the three months ended March 31, 2003. The decrease in operating expenses, which are substantially all recoverable from the tenants, resulted primarily from a decrease in assessed property taxes at the Industrial Road property.

      Depreciation and amortization decreased by $5,000 to $526,000 for the three months ended March 31, 2004 compared to $531,000 for the three months ended March 31, 2003.

      General and administrative expenses remained constant at $61,000 for the three months ended March 31, 2004 and for the three months ended March 31, 2003.

      Interest income was $5,000 for the three months ended March 31, 2004 compared to $8,000 for the three months ended March 31, 2003. The decrease was a result of lower cash balances in 2004.

      Interest expense decreased by $45,000, or 2.8%, to $1.5 million for the three months ended March 31, 2004 compared to $1.6 million for the three months ended March 31, 2003. The decrease resulted from reductions in the principal balances of secured notes payable outstanding during the applicable periods.

      Minority interest increased by $29,000, or 5.8%, to $528,000 for the three months ended March 31, 2004 compared to $499,000 for the three months ended March 31, 2003. The increase in minority interest is a result of allocation of net income to non-controlling interests.

Comparison of Year Ended December 31, 2003 to Year Ended December 31, 2002

      Rental revenue increased by $406,000, or 3.4%, to $12.2 million for 2003 compared to $11.8 million for 2002. The increase resulted from reduced rental rates charged during the build-out period for a portion of the Industrial Road property. Specifically, the tenant received a temporary rent reduction of $531,000 from October 2001 to October 2002, based on a pre-established formula as defined in the lease agreement.

      Tenant recoveries, which includes insurance, property taxes and other operating expenses paid by the tenants remained consistent at approximately $1.3 million for 2003 and 2002.

      Management fees are primarily comprised of fees paid by the tenant to the property owner pursuant to the lease. These management fees were $161,000 for 2003 compared to $154,000 for 2002. The increase in 2003 was due to contractual increases as defined in the lease agreements. We will continue to collect and earn these management fees following the formation transactions.

      Rental operations expenses remained consistent at approximately $1.4 million for 2003 and 2002. These expenses include insurance, property taxes and other operating expenses and were substantially recovered from the tenants. Certain costs of earthquake insurance totaling $56,000 in 2003 and $62,000 in 2002 were paid by the limited partnership owning the Industrial Road property and were not recoverable from the tenant.

      Depreciation and amortization remained consistent at $2.1 million for 2003 and 2002.

      General and administrative expenses decreased by $20,000, or 6.8%, to $275,000 for 2003 compared to $295,000 for 2002. This decrease was due primarily to one time professional fees of $17,000 incurred in 2002.

      Interest income was $36,000 for 2003 compared to $62,000 for 2002. The decrease was primarily due to a decrease in an amount due from a tenant for tenant improvements at the Balboa Avenue property. Additionally, we earned lower interest rates on cash balances in 2003 compared to 2002.

      Interest expense decreased by $391,000, or 5.8%, to $6.3 million for 2003 compared to $6.7 million for 2002. This decrease resulted from reductions in the principal balances outstanding and a decrease in the interest rate floor (minimum contractual rate) on one of our variable-rate loans in August 2002. The weighted-average effective interest rate on our borrowings remained constant at 7.42% from December 31, 2002 to December 31, 2003.

      Minority interest increased $428,000, or 28.0%, to $2.0 million for 2003 compared to $1.5 million in 2002. The increase in minority interest is a result of the consistent percentage allocation to non-controlling interests of income before minority interest, which increased as a result of the changes discussed above.

Comparison of Year Ended December 31, 2002 to Year Ended December 31, 2001

      Rental revenue increased by $1.4 million, or 14.0%, to $11.8 million for 2002 compared to $10.4 million for 2001. The increase resulted primarily from the tenant at the Industrial Road property leasing 46,000 square feet of additional space beginning in October 2001. As a result, we do not believe that our period-to-period financial data are comparable.

      Tenant recoveries increased by $482,000, or 57.7%, to $1.3 million for 2002 compared to $835,000 for 2001. The increase resulted primarily from increases in property taxes, insurance and other operating expenses at the Industrial Road property as a result of the completion of construction of the second phase of the project in October 2001 that were reimbursed by the tenant. Tenant recoveries are recoverable operating expenses pursuant to our leases with certain of our tenants.

      Management fees were $154,000 for 2002 compared to $108,000 for 2001. The increase was primarily due to increased contractual amounts and increased fees earned on the Industrial Road property.

      Rental operations expenses increased by $558,000, or 68.3%, to $1.4 million for 2002 compared to $817,000 for 2001. These operating expenses, which were substantially recovered from the tenants through tenant recoveries, increased primarily as a result of increased property taxes, insurance and other operating costs following the build-out of the Industrial Road property. We incurred the costs of earthquake insurance (totaling $62,000 in 2002), which were not recoverable from the tenant. There was no earthquake insurance in 2001.

      Depreciation and amortization increased by $342,000, or 19.1%, to $2.1 million for 2002 compared to $1.8 million for 2001. The increase resulted from the completion of the second phase of the Industrial Road property in October 2001. Additionally, certain building costs on the first phase of property totaling $4.7 million were completed and placed in service in April 2001.

      General and administrative expenses increased by $39,000, or 15.2%, to $295,000 for 2002 compared to $256,000 for 2001, primarily due to increased general and administrative expenses at Bernardo Property Advisors whereby general office expense costs increased by $23,000. Additionally, the Balboa Avenue property incurred $17,000 of one time professional fees in 2002.

      Interest income was $62,000 for 2002 compared to $94,000 for 2001. The decrease was primarily due to a decrease in an amount due from a tenant for tenant improvements at the Balboa Avenue property. Additionally, we earned lower interest rates on cash balances in 2002 compared to 2001.

      Interest expense decreased by $86,000, or 1.3%, to $6.7 million for 2002 compared to $6.8 million for 2001. The decrease resulted primarily from decreased indebtedness and a decrease in the floating interest rate on our variable-rate loans. The weighted-average effective interest rate on our borrowings decreased from 7.58% as of December 31, 2001 to 7.42% as of December 31, 2002.

      Minority interest increased $522,000, or 51.9%, to $1.5 million for 2002 compared to $1.0 million in 2001. The increase in minority interest is a result of the consistent percentage allocation to non-controlling interests of income before minority interest, which increased as a result of the changes discussed above.

Liquidity and Capital Resources

      Our short-term liquidity requirements consist primarily of funds to pay for operating expenses and other expenditures directly associated with our properties, including:

•	interest expense and scheduled principal payments on outstanding indebtedness,

•	general and administrative expenses,

•	future distributions expected to be paid to our stockholders, and

•	unanticipated capital expenditures, tenant improvements and leasing commissions.

      We historically have satisfied our short-term liquidity requirements through our existing working capital and cash provided by our operations. Our rental revenue, provided by our triple-net leases, and minimal unreimbursed operating expenses generally provide cash inflows to meet our debt service obligations, pay general and administrative expenses, and fund regular distributions.

      We have obtained a commitment letter from U.S. Bank, N.A. for a three-year $100.0 million revolving unsecured credit facility. Although we have a commitment letter for such facility, we may be unable to close on the facility based on the terms described in this prospectus or at all. If we are unable to obtain a credit facility, we would be unable to repay some of the mortgage indebtedness associated with our acquisition properties.

      The credit facility would bear interest at LIBOR plus a margin, which could vary between 120 basis points and 175 basis points depending on our overall leverage. Availability under the facility would be subject to a borrowing base, which would be determined pursuant to a formula based in part on our quarterly operating cash flow. This borrowing base is subject to adjustment based on lender approvals and certain criteria, including property and tenant concentration limits, and minimum property and portfolio leasing levels. We anticipate that the full amount of the facility, $100.0 million, will be available to us upon the closing of this offering. The facility includes an accordion feature which would allow us to increase the size of the facility to $200.0 million, subject to the lender’s ability to syndicate the additional portion of the facility.

      The facility is expected to contain customary financial and other restrictive covenants, including:

•	Maximum leverage ratio (defined as total liabilities/gross asset value) of 50%

•	EBITDA to interest expense of not less than 2.00 : 1.00

•	EBITDA to debt service of not less than 1.75 : 1.00

•	Unencumbered net operating income to unsecured interest expense of not less than 2.00 : 1.00

      Furthermore, the facility will limit distributions to 95% of FFO plus cash payments received under master leases on our King of Prussia and Bayshore Boulevard properties, but not less than the minimum necessary to enable us to meet our REIT income distribution requirements. Our compliance with this facility in future periods will depend substantially on the financial results of our properties.

      Our long-term liquidity requirements consist primarily of funds to pay for scheduled debt maturities, renovations, expansions and other non-recurring capital expenditures that need to be made periodically and the costs associated with acquisitions of properties that we pursue. Historically, we have satisfied our long-term liquidity requirements through various sources of capital, including our existing working capital, cash provided by operations, equity contributions from investors, and long-term mortgage debt. As a public company, we expect to have increased access to cost effective capital, including existing sources, as well as public and private debt and equity offerings.

      As of March 31, 2004, the aggregate purchase price of our acquisition properties (including closing costs) was $372.3 million. We intend to fund these acquisitions as follows:

•	$261.4 million in cash proceeds from the offering,

•	$78.0 million from the assumption of debt which we expect to repay in part through $50.0 million of credit facility borrowings,

•	$31.5 million from the assumption of debt not expected to be repaid upon closing of the acquisitions, and

•	$1.3 million of units issued.

      We expect our debt to contain customary restrictive covenants, including provisions that may limit our ability, without the prior consent of the lender, to incur additional indebtedness, further mortgage or transfer the applicable property, purchase or acquire additional property, discontinue insurance coverage, change the conduct of our business or make loans or advances to, enter into any merger or consolidation with, or acquire the business, assets or equity of, any third party.

      We will have increased general and administrative expenses, including salaries, rent, professional fees and other corporate level activity associated with operating a public company. We anticipate that our staffing levels will increase from our current level of six to between 12 and 15 corporate staff during the next 12 months. This does not include 24 employees being added in connection with the acquisition of the Landmark at Eastview property, the majority of the cost of which is recoverable from the tenants. We also expect to enter into an agreement to rent additional office space to facilitate our growth, and to incur additional professional fees to meet the reporting requirements of the Securities Exchange Act of 1934, as amended. As a result, we expect our general and administrative costs to increase during our first full year of operations as a public company to approximately $7.5 million. The timing and level of these costs and our ability to pay these costs with cash flow from our operations depends on our execution of our business plan, the number of properties we ultimately acquire and our ability to attract qualified individuals to fill these new positions. We believe that our existing cash, together with the net proceeds of this offering, will be sufficient to fund our operations for at least the next 12 months.

Commitments and Contingencies

      The following table outlines the timing of required payments (dollars in thousands) related to 201 Industrial commitments as of December 31, 2003:

	Payments by Period

	Total	2004	2005-2006	2007-2008	Thereafter

Secured notes payable	$34,208	$—	$34,208	$—	$—
Related party loan	3,000	—	3,000	—	—
Capital improvements	4,557	957	3,600	—	—

Total	$41,765	$957	$40,808	$—	$—

      The following table outlines the timing of required payments (dollars in thousands) related to Bernardo properties commitments as of December 31, 2003:

	Payments by Period

	Total	2004	2005-2006	2007-2008	Thereafter

Secured notes payable	$41,979	$1,022	$2,343	$16,981	$21,633
Lease commitment	108	52	56	—	—
Related party loans	100	—	100	—	—
Unsecured term loan	175	175	—	—	—

Total	$42,362	$1,249	$2,499	$16,981	$21,633

Cash Distribution Policy

      We will elect to be taxed as a REIT under the Code commencing as of our taxable year ending December 31, 2004. To qualify as a REIT, we must meet a number of organizational and operational requirements, including the requirement that we distribute currently at least 90% of our ordinary taxable income to our stockholders. It is our intention to comply with these requirements and maintain our REIT status. As a REIT, we generally will not be subject to corporate federal, state or local income taxes on taxable income we distribute currently (in accordance with the Code and applicable regulations) to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal, state and local income taxes at regular corporate rates and may not be able to qualify as a REIT for subsequent tax years. Even if we qualify for federal taxation as a REIT, we may be subject to certain state and local taxes on our income and to federal income and excise taxes on our undistributed taxable income, i.e., taxable income not distributed in the amounts and in the time frames prescribed by the Code and applicable regulations thereunder.

Funds From Operations

      As defined by NAREIT, FFO represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

      The following table presents a reconciliation of our pro forma funds from operations for the period presented.

	Pro Forma

	Three Months
	Ended	Year Ended
	March 31,	December 31,
	2004	2003

Pro forma net income	$1,752	$9,402
Adjustments:
Pro forma minority interests	219	1,130
Pro forma real estate depreciation and amortization	4,896	19,720

Pro forma funds from operations	$6,867	$30,252

Inflation

      Some of our leases contain provisions designed to mitigate the adverse impact of inflation. These provisions generally increase rental rates during the terms of the leases either at fixed rates or indexed escalations (based on the Consumer Price Index or other measures). We may be adversely impacted by inflation on the leases that do not contain indexed escalation provisions. In addition, most of our leases require the tenant to pay an allocable share of operating expenses, including common area maintenance costs, real estate taxes and insurance. This may reduce our exposure to increases in costs and operating expenses resulting from inflation, assuming our properties remain leased and tenants fulfill their obligations to reimburse us for such expenses.

New Accounting Pronouncements

      In December 2003, the Financial Accounting Standards Board issued Interpretation No. 46R, “Consolidation of Variable Interest Entities,” which addresses consolidation by business enterprises of variable interest entities. In general, a variable interest entity is a corporation, partnership, trust, or any other legal structure used for business purposes that either (1) does not have any equity investors with voting rights or (2) has equity investors that do not provide sufficient financial resources for the entity to support its activities. A variable interest entity often holds financial assets, including loans or receivables, real estate or other property. A variable interest entity may be essentially passive or it may engage in research and development or other activities on behalf of another company. The objective of Interpretation No. 46R is not to restrict the use of variable interest entities but to improve financial reporting by companies involved with variable interest entities. Until now, a company generally has included another entity in its consolidated financial statements only if it controlled the entity through voting interests. Interpretation No. 46R changes that by requiring a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or is entitled to receive a majority of the entity’s residual returns or both. The consolidation requirements of Interpretation No. 46R apply immediately to variable interest entities created after December 2003. After completion of the offering and the formation transactions, the only variable interest entity we expect to have an interest in is 10165 McKellar Court, L.P. We do not believe that we are the primary beneficiary of this variable interest entity. As this partnership is already accounted for using the equity method, adoption of Interpretation No. 46R is not expected to have a material effect on our financial condition or results of operations.

Quantitative and Qualitative Disclosures About Market Risk

      Our future income, cash flows and fair values relevant to financial instruments depend upon prevailing market interest rates. Market risk is the exposure to loss resulting from changes in interest rates, foreign currency exchange rates, commodity prices and equity prices. The primary market risk to which we believe we are exposed is interest rate risk. Many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors that are beyond our control contribute to interest rate risk.

      As of March 31, 2004, our debt included fixed-rate notes with a carrying value of $54.2 million. Changes in market interest rates impact the fair market value of our fixed-rate debt but have no impact on interest incurred or cash flow. The sensitivity analysis related to our fixed-rate debt assumes an immediate 100 basis point move in interest rates from their actual March 31, 2004 levels, with all other variables held constant.

      A 100 basis point increase in market interest rates would result in a decrease in the fair value of our fixed-rate debt by approximately $1.4 million at December 31, 2003. A 100 basis point decrease in market interest rates would result in an increase in the fair market value of our fixed-rate debt by approximately $1.5 million at December 31, 2003. As of December 31, 2003, a 100 basis point increase or decrease in interest rates on our variable rate loans would have increased or decreased our interest expense by approximately $2,820 annually. This nominal impact reflects the fact that three of our four variable-rate loans have interest rate floors whereby a 100 basis point increase or decrease in the associated interest rates has no impact on the related interest expense.

      In order to modify and manage the interest rate characteristics of our outstanding debt and to limit the effects of interest rate risks on our operations, we may utilize a variety of financial instruments, including interest rate swaps, caps, floors and other interest rate exchange contracts. The use of these types of instruments to hedge our exposure to changes in interest rates carries additional risks, including counterparty credit risk, the enforceability of hedging contracts and the risk that unanticipated and significant changes in interest rates will cause a significant loss of basis in the contract. To limit counterparty credit risk we will seek to enter into such agreements with major financial institutions with high credit ratings. There can be no assurance that we will be able to adequately protect against the foregoing risks and will ultimately realize an economic benefit that exceeds the related amounts incurred in connection with engaging in such hedging activities.

BUSINESS AND PROPERTIES

Business Overview

      We are a Maryland corporation formed in April 2004 to succeed to the business of Bernardo. We intend to focus on acquiring, owning, leasing, managing and selectively developing laboratory and office space for lease to life science tenants, including biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry.

      When we complete this offering and the formation transactions, we will own 13 properties, which include 30 buildings with an aggregate of 2.4 million rentable square feet of life science and laboratory real estate, which were 94.7% leased as of March 31, 2004. These properties include an aggregate of 400,000 rentable square feet relating to the five contribution properties, which were 88.2% leased as of March 31, 2004, and an aggregate of 2.0 million rentable square feet relating to the eight acquisition properties, which were 96.0% leased as of March 31, 2004. We will own a 100% interest in all of our properties, except for two properties in which unaffiliated third parties will own minority interests.

      We will acquire interests in the contribution properties, as well as certain property management, leasing and real estate development operations and other assets, from over 15 separate entities and individuals. Alan D. Gold, our Chief Executive Officer, Gary A. Kreitzer, our Executive Vice President, and John F. Wilson, II, our Chief Financial Officer, control the entities that own the contribution properties. In exchange for the contribution properties and one acquisition property owned by Matthew G. McDevitt, our Vice President, Acquisitions, our operating partnership will issue 2,673,173 limited partnership units with a value of $40.1 million to our executive officers and directors. In addition, we will acquire interests in certain of the contribution properties from unaffiliated third parties for $20.4 million in cash and 197,392 limited partnership units with a value of $3.0 million. In connection with these transactions, we will assume $70.4 million of debt and other obligations ($56.3 million of which we will repay with the proceeds of this offering), excluding $10.9 million associated with our unconsolidated partnership. We did not obtain any recent third-party appraisals of the contribution properties and other assets to be contributed to, or purchased by, our operating partnership. As a result, the consideration we pay for these properties and other assets may exceed their fair market value.

      We will acquire seven of the acquisition properties from unaffiliated third parties for $368.6 million, including the assumption of $107.2 million of debt ($78.0 million of which we will repay with the proceeds of this offering and with borrowings of $50.0 million under a $100.0 million unsecured credit facility for which we have a commitment letter).

      We expect to operate as a fully integrated, self-administered and self-managed REIT, providing development, management, leasing and administrative services to our properties. We do not currently intend to provide management services for properties we do not own. Our executive offices are located at 17140 Bernardo Center Drive, Suite 195, San Diego, California 92128, and our telephone number is (858) 485-9840.

Our Management Team

      Immediately before our formation, our senior executive officers were principals of or consultants to Bernardo Property Advisors, Inc., a private real estate company, where they were responsible for identifying, underwriting, managing, repositioning, developing and financing properties suitable for tenants operating in the life science industry. Our senior management team has significant experience in the real estate industry, principally focusing on properties designed for life science tenants. In particular, prior to this offering, our Chief Executive Officer, Alan D. Gold, and Executive Vice President, Gary A. Kreitzer, together have been involved in acquiring and developing properties suitable for life science tenants representing more than $490.0 million in asset value. Messrs. Gold and Kreitzer were among the founders of a publicly traded REIT, Alexandria Real Estate Equities, Inc., which also specializes in investing in properties suitable for life science tenants. Mr. Gold served as President until August 1998 and as a director until December 1998, and Mr. Kreitzer served as Senior Vice President and In-House Counsel until December 1998, of Alexandria.

      After Mr. Gold resigned from Alexandria Real Estate Equities, he became involved in a dispute with Alexandria over the terms of his employment and the circumstances surrounding his resignation. The core dispute concerned Mr. Gold’s contention that his resignation was with “good reason,” based on Alexandria’s alleged breach of its employment agreement with him and other circumstances. The dispute between Mr. Gold and Alexandria was arbitrated, with the arbitrator finding that Mr. Gold’s resignation was not with “good reason” and that Alexandria had not breached its employment agreement with him. The arbitrator rejected Alexandria’s contention that Mr. Gold had breached his fiduciary duties or usurped corporate opportunities while serving on Alexandria’s board of directors. The arbitrator found that Mr. Gold had retained certain confidential information belonging to Alexandria, and ordered Mr. Gold to return and refrain from using or disclosing such information. The arbitrator also found that Mr. Gold was free to engage in a business which is competitive with Alexandria. The arbitrator required Mr. Gold to pay a portion of Alexandria’s legal fees. The arbitrator’s award was confirmed in an Orange County Superior Court Order, entered February 4, 2000.

      Our Chief Financial Officer, John F. Wilson, II, joined Bernardo Property Advisors in late 1998. Together, Messrs. Gold, Kreitzer and Wilson have focused their attention on acquiring, developing and managing well-located life science and medical office facilities in the San Diego and San Francisco markets. Matthew G. McDevitt, our Vice President, Acquisitions, recently joined our management team with over 15 years of experience in the life science real estate industry on the East Coast, including seven years as President of McDevitt Real Estate Services, Inc. We believe that our management team has broad-based experience with the full spectrum of issues that affect the real estate market for life science tenants.

Industry Overview

      The life science industry represents a large and fast growing segment of the U.S. economy. In 2003, according to CMS, health care spending grew 7.8% to an estimated $1.7 trillion, representing more than 15% of U.S. gross domestic product, and annual health care spending is projected to grow faster than the broader economy for the next 10 years, reaching $3.4 trillion in 2013, more than 18% of U.S. gross domestic product, as shown in the chart below. According to the Bureau of Labor Statistics, employment in the health services industry is forecasted to grow at approximately twice the rate of the broader economy. In addition, according to a 2001 study by Research!America, it was estimated that for every dollar spent on health care $0.06 was spent on research, which would represent approximately $100 billion in 2003. Within the life science industry, we intend to primarily focus on the following tenants: biotechnology and pharmaceutical companies, scientific research institutions and government agencies.

National Health Expenditures and Share of Gross Domestic Product, 1992-2012

        Source: CMS

     Biotechnology Companies

      Biotechnology is a large and growing, well-financed segment of total health care spending and employment. According to NDC Health, the market for prescription drugs accounted for approximately $213 billion in 2003, and has grown 60% since 2000. This revenue growth has been supported by significant increases in research and development spending. In the E&Y Report, Ernst & Young LLP estimates that public U.S. biotechnology companies spent $13.6 billion on research and development in 2003, representing a 101% increase since 1998. Ernst & Young estimates that this sector received approximately $75 billion in total financings. Also, since 1998, biotechnology employment by public U.S. biotechnology companies has grown 38% to an aggregate of 146,000 employees. The strengthening financial condition of the biotechnology industry is reflected in the revenue growth demonstrated in the chart below, with revenues growing from $10 billion in 1992 to $34 billion in 2002.

Domestic Biotechnology Revenues

        Source: Ernst & Young LLP

     Pharmaceutical Companies

      Pharmaceutical companies are an important segment of the life science industry. Pharmaceutical companies not only require increasing amounts of research and development space but directly and indirectly drive demand for additional life science facilities. Pharmaceutical Research and Manufacturers of America, or PhRMA, estimates that the domestic pharmaceutical industry spent approximately $27.4 billion on research and development in 2003, an increase of 162% in the last 10 years (as shown below), and has increased this spending every year since 1970. Over the same period, domestic pharmaceutical sales increased over 200%. Research and development spending has benefited from this sales growth, as well as more complex disease targets and a more extensive regulatory process.

Domestic Pharmaceutical R&D Expenditures

        Source: PhRMA

     Scientific Research Institutions

      Demand for our space also will be driven by university and non-profit research institute spending. These institutions directly drive the demand for laboratory space through their own research efforts and indirectly through funding private sector research and supplying access to their research facilities and equipment. For example, the Scripps Research Institute in San Diego utilizes over one million square feet of laboratory space and employs more than 2,800 scientists, technicians and other professionals. Other examples of non-profit research institutions in our target markets include the American Heart Association, the American Lung Association, the American Cancer Society, the Salk Institute for Biological Studies, the Whitehead Institute for Biomedical Research, the National Cancer Institute, the Sloan Kettering Institute for Cancer Research and the Fred Hutchinson Cancer Research Center. Universities and research hospitals such as the University of California, San Diego, the University of California, San Francisco, Stanford University, Johns Hopkins University, the University of Pennsylvania, Princeton University, Columbia University, Harvard University and Massachusetts General Hospital also have active research and development efforts and are important drivers of demand for rental space in the markets in which they operate.

     Government Agencies

      A fourth major demand driver and tenant focus for us will be federal and state government agencies. Government agencies drive the need for space directly through their research and development programs and indirectly through research funding provided to university, non-profit research institutes and for-profit life science entities. The National Institutes of Health alone has an approved budget of $26.9 billion for research and development spending for 2004, and its total annual expenditures have increased from approximately $8.5 billion in 1992 to approximately $22.4 billion in 2002, as shown below. Other federal government agencies that fund health care research include: the Department of Health and Human Services, the Food and Drug Administration, or FDA, the Department of Homeland Security, the Environmental Protection Agency and the Department of Agriculture. These efforts are also supplemented by research grants and tax benefits from state and local government programs and agencies.

R&D Expenditures by the National Institutes of Health

        Source: National Institutes of Health

     We believe that there is a high likelihood for continued growth in the life science industry due to several factors, including (1) the existing high level of and continuing increase in research and development expenditures, (2) the aging of the U.S. population resulting from the transition of baby boomers to senior citizens, which has increased the demand for new drugs and services, and (3) escalating health care costs, which drive the demand for better drugs, less expensive treatments and more services in an attempt to manage such costs.

Life Science Real Estate Characteristics

      Life science entities desire properties that are strategically located near leading academic and research institutions and that have unique design and construction requirements to accommodate their research, development, clinical testing and product development needs. To accommodate the additional building infrastructure and tenant owned furniture, fixtures and equipment, properties are designed with enhanced structural floor rigidity and load bearing capacities ranging between 100 and 150 pounds per square foot and unobstructed floor-to-ceiling clear heights of 12.5 to 16 feet. In contrast, many of the existing multi-story office buildings in the market today have elevated floors with structural load bearing capacities ranging between 60 and 80 pounds per square foot and floor-to-ceiling clear heights of only 10.5 to 12 feet.

Also, properties must have enhanced electrical, plumbing and HVAC systems. In addition, due to the critical nature of the tenant’s operations, life science properties typically require building systems to have significant excess capacity not found in generic office or industrial space.

      As an example, a typical office space environment cycles the volume of air within the space four to six times per hour using 10% to 20% of fresh outside air with the balance of the air re-circulated. A typical life science laboratory space environment cycles the volume of air within the space 10 to 15 times per hour using 100% fresh air. This differential in the amount of fresh air and volume cycles significantly increases the amount and size of the facilities’ electrical, plumbing and HVAC equipment needs.

      Historically, the markets for properties designed for life science tenants with laboratory space have been characterized by fragmented ownership and scarce market data, with a limited number of institutional investors investing in and owning life science properties. Limited familiarity with the unique aspects of the property type and the high cost per square foot compared to traditional office and warehouse property have led to a lack of participation from traditional commercial property lenders in the sector. The limited access to cost-effective debt financing has in turn resulted in a limited number of competitors with the requisite expertise and access to capital necessary to acquire, develop and own properties designed for life science tenants.

Target Markets

      We have identified seven key markets where we initially will focus our investment efforts: San Diego, San Francisco, Seattle, Maryland, Pennsylvania, New York/New Jersey and Boston. These target markets have emerged as primary hubs for research and development and production in the life science industry. These markets generally have reputations for scientific excellence and are often associated with a concentration of academic centers. Each market’s reputation for scientific excellence is enhanced by having some mature health care companies in the region which provide scale and stability to the market, in addition to a regular supply of new startups, which are drawn to the market by the ability to leverage off of the existing industry infrastructure. Furthermore, these markets generally provide a high quality of life for the skilled workforce. Following the formation transactions, we will own properties in San Diego, San Francisco, Seattle, Pennsylvania and New York. Unless otherwise noted, the following information regarding our target markets was provided in the Rosen Study.

San Diego

      Over the course of the last several decades, San Diego has emerged as one of the primary centers for life science research and development, driven in large part by the concentration of academic centers, including the University of California, San Diego, the Scripps Research Institute and the Salk Institute for Biological Studies. The San Diego market has approximately 14.0 million rentable square feet of life science space. A significant portion of the biotechnology research effort is concentrated in a relatively high-density area of La Jolla, a suburb of San Diego, and its surrounding area. San Diego is listed in the E&Y Report as having 27 publicly traded biotechnology companies, including Elan Corporation, plc, Ligand Pharmaceuticals Incorporated, Quidel Corporation and Invitrogen Corporation.

San Francisco

      The San Francisco life science market has approximately 26.0 million rentable square feet of life science space and has emerged as one of the largest life science centers in the United States. The San Francisco Bay area is listed in the E&Y Report as having 59 publicly traded biotechnology companies, including Genentech, Inc., Alza Corporation, Chiron Corporation, Gilead Sciences, Inc. and Nektar Therapeutics. Other regional drivers include Stanford University, the University of California, Berkeley and the University of California, San Francisco. A significant portion of the biotechnology research effort is concentrated near Genentech’s corporate headquarters in South San Francisco.

Seattle

      The Seattle life science market has approximately 6.5 million rentable square feet of life science space and is driven primarily by the Fred Hutchinson Cancer Research Center and the University of Washington. The Pacific Northwest region, including Oregon and Washington, is listed in the E&Y Report as having 19 publicly traded biotechnology companies. These companies include Amgen Inc. (Helix campus), ICOS Corporation, ZymoGenetics, Inc. and Cell Therapeutics, Inc., each of which is located in the Seattle area.

Maryland

      The Maryland life science market has approximately 10.0 million rentable square feet of life science space and is driven by its proximity to government health agencies, including the FDA, the National Institutes of Health, the Department of Homeland Security and the National Cancer Institute, and several universities and institutes, such as Johns Hopkins University, the University of Maryland and the Howard Hughes Medical Institute. The Mid-Atlantic market, including Maryland, Virginia and Washington, D.C., is listed in the E&Y Report as having 20 publicly traded biotechnology companies, including Medimmune, Inc., Human Genome Sciences, Inc. and Celera Genomics group, a business segment of Applera Corporation. Each of these entities is located in Maryland.

Pennsylvania

      The Pennsylvania life science market has approximately 3.8 million rentable square feet of life science space and is driven by several research institutions and biotechnology companies, including the University of Pennsylvania, Pennsylvania State University, the University Science Center, The Wistar Institute and Hershey Medical Center. The Pennsylvania/Delaware Valley market is listed in the E&Y Report as having 11 publicly traded biotechnology companies, including Cephalon, Inc., Centocor, Inc. and Neose Technologies, Inc.

New York/ New Jersey

      The New York/ New Jersey life science market has approximately 13.5 million rentable square feet of life science space and is driven by several research institutions, large pharmaceutical companies and biotechnology companies, including Princeton University, Columbia University, New York University, Rutgers University, Sloan Kettering Institute for Cancer Research, Johnson & Johnson, Merck & Co., Inc., Wyeth and Pfizer Inc. This region is listed in the E&Y Report as having 42 publicly traded biotechnology companies, including Celgene Corporation, Immunomedics, Inc., Lifecell Corporation, Regeneron Pharmaceuticals, Inc., OSI Pharmaceuticals, Inc., Emisphere Technologies, Inc. and Progenics Pharmaceuticals, Inc.

Boston

      The Boston life science market has approximately 14.0 million rentable square feet of life science space and is driven by its proximity to several prominent universities and research institutions, including Harvard University, Massachusetts Institute of Technology, the Whitehead Institute for Biomedical Research, Brigham and Women’s Hospital, and Massachusetts General Hospital. The New England area, including Connecticut, Maine, Massachusetts, New Hampshire and Rhode Island, is listed in the E&Y Report as having 51 publicly traded biotechnology companies. This list includes Genzyme Corporation, Biogen Idec Inc. and Millennium Pharmaceuticals, Inc., each of which is located in the Boston area.

Our Business Strategy

      Our business strategy is to own, acquire, lease, manage and selectively develop laboratory and office space for lease to life science tenants in our target markets. This highly focused business strategy, coupled with our management expertise, provides significant internal and external growth opportunities.

Internal growth

      Our internal growth strategy is designed to maximize distributions to our stockholders by capitalizing on our significant management expertise through the following means:

•	Maximize occupancy. We believe our access to cost-effective capital will enable us to finance tenant improvements and lease our available space to high quality tenants. This should maximize occupancy and drive revenue growth.

•	Contractual rental rate increases. Our leases generally will include annual rent escalations, which provide us with predictable and consistent earnings growth.

•	Tenant monitoring. We will closely monitor changes in our existing tenants’ financial position, prospects and creditworthiness in order to identify and address opportunities to renew, extend or modify existing leases and find additional expansion opportunities.

•	Opportunistic laboratory space conversions. We will continually evaluate opportunities to convert existing office and industrial space into laboratory space and significantly increase our return on invested capital.

•	Tenant financed improvements. Our tenants generally will contribute tenant improvements necessary to conform a property to their specific needs. These upfront costs and the requirement that many of these improvements remain with the property upon lease termination afford us the opportunity to substantially increase rental rates at the end of the lease, provide built-in growth above contractual rent increases and serve as a significant incentive for the tenant to renew its lease.

External growth

      Based on our management team’s extensive acquisition experience, including Messrs. Gold and Kreitzer together having been involved in acquisitions and developments representing more than $490.0 million in asset values, and its established network of informal relationships through past business dealings with existing and potential life science tenants, property owners and real estate brokers, we believe that we are well-positioned to be a significant acquirer in a fragmented niche of the real estate industry. According to the Rosen Study, our target markets have in excess of 87.0 million rentable square feet of life science real estate, not including owner-occupied properties. Also, according to the Rosen Study, the average market occupancy rate for life science real estate in these markets is seven percentage points greater than the occupancy rate for generic office properties. Our acquisition focus is to buy properties leased to high quality life science tenants at attractive cash-on-cash yields with potential upside through lease-up, redevelopment or additional development. Our acquisition strategy is a real estate-based formulation, combining extensive tenant analysis and risk-based underwriting. Our acquisition strategy includes:

•	Real Estate Underwriting. Our primary consideration is the location of a property in relation to academic and research institutions and other demand generators in our target markets, a critical factor in determining long-term value. In addition, we assess the property’s suitability for life science tenants and the amount of generic laboratory space in order to maximize the flexibility to attract new or replacement tenants. We also focus on the building improvements financed by the tenant, which provide significant downside protection to our investment while increasing tenant retention and providing future rental increases. Next, we consider the property’s basic design and construction and its ability to accommodate life science tenants. Features we examine include, among others, floor-to-ceiling clear heights, floor rigidity and load bearing capacity, and electrical, plumbing and HVAC systems. We generally seek to acquire properties with generic laboratory space (space that we can easily convert to support alternative uses within the life science industry). We believe we can more easily re-lease such space to future tenants or convert it to multi-tenant use.

•	Tenant Credit Analysis. Our tenant credit analysis considers three key elements in evaluating prospective tenants: (1) financial condition, (2) management team and (3) scientific focus. We perform a thorough review of the prospective tenant’s financial statements, considering the current liquidity and cash resources as well as the tenant’s prospects for raising additional capital. We meet with the prospective tenant’s senior management team in order to evaluate the quality of the management team, their scientific focus and their ability to raise capital. In addition, we review the prospective tenant’s investors and/or venture capital partners in order to obtain further validation of the tenant’s prospects. In order to assess the viability of the prospective tenant’s scientific focus, we rely on our contacts in the scientific community to provide insight on the prospective tenant and its competitors.

•	Lease Structuring. After careful consideration of the subject property and the prospective tenant, we analyze our leases to provide the appropriate economic return based on our risk assessment. Depending on the business plan for each individual property, our leases generally range from five to 15 years, with extension options, and include a fixed rental rate with scheduled annual escalations. The leases typically are triple-net. In addition, our tenants typically are responsible for capital improvements necessary to maintain the property in its original condition. Accordingly, we believe that we will have the capability to substantially increase the number of properties we own and manage without proportionate increases in overhead costs. Under some of the leases, we may remain responsible for the repair and maintenance of the foundation, exterior walls and other structural components of the building.

      In addition to the heavily improved nature of generic laboratory space, a significant amount of tenant improvements are made by the tenant in order to conform the property to the tenant’s specific needs. While we may pay for a limited portion of these improvements, tenants generally bear the majority of these costs. These sunk costs serve as a significant incentive for the tenant to remain in the property, increasing the likelihood that they renew their leases upon expiration. Furthermore, when tenants do leave, they generally are required under their leases to leave tenant improvements with the property, which in turn enhances our ability to attract new tenants. These tenant improvements typically include wall-coverings, carpeting, flooring, built-in cabinet and laboratory casework, paneling, electrical, mechanical and plumbing equipment and related ducts, shafts and conduits, gas and air delivery systems, autoclaves and glassware sterilization equipment, exterior venting fume hoods, walk-in freezers and refrigerators, clean-rooms, climatized rooms, electrical panels, circuits and back-up power distribution systems.

Contribution Properties

      Presented below is an overview of our contribution properties:

				Percentage					Annualized
				Ownership					Base Rent
		Rentable	Year	After	Approximate			Annualized	Per Leased
		Square	Built/	Formation	Percentage	Percent		Base Rent	Square
Property Location	Buildings	Feet	Renovated	Transactions	Lab Space	Leased		($ in 000s)	Foot	Primary Tenants

San Francisco
Industrial Road	1	171,965	2001	100%	50%	73	%(1)	$5,712	$45.52	Nektar Therapeutics
San Diego
McKellar Court	1	72,863	1988	(2)	50	100		1,639	22.49	Quidel
Bernardo Center Drive	1	61,286	1974/1992	100	N/A	100		2,013	32.84	University of California Regents
Science Center Drive	1	52,800	1995	100	80	100		1,610	30.49	Ligand Pharmaceuticals
Balboa Avenue	1	35,344	1968/2000	100	N/A	100		626	17.72	General Services
										Administration
Contribution Properties Total/ Weighted Average	5	394,258			42%	88%		$11,600	$33.35

(1)	27% of the property is currently vacant and unimproved; 100% of the finished space is leased and occupied.

(2)	We own the general partnership interest in the limited partnership that owns the McKellar Court property, which will entitle us to 75% of the gains upon a sale of the property and 21% of the operating cash flows.

     All of the leases with the tenants of our contribution properties are triple-net, except for the two leases on our Balboa Avenue property, which are modified gross leases.

      In this table and other tables throughout this prospectus, annualized base rent per leased square foot represents annualized base rent, divided by the rentable square feet under lease as of March 31, 2004. The annualized net effective rent per leased square foot, which we define as the annualized base rent in effect less unreimbursed expenses divided by the rentable square feet under lease, is the same for all properties, except for the Balboa Avenue property, for which it is $17.57.

      The following chart reflects the annualized base rent per leased square foot for our contribution properties for each of the past five years:

Property Location	2003	2002	2001	2000	1999

San Francisco
Industrial Road	$44.63	$43.75	$43.20	N/A	N/A
San Diego
McKellar Court	22.05	21.62	21.19	20.78	N/A
Bernardo Center Drive	31.27	29.79	28.37	27.02	$25.73
Science Center Drive	29.60	28.74	27.71	26.88	N/A
Balboa Avenue	17.27	17.03	16.79	20.63	N/A

Weighted Average	$32.48	$31.66	$30.94	$23.93	$25.73

      Our contribution properties are located in San Diego and San Francisco. San Diego is one of the primary centers for life science research and development, driven in large part by the concentration of academic centers. Our primary competitors for tenants in San Diego are owners of life science properties in La Jolla and its surrounding area, where our Science Center Drive property is located. San Francisco has emerged as one of the largest life science centers in the United States, driven by a large number of public companies and academic institutions. Our primary competitors for tenants in San Francisco are owners of life science properties in South San Francisco. Although there are a number of competitive properties in these markets, we believe there remains a strong demand for our properties because life science tenants in these markets have been underserved by commercial property investors and lenders.

Industrial Road

      Our Industrial Road property, located near San Francisco, consists of 171,965 rentable square feet of laboratory and office space. The property, developed by Bernardo in two phases in 2000 and 2001, is 73% leased to one tenant, Nektar Therapeutics, a public company specializing in drug delivery technologies. The property is leased pursuant to a triple-net lease. A portion of the lease consisting of 45,574 rentable square feet will expire three years after the closing of this offering. The remaining portion of the lease will expire on August 31, 2016, subject to the tenant’s option to renew the lease for two additional 10-year periods. As of March 31, 2004, annualized rent under the lease was $5.7 million, subject to future annual increases of 2%. The remaining 27% of the property is currently vacant and unimproved. We intend to complete the development of the unfinished space and to make revenue-enhancing capital improvements to a portion of Nektar Therapeutics’ leased space. Under our lease with Nektar Therapeutics, we are obligated to make $4.6 million of capital improvements, which we intend to fund from the net proceeds of the offering. We intend to make an additional $5.5 million of discretionary, revenue-enhancing capital improvements from future borrowings or other capital sources, but do not intend to make such improvements until such time as they will not impair our ability to fund our intended initial distribution rate.

      Bernardo acquired the 1.0% general partnership interest and a 50% limited partnership interest in the limited partnership that owns the Industrial Road property in October 2000 and completed construction on the property in 2001. Nektar Therapeutics, the tenant, owns the remaining 49% limited partnership interest, which we have agreed to acquire for $19.5 million in cash upon the closing of this offering. The property has been 73% leased since construction was completed. The property is subject to a mortgage loan having an outstanding balance as of March 31, 2004 of $34.0 million. The mortgage loan has an adjustable interest rate of six-month LIBOR plus 3.5% per annum subject to a floor of 7.0% (an effective rate of 7.0% as of March 31, 2004), a monthly payment of principal and interest of $314,000 and a maturity date of May 1, 2005. We intend to repay the mortgage loan with the net proceeds of the offering. We also will repay a loan from Nektar Therapeutics that was incurred in connection with the acquisition of the property that had an outstanding balance as of March 31, 2004 of $3.0 million. This loan has a fixed interest rate of 10.5% per annum, a monthly interest-only payment of $26,000 and a maturity date of the earlier of the refinancing of the interim construction loan or March 2005. We will own fee simple title to the property.

McKellar Court

      Our McKellar Court property, located in San Diego, consists of 72,863 rentable square feet of laboratory and office space. The property, built in 1988, is fully leased to one tenant, Quidel Corporation, a public company specializing in rapid point-of-care diagnostic tests for detection of medical conditions and illnesses. The property is leased pursuant to a triple-net lease, which will expire on December 19, 2014, subject to the tenant’s option to renew the lease for two additional five-year periods. As of March 31, 2004, annualized rent under the lease was $1.6 million, subject to future annual increases of 2%.

      Bernardo acquired the property in December 1999, and it has been 100% leased since that time. The property is subject to a mortgage loan having an outstanding balance as of March 31, 2004 of $10.9 million. The mortgage loan has a fixed interest rate of 8.56% per annum, a monthly payment of principal and interest plus reserves, taxes and insurance of $108,000 and a maturity date of January 1, 2010.

      Following completion of this offering and the formation transactions, our operating partnership will directly or indirectly own the general partnership interest in 10165 McKellar Court, L.P., which owns fee simple title to the McKellar Court property. Quidel Corporation will continue to hold a limited partnership interest. Under the limited partnership agreement of 10165 McKellar Court, L.P., we will be entitled to 75% of the gains upon a sale of the property and 21% of the operating cash flows. Quidel Corporation is entitled to the remaining 25% of the gains and 79% of the operating cash flows. The limited partnership agreement provides Quidel Corporation with a right of first refusal with respect to any proposed transfer of our general partnership interest. The right of first refusal must be exercised within 30 days following our delivery of notice. If this right is not waived, the contributors will contribute the interests in the general partner, rather than transfer the general partnership interest, which would convey the same economic benefits and would not trigger the right of first refusal. The limited partnership agreement also provides Quidel Corporation with approval rights over certain transactions, including the transfer of the property until the 10th anniversary of the limited partnership agreement or a mortgage of the property. If Quidel Corporation does not agree to any such proposed transaction, either party can declare a deadlock which will trigger a buy-sell right, where the non-declaring party can either elect to purchase the interest of the other party or sell its interest to the other party.

Bernardo Center Drive

      Our Bernardo Center Drive property, located in San Diego, consists of 61,286 rentable square feet of medical office space. The property, built in 1974 and fully renovated as of 1992, is fully leased to one tenant, the University of California Regents, or UC Regents. The property is occupied by the Centre for Health Care as a medical office facility and is leased pursuant to a triple-net lease, which will expire on April 30, 2007, subject to the tenant’s option to renew the lease for two additional five-year periods. Centre for Health Care occupies the property with the consent of the UC Regents and pays the monthly rent and other obligations, but the UC Regents remain ultimately liable under the lease. Approximately 9,300 square feet of the property is subleased to an affiliate of HealthSouth Corporation and used as an outpatient surgery center. As of March 31, 2004, annualized rent under the lease was $2.0 million, subject to future annual increases of 5%.

      Bernardo acquired the property in October 1998, and it has been 100% leased since that time. The property is subject to a mortgage loan having an outstanding balance as of March 31, 2004 of $13.9 million. The mortgage loan has a fixed interest rate of 7.75% per annum, a current monthly payment of principal and interest of $135,000, which increases to $160,000 in the last year of the loan, and a maturity date of November 1, 2007. Additional loans were also incurred in connection with the acquisition of the property which have an aggregate outstanding balance as of March 31, 2004 of $375,000. A loan with $275,000 outstanding has an adjustable interest rate of prime plus 1.25% (5.25% as of March 31, 2004) per annum, a current monthly payment of principal and interest of $4,000 and a maturity date of January 7, 2009. The other loans, with $100,000 outstanding, have fixed interest rates of 11% per annum, aggregate monthly interest-only payments of $1,000 and maturity dates of January 14, 2005. We intend to repay each of these loans with the net proceeds of the offering. We will own fee simple title to the property.

Science Center Drive

      Our Science Center Drive property, located in San Diego, consists of 52,800 rentable square feet of laboratory and office space. The property, built in 1995, is fully leased to one tenant, Ligand Pharmaceuticals Incorporated, a public pharmaceutical company. The property is leased pursuant to a triple-net lease, which will expire on August 20, 2015. As of March 31, 2004, annualized rent under the lease was $1.6 million, subject to future annual increases based on the Consumer Price Index, or CPI.

      Bernardo acquired the property in June 1999, and it has been 100% leased since that time. The property is subject to a mortgage loan having an outstanding balance as of March 31, 2004 of $11.8 million. The mortgage loan has a fixed interest rate of 7.65% per annum, a monthly payment of principal and interest of $85,000 per month and a maturity date of July 1, 2011. We will own fee simple title to the property.

Balboa Avenue

      Our Balboa Avenue property, located in San Diego, consists of 35,344 rentable square feet of office and medical office space and was built in 1968. Bernardo acquired the property in August 1999 and fully renovated it as of 2000. It has been 100% leased since renovations were completed. The property is fully leased to two tenants, the General Services Administration, or GSA, a federal procurement and property management agency, and Laidlaw Medical Transportation (d/b/a American Medical Response), a public medical transportation company, which together lease all of the rentable space. The GSA lease is a modified gross lease, which will expire on November 21, 2009, with GSA’s right to terminate exercisable no earlier than November 21, 2004 upon 120 days advance notice. The property covered by the GSA lease is occupied by Tricare, a medical provider to the U.S. Navy, Marines and Coast Guard. As of March 31, 2004, annualized rent under the GSA lease was $363,000, subject to future annual increases of 2.5%. Increases in the operating expenses are based on the CPI. The Laidlaw lease is a modified triple-net lease (it excludes insurance and taxes), which will expire on April 14, 2010, subject to Laidlaw’s option to renew the lease for an additional five-year period and Laidlaw’s right to terminate the lease on April 15, 2007 upon at least six months advance notice and a lump sum payment of 25% of remaining base rental payments for the term of the lease. As of March 31, 2004, annualized rent under the Laidlaw lease was $263,000, subject to future annual increases of $7,000.

      The property is subject to mortgage loans having an aggregate outstanding balance as of March 31, 2004 of $4.9 million. The first mortgage loan, with $4.8 million outstanding, has an adjustable interest rate of three-month LIBOR plus 2.75% per annum subject to a floor of 6.25% (an effective interest rate of 6.25% as of March 31, 2004), a monthly payment of principal, interest and impounds of $37,000 and a maturity date of November 1, 2007. The second mortgage loan, with $95,000 outstanding, has an adjustable interest rate of three-month LIBOR plus 2.75% per annum subject to a floor of 6.25% (an effective interest rate of 6.25% as of March 31, 2004), a monthly payment of principal and interest of $12,000 and a maturity date of November 1, 2004. An additional loan was also incurred in connection with the acquisition of the property that has an outstanding balance as of March 31, 2004 of $175,000. This loan has a fixed interest rate of 8.75% per annum, a monthly interest-only payment of $1,000 and a maturity date of August 19, 2004. We intend to repay each of these loans with the net proceeds of the offering. We will own fee simple title to the property.

Acquisition Properties

      We have entered into contracts to acquire the following properties:

					Percentage				Annualized
	Purchase		Rentable		Ownership	Approximate		Annualized	Base Rent
	Price		Square	Year Built/	After	Percentage	Percent	Base Rent	Per Leased
Property Location	($ in 000s)	Buildings	Feet	Renovated	Acquisitions	Lab Space	Leased	($ in 000s)	Square Foot	Primary Tenants

New York/ New Jersey
Landmark at Eastview	$99,260	8	755,837	1971/ 1999	100%	65%	93%	$14,841	$21.19	Regeneron Pharmaceuticals
Pennsylvania
King of Prussia(1)	87,806	5	427,109	1954/ 2004	89	50	100	8,955	20.97	Centocor
Eisenhower Road	3,610	1	27,750	1973/2000	100	20	100	366	13.20	Crane Environmental
Seattle
Elliott Avenue	53,413	1	134,989	1925/ 1984	100	60	100	4,995	37.00	Chiron
Monte Villa Parkway	16,240	1	51,000	1996/ 2002	100	60	100	1,138	22.32	Nastech Pharmaceutical
San Francisco
Bridgeview(2)	32,599	3	263,073	1977/ 2002	100	30	91	2,487	10.38	Cell Genesys
Bayshore Boulevard	37,090	3	183,344	2000	100	75	100	4,079	22.25	Intermune
San Diego
Towne Centre Drive	42,235	3	115,870	2001	100	50	100	3,824	33.00	Illumina

Acquisition Properties Total/Weighted Average:	$372,253	25	1,958,972			56%	96%	$40,685	$21.64

(1)	We will acquire an 88.5% limited partnership interest and a 0.5% general partnership interest in a limited partnership that will own this property.

(2)	The seller has the right to extend the closing date on a portion of the property consisting of one building for up to nine months following this offering to facilitate a like-kind exchange under Section 1031 of the Code.

     All of the leases with the tenants of our acquisition properties are triple-net, except for one gross lease on each of our Bayshore Boulevard and King of Prussia properties and gross leases on approximately 15% of our Landmark at Eastview property.

      While we believe that we will consummate these acquisitions, we cannot guarantee that they will close because they remain subject to the completion of our due diligence and satisfaction of customary closing conditions.

      In addition to the San Diego and San Francisco markets described above under “— Contribution Properties,” our acquisition properties are located in Seattle, Pennsylvania and New York. The Seattle life science market is driven primarily by the Fred Hutchinson Cancer Research Center and the University of Washington, the Pennsylvania life science market is driven by several research institutions and biotechnology companies, and the New York life science market is driven by several research institutions, large pharmaceutical companies and biotechnology companies. Our primary competitors for tenants in Seattle, Pennsylvania and New York are other owners of life science properties located near our acquisition properties. Although there are a number of competitive properties in these markets, we believe there remains a strong demand for our properties because life science tenants in these markets have been underserved by commercial property investors and lenders.

      After we complete this offering and the formation transactions, each of the following three acquisition properties will represent more than 10% of our total assets or more than 10% of our gross revenues:

Landmark at Eastview

      We are acquiring the Landmark at Eastview property, located in Tarrytown, New York, for $99.3 million, including $260,000 of closing costs. We will acquire a leasehold interest in the property through a 99-year ground lease with the existing property owner. The owner will retain a fee simple interest in the property. The transaction was structured as a ground lease to allow the seller to complete certain property subdivisions. Under the terms of the ground lease, we will retain in escrow $1.0 million, which will be transferred to the seller upon completion of the property subdivisions, after which time the ground lease will terminate and a fee simple interest in the property will be transferred to us for no additional consideration. The property consists of eight buildings, representing 755,837 rentable square feet of laboratory and office space. The buildings were constructed between 1958 and 1971 as the Union Carbide Research and Development Campus. We intend to make $2.0 million of discretionary, revenue-enhancing capital improvements from future borrowings or other capital sources, but do not intend to make such improvements until such time as they will not impair our ability to fund our initial distribution rate. The property is currently 93% leased to 18 tenants, of which 85% are pursuant to triple-net leases. The following table summarizes the information regarding the tenants of Landmark at Eastview representing more than 10% of the total rentable square footage, as of March 31, 2004, the first of which leases space pursuant to a modified gross lease with the remaining two tenants leasing space pursuant to triple-net leases:

					Percentage
				Total	of Property
				Rentable	Leased	Annualized Base
	Principal Nature of	Lease	Renewal	Square	Square	Rent
Name	Business	Expiration	Options	Feet	Feet	($ in 000s)

Regeneron Pharmaceuticals, Inc.	Biotech	Dec. 2007 (1)	(1)	211,813	30.5%	$4,686
Crompton Corporation	Chemical R&D	Dec. 2009	2 5-yr.	182,829	26.3	3,377
Emisphere Technologies, Inc.	Biotech	Aug. 2007	2 5-yr.	87,022	12.5	1,751

(1)	A lease representing 74,000 square feet of this space expires in December 2009, subject to the tenant’s option to renew the lease for one additional five-year period.

     The following table schedules the lease expirations for leases in place at our Landmark at Eastview property as of March 31, 2004, assuming that tenants exercise no renewal options and all early termination options:

			Percentage of		Percentage of
	Number of Leases	Square Footage of	Property Leased	Annualized Base Rent	Property
Year of Lease Expiration	Expiring	Expiring Leases	Square Feet	($ in 000s)	Annualized Base Rent

2004	4	9,182	1.3%	$178	1.2%
2005	2	32,453	4.7	807	5.4
2006	4	16,563	2.4	434	2.9
2007	3	296,507	42.6	6,462	43.6
2008	2	9,136	1.3	123	0.8
2009	3	287,634	41.4	5,811	39.2
2010	1	4,938	0.7	91	0.6
2011	—	—	—	—	—
2012	1	39,053	5.6	918	6.3
2013	—	—	—	—	—
Thereafter	—	—	—	—	—

Total	20	695,466	100.0%	$14,824	100.0%

      Unleased space of 55,450 square feet and month-to-month leases totalling 4,921 square feet and $18,600 of annualized base rent are not represented in the above table.

      The June 2004 Phase I report identified an out-of-service hydraulic lift and recommended further testing. Although there is no known release of contamination, we intend to perform further tests and, if necessary, remediate the area and equipment. Due to the limited extent of the affected area, we do not believe the cost will be material.

King of Prussia

      We are acquiring an 89% interest in Radnor Properties-145 KOP, L.P., the limited partnership that owns the King of Prussia property, located near Philadelphia, Pennsylvania, for approximately $87.8 million, including $126,000 of closing costs. The acquisition cost of $87.8 million consists of a cash purchase price of approximately $9.8 million and the repayment of debt of approximately $78.0 million. Our interest will include an 88.5% limited partnership interest and a 0.5% general partnership interest.

      The sellers, affiliates of The Rubenstein Company, a private real estate company, will retain an 11% limited partnership interest, which will entitle them to $1.3 million, plus a 10% cumulative preferred return, upon sale of the property and none of the property’s operating cash flow. After the third anniversary of the acquisition, the sellers have a put option to sell their remaining ownership interest to us for $1.6 million, which is exercisable for a period of three months. We have a call option on the sellers’ remaining ownership interest for $1.8 million beginning six months after the expiration of the sellers’ put option, which is exercisable for a period of three months.

      In addition, the primary tenant under a triple-net lease, Centocor, Inc. (a subsidiary of Johnson & Johnson), has the right, which expires in April 2008, to purchase the property at a purchase price using a formula based on the capitalization rate and in-place rents. Our share of the purchase price under the option would be higher than the price we will pay to acquire an 89% interest in the partnership that owns the property.

      The King of Prussia property consists of five buildings representing 427,109 rentable square feet of laboratory, office and warehouse space. The buildings were constructed in phases between 1952 and 1982 and most recently were renovated in 2004. We intend to make $250,000 of discretionary revenue-enhancing capital improvements from future borrowings or other capital sources, but do not intend to make such improvements until such time as they will not impair our ability to fund our initial distribution rate. Radnor Properties — 145 KOP, L.P. will own fee simple title to the property.

      Upon closing of the acquisition, the property will be 100% leased to two tenants, one of which will be an affiliate of The Rubenstein Company, as master lessee, pursuant to a modified gross lease. A Rubenstein Company affiliate will have the right to lease all or portions of the space on our behalf to Centocor, Inc., or to other tenants with our approval, in which event the master lessee will be relieved of the portion of its obligation to pay rent that equals the rent payable by the new tenants during the term of the master lease. To the extent any new lease extends beyond the term of the master lease, that new lease must be on market terms. The following table summarizes the information regarding the two tenants as of March 31, 2004:

					Percentage
				Total	of Property
	Principal			Rentable	Leased	Annualized
	Nature of	Lease	Renewal	Square	Square	Base Rent
Name	Business	Expiration	Options	Feet	Feet	($ in 000s)

Centocor, Inc.	Biotech	Mar. 2010	1 4-yr.	251,731	58.9%	$6,155 (1)
The Rubenstein Company	Real Estate	Feb. 2008 (2)	—	175,378	41.1	2,800

(1)	Includes $1.1 million of annualized base rent related to 47,000 square feet for which lease payments began on April 1, 2004.

(2)	Forty-two months following the closing of the acquisition of the property.

Elliott Avenue

      We are acquiring the Elliott Avenue property, located near Seattle, for $53.4 million, including $238,000 of closing costs. The property consists of 134,989 rentable square feet of laboratory and office space. The property, built in 1925 was most recently renovated in 1984. We intend to make $840,000 of discretionary, revenue-enhancing capital improvements from future borrowings or other capital sources, but do not intend to make such improvements until such time as they will not impair our ability to fund our initial distribution rate. The property is fully leased to two tenants pursuant to triple-net leases. The following table summarizes the information regarding the two tenants as of March 31, 2004:

					Percentage
	Principal			Total	of Property
	Nature			Rentable	Leased	Annualized
	of	Lease	Renewal	Square	Square	Base Rent
Name	Business	Expiration	Options	Feet	Feet	($ in 000s)

Chiron Corporation	Biotech	Mar. 2008	2 5-yr.	71,153	52.7%	$2,775
Cell Therapeutics, Inc.	Biotech	Jan. 2008	1 5-yr.	63,836	47.3	2,218

      The property is subject to a mortgage loan having an outstanding balance as of March 31, 2004 of $17.3 million. The mortgage has a fixed interest rate of 7.38% per annum, a monthly payment of principal and interest of $142,000 and a maturity date in November 2007. We intend to assume this mortgage in connection with the acquisition. We will own fee simple title to the property.

      A former creosoting works, located adjacent to the Elliott Avenue property, has been the subject of extensive investigation and sampling by the U.S. Environmental Protection Agency and the State of Washington Department of Ecology, or Ecology Department. Studies of this adjacent site have shown it to be contaminated with hazardous substances. The previous owner of the Elliott Avenue property engaged an environmental consulting firm to evaluate potential impacts to the Elliott Avenue property from the adjacent site and from a nearby former service station. The Phase II report completed in June 2004 states that the Ecology Department entered into a prospective purchaser consent decree with the property owner of the adjacent site for cleanup of that site. Further, the Phase II report states that the Elliott Avenue property has been impacted by hazardous contamination with constituents that may be related to the adjacent site, and that one of such constituents “slightly exceeded” the cleanup levels for the soil selected for the adjacent site. However, the consultant concluded that the soil that slightly exceeded the cleanup levels, and the entire Elliott Avenue property, lies below existing concrete pavement and does not represent a risk to human health or the environment. The Phase II report also states that no petroleum hydrocarbon contaminants were detected in soil or groundwater samples. Although levels of contamination detected at the Elliott Avenue property were mostly below the cleanup standards established for the adjacent site, future investigatory and remedial or related regulatory activities or restrictions may be needed. We believe that costs in connection with such activities or restrictions will not have a material adverse effect on the property’s value or operations.

      After we complete this offering and the formation transactions, each of the following five acquisition properties will represent less than 10% of our total assets and less than 10% of our gross revenues.

Bridgeview

      We are acquiring the Bridgeview property, located near San Francisco, for $32.6 million, including $499,000 of closing costs. This property consists of three buildings representing 263,073 rentable square feet of office, laboratory and warehouse space. Two of the buildings were constructed in 1971 and 1977, respectively, and were renovated in 1998. The third building was constructed in 2002. The property is 91% leased to six tenants. Cell Genesys, Inc., a public company focused on the development and commercialization of biological therapies for patients with cancer, is the primary tenant under two separate triple-net leases. These leases expire in 2017, subject to the tenant’s option to renew the leases for two additional five-year periods.

      The property is subject to a mortgage loan having an outstanding balance as of March 31, 2004 of $11.9 million. The mortgage has a fixed interest rate of 8.07% per annum, a monthly payment of principal and interest of $89,000 and a maturity date of January 1, 2011. We intend to assume this mortgage in connection with the acquisition.

      The seller has the right to extend the closing date on a portion of the property, consisting of one building representing $16.1 million (or approximately 50% of the purchase price), for up to nine months following this offering to facilitate a like-kind exchange under Section 1031 of the Code. Following that closing, we will own fee simple title to the property.

Bayshore Boulevard

      We are acquiring the Bayshore Boulevard property, located near San Francisco, from Gal-Brisbane L.P., a company focused on real estate development, for $37.1 million, including $88,000 of closing costs. This property consists of three buildings representing 183,344 rentable square feet of office, laboratory and warehouse space. The property was built in 2000 and upon acquisition will be fully leased to three tenants, Intermune, Inc., a public company focused on developing and commercializing innovative therapies in pulmonology and hepatology, Cutera, Inc. (formerly known as Altus Medical, Inc.), a public company specializing in the development and commercialization of laser and other light-based aesthetic systems, and Gal-Brisbane L.P. The Intermune triple-net lease will expire in 2011, subject to the tenant’s option to renew the lease for two additional five year periods. The Cutera triple-net lease will expire in 2013, subject to the tenant’s option to renew the lease for two additional five-year periods. Upon closing of the acquisition, the seller, Gal-Brisbane L.P., will enter into an 18-month gross master lease for 61,444 square feet with cash-collateralized, fixed monthly payments of $43,000. We will own fee simple title to the property.

Towne Centre Drive

      We are acquiring the Towne Centre Drive property, located in San Diego, for $42.2 million, including $232,000 of closing costs. The property, built in 2001, consists of three buildings, representing 115,870 rentable square feet of laboratory and office space, and is being acquired in a sale-leaseback transaction from Illumina, Inc., a public company specializing in the development of tools for the large-scale analysis of genetic variation and function. Upon closing of the acquisition, Illumina will enter into a 10-year triple-net lease for the entire property, subject to the tenant’s option to renew the lease for three additional five-year periods. A portion of one of the buildings, representing 6,600 square feet, is sub-leased by Illumina to an unaffiliated third party for a period of 47 years, for which we will receive no economic benefit. The property includes undeveloped land upon which an additional 84,000 square foot building could be constructed, based on original development plans and subject to necessary government approvals. We do not have any immediate plans to develop this land. We will own fee simple title to the property.

Monte Villa Parkway

      We are acquiring the Monte Villa Parkway property, located near Seattle, for $16.2 million, including $40,000 of closing costs. The property consists of 37,014 rentable square feet of laboratory and office space. The property, built in 1996 and renovated in 2002, is fully leased to one tenant, Nastech Pharmaceutical Company, Inc., a public company specializing in the development of products based on applying proprietary drug delivery technologies. The tenant is in the process of expanding the space to 51,000 rentable square feet and will begin paying rent on the expansion space in January 2005. The property is leased pursuant to a triple-net lease, which will expire in 2016, subject to the tenant’s option to renew the lease for an additional five-year period. We will own fee simple title to the property.

Eisenhower Road

      We are acquiring the Eisenhower Road property for $3.6 million, including $18,000 of closing costs, from Matthew G. McDevitt, our Vice President, Acquisitions. The purchase price will be paid through the issuance of 88,200 operating partnership units (valued at $1.3 million), plus the assumption of $2.3 million of debt (as of March 31, 2004). The property is located near Philadelphia, Pennsylvania, and consists of 27,750 rentable square feet of laboratory and office space. The property, built in 1973 and significantly renovated in 2000, is fully leased to one tenant, Crane Environmental Inc. (a subsidiary of Crane Co.), a company supplying specialized water purification solutions for industrial and commercial markets. The property is leased pursuant to a triple-net lease, which will expire in 2006, subject to the tenant’s option to renew the lease for two additional three-year periods.

      The property is subject to a mortgage loan having an outstanding balance as of March 31, 2004 of $2.3 million. The mortgage loan has a fixed interest rate of 5.8% per annum, a monthly payment of principal and interest of $15,000 and a maturity date in May 2008. In connection with the acquisition, we intend to assume this mortgage, which will continue to be guaranteed by Mr. McDevitt and his spouse. We will own fee simple title to the property.

Tenants

      After we complete this offering and the formation transactions, we will have 40 tenants. On a pro forma basis, 90.2% of our annualized base rent will be derived from tenants that are public companies or government agencies, and 29.6% of our annualized base rent will be derived from investment grade tenants (according to Standard & Poor’s). The following table sets forth information regarding leases with our 10 largest tenants based on pro forma annualized base rent as of March 31, 2004:

	Remaining			Annualized	Percent of
	Lease Term		Percent of	Base Rent	Total
Tenant	in Years	Sq. Ft.	Sq. Ft.	($ in 000s)	Rent

Centocor, Inc. (a Johnson & Johnson subsidiary)	6.0	251,731	10.7%	$6,155	11.8%
Nektar Therapeutics(1)	12.5	125,491	5.3	5,712	10.9
Regeneron Pharmaceuticals, Inc.(2)	3.8	211,813	9.0	4,686	9.0
Illumina, Inc.	10.3	115,870	4.9	3,824	7.3
Crompton Corporation	5.8	182,829	7.8	3,377	6.5
Intermune, Inc.	7.3	55,898	2.4	3,083	5.9
The Rubenstein Company	4.0	175,378	7.5	2,800	5.4
Chiron Corporation	4.0	71,153	3.0	2,775	5.3
Cell Therapeutics, Inc.	3.8	63,836	2.7	2,218	4.2
University of California Regents	3.0	61,286	2.6	2,013	3.8

(1)	$2.0 million in annualized base rent expires in July 2007. $3.7 million expires in 2016.

(2)	$3.0 million in annualized base rent expires in 2007. $1.7 million expires in 2009.

     Following the completion of this offering, 76% of the rentable square footage leased by our tenants will be leased pursuant to triple-net leases.

      Set forth below is information regarding lease expirations for our portfolio, including acquisitions under contract, on a pro forma basis as of March 31, 2004:

		% of Total
Year of Lease Expiration	Square Feet	Square Feet

Current vacancy	125,265	5.3%
2004	29,078	1.2
2005	103,394	4.4
2006	95,197	4.0
2007	431,346	18.3
2008	319,503	13.6
2009	288,604	12.3
2010	276,058	11.7
2011	55,898	2.4
2012	49,613	2.1
2013	104,952	4.5
Thereafter	474,322	20.2

Total	2,353,230	100.0%

Property Improvements

      The improvements generally required for our properties’ infrastructure are more extensive than for other property types. Typical improvements include reinforced concrete floors, upgraded roof loading capacity, increased floor-to-ceiling heights, heavy-duty HVAC systems, enhanced environmental control technology, significantly upgraded electrical, gas and plumbing infrastructure, and laboratory benchwork. Our tenants generally are responsible for all capital improvements and are contractually obligated to perform all maintenance on the properties as well, or reimburse us for all of the expenses relating to these functions. We provide a tenant improvement allowance in accordance with prevailing market conditions. With the exception of the capital improvements described above for our Industrial Road, Landmark at Eastview, King of Prussia and Elliott Avenue properties, we have no present plans for any material renovations, improvements or development of our properties.

Depreciation

      We will use the carryover basis for determining the tax basis for each of our contribution properties contributed in exchange for units in our operating partnership. For federal income tax purposes, we intend to depreciate two of our depreciable properties over the same remaining useful lives and using the same methods previously used by the owners of the properties. However, under the technical termination rules of Section 708(b)(1)(B) of the Code, the partnership will be required to depreciate the carryover basis for the other three contributed properties over new useful lives. Depreciation with respect to the real property components of our properties (other than land) generally will be computed using the straight-line method over a useful life of 15 to 39 years, for a depreciation rate ranging from 2.56% to 6.67% per year.

      Our operating partnership’s tax depreciation deductions will be allocated among the partners in accordance with their respective interests in our operating partnership (except to the extent that the partnership is required under Code Section 704(c) to use a method for allocating depreciation deductions that results in us receiving a disproportionately larger share of the deductions). Because the initial basis in our properties contributed in exchange for operating partnership units was less than the fair market value of those properties on the date of contribution, our depreciation deductions may be less than they otherwise would have been if our operating partnership had purchased those contribution properties for cash or shares of our common stock.

      The following table sets forth depreciation information for our contribution properties as of March 31, 2004:

			Method of
Property Location	Federal Tax Basis	Depreciation Rate(1)	Depreciation	Useful Life Claimed

Industrial Road	$44.7 million	4.8%	Straight-line	(2)
McKellar Court	13.7 million	2.6	Straight-line	(3)
Bernardo Center Drive	14.0 million	2.7	Straight-line	(4)
Science Center Drive	12.6 million	2.6	Straight-line	(3)
Balboa Avenue	4.2 million	3.3	Straight-line	(5)

(1)	Estimated annualized average depreciation rate.

(2)	Sixteen years for lease commissions and 39 years for the building.

(3)	Ten years for loan fees and 39 years for the building.

(4)	Nine years for lease commissions and 39 years for the building.

(5)	Five to seven years for lease commissions, seven years for loan fees and 39 years for the building.

     The following table sets forth depreciation information for our acquisition properties as of March 31, 2004.

			Method of
Property Location	Federal Tax Basis	Depreciation Rate(1)	Depreciation	Useful Life Claimed

Landmark at Eastview	$91.1 million	2.6%	Straight-line	39 years
King of Prussia	77.1 million	2.6	Straight-line	39 years
Eisenhower Road	3.3 million	2.6	Straight-line	39 years
Elliott Avenue	43.0 million	2.6	Straight-line	39 years
Monte Villa Parkway	15.7 million	2.6	Straight-line	39 years
Bridgeview	27.3 million	2.6	Straight-line	39 years
Bayshore Boulevard	32.4 million	2.6	Straight-line	39 years
Towne Centre Drive	39.9 million	2.6	Straight-line	39 years

(1)	Estimated annualized average depreciation rate.

Real Estate Taxes

      The following table sets forth real estate tax information for our contribution properties:

		Total Annual Real Estate Taxes
	2003 Realty	for the 2003 Tax Year
Property Location	Tax Rate	($ in 000s)

Industrial Road	1.1%	$352
McKellar Court	1.1	145
Bernardo Center Drive	1.1	187
Science Center Drive	1.1	206
Balboa Avenue	1.1	47

      Under each of our leases other than the Balboa Avenue property, the tenant is responsible for the payment of real estate taxes.

      The following table sets forth real estate tax information for the acquisition properties:

		Total Annual Real Estate Taxes
	2003 Realty	for the 2003 Tax Year
Property Location	Tax Rate	($ in 000s)

Landmark at Eastview	1.9%	$2,473
King of Prussia	1.4	856
Eisenhower Road	1.4	50
Elliott Avenue	1.0	174
Monte Villa Parkway	1.3	62
Bridgeview	1.1	223
Bayshore Boulevard	1.1	278
Towne Centre Drive	1.1	352

Under each of the leases, the tenant is responsible for the payment of real estate taxes.

      We do not believe that any capital improvements made during the 12-month period immediately following this offering should result in an increase in annual property taxes, other than improvements we intend to make to our Industrial Road, Landmark at Eastview, King of Prussia and Elliott Avenue properties, which may result in an increase in the related property tax obligations. Under the leases related to these properties, property taxes, including any additional amounts resulting from the improvements, are the responsibility of the tenant.

Regulation

General

      Our properties are subject to various laws, ordinances and regulations, including regulations relating to common areas. We believe that we have the necessary permits and approvals to operate each of our properties.

Americans with Disabilities Act

      Our properties must comply with Title III of the Americans with Disabilities Act, or ADA, to the extent that such properties are “public accommodations” as defined by the ADA. The ADA may require removal of structural barriers to access by persons with disabilities in certain public areas of our properties where such removal is readily achievable. We believe that our properties are in substantial compliance with the ADA and that we will not be required to make substantial capital expenditures to address the requirements of the ADA. The tenants are generally responsible for any additional amounts required to conform their construction projects to the ADA. However, noncompliance with the ADA could result in imposition of fines or an award of damages to private litigants. The obligation to make readily achievable accommodations is an ongoing one, and we will continue to assess our properties and to make alterations as appropriate in this respect.

Environmental Matters

      Under various federal, state and local environmental laws and regulations, a current or previous owner, operator or tenant of real estate may be required to investigate and remove hazardous or toxic substances or petroleum product releases or threats of releases at such property, and may be held liable for property damage and for investigation, clean-up and monitoring costs incurred in connection with the actual or threatened contamination. Such laws typically impose clean-up responsibility and liability without regard to fault, or whether the owner, or tenant knew of or caused the presence of the contamination. The liability under such laws may be joint and several for the full amount of the investigation, clean-up and monitoring costs incurred or to be incurred or actions to be undertaken, although a party held jointly and severally liable may obtain contributions from the other identified, solvent, responsible parties of their fair share toward these costs. These costs may be substantial, and can exceed the value of the property. The presence of contamination, or the failure to properly remediate contamination, on a property may adversely affect the ability of the owner, operator or tenant to sell or rent that property or to borrow using such property as collateral, and may adversely impact our investment on that property.

      Federal regulations require building owners and those exercising control over a building’s management to identify and warn, via signs and labels, of potential hazards posed by workplace exposure to installed asbestos-containing materials, or ACMs, and potential ACMs in their building. The regulations also set forth employee training, record-keeping and due diligence requirements pertaining to ACMs and potential ACMs. Significant fines can be assessed for violating these regulations. Building owners and those exercising control over a building’s management may be subject to an increased risk of personal injury lawsuits by workers and others exposed to ACMs and potential ACMs as a result of these regulations. The regulations may affect the value of a building containing ACMs and potential ACMs in which we have invested. Federal, state and local laws and regulations also govern the removal, encapsulation, disturbance, handling and/or disposal of ACMs and potential ACMs when such materials are in poor condition or in the event of construction, remodeling, renovation or demolition of a building. Such laws may impose liability for improper handling or a release to the environment of ACMs and potential ACMs and may provide for fines to, and for third parties to seek recovery from, owners or operators of real properties for personal injury or improper work exposure associated with ACMs and potential ACMs. See “Risk Factors — Risks Related to the Real Estate Industry — We could incur significant costs related to government regulation and private litigation over environmental matters involving asbestos-containing materials, which could adversely affect our operations, the value of our properties, and our ability to make distributions to you.”

      Federal, state and local laws and regulations also require removing or upgrading certain underground storage tanks and regulate the discharge of storm water, wastewater and any water pollutants; the emission of air pollutants; the generation, management and disposal of hazardous or toxic chemicals, substances or wastes; and workplace health and safety. Life science industry tenants, including certain of our tenants, engage in various research and development activities involving the controlled use of hazardous materials, chemicals, biological and radioactive compounds. Although we believe that the tenants’ activities involving such materials comply in all material respects with applicable laws and regulations, the risk of contamination or injury from these materials cannot be completely eliminated. In the event of such contamination or injury, we could be held liable for any damages that result, and any such liability could exceed our resources and our environmental remediation insurance coverage. See “Risk Factors — Risks Related to the Real Estate Industry — We could incur significant costs related to government regulation and private litigation over environmental matters involving the presence, discharge or threat of discharge of hazardous or toxic substances, which could adversely affect our operations, the value of our properties, and our ability to make distributions to you.”

      In addition, our leases generally provide that (1) the tenant is responsible for all environmental liabilities relating to the tenant’s operations, (2) we are indemnified for such liabilities and (3) the tenant must comply with all environmental laws and regulations. Such a contractual arrangement, however, does not eliminate our statutory liability or preclude claims against us by governmental authorities or persons who are not parties to such an arrangement. Noncompliance with environmental or health and safety requirements may also result in the need to cease or alter operations at a property, which could affect the financial health of a tenant and its ability to make lease payments. In addition, if there is a violation of such a requirement in connection with a tenant’s operations, it is possible that we, as the owner of the property, could be held accountable by governmental authorities for such violation and could be required to correct the violation and pay related fines.

      Prior to closing any property acquisition, we obtain environmental assessments in a manner we believe prudent in order to attempt to identify potential environment concerns at such properties. These assessments are carried out in accordance with an appropriate level of due diligence and generally include a physical site inspection, a review of relevant federal, state and local environmental and health agency database records, one or more interviews with appropriate site-related personnel, review of the property’s chain of title and review of historic aerial photographs and other information on past uses of the property. We may also conduct limited subsurface investigations and test for substances of concern where the results of the first phase of the environmental assessments or other information indicates possible contamination or where our consultants recommend such procedures. For example, a recent Phase I environmental assessment at the Landmark at Eastview property recommended testing at an out-of-service hydraulic lift, although there is no known release of contamination from the lift. We intend to perform further tests and, if necessary, remediate the area and equipment. Due to the limited extent of the affected area, we do not believe the cost will be material. The report also identified ACM-containing debris improperly disposed of on the property. We expect that the seller will remove and properly dispose of this debris before we acquire the property. However, if it fails to do so, we intend to remove and properly dispose of the debris.

      While we may purchase our properties on an “as is” basis, all of our purchase contracts contain an environmental contingency clause, which permits us to reject a property because of any environmental hazard at such property. We receive Phase I reports on all prospective properties.

      We believe that our properties comply in all material respects with all federal and state regulations regarding hazardous or toxic substances and other environmental matters.

Insurance

      We carry comprehensive liability, fire, workers’ compensation, extended coverage, terrorism and rental loss insurance covering all of the contribution properties under a blanket policy, except with respect to property and fire insurance on our McKellar Court and Science Center Drive properties, which is carried directly by the tenants. We believe the policy specifications and insured limits are appropriate given the relative risk of loss, the cost of the coverage and industry practice. We do not carry insurance for generally uninsurable losses such as loss from riots or acts of God. We intend to obtain environmental remediation insurance for both our contribution and our acquisition properties. This insurance, subject to certain exclusions and deductibles, covers the cost to remediate environmental damage caused by unintentional future spills or the historic presence of previously undiscovered hazardous substances. We intend to carry similar insurance with respect to future acquisitions as appropriate. All of the contribution properties are located in San Diego and San Francisco, areas especially subject to earthquakes. We presently carry earthquake insurance on our Industrial Road property in San Francisco but do not carry earthquake insurance on the contribution properties in San Diego. The amount of earthquake insurance coverage we do carry may not be sufficient to fully cover losses from earthquakes. In addition, we may discontinue earthquake, terrorism or other insurance, or may elect not to procure such insurance, on some or all of our properties in the future if the cost of premiums for any of these policies exceeds, in our judgment, the value of the coverage discounted for the risk of loss. See “Risk Factors — Risks Related to the Real Estate Industry — Uninsured and underinsured losses could adversely affect our operating results and our ability to make distributions to our stockholders.” However, following the completion of this offering, we believe that all of our properties will be adequately insured, consistent with industry standards.

Competition

      We will be one of only two publicly traded entities focusing primarily on the acquisition, management, expansion and selective development of properties designed for life science tenants (the other such entity being Alexandria Real Estate Equities, Inc.). However, various entities, including other REITs, such as health care REITs and suburban office property REITs, pension funds, insurance companies, investment funds and companies, partnerships, and developers invest in properties containing life science tenants and therefore compete for investment opportunities with us. Because properties designed for life science tenants typically contain improvements that are specific to tenants operating in the life science industry, we believe that we will be able to maximize returns on investments as a result of:

•	our expertise in understanding the real estate needs of life science industry tenants;

•	our ability to identify and acquire those properties with generic laboratory infrastructure that appeal to a wide range of life science industry tenants; and

•	our expertise in identifying and evaluating life science industry tenants.

However, many of our potential competitors have substantially greater financial resources than we do and may be able to accept more risks, including risks with respect to the creditworthiness of a tenant or the geographic proximity of its investments. In the future, competition from these entities may reduce the number of suitable investment opportunities offered to us or increase the bargaining power of property owners seeking to sell. Further, as a result of their greater resources, those entities may have more flexibility than we do in their ability to offer rental concessions to attract tenants. These concessions could put pressure on our ability to maintain or raise rents and could adversely affect our ability to attract or retain tenants.

Employees

      We initially intend to employ approximately 40 persons, of which approximately 20 employees at our Landmark at Eastview property will be represented by a labor union. We expect that our labor relations will be generally good.

Offices

      We sublease our principal executive offices located at 17140 Bernardo Center Drive, Suite 195, San Diego, California 92128. The sublease, covering 2,700 square feet, expires on November 12, 2005. We also intend to lease a regional office in Maryland with 1,600 square feet after this offering. We do not believe that our current facilities are adequate for our present and future operations. We intend to relocate our headquarters to larger facilities during the next 12 months. We also may add regional offices, depending upon our future development projects.

Legal Proceedings

      We are not currently a party to any material legal proceedings nor, to our knowledge, is any material legal proceeding threatened against us.

MANAGEMENT

Executive Officers and Directors

      The following table sets forth information about our executive officers, directors and persons who will become directors immediately after we complete this offering:

Name	Age	Position

Alan D. Gold	44	Chairman, President and Chief Executive Officer
Gary A. Kreitzer	49	Executive Vice President, General Counsel, Secretary and Director
John F. Wilson, II	42	Chief Financial Officer
Matthew G. McDevitt	38	Vice President, Acquisitions
Barbara R. Cambon*	50	Director
Edward A. Dennis, Ph.D.*	62	Director
Mark J. Riedy, Ph.D.*	62	Director
Theodore D. Roth*	53	Director

* Persons who will become directors immediately after we complete this offering.

      After we complete this offering, our board of directors intends, pursuant to our bylaws and without stockholder approval, to increase the size of our board of directors to seven and to fill the resulting vacancy.

      Alan D. Gold has served as our Chairman, President and Chief Executive Officer since our formation in 2004, and may be deemed a promoter of ours because he participated in the founding and organization of our business. Mr. Gold has served in a similar role with Bernardo since August 1998. Mr. Gold was a co-founder and served as President and a director of Alexandria Real Estate Equities, Inc., a publicly traded REIT specializing in acquiring and managing laboratory properties for lease to the life science industry, from its predecessor’s inception in 1994 until he resigned as President in August 1998 and as a director at the end of 1998. Mr. Gold served as managing partner of GoldStone Real Estate Finance and Investments, a partnership engaged in the real estate and mortgage business, from 1989 to 1994. He also served as Assistant Vice President of Commercial Real Estate for Northland Financial Company, a full service commercial property mortgage banker, from 1989 to 1990 and as Real Estate Investment Officer — Commercial Real Estate for John Burnham Company, a regional full service real estate company, from 1985 to 1989. Mr. Gold received his Bachelor of Science Degree in Business Administration and his Master of Business Administration with an emphasis in real estate finance from San Diego State University.

      Gary A. Kreitzer has served as our Executive Vice President, General Counsel and Secretary and as a director since our formation in 2004, and may be deemed a promoter of ours because he participated in the founding and organization of our business. Mr. Kreitzer has served in similar roles with Bernardo since December 1998. Mr. Kreitzer was a co-founder and served as Senior Vice President and In-House Counsel of Alexandria Real Estate Equities, Inc. from its predecessor’s inception in 1994 until December 1998. From 1990 to 1994, Mr. Kreitzer was In-House Counsel and Vice President for Seawest Energy Corporation, an alternative energy facilities development company. Mr. Kreitzer also served with The Christiana Companies, Inc., a publicly traded investment and real estate development company, in a number of roles from 1982 to 1989, including as In-House Counsel, Secretary and Vice President. Mr. Kreitzer received his Juris Doctor Degree, with honors, from the University of San Francisco and a Bachelor of Arts Degree in Economics from the University of California, San Diego. Mr. Kreitzer is a member of the California State Bar and the American Bar Association.

      John F. Wilson, II has served as our Chief Financial Officer since our formation in 2004, and may be deemed a promoter of ours because he participated in the founding and organization of our business. Mr. Wilson has served in a similar role with Bernardo since 1998. From 1996 to 1998, Mr. Wilson served as President and Chief Executive Officer of SupraLife International, a private company that develops and manufactures nutritional and other health care products. From 1994 to 1996, Mr. Wilson was an audit partner, and from 1989 to 1994 an audit manager, at Harlan & Boettger, a public accounting firm. Mr. Wilson served on the Qualifications Committee of the California State Board of Accountancy from 1995 to 1997. Mr. Wilson also was employed as an accountant at Arthur Andersen LLP from 1984 to 1989. Mr. Wilson received his Bachelor of Arts Degree in Business Economics from the University of California, Santa Barbara, and is a certified public accountant. Mr. Wilson is a member of the National Association of Real Estate Investment Trusts, the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants.

      Matthew G. McDevitt has served as our Vice President, Acquisitions since joining us in 2004, and may be deemed a promoter of ours because he participated in the founding and organization of our business. Mr. McDevitt previously served as President of McDevitt Real Estate Services, Inc., or MRES, which Mr. McDevitt formed in October 1997 as a full service real estate provider focusing on the life science industry. Before founding MRES, Mr. McDevitt spent 10 years as a commercial real estate broker in the Washington, D.C. metropolitan area. Mr. McDevitt received his Bachelor of Arts Degree in Business from Gettysburg College. He is a member of the Montgomery County High Tech Council, the Pennsylvania Biotechnology Association and the Biotech Council of New Jersey.

      Barbara R. Cambon has agreed to become a director immediately after we complete this offering. Ms. Cambon has been an independent consultant since October 2002. From November 1999 to October 2002, Ms. Cambon served as a Principal of Colony Capital, LLC, a private real estate investment firm, where she also served as Chief Operating Officer from April 2000 until October 2002. From 1985 to October 1999, she served as President and was a founder of Institutional Property Consultants, Inc., a real estate consulting company. She received her Bachelor of Science Degree in Education from the University of Delaware and her Master of Business Administration with an emphasis in real estate and finance from Southern Methodist University.

      Edward A. Dennis, Ph.D. has agreed to become a director immediately after we complete this offering. Dr. Dennis is currently the Chair and has been a Professor in the Department of Chemistry and Biochemistry at the University of California, San Diego since 1981. Dr. Dennis also is an Adjunct Professor in the Department of Immunology at the Scripps Research Institute. In addition, he served on the Scientific Advisory Board of Cell Therapeutics, Inc. from 1996 to 2003. He received his Bachelor of Arts degree in Chemistry from Yale University, his Master of Arts Degree in Chemistry from Harvard University and his Doctorate of Philosophy in Chemistry from Harvard University.

      Mark J. Riedy, Ph.D. has agreed to become a director immediately after we complete this offering. Dr. Riedy has been a professor of real estate finance at the University of San Diego since 1993. From July 1988 to July 1992, he served as President and Chief Executive Officer of the National Council of Community Bankers. From July 1987 to July 1988, he served as President and Chief Operating Officer of the J.E. Robert Companies, a real estate workout firm. From January 1985 to July 1986, he served as President and Chief Operating Officer and a director of the Federal National Mortgage Association. Dr. Riedy currently serves on the boards of directors of Neighborhood Bancorp, AmNet Mortgage, Inc. and Pan Pacific Retail Properties, Inc. He received his Bachelor of Arts Degree in Economics from Loras College, his Master of Business Administration from Washington University and his Doctorate of Philosophy from the University of Michigan.

      Theodore D. Roth has agreed to become a director immediately after we complete this offering. Mr. Roth has been a Managing Director of Roth Capital Partners, LLC, an investment-banking firm, since February 2003. For more than 15 years prior to that time, Mr. Roth was employed by Alliance Pharmaceutical Corp., most recently serving as President and Chief Operating Officer. Mr. Roth currently serves on the board of directors of Alliance Pharmaceutical. He received his Juris Doctor Degree from Washburn University and a Master of Laws in Corporate and Commercial Law from the University of Missouri in Kansas City.

Board Committees

      Our board of directors will appoint an audit committee, a compensation committee and a nominating and corporate governance committee. The composition of each committee must comply with the listing requirements and other rules and regulations of the NYSE, as amended or modified from time to time. Each of these committees will have at least three directors and will be composed exclusively of independent directors, as defined by the rules, regulations and listing qualifications of the NYSE, which generally deem a director to be independent if the director has no relationship to us that may interfere with the exercise of his or her independence from management.

      Audit Committee. The audit committee will help ensure the integrity of our financial statements, the qualifications and independence of our independent auditor and the performance of our internal audit function and independent auditor. The audit committee will select, assist and meet with the independent auditor, oversee each annual audit and quarterly review, establish and maintain our internal audit controls and prepare the report that federal securities laws require be included in our annual proxy statement. Dr. Riedy will be designated as chair and Ms. Cambon and Mr. Roth will be appointed as members of the audit committee.

      Compensation Committee. The compensation committee will review and approve the compensation and benefits of our executive officers, administer and make recommendations to our board of directors regarding our compensation and stock incentive plans, produce an annual report on executive compensation for inclusion in our proxy statement and publish an annual committee report for our stockholders. Mr. Roth will be designated as chair and Dr. Dennis and Dr. Riedy will be appointed as members of the compensation committee.

      Nominating and Corporate Governance Committee. The nominating and corporate governance committee will develop and recommend to our board of directors a set of corporate governance principles, adopt a code of ethics, adopt policies with respect to conflicts of interest, monitor our compliance with corporate governance requirements of state and federal law and the rules and regulations of the NYSE, establish criteria for prospective members of our board of directors, conduct candidate searches and interviews, oversee and evaluate our board of directors and management, evaluate from time to time the appropriate size and composition of our board of directors, recommend, as appropriate, increases, decreases and changes in the composition of our board of directors and recommend to our board of directors the slate of directors to be elected at each annual meeting of our stockholders. Ms. Cambon will be designated as chair and Dr. Dennis and Mr. Roth will be appointed as members of the nominating and corporate governance committee.

      Our board of directors may from time to time establish certain other committees to facilitate the management of our company.

Compensation Committee Interlocks and Insider Participation

      The members of our compensation committee will be independent directors. Upon completion of this offering, none of these directors or any of our executive officers will serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Compensation of Directors

      Upon completion of this offering, each of our directors who is not an employee of our company or our subsidiaries will receive an annual fee of $16,000 for services as a director. In addition, each director who is not an employee of our company or our subsidiaries will receive a fee of $1,500 for each board of directors meeting attended in person ($750 for telephonic attendance), a fee of $750 for each committee meeting attended in person on a day that does not include a meeting of our board of directors ($500 for telephonic attendance) and an additional fee of $1,500 for each committee meeting chaired by that director, whether or not a meeting of the board of directors is held on the same day. Directors are also reimbursed for reasonable expenses incurred to attend board of directors and committee meetings. Directors who are employees of our company or our subsidiaries will not receive compensation for their services as directors.

      Our non-employee directors also will receive automatic grants of restricted stock under our 2004 incentive award plan. Effective on the date of initial trading of our common stock, each non-employee director will be granted 2,000 shares of restricted common stock. Thereafter, on the date of each annual meeting of stockholders, each non-employee director who continues to serve on the board of directors will be granted 2,000 shares of restricted common stock. Similarly, we will grant 2,000 shares of restricted common stock to each non-employee director who is initially elected or appointed to our board of directors after this offering on the date of such initial election or appointment. We also will grant 2,000 shares of restricted common stock on the date of each annual meeting of stockholders while the non-employee director continues to serve on the board of directors. The restricted stock granted to non-employee directors will vest one year from the date of grant.

Executive Officer Compensation

      Because we were only recently organized, meaningful individual compensation information is not available for prior periods. The following table sets forth the annual base salary and other compensation we expect to pay in 2004 to our Chief Executive Officer and our three other most highly compensated executive officers. We will enter into employment agreements with Messrs. Gold, Kreitzer, Wilson and McDevitt that will become effective as of the initial trading of our common stock. Under the terms of their respective employment agreements, these executive officers will be eligible to receive annual performance-based bonuses as more fully described in “— Employment Agreements.”

Summary Compensation Table

						Long-Term
						Compensation

		Annual Compensation(1)				Restricted
					Other	Stock
Name and Principal Position	Year	Salary	Bonus		Compensation(2)	Granted(3)

Alan D. Gold	2004	$350,000	175,000	(4)	$12,000	$1,900,000
Chairman, President and Chief Executive Officer
Gary A. Kreitzer	2004	250,000	125,000	(5)	9,000	1,100,000
Executive Vice President, General Counsel and Secretary
John F. Wilson, II	2004	250,000	125,000	(5)	9,000	1,000,000
Chief Financial Officer
Matthew G. McDevitt	2004	220,000	110,000	(6)	9,000	450,000
Vice President, Acquisitions

(1)	Amounts given are annualized projections for the year ending December 31, 2004 based on employment agreements, which will be effective as of the initial trading of our common stock. See “— Employment Agreements.”

(2)	Other compensation represents annual automobile allowances.

(3)	Shares of restricted common stock will be issued upon the consummation of this offering and will vest 1/3 annually, with the first 1/3 vesting on January 1, 2005.

(4)	Mr. Gold is eligible for an additional bonus of up to $525,000 at the discretion of our board of directors.

(5)	Messrs. Kreitzer and Wilson are each eligible for an additional bonus of up to $250,000 at the discretion of our board of directors.

(6)	Mr. McDevitt is eligible for an additional bonus of up to $220,000 at the discretion of our board of directors.

401(k) Plan

      We intend to establish and maintain a retirement savings plan under Section 401(k) of the Code to cover our eligible employees. The plan will allow eligible employees to defer, within prescribed limits, a portion of their compensation on a pre-tax basis through contributions to the plan. Our employees will be eligible to participate in the plan if they meet certain requirements.

2004 Incentive Award Plan

      We have adopted the 2004 Incentive Award Plan of BioMed Realty Trust, Inc. and BioMed Realty, L.P. The incentive award plan became effective on August 3, 2004. The incentive award plan provides for the grant to employees and consultants of our company and our operating partnership (and their respective subsidiaries) and directors of our company of stock options, restricted stock, dividend equivalents, stock appreciation rights, restricted stock units and other incentive awards. Only employees of our company and its qualifying subsidiaries are eligible to receive incentive stock options under the incentive award plan. We have reserved a total of 2,500,000 shares of our common stock for issuance pursuant to the incentive award plan, subject to certain adjustments as set forth in the plan.

      Our board of directors has delegated general administrative authority of the incentive award plan to its compensation committee. The members of the compensation committee are both “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act and “outside directors” within the meaning of Section 162(m) of the Code. The incentive award plan provides that, other than with respect to our non-employee directors, the plan administrator has the authority to designate recipients of awards and to determine the terms and provisions of awards, including the exercise or purchase price, expiration date, vesting schedule and terms of exercise. The incentive award plan provides that the maximum number of shares which may be subject to awards granted any individual during any rolling three-year period measured from the date of grant will not exceed 1,500,000. However, this limit will not apply until the earliest to occur of:

•	the first material modification of the plan,

•	the issuance of all of the shares reserved for issuance under the plan,

•	the expiration of the plan, or

•	the first meeting of our stockholders at which directors are to be elected that occurs after the close of the third calendar year following the calendar year in which this offering occurs.

The maximum cash performance award payable to certain key employees under the incentive award plan will not exceed $1.5 million with respect to any calendar year.

      No participant may be granted incentive stock options that are first exercisable in a calendar year for shares of common stock having a total fair market value (determined as of the option grant) exceeding $100,000. The exercise price of incentive stock options granted under the incentive award plan must be at least 100% of the fair market value of our common stock on the date of grant. Options intended to qualify as performance-based compensation under Section 162(m) of the Code must also have an exercise price of at least 100% of the fair market value of our common stock on the date of grant. Incentive stock options granted to optionees who own more than 10% of our outstanding common stock (or the outstanding common stock of any of our parent or subsidiary corporations) on the date of grant must have an exercise price that is at least 110% of fair market value of our common stock on the grant date. Incentive stock options granted under the incentive award plan will expire no later than 10 years after the date of grant, or five years after the date of grant with respect to optionees who own more than 10% of our outstanding common stock (or the outstanding common stock of any of our parent or subsidiary corporations) on the grant date. The purchase price, if any, of other incentive awards will be determined by the plan administrator.

      The incentive award plan provides that options are exercisable in whole or in part by written notice to us, specifying the number of shares being purchased and accompanied by payment of the purchase price for such shares. The incentive award plan generally does not permit the transfer of options, but the plan administrator may provide that nonqualified stock options may be transferred pursuant to a domestic relations order or to a family member.

      Our non-employee directors also will receive automatic grants of restricted stock under our 2004 incentive award plan. See “— Compensation of Directors” above.

      In the event of certain changes in our corporate structure or capitalization, the plan administrator may make appropriate adjustments to:

•	the maximum number and class of shares issuable under the incentive award plan,

•	the number and class of shares subject to outstanding awards, and

•	the grant or exercise price of each outstanding award.

      In addition, in the event of certain corporate transactions, including a change in control (as defined in the plan), each outstanding option that is not assumed by the successor corporation or replaced with an option to purchase shares of stock of the successor corporation will automatically accelerate and become exercisable in full. The plan administrator also has the authority under the incentive award plan to take certain other actions with respect to outstanding awards in the event of a corporate transaction, including provision for the cash-out, termination, acceleration or assumption of such awards.

      The plan administrator may at any time amend or revise the terms of the incentive award plan; provided, that without the approval of our stockholders, no amendment may increase the maximum number of shares issuable under the incentive award plan or effect any other change that would otherwise require stockholder approval under applicable law. In addition, any alteration or impairment of any outstanding award requires consent of the affected holder.

      The incentive award plan will terminate on August 2, 2014. The incentive award plan also provides that no participant in the plan will be permitted to acquire, or will have any right to acquire, shares thereunder if such acquisition would be prohibited by the stock ownership limits contained in our charter or by any other provision thereof.

      We intend to file with the Securities and Exchange Commission a registration statement on Form S-8 covering the shares of our common stock issuable under the incentive award plan.

Employment Agreements

      We will enter into employment agreements, effective as of the initial trading of our common stock, with Messrs. Gold, Kreitzer, Wilson and McDevitt. The employment agreements will provide for Mr. Gold to serve as our Chairman, Chief Executive Officer and President, Mr. Kreitzer to serve as our Executive Vice President, General Counsel and Secretary, Mr. Wilson to serve as our Chief Financial Officer and Mr. McDevitt to serve as our Vice President, Acquisitions. These employment agreements will require Messrs. Gold, Kreitzer, Wilson and McDevitt, as applicable, to devote such attention and time to our affairs as is necessary for the performance of their duties, but also permit them to devote time to their outside business interests consistent with past practice. Under the employment agreements with Messrs. Gold and Kreitzer, we will use our best efforts to cause Mr. Gold to be nominated and elected as Chairman of our board of directors and Mr. Kreitzer to be nominated and elected as a member of our board of directors.

      The employment agreements with Messrs. Gold, Kreitzer and Wilson will have a term of three years, and the employment agreement with Mr. McDevitt will have a two-year term. Each employment agreement will provide for automatic one-year extensions thereafter, unless either party provides at least six months’ notice of non-renewal.

      The employment agreements will provide for:

•	an annual base salary of $350,000 for Mr. Gold, $250,000 for Messrs. Kreitzer and Wilson and $220,000 for Mr. McDevitt, subject to annual increases based on increases in the CPI and further increases in the discretion of our board of directors or the compensation committee of our board of directors,

•	eligibility for annual cash performance bonuses based on the satisfaction of performance goals established by our board of directors or the compensation committee of our board of directors,

•	participation in other incentive, savings and retirement plans applicable generally to our senior executives,

•	medical and other group welfare plan coverage and fringe benefits provided to our senior executives,

•	payment of the premiums for a long-term disability insurance policy which will provide benefits equal to at least 60% of an executive’s annual base salary,

•	payment of the premiums for a $1 million term life insurance policy, and

•	monthly payments of $750 ($1,000 in the case of Mr. Gold) for an automobile allowance.

      Each executive will have a minimum annual bonus equal to 50% of base salary. Mr. Gold’s annual bonus may be up to 200% of his base salary. Messrs. Kreitzer, Wilson and McDevitt may have annual bonuses up to 150% of their base salary.

      In addition, upon the initial trading of our common stock, Messrs. Gold, Kreitzer, Wilson and McDevitt will be granted 126,667, 73,333, 66,667 and 30,000 shares of restricted stock, respectively. The restricted stock will vest one-third each year, beginning on January 1, 2005 and each successive January 1 thereafter.

      The employment agreements will provide that, if an executive’s employment is terminated by us without “cause” or by the executive for “good reason” (each as defined in the applicable employment agreement), or, in the case of Mr. Gold, if we fail to renew his employment agreement for each of the first two renewal years, the executive will be entitled to the following severance payments and benefits, subject to his execution and non-revocation of a general release of claims:

•	an amount equal to the sum of the then-current annual base salary plus average bonus over the prior three years, multiplied by

•	with respect to Messrs. Gold, Kreitzer and Wilson, three, or

•	with respect to Mr. McDevitt, one

(such number, the “Severance Multiple” for such executive), 50% of which amount shall be paid in a lump sum and the remaining 50% of which amount will be paid in equal monthly installments over two years (or, with respect to Mr. McDevitt, one year),

•	health benefits for 18 months following the executive’s termination of employment at the same level as in effect immediately preceding such termination, subject to reduction to the extent that the executive receives comparable benefits from a subsequent employer,

•	up to $15,000 worth of outplacement services at our expense, and

•	100% of the unvested stock options held by the executive will become fully exercisable and 100% of the unvested restricted stock held by such executive will become fully vested.

      Under the employment agreements, we will agree to make an additional tax gross-up payment to the executive if any amounts paid or payable to the executive would be subject to the excise tax imposed on certain so-called “excess parachute payments” under Section 4999 of the Code. However, if a reduction in the payments and benefits of 10% or less would render the excise tax inapplicable, then the payments and benefits will be reduced by such amount, and we will not be required to make the gross-up payment.

      Each employment agreement will provide that, if the executive’s employment is terminated by us without cause or by the executive for good reason within one year after a “change in control” (as defined in the applicable employment agreement), then the executive will receive the above benefits and payments as though the executive’s employment was terminated without cause or for good reason. However, the severance amount shall be paid in a lump sum.

      Each employment agreement will also provide that the executive or his estate will be entitled to certain severance benefits in the event of his death or disability. Specifically, each executive or, in the event of the executive’s death, his beneficiaries, will receive:

•	an amount equal to the then-current annual base salary,

•	his prorated annual bonus for the year in which the termination occurs,

•	health benefits for the executive and/or his eligible family members for 12 months following the executive’s termination of employment, and

•	in the event the executive’s employment is terminated as a result of his disability, the company will continue to pay the premiums on the long-term disability and life insurance policies described above for 12 months.

      The employment agreements will also contain standard confidentiality provisions, which apply indefinitely, and non-solicitation provisions, which will apply during the term of the employment agreements and for any period thereafter during which the executive is receiving payments from us.

Limitation of Liability and Indemnification

      Maryland law permits us to include in our charter a provision limiting the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment and that is material to the cause of action. Our charter contains a provision that eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

      Maryland law requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. Maryland law permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty,

•	the director or officer actually received an improper personal benefit in money, property or services, or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

      A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

      In addition, Maryland law permits us to advance reasonable expenses to a director or officer upon receipt of (1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and (2) a written undertaking by him or on his behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

      Our charter authorizes us, to the maximum extent permitted by Maryland law, to obligate our company to indemnify (1) any present or former director or officer or (2) any individual who, while a director or officer and, at our request, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, against any claim or liability arising from his or her service in that capacity and to pay or reimburse such individual’s reasonable expenses in advance of final disposition of a proceeding. Our bylaws obligate us to provide such indemnification and advance of expenses. Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served Bernardo in any of the capacities described above and any employee or agent of us or Bernardo.

Indemnification Agreements

      We intend to enter into indemnification agreements with our directors and certain executive officers that will obligate us to indemnify them to the maximum extent permitted by Maryland law. The form of indemnification agreement requires us to indemnify the director or officer, the indemnitee, against all judgments, penalties, fines and amounts paid in settlement and all expenses actually and reasonably incurred by the indemnitee or on his or her behalf in connection with a proceeding other than one initiated by or on behalf of us. In addition, the form of indemnification agreement requires us to indemnify the indemnitee against all amounts paid in settlement and all expenses actually and reasonably incurred by the indemnitee or on his or her behalf in connection with a proceeding that is brought by or on behalf of us. In either case, the indemnitee is not entitled to indemnification if it is established that one of the exceptions to indemnification under Maryland law set forth above exists.

      In addition, the indemnification agreement requires us to advance reasonable expenses incurred by the indemnitee within 10 days of the receipt by us of a statement from the indemnitee requesting the advance, provided the statement evidences the expenses and is accompanied by:

•	a written affirmation of the indemnitee’s good faith belief that he or she has met the standard of conduct necessary for indemnification, and

•	an undertaking by or on behalf of the Indemnitee to repay the amount if it is ultimately determined that the standard of conduct was not met.

      The form of indemnification agreement also provides for procedures for the determination of entitlement to indemnification, including requiring such determination be made by independent counsel after a change of control of us. A copy of the form of the indemnification agreement is attached as an exhibit to the registration statement of which this prospectus is a part.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

      The following is a discussion of certain of our investment, financing and other policies. These policies have been determined by our board of directors and, in general, may be amended or revised from time to time by our board of directors without a vote of our stockholders.

Investment Policies

Investment in Real Estate or Interests in Real Estate

      We will conduct all of our investment activities through our operating partnership and its affiliates. Our investment objectives are to provide quarterly cash distributions and achieve long-term capital appreciation through increases in the value of our company. We have not established a specific policy regarding the relative priority of these investment objectives. For a discussion of our properties and acquisition and other strategic objectives, see “Business and Properties.”

      We expect to pursue our investment objectives primarily through our operating partnership’s ownership of our contribution properties and other acquired properties and real estate assets designed principally for life science entities. We currently intend to invest primarily in developments of office properties and laboratory space, acquisitions of existing improved properties or properties in need of redevelopment and acquisitions of land that we believe has development potential. Although we intend to focus our activities in our target markets on office properties and laboratory space designed principally for life science entities, future investment or development activities will not be limited to any geographic area, product type or to a specified percentage of our assets. While we may diversify in terms of property locations, size and market, we do not have any limit on the amount or percentage of our assets that may be invested in any one property or any one geographic area. We intend to engage in such future investment or development activities in a manner that is consistent with the maintenance of our status as a REIT for federal income tax purposes. In addition, we may purchase or lease income-producing commercial and other types of properties for long-term investment, expand and improve the properties we presently own or subsequently acquire, or sell such properties, in whole or in part, when circumstances warrant.

      We also may participate with third parties in property ownership, through joint ventures or other types of co-ownership. These types of investments may permit us to own interests in larger assets without unduly restricting our diversification and, therefore, provide us with flexibility in structuring our portfolio. We will not, however, enter into a joint venture or other partnership arrangement to make an investment that would not otherwise meet our investment policies.

      Equity investments in acquired properties may be subject to existing mortgage financing and other indebtedness or to new indebtedness we incur when we acquire or refinance these investments. Debt service on such financing or indebtedness will have a priority over any dividends with respect to our common stock. Investments are also subject to our policy not to be treated as an investment company under the Investment Company Act of 1940, as amended, or the 1940 Act.

Investments in Real Estate Mortgages

      While our current portfolio consists of, and our business objectives emphasize, equity investments in office properties and laboratory space designed principally for life science entities, we may, at the discretion of our board of directors, invest in mortgages and other types of real estate interests consistent with our qualification as a REIT. Investments in real estate mortgages run the risk that one or more borrowers may default under certain mortgages and that the collateral securing certain mortgages may not be sufficient to enable us to recoup our full investment.

Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

      Subject to the percentage of ownership limitations and gross income tests necessary for REIT qualification, we may invest in securities of other REITs, other entities engaged in real estate activities or other issuers, including for the purpose of exercising control over such entities.

Dispositions

      We do not currently intend to dispose of any of our properties, although we reserve the right to do so if, based upon management’s periodic review of our portfolio, our board of directors determines that such action would be in our stockholders’ best interests. Any decision to dispose of a property will be made by our board of directors. Directors and executive officers holding units may be influenced as to the desirability of a proposed disposition by the tax consequences to them resulting from the disposition of a certain property. In addition, under the tax indemnification provisions of the contribution agreements, we may be obligated to indemnify certain contributors against adverse tax consequences if we sell or dispose of certain properties in taxable transactions.

Financing Policies

      Our board of directors has adopted a policy of limiting our indebtedness to approximately 60% of our total market capitalization. We define our total market capitalization as the sum of the market value of our outstanding common stock (which may decrease, thereby increasing our debt to total market capitalization ratio), plus the aggregate value of units we do not own, plus the book value of our total consolidated indebtedness. Since this ratio is based, in part, upon market values of equity, it will fluctuate with changes in our common stock’s market value. However, we believe that this ratio provides an appropriate indication of leverage for a company whose assets are primarily real estate. We expect that our ratio of debt-to-total market capitalization upon the completion of this offering (including borrowings of $50.0 million under the credit facility we anticipate having in place at the closing of this offering and excluding the debt of our unconsolidated partnership) will be approximately 17.2% (15.5% if the underwriters exercise their over-allotment option in full).

      Our charter and bylaws do not limit the amount or percentage of indebtedness that we may incur. Our board of directors may from time to time modify our debt policy in light of then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general conditions in the market for debt and equity securities, fluctuations in the market price of our common stock, growth and acquisition opportunities and other factors. Accordingly, we may increase or decrease our ratio of debt to total market capitalization beyond the limits described above. If these policies were changed, we could become more highly leveraged, resulting in an increased risk of default on our obligations and a related increase in debt service requirements that could adversely affect our financial condition and results of operations and our ability to make distributions to our stockholders. See “Risk Factors — Risks Related to Our Capital Structure — Debt obligations expose us to increased risk of property losses and may have adverse consequences on our business operations and our ability to make distributions” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

Conflict of Interest Policies

      We have adopted a code of business conduct and ethics that prohibits conflicts of interest between our officers, employees and directors on the one hand, and our company on the other hand, except in compliance with the policy. Waivers of our code of business conduct and ethics must be disclosed in accordance with NYSE and Securities and Exchange Commission requirements. In addition, our board of directors is subject to certain provisions of Maryland law, which are also designed to eliminate or minimize conflicts. However, we cannot assure you that these policies or provisions of law will always succeed in eliminating the influence of such conflicts. If they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders.

Interested Director and Officer Transactions

      Pursuant to the MGCL, a contract or other transaction between us and a director or between us and any other corporation or other entity in which any of our directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest. The common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof will not render the transaction void or voidable if:

•	the material facts relating to the common directorship or interest and as to the transaction are disclosed to our board of directors or a committee of our board, and our board or a duly authorized committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum, or

•	the material facts relating to the common directorship or interest and as to the transaction are disclosed to our stockholders entitled to vote thereon, and the transaction is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote, other than the votes or shares owned of record or beneficially by the interested director or corporation or other entity, or

•	the transaction or contract is fair and reasonable to us at the time it is authorized, ratified or approved.

      Furthermore, under Maryland law (where our operating partnership is formed), we, as general partner, may have a fiduciary duty to the limited partners of our operating partnership and, consequently, such transactions also may be subject to the duties of care and loyalty that we, as general partner, owe to limited partners in our operating partnership (to the extent such duties have not been modified pursuant to the terms of the partnership agreement). We will adopt a policy that requires that all contracts and transactions between us, our operating partnership or any of our subsidiaries, on the one hand, and any of our directors or executive officers or any entity in which such director or executive officer is a director or has a material financial interest, on the other hand, must be approved by the affirmative vote of a majority of the disinterested directors. Where appropriate in the judgment of the disinterested directors, our board of directors may obtain a fairness opinion or engage independent counsel to represent the interests of non-affiliated security holders, although our board of directors will have no obligation to do so.

Policies with Respect to Other Activities

      We have authority to offer common stock, preferred stock or options to purchase stock in exchange for property and to repurchase or otherwise acquire our common stock or other securities in the open market or otherwise, and we may engage in such activities in the future. Except in connection with the formation transactions, we have not issued common stock, units or any other securities in exchange for property or any other purpose, and our board of directors has no present intention of causing us to repurchase any common stock. We may issue preferred stock from time to time, in one or more series, as authorized by our board of directors without the need for stockholder approval. See “Description of Securities.” We have not engaged in trading, underwriting or agency distribution or sale of securities of other issuers other than our operating partnership and do not intend to do so. At all times, we intend to make investments in such a manner as to qualify as a REIT, unless because of circumstances or changes in the Code or the Treasury regulations, our board of directors determines that it is no longer in our best interest to qualify as a REIT. We have not made any loans to third parties, although we may in the future make loans to third parties, including, without limitation, to joint ventures in which we participate. We intend to make investments in such a way that we will not be treated as an investment company under the 1940 Act.

      Generally speaking, we intend to make available to our stockholders audited annual financial statements and annual reports. After this offering, we will become subject to the information reporting requirements of the Exchange Act. Pursuant to these requirements, we will file periodic reports, proxy statements and other information, including audited financial statements, with the Securities and Exchange Commission.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Formation Transactions and Contribution of Properties

      BioMed Realty Trust, Inc. was formed as a Maryland corporation on April 30, 2004 under the name BioMed Property Trust, Inc. and subsequently changed its name to BioMed Realty Trust, Inc. on June 2, 2004. We formed our operating partnership, BioMed Realty, L.P., as a Maryland limited partnership on April 30, 2004 under the name BioMed Property, L.P. and subsequently changed its name to BioMed Realty, L.P. on June 2, 2004. When we complete this offering, we will own properties or interests in properties through our operating partnership. Each of these properties is currently owned by a limited partnership or limited liability company. The investors in these entities include Messrs. Gold, Kreitzer, Wilson and McDevitt, entities affiliated with them, and private investors and tenants who are not affiliated with them. Simultaneously with or shortly after we complete this offering, we will engage in the formation transactions described below.

      Four limited partnerships and one limited liability company own all of our contribution properties. Persons and entities owning the interests in three of the limited partnerships and the limited liability company, including Messrs. Gold, Kreitzer and Wilson, some of their spouses and parents, and other individuals and entities not affiliated with us or our management, will contribute to us all of their interests in these entities. In addition, an entity that owns the general partnership interest in a limited partnership that owns our McKellar Court property will contribute to us all of its interests in that entity. In exchange for these interests, we will issue an aggregate of 2,782,365 limited partnership units in our operating partnership and cash payments in the aggregate amount of $20.5 million. Messrs. Gold, Kreitzer and Wilson (including his spouse) will receive an aggregate of 2,584,973 limited partnership units having a value of $38.8 million.

      The following chart reflects the value of consideration (dollars in thousands) to be issued in exchange for each of our contribution properties. The total value of consideration represents the cash payments, units our operating partnership will issue and the assumption or repayment of debt in exchange for 100% of the property interests, except in the case of the McKellar Court property. In the case of the McKellar Court property, the total value of consideration issued represents only the consideration issued in exchange for the general partnership interest contributed to our operating partnership and the assumption of debt held by our unconsolidated partnership. Quidel Corporation, the tenant in our McKellar Court property, will continue to hold a limited partnership interest in the entity that owns the property. Historical carrying value represents the undepreciated book value of each property.

				Assumption	Historical
	Total Value of		Value of	or Repayment	Carrying
Property Location	Consideration	Cash Payments	Units	of Debt	Value

San Francisco
Industrial Road	$78,393	$19,500	$21,922	$36,971	$49,588

San Diego
McKellar Court	13,422	—	2,508	10,914	15,008
Bernardo Center Drive	19,331	—	5,039	14,292	16,632
Science Center Drive	18,383	978	5,622	11,783	15,217
Balboa Avenue	11,672	—	6,645	5,027	4,641

Total	$141,201	$20,478	$41,736	$78,987	$101,086

      Persons and entities affiliated with Mr. McDevitt (including his spouse) own all of the ownership interests of a limited partnership that owns our acquisition property located on Eisenhower Road. They will contribute all of their interests in that entity in exchange for 88,200 limited partnership units in our operating partnership.

      The following chart reflects the interests contributed and the value of consideration (dollars in thousands) to be received by the contributors of interests in our contribution properties and the acquisition property located on Eisenhower Road:

			Cash	Total Value of
Contributor	Contributed Interest	Value of Units	Payments	Consideration

Contribution Properties
Management and Affiliated Contributors
Alan D. Gold	51.00% interest in Bernardo Center Drive	$2,428	—	$2,428
	37.50% interest in McKellar Court	1,260	—	1,260
	25.60% interest in Industrial Road	10,972	—	10,972
	48.00% interest in Balboa Avenue	3,205	—	3,205
	29.50% interest in Science Center Drive	1,947	—	1,947

	Total	19,812	—	19,812

Martin L. & Delia Gold Family Trust (Mr. Gold’s parents)	1.56% interest in Science Center Drive	—	$103	103
Gary A. Kreitzer	31.00% interest in Bernardo Center Drive	1,476	—	1,476
	22.50% interest in McKellar Court	748	—	748
	15.40% interest in Industrial Road	6,531	—	6,531
	32.00% interest in Balboa Avenue	2,116	—	2,116
	24.44% interest in Science Center Drive	1,613	—	1,613

	Total	12,484	—	12,484

John F. Wilson, II	15.00% interest in McKellar Court	500	—	500
	10.00% interest in Industrial Road	4,419	—	4,419
	20.00% interest in Balboa Avenue	1,325	—	1,325
	2.00% interest in Science Center Drive	132	—	132

	Total	6,376	—	6,376

Julie A-M Wilson (Mr. Wilson’s wife)	1.56% interest in Science Center Drive	103	—	103

Unaffiliated Contributors	40.94% interest in Science Center Drive	1,827	875	2,702
	18.00% interest in Bernardo Center Drive	1,134	—	1,134

	Total	2,961	875	3,836

Acquisition Properties
Matthew G. McDevitt	50.50% interest in Eisenhower Road	668	—	668
Holly K. McDevitt
(Mr. McDevitt’s wife)	49.50% interest in Eisenhower Road	655	—	655

      Mrs. Wilson and the unaffiliated contributors of interests in our Science Center Drive property who will receive units will receive fixed values payable in units. All other contributors receiving units will receive fixed numbers of units.

      The value and the number of the units that we will issue in exchange for contributed property interests was determined by our executive officers based on the costs incurred to acquire and improve the properties, a discounted cash flow analysis, an internal rate of return analysis and an assessment of the fair market value of the properties. No single factor was given greater weight than any other in valuing the properties, and the values attributed to the properties do not necessarily bear any relationship to the book value for the applicable property. We did not obtain any recent third-party property appraisals of the properties to be contributed to our operating partnership in the formation transactions, or any other independent third party valuations or fairness opinions in connection with the formation transactions. As a result, the consideration we pay for these properties and other assets in the formation transactions may exceed their fair market value.

      We also will assume $70.4 million of mortgage and other debt secured by one or more of our contribution properties and our acquisition property contributed by Mr. McDevitt ($56.3 million of which we will repay with the net proceeds of this offering), excluding $10.9 million associated with our unconsolidated partnership. As of March 31, 2004, we also expect to pay to the lenders $300,000 in prepayment penalties in connection with the loan repayments. In connection with these loan repayments, Messrs. Gold’s and Kreitzer’s parents will receive payments of $75,000 and $25,000, respectively, which are in addition to any payments reflected in the chart above.

      As part of our formation transactions, our operating partnership will use $261.4 million of the net proceeds of this offering to purchase seven acquisition properties from unaffiliated third parties and will assume $107.2 million of existing mortgage debt associated with three of these properties ($78.0 million of which will be repaid with proceeds of this offering and borrowings under the credit facility). The consideration to be paid for these acquisition properties was negotiated between us and the sellers of the properties.

Contribution Agreements

      We will receive the interests in our contribution properties and the acquisition property located on Eisenhower Road under contribution agreements with the individuals or entities that hold those interests. Each contribution is subject to all of the terms and conditions of the applicable contribution agreement, including the completion of this offering. The contributors will transfer their interests in the property entities or the properties to our operating partnership for units or cash or a combination of units and cash. We will assume or succeed to all of each contributor’s rights, obligations and responsibilities with respect to the properties and the property entities contributed. The contribution agreements generally contain representations by the contributors with respect to the ownership of their interests and other limited matters, including environmental conditions on the properties and compliance with environmental laws, payment of applicable taxes, physical condition of the properties, no current condemnation or similar proceedings that would affect the properties and compliance with laws generally. Messrs. Gold, Kreitzer, Wilson and McDevitt made additional customary representations and warranties regarding various matters concerning the contributed properties. Messrs. Gold, Kreitzer, Wilson and McDevitt have agreed to indemnify our operating partnership for breach of these representations and warranties for one year after we complete this offering, subject to certain thresholds, and have pledged units to our operating partnership in order to secure their indemnity obligations.

      Under the contribution agreements we agreed that if our operating partnership directly or indirectly sells, exchanges or otherwise disposes of (whether by way of merger, sale of assets or otherwise) in a taxable transaction any interest in our contribution properties and the acquisition property located on Eisenhower Road before the 10th anniversary of the completion of this offering, then our operating partnership will indemnify each contributor for all direct and indirect adverse tax consequences. The calculation of damages will not be based on the time value of money or the time remaining within the indemnification period. If we were to trigger the tax indemnification obligations as of the completion of this offering, our aggregate liability would be $12.5 million. The amount may vary depending on changes in the marginal tax rates at the federal and state level. These tax indemnities do not apply to the disposition of a restricted property if:

•	such disposition qualifies as a like-kind exchange under Section 1031 of the Code or an involuntary conversion under Section 1033 of the Code, or other transaction, in each case that does not result in the recognition of taxable income or gain to the contributor; provided, that:

•	in the event of a disposition of a restricted property under Section 1031 or 1033 of the Code, or pursuant to another tax deferred transaction, any property or property interest acquired in exchange will be subject to the same restrictions as the property or interests disposed,

•	if a restricted property is transferred to another entity in a transaction in which gain or loss is not recognized, the interest of our operating partnership in such entity will thereafter be considered a restricted property, and if the acquiring entity’s disposition of such restricted property would cause the contributor to recognize gain or loss, the transferred restricted property will still be considered a restricted property, and

•	in the event of a merger or consolidation involving our operating partnership and an entity that qualifies for taxation as a “partnership” for federal income tax purposes, the successor partnership will have agreed in writing for the benefit of the contributor that the sales restrictions will continue to apply with respect to each restricted property, or

•	with respect to the contributor, the adjusted taxable basis of the applicable restricted property has increased in the hands of our operating partnership to fair market value as a result of a taxable disposition of units or otherwise such that a taxable disposition of such restricted property by our operating partnership would not result in the allocation of taxable gain to the contributor pursuant to Section 704(c) of the Code, or

•	the disposition resulted from a tenant’s or third party’s exercise of a purchase right that existed when the property was contributed to us.

      The tax indemnities granted to the contributors may affect the way we conduct our business, including when and under what circumstances we sell our properties or interests therein during the indemnification period. While we do not intend to sell any of these properties in transactions that would trigger these tax indemnification obligations, if we were to trigger our tax indemnification obligations, we would be liable for damages.

      We have also agreed for a period of 10 years following the date of this offering to use reasonable best efforts consistent with our fiduciary duties to maintain at least $8.0 million of debt to enable the contributors of these properties to guarantee such debt in order to defer any taxable gain they may incur if our operating partnership repays existing debt.

Redemption or Exchange of the Limited Partnership Units in our Operating Partnership

      Beginning on or after the first anniversary of the completion of this offering, limited partners of our operating partnership, including Messrs. Gold, Kreitzer, Wilson and McDevitt, will have the right to require our operating partnership to redeem all or a part of their units for cash, based upon the fair market value of an equivalent number of shares of our common stock at the time of the redemption, or, at our election, shares of our common stock in exchange for such units, subject to certain ownership limits set forth in our charter and described under the section entitled “Description of Securities — Restrictions on Ownership and Transfer.” We presently anticipate that we will elect to issue shares of our common stock in exchange for units in connection with each redemption request, rather than having our operating partnership redeem the units for cash. With each redemption or exchange of units, we will increase our percentage ownership interest in our operating partnership and our share of our operating partnership’s cash distributions and profits and losses. In addition, with each exchange of units, we will dilute stockholders’ percentage ownership interest in our common stock. See “Description of the Partnership Agreement of BioMed Realty, L.P.” Following the formation transactions, the limited partners of our operating partnership will hold units exchangeable for an aggregate of 2,870,565 shares of our common stock, assuming the exchange of units into shares of our common stock on a one-for-one basis.

Benefits to Related Parties

      Three of our officers, Messrs. Gold, Kreitzer and Wilson (and his spouse), own 46.4%, 29.2% and 15.2%, respectively, of the ownership interests of the entities that own our contribution properties, and another officer, Mr. McDevitt (and his spouse), owns one of our acquisition properties. In exchange for these properties, we will pay to Messrs. Gold, Kreitzer, Wilson and McDevitt total consideration valued at $40.1 million in the form of 2,673,173 limited partnership units in our operating partnership. In addition, we will assume $70.4 million in debt on these properties ($56.3 million of which we will repay with the proceeds of this offering), excluding $10.9 million associated with our unconsolidated partnership.

      The following chart reflects the value of consideration (dollars in thousands) to be received by each of our affiliates and their family members in connection with the formation transactions:

	Value of		Total Value of
Contributor	Units	Cash Payments	Consideration

Alan D. Gold	$19,812	—	$19,812
Gary A. Kreitzer	12,484	—	12,484
John F. Wilson, II	6,376	—	6,376
Matthew G. McDevitt	668	—	668
Holly K. McDevitt (Mr. McDevitt’s spouse)	655	—	655
Martin L. & Delia Gold Family Trust (Mr. Gold’s parents)	—	$178	178
Julie A-M Wilson (Mr. Wilson’s spouse)	103	—	103
David & Georgette Kreitzer (Mr. Kreitzer’s parents)	—	25	25

      The cash payments made to Messrs. Gold’s and Kreitzer’s parents include loan repayments of $75,000 and $25,000, respectively. In addition, Messrs. Gold, Kreitzer, Wilson and McDevitt will receive an aggregate of 296,667 shares of restricted stock under their employment agreements, and benefits from tax indemnification and debt maintenance obligations.

      Messrs. Gold, Kreitzer and Wilson have agreed to indemnify the lenders of the debt on the contribution properties. These indemnified lenders include Hawthorne Savings, F.S.B. with respect to our Balboa Avenue property, Fremont Investment & Loan with respect to our Bernardo Center Drive and Industrial Road properties, Midland Loan Services, Inc. with respect to our McKellar Court property and PNC Bank, National Association with respect to our Science Center Drive property. The indemnification covers certain losses incurred by the lender as a result of breaches by the borrowers of the loan documents, including losses resulting from environmental hazards found on or in our contributed properties; losses relating to fraud, intentional misrepresentation or misappropriation of certain funds collected from tenants; losses resulting from waste; and losses resulting from the borrower’s failure to comply with certain insurance provisions in the loan documents. In connection with this offering, we will indemnify Messrs. Gold, Kreitzer and Wilson against any payments they may be required to make under such indemnification agreements. However, our indemnification obligation will not be effective with respect to losses relating to a breach of the environmental representations and warranties made to our operating partnership by Messrs. Gold, Kreitzer and Wilson in their respective contribution agreements. For losses relating to such breaches, Messrs. Gold, Kreitzer and Wilson have agreed to indemnify our operating partnership.

      We will provide registration rights to holders of common stock to be issued upon redemption of units in our operating partnership that will be issued in connection with this offering.

      We have agreed with the contributors of our contributed properties and our acquisition properties that were contributed in exchange for limited partnership units in our operating partnership to pay the contributors’ tax liability if we dispose of any of the contributed properties within 10 years after the date of this offering, unless we dispose of such property in a tax-deferred transaction, such as a like-kind exchange under Section 1031 of the Code. We have also agreed for a period of 10 years following the date of this offering to use reasonable best efforts consistent with our fiduciary duties to maintain at least $8.0 million of debt to enable the contributors of these properties to guarantee such debt in order to defer any taxable gain they may incur if our operating partnership repays existing debt.

Conflicts of Interest

      The terms of the contribution agreements relating to the properties to be contributed to our operating partnership were not negotiated in an arm’s length transaction but were determined by our management team. In connection with the formation transactions, Messrs. Gold, Kreitzer, Wilson and McDevitt will receive limited partnership units in our operating partnership that are convertible into shares of our common stock. Because we did not obtain any recent third-party appraisals or any independent third-party valuations or fairness opinions in connection with the formation transactions, the consideration we will pay in exchange for the properties we will acquire in the formation transactions may exceed the fair market value of these properties. The aggregate historical carrying value of the interests in the contribution properties is $101.1 million. In addition, we will be acquiring from Mr. McDevitt the Eisenhower Road property, which has a historical carrying value of $2.7 million. Other than Messrs. Gold, Kreitzer, Wilson and McDevitt and some of their spouses and parents, the contributors are not affiliated with us or our management.

      After we complete this offering, there will exist conflicts of interest with respect to certain transactions between the unit holders, including some of our executive officers, on the one hand, and us and our stockholders, on the other. In particular, the consummation of certain business combinations could have adverse tax consequences to certain unit holders, which may make the transactions less desirable to them. We have agreed to indemnify against certain adverse tax consequences persons that contributed property interests to our operating partnership for units. See “— Contribution Agreements” above.

      Messrs. Gold, Kreitzer, Wilson and McDevitt also will have conflicts of interest with us because they and entities affiliated with them are parties to contribution agreements entered into in connection with the formation transactions, and they will be parties to employment agreements, which we may not seek to enforce vigorously because of our desire to maintain our relationships with them.

      Messrs. Gold and Kreitzer collectively own all of the ownership interests of Bernardo Property Advisors, which provides management services to all of our contributed properties. In connection with this offering, Bernardo Property Advisors will cease providing management services to these properties, and we will assume the management of all of our contributed properties. Also, Mr. McDevitt owns an entity that provides management services to one of our acquisition properties. In connection with this offering, this entity will cease providing management services to this property, and we will assume the management of the property.

      Messrs. Gold, Kreitzer and Wilson collectively own a minority limited partnership interest in an entity that owns an 84,000 square foot property in San Diego, California which offers office and laboratory space for lease to life science entities. This property is competitive with our properties. Messrs. Gold, Kreitzer and Wilson will maintain their ownership in this property following this offering and will benefit from the revenues generated by this property. Bernardo Property Advisors also provides management services for this property. The management services Bernardo Property Advisors provides for this property will be terminated in connection with this offering.

      Mr. McDevitt owns interests in four properties, excluding the Eisenhower Road property. Two of these properties, a 49,000 square foot property in Rockville, Maryland and a 7,000 square foot property in Exton, Pennsylvania, contain office and laboratory space for lease to life science entities and would be competitive with properties we may acquire in those markets. The other two properties, a 294,000 square foot industrial building in Baltimore, Maryland and an 86,000 square foot office building in Somerset, New Jersey, would not be competitive with properties we may acquire in those markets. Mr. McDevitt has controlling interests in the Exton and Somerset properties and will maintain his ownership in all of the properties following this offering.

      All future investments in properties suitable for life science tenants by Messrs. Gold, Kreitzer, Wilson and McDevitt will be made through our operating partnership.

      We have adopted policies that are designed to eliminate or minimize certain potential conflicts of interest, and the limited partners of our operating partnership have agreed that if there is a conflict in the duties we owe to our stockholders and, in our capacity as general partner of our operating partnership, to such limited partners, we will fulfill our duties to such limited partners by acting in the best interests of our stockholders. See “Policies with Respect to Certain Activities — Conflict of Interest Policies” and “Description of the Partnership Agreement of BioMed Realty, L.P.” In addition, our initial board of directors will consist of four independent directors, out of a total of six, and the listing standards of the NYSE require that a majority of our board of directors be independent directors. Transactions between us and our directors and other entities in which our directors have a material financial interest are subject to certain provisions of Maryland law that address such transactions. We cannot assure you that these policies and protections always will be successful in eliminating the influence of such conflicts. If they are not successful, decisions could be made that might not fully reflect the interests of all of our stockholders.

      Affiliates of Keybanc Capital Markets and RBC Capital Markets may act as participants under our unsecured credit facility. These affiliates may receive customary fees for acting in such capacities.

STRUCTURE AND FORMATION OF OUR COMPANY

Our Operating Partnership

      We anticipate completing the formation transactions, including the acquisition of the contribution properties and the acquisition properties, within 60 days after we complete this offering. Following the completion of this offering and the formation transactions, substantially all of our assets will be held by, and our operations conducted through, our operating partnership. We will contribute the net proceeds of this offering to our operating partnership. Individuals and entities who will contribute interests in the contribution properties and the Eisenhower Road property will own the remaining units and will be limited partners of our operating partnership. Our interest in our operating partnership will entitle us to share in cash distributions from, and in the profits and losses of, our operating partnership in proportion to our percentage ownership. As sole general partner of our operating partnership, we generally will have the exclusive power under the partnership agreement to manage and conduct its business, including with respect to property sales and refinancing decisions, subject to certain limited approval and voting rights of the limited partners described more fully below in “Description of the Partnership Agreement of BioMed Realty, L.P.” Our board of directors will manage the affairs of our company by directing the affairs of our operating partnership.

      The formation transactions are designed to consolidate the ownership of our contribution properties and acquisition properties into our operating partnership, facilitate this offering, enable us to raise necessary capital to repay existing indebtedness related to certain of the properties in our portfolio and other obligations, enable us to qualify as a REIT for federal income tax purposes commencing with the taxable year ending December 31, 2004 and preserve the tax position of certain continuing investors.

      We will sell 27,000,000 shares of our common stock in this offering, and an additional 4,050,000 shares if the underwriters exercise their over-allotment option in full, and we will contribute the net proceeds of this offering to our operating partnership. In return for our capital contribution, we will receive limited partnership units in our operating partnership and initially will own a 90.5% partnership interest in our operating partnership, or 91.6% if the underwriters exercise their over-allotment option in full.

Consequences of this Offering and the Formation Transactions

      Upon completion of this offering and the formation transactions:

•	Our operating partnership will directly or indirectly own a fee simple interest in all of our properties, other than our McKellar Court, Landmark at Eastview and King of Prussia properties.

•	Our operating partnership will own the general partnership interest in 10165 McKellar Court, L.P., which owns fee simple title to the McKellar Court property. Quidel Corporation, the tenant in the property, will continue to hold a limited partnership interest, which will entitle it to 25% of the gains upon a sale of the property and 79% of the operating cash flows.

•	Our operating partnership will own a leasehold interest in the Landmark at Eastview property through a 99-year ground lease with the existing property owner. The owner will retain a fee simple interest in the property. Under the terms of the ground lease, upon completion of certain property subdivisions, the ground lease will terminate and we will acquire a fee simple interest in the property.

•	Our operating partnership will own an 88.5% limited partnership interest and a 0.5% general partnership interest in Radnor Properties-145 KOP, L.P., which owns fee simple title to the King of Prussia property.

•	Our operating partnership may own its interests in the other contribution properties and acquisition properties through wholly owned limited liability companies or other entities.

•	We will be the sole general partner of our operating partnership and will own 90.5% of its units.

•	Purchasers of our common stock in this offering will own 98.8% of the outstanding shares of our common stock, or 89.4% on a fully diluted basis assuming the exchange of all units for shares of our common stock. Our directors and officers will own 1.2% and 10.0%, respectively, of the outstanding shares of our common stock.

DESCRIPTION OF THE

PARTNERSHIP AGREEMENT OF BIOMED REALTY, L.P.

      The material terms and provisions of the Agreement of Limited Partnership of BioMed Realty, L.P. which we refer to as the “partnership agreement” are summarized below. For more detail, you should refer to the partnership agreement itself, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. For purposes of this section, references to “we,” “our,” “us” and “our company” refer to BioMed Realty Trust, Inc.

Management of Our Operating Partnership

      Our operating partnership, BioMed Realty, L.P., is a Maryland limited partnership that was formed on April 30, 2004. Our company is the sole general partner of our operating partnership, and we conduct substantially all of our business in or through it. As sole general partner of our operating partnership, we exercise exclusive and complete responsibility and discretion in its day-to-day management and control. We can cause our operating partnership to enter into certain major transactions including acquisitions, dispositions and refinancings, subject to limited exceptions. The limited partners of our operating partnership may not transact business for, or participate in the management activities or decisions of, our operating partnership, except as provided in the partnership agreement and as required by applicable law. Some restrictions in the partnership agreement restrict our ability to engage in a business combination as more fully described in “— Termination Transactions” below.

      The limited partners of our operating partnership expressly acknowledged that we, as general partner of our operating partnership, are acting for the benefit of our operating partnership, the limited partners and our stockholders collectively. Our company is under no obligation to give priority to the separate interests of the limited partners or our stockholders in deciding whether to cause our operating partnership to take or decline to take any actions. If there is a conflict between the interests of our stockholders on one hand and the limited partners on the other, we will endeavor in good faith to resolve the conflict in a manner not adverse to either our stockholders or the limited partners; provided, however, that for so long as we own a controlling interest in our operating partnership, any conflict that cannot be resolved in a manner not adverse to either our stockholders or the limited partners will be resolved in favor of our stockholders. We are not liable under the partnership agreement to our operating partnership or to any partner for monetary damages for losses sustained, liabilities incurred or benefits not derived by limited partners in connection with such decisions; so long as we have acted in good faith.

      The partnership agreement provides that substantially all of our business activities, including all activities pertaining to the acquisition and operation of properties, must be conducted through our operating partnership, and that our operating partnership must be operated in a manner that will enable our company to satisfy the requirements for being classified as a REIT.

Transferability of Interests

      Except in connection with a transaction described in “— Termination Transactions” below, we, as general partner, may not voluntarily withdraw from our operating partnership, or transfer or assign all or any portion of our interest in our operating partnership, without the consent of the holders of a majority of the limited partnership interests (including our 90.5% limited partnership interest therein) except for permitted transfers to our affiliates. The limited partners have agreed not to sell, assign, encumber or otherwise dispose of their units in our operating partnership without our consent for the 12-month period following the completion of this offering, other than to us, as general partner, to an affiliate of the transferring limited partner, to other original limited partners, to immediate family members of the transferring limited partner, to a trust for the benefit of a charitable beneficiary, or to a lending institution as collateral for a bona fide loan, subject to specified limitations. After the 12-month period following the completion of this offering, any transfer of units by the limited partners, except to the parties specified above, will be subject to a right of first refusal by us and must be made only to “accredited investors” as defined under Rule 501 of the Securities Act.

Capital Contributions

      We will contribute to our operating partnership all of the net proceeds of this offering as our initial capital contribution in exchange for a 90.5% limited partnership interest. Some of our directors, executive officers and their affiliates will contribute properties and assets to our operating partnership and become limited partners and, together with other limited partners, initially will own the remaining 9.5% limited partnership interest.

      The partnership agreement provides that we, as general partner, may determine that our operating partnership requires additional funds for the acquisition of additional properties or for other purposes. Under the partnership agreement, we are obligated to contribute the proceeds of any offering of stock as additional capital to our operating partnership. Our operating partnership is authorized to cause partnership interests to be issued for less than fair market value if we conclude in good faith that such issuance is in the interests of our operating partnership.

      The partnership agreement provides that we may make additional capital contributions, including properties, to our operating partnership in exchange for additional partnership units. If we contribute additional capital and receive additional partnership interests for the capital contribution, our percentage interests will be increased on a proportionate basis based on the amount of the additional capital contributions and the value of our operating partnership at the time of the contributions. Conversely, the percentage interests of the other limited partners will be decreased on a proportionate basis. In addition, if we contribute additional capital and receive additional partnership interests for the capital contribution, the capital accounts of the partners may be adjusted upward or downward to reflect any unrealized gain or loss attributable to the properties as if there were an actual sale of the properties at the fair market value thereof. Limited partners have no preemptive right or obligation to make additional capital contributions.

      Our operating partnership could issue preferred partnership interests in connection with acquisitions of property or otherwise. Any such preferred partnership interests would have priority over common partnership interests with respect to distributions from our operating partnership, including the partnership interests that our wholly owned subsidiaries own.

Amendments of the Partnership Agreement

      Amendments to the partnership agreement may be proposed by us, as general partner, or by limited partners owning at least 25% of the units held by limited partners.

      Generally, the partnership agreement may be amended, modified or terminated only with the approval of partners holding 50% of all outstanding units (including the units held by us as general partner and as a limited partner). However, as general partner, we will have the power to unilaterally amend the partnership agreement without obtaining the consent of the limited partners as may be required to:

•	add to our obligations as general partner or surrender any right or power granted to us as general partner for the benefit of the limited partners,

•	reflect the issuance of additional units or the admission, substitution, termination or withdrawal of partners in accordance with the terms of the partnership agreement,

•	set forth or amend the designations, rights, powers, duties and preferences of the holders of any additional partnership interests issued by our operating partnership,

•	reflect a change of an inconsequential nature that does not adversely affect the limited partners in any material respect,

•	cure any ambiguity, correct or supplement any provisions of the partnership agreement not inconsistent with law or with other provisions of the partnership agreement, or make other changes concerning matters under the partnership agreement that will not otherwise be inconsistent with the partnership agreement or law,

•	satisfy any requirements, conditions or guidelines of federal or state law,

•	reflect changes that are reasonably necessary for us, as general partner, to maintain our status as a REIT, or

•	modify the manner in which capital accounts are computed.

      Amendments that would convert a limited partner’s interest into a general partner’s interest, adversely affect the limited liability of a limited partner, alter a partner’s right to receive any distributions or allocations of profits or losses or materially alter or modify the redemption rights described below (other than a change to reflect the seniority of any distribution or liquidation rights of any preferred units issued in accordance with the partnership agreement) must be approved by each limited partner that would be adversely affected by such amendment; provided, that any such amendment does not require the unanimous consent of all the partners who are adversely affected unless the amendment is to be effective against all adversely affected partners.

      In addition, without the written consent of a majority of the units held by limited partners (other than limited partners 50% or more of whose equity is owned, directly or indirectly, by us as general partner), we, as general partner, may not do any of the following:

•	take any action in contravention of an express prohibition or limitation contained in the partnership agreement,

•	enter into or conduct any business other than in connection with our role as general partner of our operating partnership and our operation as a public reporting company and as a REIT,

•	acquire an interest in real or personal property other than through our operating partnership or our subsidiary partnerships,

•	withdraw from our operating partnership or transfer any portion of our general partnership interest, except to an affiliate, or

•	be relieved of our obligations under the partnership agreement following any permitted transfer of our general partnership interest.

Redemption/ Exchange Rights

      Limited partners who acquire units in the formation transactions have the right, commencing on or after the date that is 12 months after the completion of this offering, to require our operating partnership to redeem part or all of their units for cash based upon the fair market value of an equivalent number of shares of our common stock at the time of the redemption. Alternatively, we may elect to acquire those units in exchange for shares of our common stock. Our acquisition will be on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, issuance of stock rights, specified extraordinary distributions and similar events. We presently anticipate that we will elect to issue shares of our common stock in exchange for units in connection with each redemption request, rather than having our operating partnership redeem the units for cash. With each redemption or exchange, we increase our company’s percentage ownership interest in our operating partnership. Commencing on or after the date that is 12 months after the completion of this offering, limited partners who hold units may exercise this redemption right from time to time, in whole or in part, except when, as a consequence of shares of our common stock being issued, any person’s actual or constructive stock ownership would exceed our company’s ownership limits, or violate any other restriction as provided in our charter as described under the section entitled “Description of Securities — Restrictions on Ownership and Transfer.” In all cases, unless we agree otherwise, no limited partner may exercise its redemption right for fewer than 1,000 limited partnership units or, if a limited partner holds fewer than 1,000 limited partnership units, all of the units held by such limited partner.

Issuance of Additional Units, Common Stock or Convertible Securities

      As sole general partner, we have the ability to cause our operating partnership to issue additional units representing general and limited partnership interests. These additional units may include preferred limited partnership units. In addition, we may issue additional shares of our common stock or convertible securities, but only if we cause our operating partnership to issue to us partnership interests or rights, options, warrants or convertible or exchangeable securities of our operating partnership having designations, preferences and other rights, so that the economic interests of our operating partnership’s interests issued are substantially similar to the securities that we have issued.

Tax Matters

      We are the tax matters partner of our operating partnership. We have authority to make tax elections under the Code on behalf of our operating partnership.

Allocations of Net Income and Net Losses to Partners

      The net income or net loss of our operating partnership generally will be allocated to us, as the general partner, and to the limited partners in accordance with our respective percentage interests in our operating partnership. However, in some cases losses may be disproportionately allocated to partners who have guaranteed debt of our operating partnership. The allocations described above are subject to special allocations relating to depreciation deductions and to compliance with the provisions of Sections 704(b) and 704(c) of the Code and the associated Treasury regulations. See “Federal Income Tax Considerations — Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies.”

Operations and Distributions

      The partnership agreement provides that we, as general partner, will determine and distribute the net operating cash revenues of our operating partnership, as well as the net sales and refinancing proceeds, in such amount as determined by us in our sole discretion, quarterly, pro rata in accordance with the partners’ percentage interests.

      The partnership agreement provides that our operating partnership will assume and pay when due, or reimburse us for payment of all costs and expenses relating to the operations of, or for the benefit of, our operating partnership.

Termination Transactions

      The partnership agreement provides that our company may not engage in any merger, consolidation or other combination with or into another person, sale of all or substantially all of our assets or any reclassification or any recapitalization or change in outstanding shares of our common stock, each a termination transaction, unless in connection with a termination transaction either:

(a) all limited partners will receive, or have the right to elect to receive, for each unit an amount of cash, securities, or other property equal to the product of:

•	the number of shares of our common stock into which each unit is then exchangeable, and

•	the greatest amount of cash, securities or other property paid to the holder of one share of our common stock in consideration of one share of our common stock in the termination transaction,

provided that, if, in connection with a termination transaction, a purchase, tender or exchange offer is made to and accepted by the holders of more than 50% of the outstanding shares of our common stock, each holder of units will receive, or will have the right to elect to receive, the greatest amount of cash, securities, or other property which such holder would have received had it exercised its redemption right and received shares of our common stock in exchange for its units immediately prior to the expiration of such purchase, tender or exchange offer and accepted such purchase, tender or exchange offer; or

(b) the following conditions are met:

•	substantially all of the assets of the surviving entity are held directly or indirectly by our operating partnership or another limited partnership or limited liability company that is the surviving partnership of a merger, consolidation or combination of assets with our operating partnership,

•	the holders of units own a percentage interest of the surviving partnership based on the relative fair market value of the net assets of our operating partnership and the other net assets of the surviving partnership immediately prior to the consummation of this transaction,

•	the rights, preferences and privileges of such unit holders in the surviving partnership are at least as favorable as those in effect immediately prior to the consummation of the transaction and as those applicable to any other limited partners or non-managing members of the surviving partnership, and

•	the limited partners may exchange their interests in the surviving partnership for either the consideration available to the common limited partners pursuant to the first paragraph in this section, or if the ultimate controlling person of the surviving partnership has publicly traded common equity securities, shares of those common equity securities, at an exchange ratio based on the relative fair market value of those securities and our common stock.

Term

      Our operating partnership will continue in full force and effect until December 31, 2104, or until sooner dissolved in accordance with its terms or as otherwise provided by law.

Indemnification and Limitation of Liability

      To the extent permitted by applicable law, the partnership agreement requires our operating partnership to indemnify us, as general partner, and our officers, directors, employees, agents and any other persons we may designate from and against any and all claims arising from operations of our operating partnership in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established that:

•	the act or omission of the indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith, fraud or was the result of active and deliberate dishonesty,

•	the indemnitee actually received an improper personal benefit in money, property or services, or

•	in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful.

      Similarly, we, as general partner of our operating partnership, and our officers, directors, agents or employees, are not liable or accountable to our operating partnership for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or any act or omission so long as we acted in good faith.

PRINCIPAL STOCKHOLDERS

      The following table sets forth the beneficial ownership of shares of our common stock and shares of common stock into which units are exchangeable immediately following the completion of this offering and the formation transactions for (1) each person who is expected to be the beneficial owner of 5% or more of the outstanding common stock immediately following the completion of this offering, (2) directors, proposed directors and executive officers and (3) directors, proposed directors and executive officers as a group. Each person named in the table has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. The extent to which a person will hold shares of common stock as opposed to units is set forth in the footnotes below. Unless otherwise indicated, the address of each named person is c/o BioMed Realty Trust, Inc., 17140 Bernardo Center Drive, Suite 195, San Diego, California 92128.

	Number of Shares
	and Units	Percent of	Percent of All
	Beneficially	All	Shares and
Name of Beneficial Owner	Owned(1)	Shares(2)	Units(3)

Alan D. Gold	1,447,447	5.1%	4.8%
Gary A. Kreitzer	905,577	3.2	3.0
John F. Wilson, II(4)	498,616	1.8	1.7
Matthew G. McDevitt(5)	118,200	*	*
Barbara R. Cambon(6)	—	—	—
Edward A. Dennis, Ph.D.(6)	—	—	—
Mark J. Riedy, Ph.D.(6)	—	—	—
Theodore D. Roth(6)	—	—	—
All directors, director nominees and executive officers as a group (8 persons)	2,969,840	9.9%	9.8%

*	Less than one percent.

(1)	Includes the following restricted stock grants: Mr. Gold — 126,667; Mr. Kreitzer — 73,333; Mr. Wilson — 66,667; and Mr. McDevitt — 30,000.

(2)	Assumes 27,333,333 shares of our common stock are outstanding immediately following this offering. In addition, amounts for each person listed assumes that all units held by the person are exchanged for shares of our common stock, and amounts for all directors and officers as a group assume all units held by them are exchanged for shares of our common stock, but none of the units held by other persons are exchanged for shares of our common stock.

(3)	Assumes a total of 30,203,898 shares of common stock and units are outstanding immediately following this offering, comprised of 27,333,333 shares of common stock and 2,870,565 units, which may be exchanged for shares of common stock under certain circumstances.

(4)	Includes 6,875 units held by Mr. Wilson’s spouse.

(5)	Includes 43,659 units held by Mr. McDevitt’s spouse.

(6)	Does not include 2,000 shares of restricted stock that will be granted upon completion of this offering.

DESCRIPTION OF SECURITIES

      The following summary of the terms of the stock of our company is subject to and qualified in its entirety by reference to our charter and bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

      Our charter provides that we may issue up to 100,000,000 shares of our common stock, $0.01 par value per share, or common stock, and 15,000,000 shares of preferred stock, $0.01 par value per share, or preferred stock. Our charter authorizes our board of directors to amend our charter to increase the number of authorized shares of any class or series without stockholder approval. Upon completion of this offering, 27,333,333 shares of our common stock and no shares of preferred stock will be issued and outstanding. Under Maryland law, stockholders generally are not liable for the corporation’s debts or obligations.

Common Stock

      All shares of our common stock offered hereby will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of stock and to the provisions of the charter regarding the restrictions on transfer of stock, holders of shares of our common stock are entitled to receive dividends on such stock if, as and when authorized by our board of directors out of assets legally available therefor and declared by us and to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of our company.

      Subject to the provisions of our charter regarding the restrictions on transfer of stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of our directors, which means that the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

      Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of our company. Subject to the provisions of the charter regarding the restrictions on transfer of stock, shares of our common stock will have equal dividend, liquidation and other rights.

      Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless advised by the board of directors and approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides, except with respect to an amendment to the section relating to the removal of directors and the corresponding reference in the general amendment provision, that the foregoing items may be approved by a majority of the votes entitled to be cast. However, Maryland law permits a corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons if all of the equity interests of the person or persons are owned, directly or indirectly, by the corporation. Because operating assets may be held by a corporation’s subsidiaries, as in our situation, this may mean that our subsidiary can merge or transfer all of its assets without a vote of our stockholders.

Power to Reclassify Shares of Our Stock

      Our charter authorizes our board of directors to classify and reclassify any unissued shares of our common stock and preferred stock into other classes or series of stock. Prior to issuance of shares of each series, our board of directors is required by the MGCL and our charter to set, subject to the provisions of our charter regarding the restrictions on transfer of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such series. Thus, our board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change of control of our company that might involve a premium price for our common stockholders or otherwise be in their best interest. As of the date hereof, no shares of preferred stock are outstanding and we have no present plans to issue any preferred stock.

Power to Increase Authorized Stock and Issue Additional Shares of our Common Stock and Preferred Stock

      We believe that the power of our board of directors to increase the number of authorized shares of stock, issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the common stock, will be available for issuance without further action by our stockholders, unless stockholder consent is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our stockholders or otherwise be in their best interest.

Restrictions on Ownership and Transfer

      In order for us to qualify as a REIT under the Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

      Our charter contains restrictions on the number of shares of our stock that a person may own. No person may acquire or hold, directly or indirectly, in excess of 9.8% in value of our outstanding shares of capital stock. In addition, no person may acquire or hold, directly or indirectly, common stock in excess of 9.8% (in value or in number of shares, whichever is more restrictive) of our outstanding shares of common stock.

      Our charter further prohibits (1) any person from owning shares of our stock that would result in our being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT and (2) any person from transferring shares of our stock if the transfer would result in our stock being owned by fewer than 100 persons. Any person who acquires or intends to acquire shares of our stock that may violate any of these restrictions, or who is the intended transferee of shares of our stock which are transferred to a trust, as described below, is required to give us immediate notice and provide us with such information as we may request in order to determine the effect of the transfer on our status as a REIT. The above restrictions will not apply if our board of directors determines that it is no longer in our best interests to continue to qualify as a REIT.

      Our board of directors may, in its sole discretion, waive the ownership limit with respect to a particular stockholder if it:

•	determines that such ownership will not cause any individual’s beneficial ownership of shares of our common stock to violate the ownership limit and that any exemption from the ownership limit will not jeopardize our status as a REIT, and

•	determines that such stockholder does not and will not own, actually or constructively, an interest in a tenant of ours (or a tenant of any entity owned in whole or in part by us) that would cause us to own, actually or constructively, more than a 9.8% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant or that any such ownership would not cause us to fail to qualify as a REIT under the Code.

      As a condition of our waiver, our board of directors may require an opinion of counsel or IRS ruling satisfactory to our board of directors, and/or representations or undertakings from the applicant with respect to preserving our REIT status.

      Any attempted transfer of our stock which, if effective, would result in our stock being owned by fewer than 100 persons will be null and void. Any attempted transfer of our stock which, if effective, would result in violation of the ownership limits discussed above or in our being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT, will cause the number of shares causing the violation (rounded to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the transfer. Shares of our stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of stock held in the trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of a charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority (1) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and (2) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

      Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of (1) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price of the shares on the day of the event causing the shares to be held in the trust and (2) the price received by the trustee from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that shares of our stock have been transferred to the trust, the shares are sold by the proposed transferee, then (1) the shares will be deemed to have been sold on behalf of the trust and (2) to the extent that the proposed transferee received an amount for the shares that exceeds the amount he was entitled to receive, the excess will be paid to the trustee upon demand.

      In addition, shares of our stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (2) the market price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

      All certificates representing shares of our stock will bear a legend referring to the restrictions described above.

      Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, is required to give us written notice, stating his name and address, the number of shares of each class and series of our stock which he beneficially owns and a description of the manner in which the shares are held. Each such owner will provide us with such additional information as we may request in order to determine the effect, if any, of his beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder will upon demand be required to provide us with such information as we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

      These ownership limits could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

Transfer Agent and Registrar

      The transfer agent and registrar for our common stock is The Bank of New York.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

      The following summary of certain provisions of Maryland law and of our charter and bylaws is subject to and qualified in its entirety by reference to Maryland law and our charter and bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Our Board of Directors

      Our bylaws provide that our board of directors may establish the number of directors of our company as long as the number is not fewer than the minimum required under the MGCL nor more than 15. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors.

      Pursuant to our charter, each of our directors is elected by our stockholders to serve until the next annual meeting and until their successors are duly elected and qualify. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock will be able to elect all of our directors.

Removal of Directors

      Our charter provides that a director may be removed only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the provision in our bylaws authorizing our board of directors to fill vacant directorships, precludes stockholders from removing incumbent directors and filling the vacancies created by such removal with their own nominees.

Business Combinations

      Maryland law prohibits “business combinations” between us and an interested stockholder or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in certain circumstances specified in the statute, an asset transfer, issuance or transfer by us of equity securities, liquidation plan or reclassification of equity securities. Maryland law defines an interested stockholder as:

•	any person who beneficially owns 10% or more of the voting power of our stock; or

•	an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then-outstanding voting stock.

A person is not an interested stockholder if our board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, our board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our board of directors.

After the five-year prohibition, any business combination between us and an interested stockholder or an affiliate of an interested stockholder generally must be recommended by our board of directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of our then-outstanding shares of voting stock; and

•	two-thirds of the votes entitled to be cast by holders of our voting stock other than stock held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or stock held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if our common stockholders receive a minimum price, as defined under Maryland law, for their stock in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its stock.

      The statute permits various exemptions from its provisions, including business combinations that are approved or exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. We have opted out of the business combination provisions of the MGCL by resolution of our board of directors with respect to any business combination between us and any person provided such business combination is first approved by our board of directors (including a majority of the directors who are not affiliates or associates of such person). However, our board of directors may, by resolution, opt into the business combination statute in the future.

      We can provide no assurance that our board of directors will not rescind this resolution, thus opting back into the provisions of this law. Should our board opt into the business combination statute, the business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

      The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiring person, or by officers or by directors who are our employees, are excluded from shares entitled to vote on the matter. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third,

•	one-third or more but less than a majority, or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

      A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

      If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

      The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) to acquisitions approved or exempted by the charter or bylaws of the corporation.

      Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our common stock. We can provide no assurance that our board of directors will not amend or eliminate such provision in the future. Should this happen, the control share acquisition statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Other Anti-Takeover Provisions of Maryland Law

      Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and with at least three independent directors to elect to be subject to any or all of five provisions:

•	A classified board;

•	A two-thirds vote requirement to remove a director;

•	A requirement that the number of directors be fixed only by the vote of the directors;

•	A requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred; and

•	A majority requirement for the calling of a special meeting of stockholders.

A company can elect into this statute by provision in its charter or bylaws or by a resolution of its board of directors. Furthermore, a company can elect to be subject to the above provisions regardless of any contrary provisions in the charter or bylaws.

      Through provisions in our charter and bylaws unrelated to Subtitle 8, (1) vacancies on the board may be filled by the remaining directors, (2) the number of directors may be fixed only by the vote of the directors and (3) a two-thirds vote is required to remove any director from the board.

Amendment to Our Charter and Bylaws

      Our charter may generally be amended only if declared advisable by our board of directors and approved by the affirmative vote of the holders of at least a majority of all the votes entitled to be cast on the matter under consideration. However, the provision regarding director removal and the corresponding amendment provision may be amended only if advised by the board of directors and approved by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter. Our bylaws provide that only our board of directors may amend or repeal our bylaws or adopt new laws.

Advance Notice of Director Nominations and New Business

      Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to our board of directors and the proposal of business to be considered by stockholders may be made only:

•	pursuant to our notice of the meeting,

•	by or at the direction of our board of directors, or

•	by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

      With respect to special meetings of stockholders, only the business specified in our company’s notice of meeting may be brought before the meeting of stockholders and nominations of persons for election to our board of directors may be made only:

•	pursuant to our notice of the meeting,

•	by or at the direction of our board of directors, or

•	provided that our board of directors has determined that directors will be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

      Generally, under our bylaws, a stockholder seeking to nominate a director or bring other business before our annual meeting of stockholders must deliver a notice to our secretary not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the date of mailing of the notice to stockholders for the prior year’s annual meeting. For a stockholder seeking to nominate a candidate for our board of directors, the notice must describe various matters regarding the nominee, including name, address, occupation and number of shares held, and other specified matters. For a stockholder seeking to propose other business, the notice must include a description of the proposed business, the reasons for the proposal and other specified matters.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

      The provisions of our charter on removal of directors and the advance notice provisions of the bylaws could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common stockholders or otherwise be in their best interest. Likewise, if our company’s board of directors were to opt in to the business combination provisions of the MGCL or if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were rescinded, these provisions of the MGCL could have similar anti-takeover effects.

Ownership Limit

      Our charter provides that no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (by value or by number of shares, whichever is more restrictive) of the outstanding shares of our common stock. We refer to this restriction as the “ownership limit.” For a fuller description of this restriction and the constructive ownership rules, see “Description of Securities — Restrictions on Ownership and Transfer.”

SHARES ELIGIBLE FOR FUTURE SALE

General

      Upon completion of this offering, we will have outstanding 27,333,333 shares of our common stock (31,383,333 shares if the underwriters’ over-allotment option is exercised in full). In addition, 2,870,565 shares of our common stock are reserved for issuance upon exchange of units.

      Of these shares, the 27,000,000 shares sold in this offering (31,050,000 shares if the underwriters exercise their over-allotment option in full) will be freely transferable without restriction or further registration under the Securities Act, subject to the limitations on ownership set forth in our charter, except for any shares held by our “affiliates,” as that term is defined by Rule 144 under the Securities Act. Any shares purchased by affiliates in this offering and the shares of our common stock owned by affiliates upon conversion of units will be “restricted shares” as defined in Rule 144. See “Description of Securities — Restrictions on Ownership and Transfer.” For a description of certain restrictions on transfers of our common stock held by our directors and executive officers, see “— Lock-up Agreements and Other Contractual Restrictions on Resale” below and “Underwriting.”

Rule 144

      In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell, within any three-month period, that number of shares that does not exceed the greater of:

•	1% of the shares of our common stock then outstanding, which will equal approximately 273,333 shares immediately after this offering (313,833 shares if the underwriters exercise their over-allotment option in full), or

•	the average weekly trading volume of our common stock on the NYSE during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

      Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell those shares without complying with the manner of sale, notice, public information or volume limitation provisions of Rule 144.

Redemption/Exchange Rights

      In connection with the formation transactions, our operating partnership will issue an aggregate of 2,870,565 units to contributors of interests in the property entities. Beginning on the date that is 12 months after we complete this offering, our operating partnership’s limited partners will have the right to require our operating partnership to redeem part or all of their units for cash, or, at our election, shares of our common stock. The price at which we must redeem units is based upon the fair market value of an equivalent number of shares of our common stock at the time of the redemption. If we wish to redeem units by issuing new shares of our common stock, the issuance would be subject to the ownership limits in our charter and described under the section entitled “Description of Securities — Restrictions on Ownership and Transfer.” See “Description of the Partnership Agreement of BioMed Realty, L.P.”

Registration Rights

      We have granted those persons who will receive units in the formation transactions registration rights with respect to the shares of our common stock that we may issue if they exercise their redemption/exchange rights under the partnership agreement. These registration rights require us to seek to register all such shares of our common stock approximately 12 months after we complete this offering. We will bear expenses incident to these registration requirements except that we will not bear the costs of (1) any underwriting fees, discounts or commissions, (2) any out-of-pocket expenses of the persons exercising the redemption/exchange rights or (3) any transfer taxes.

      In addition, we have agreed to register the resale of the shares of common stock underlying the warrant that we will issue to Raymond James & Associates, Inc. upon closing of this offering as part of any registration statement we file in connection with the registration of any class of our securities, other than a registration statement relating to employee benefit plans, corporate reorganizations or other similar transactions, a registration statement that does not permit secondary sales or does not include substantially the same information that would be required in a registration statement covering the sale of the common stock underlying the warrant or the registration statement related to this offering.

Incentive Award Plan

      We have adopted the 2004 Incentive Award Plan of BioMed Realty Trust, Inc. and BioMed Realty, L.P., which provides for the grant to employees, directors and consultants of our company and our operating partnership (and their respective subsidiaries) of stock options, restricted stock and other incentive awards. Effective on the date of initial trading of our common stock, we will grant 333,333 shares of restricted stock under the plan to our executive officers, directors and employees. We also have reserved an additional 2,166,667 shares of our common stock for future issuance under the plan.

      We anticipate that we will file a registration statement with respect to the shares of our common stock issuable under the incentive award plan. Shares of our common stock covered by this registration statement, including shares of our common stock issuable upon the exercise of options or restricted shares of our common stock, will be eligible for transfer or resale without restriction under the Securities Act unless held by affiliates.

Lock-up Agreements and Other Contractual Restrictions on Resale

      In addition to the limits placed on the sale of shares of our common stock by operation of Rule 144 and other provisions of the Securities Act, (1) our officers and directors have agreed, subject to certain exceptions, not to sell or otherwise transfer or encumber any shares of our common stock or securities convertible into common stock (including units) owned by them at the completion of this offering or thereafter acquired by them for a period of one year after the completion of this offering without the consent of Raymond James & Associates, Inc., and (2) we have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Raymond James & Associates, Inc. for a period of one year after the date of this prospectus, subject to certain limited exceptions set forth in “Underwriting.”

FEDERAL INCOME TAX CONSIDERATIONS

      The following summary of material federal income tax considerations regarding our company and this offering of our common stock is based on current law, including:

•	the Code,

•	current, temporary and proposed Treasury regulations promulgated under the Code,

•	the legislative history of the Code,

•	current administrative interpretations and practices of the IRS, and

•	court decisions,

in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings which are not binding on the IRS except with respect to the particular taxpayers who requested and received those rulings. Future legislation, Treasury regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations described in this prospectus. Any such change could apply retroactively to transactions preceding the date of the change.

      We have not requested and do not intend to request a ruling from the IRS that we qualify as a REIT, and the statements in this prospectus are not binding on the IRS or any court. Thus, we can provide no assurance that the tax considerations contained in this summary will not be challenged by the IRS or will be sustained by a court if challenged by the IRS. This summary does not discuss any state, local or foreign tax consequences associated with the acquisition, ownership, sale or other disposition of our common stock or our election to be taxed as a REIT.

      You are urged to consult your tax advisors regarding the specific tax consequences to you of:

•	the acquisition, ownership, and/or sale or other disposition of the common stock offered under this prospectus, including the federal, state, local, foreign and other tax consequences,

•	our election to be taxed as a REIT for federal income tax purposes, and

•	potential changes in the tax laws.

Taxation of Our Company

      General. We intend to elect to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ending December 31, 2004. We believe that we will be organized and will operate in a manner that will allow us to qualify for taxation as a REIT under the Code commencing with our taxable year ending December 31, 2004, and we intend to continue to be organized and operate in this manner. However, qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, including through our actual annual operating results, asset diversification, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that we will be organized or will be able to operate in a manner so as to qualify, or that we will remain qualified, as a REIT. See “— Failure to Qualify.”

      The sections of the Code that relate to the qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the sections of the Code that govern the federal income tax treatment of a REIT and its stockholders.

      Latham & Watkins LLP has acted as our tax counsel in connection with this offering of our common stock and our election to be taxed as a REIT. Latham & Watkins LLP rendered an opinion to us to the effect that, commencing with our taxable year ending December 31, 2004, we have been organized in conformity with the requirements for qualification and taxation as a REIT, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion is based on various assumptions and representations as to factual matters, including representations made by us in a factual certificate provided by one of our officers. In addition, this opinion is based upon our factual representations set forth in this prospectus. Moreover, our qualification and taxation as a REIT depends upon our ability to meet the various qualification tests imposed under the Code discussed below, including through annual operating results, asset diversification, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Latham & Watkins LLP. Accordingly, no assurance can be given that our actual results of operation for any particular taxable year will satisfy those requirements. Latham & Watkins LLP has no obligation to update its opinion subsequent to its date. Further, the anticipated income tax treatment described in this prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. See “— Failure to Qualify.”

      If we qualify for taxation as a REIT, we generally will not be required to pay federal corporate income taxes on our net income that is currently distributed to our stockholders. We will, however, be required to pay federal income tax as follows:

•	First, we will be required to pay tax at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

•	Second, we may be required to pay the “alternative minimum tax” on our items of tax preference under some circumstances.

•	Third, if we have (1) net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. Foreclosure property is generally property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

•	Fourth, we will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property.

•	Fifth, if we fail to satisfy the 75% or 95% gross income test, as described below, but have otherwise maintained our qualification as a REIT because certain other requirements are met, we will be required to a pay a tax equal to (1) the greater of (A) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test, and (B) the amount by which 90% of our gross income exceeds the amount qualifying under the 95% gross income test, multiplied by (2) a fraction intended to reflect our profitability.

•	Sixth, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income from prior periods.

•	Seventh, if we acquire any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the 10-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that the C corporation will refrain from making an election to receive different treatment under existing Treasury regulations on its tax return for the year in which we acquire an asset from the C corporation.

•	Eighth, we will be subject to a 100% tax on any “redetermined rents,” “redetermined deductions” or “excess interest.” In general, redetermined rents are rents from real property that are overstated as a result of services furnished by a “taxable REIT subsidiary” of our company to any of our tenants. See “— Ownership of Interests in Taxable REIT Subsidiaries.” Redetermined deductions and excess interest represent amounts that are deducted by our taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s-length negotiations.

      Requirements for Qualification as a Real Estate Investment Trust. The Code defines a “REIT” as a corporation, trust or association:

(1) that is managed by one or more trustees or directors,

(2) that issues transferable shares or transferable certificates to evidence its beneficial ownership,

(3) that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code,

(4) that is not a financial institution or an insurance company within the meaning of certain provisions of the Code,

(5) that is beneficially owned by 100 or more persons,

(6) not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year, and

(7) that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

      The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of determining share ownership under condition (6), an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding shares of our common stock in proportion to their actuarial interests in the trust for purposes of condition (6).

      We believe that we will be organized, will operate and will have issued sufficient shares of common stock with sufficient diversity of ownership pursuant to this offering to allow us to satisfy conditions (1) through (7) inclusive. In addition, our charter provides for restrictions regarding ownership and transfer of our shares that are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These stock ownership and transfer restrictions are described in “Description of Securities — Restrictions on Ownership and Transfer.” These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided below, our status as a REIT will terminate. See the section below entitled “— Failure to Qualify.” If, however, we comply with the rules contained in applicable Treasury regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement.

      In addition, we may not maintain our status as a REIT unless our taxable year is the calendar year. We will have a calendar taxable year.

      Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries. In the case of a REIT which is a partner in a partnership or a member in a limited liability company treated as a partnership for federal income tax purposes, Treasury regulations provide that the REIT will be deemed to own its pro rata share, based on capital interests, of the assets of the partnership or limited liability company, as the case may be. Also, the REIT will be deemed to be entitled to the income of the partnership or limited liability company attributable to its pro rata share of the assets of that entity. The character of the assets and gross income of the partnership or limited liability company retains the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, our pro rata share of the assets and items of income of our operating partnership, including our operating partnership’s share of these items of any partnership or limited liability company in which it owns an interest, are treated as our assets and items of income for purposes of applying the requirements described in this prospectus, including the income and asset tests described below. We have included a brief summary of the rules governing the federal income taxation of partnerships and limited liability companies and their partners or members below in “— Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies.” We have control of our operating partnership and the subsidiary partnerships and limited liability companies and intend to continue to operate them in a manner consistent with the requirements for our qualification as a REIT. In the future, we may be a limited partner or non-managing member in a partnership or limited liability company. If such a partnership or limited liability company were to take actions which could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a REIT income or asset test, and that we would not become aware of such action in a time frame which would allow us to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless entitled to relief, as described below. See “— Failure to Qualify” below.

      We may acquire 100% of the stock of one or more corporations that are qualified REIT subsidiaries. A corporation will qualify as a qualified REIT subsidiary if we own 100% of its stock and it is not a taxable REIT subsidiary. For federal income tax purposes, a qualified REIT subsidiary will not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary will be treated as our assets, liabilities and such items (as the case may be) for all purposes of the Code, including the REIT qualification tests. For this reason, references in “Federal Income Tax Considerations” to our income and assets should be understood to include the income and assets of any qualified REIT subsidiary we own. Our ownership of the voting stock of a qualified REIT subsidiary will not violate the restrictions against ownership of securities of any one issuer which constitute more than 10% of the voting power or value of such issuer’s securities or more than 5% of the value of our total assets, as described below in “— Asset Tests.”

      Ownership of Interests in Taxable REIT Subsidiaries. A taxable REIT subsidiary is a corporation other than a REIT in which we directly or indirectly hold stock and that has made a joint election with us to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation, other than a REIT, with respect to which a taxable REIT subsidiary in which we own an interest owns more than 35% of the total voting power or value. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A taxable REIT subsidiary is required to pay regular federal income tax as a regular C corporation. In addition, a taxable REIT subsidiary may be prevented from deducting interest on debt funded directly or indirectly by us if certain tests regarding the taxable REIT subsidiary’s debt to equity ratio and interest expense are not satisfied.

      Income Tests. We must satisfy two gross income requirements annually to maintain our qualification as a REIT. First, in each taxable year, we must derive directly or indirectly at least 75% of our gross income, excluding gross income from prohibited transactions, from investments relating to real property or mortgages on real property, including “rents from real property” and, in certain circumstances, interest, or from certain types of temporary investments. Second, in each taxable year we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from these real property investments, dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

      Rents we receive from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if the following conditions are met:

•	The amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales,

•	We, or an actual or constructive owner of 10% or more of our capital stock, must not actually or constructively own 10% or more of the interests in the tenant, or, if the tenant is a corporation, 10% or more of the voting power or value of all classes of stock of the tenant. Rents received from a taxable REIT subsidiary, however, will not be excluded from the definition of “rents from real property” as a result of this condition if either (i) at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are comparable to rents paid by our other tenants for comparable space or (ii) the property is a qualified lodging facility and such property is operated on behalf of the taxable REIT subsidiary by a person who is an independent contractor and certain other requirements are met,

•	Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this requirement is not met, then the portion of rent attributable to personal property will not qualify as “rents from real property,” and

•	We generally must not operate or manage the property or furnish or render services to our tenants, subject to a 1% de minimis exception, other than through an independent contractor from whom we derive no revenue. We may, however, directly perform certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of such services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, we may employ an independent contractor to provide customary services, or a taxable REIT subsidiary, which may be wholly or partially owned by us, to provide both customary and non-customary services to our tenants without causing the rent we receive from those tenants to fail to qualify as “rents from real property.” Any amounts we receive from a taxable REIT subsidiary with respect to the taxable REIT subsidiary’s provision of noncustomary services will, however, be nonqualified income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% REIT gross income test.

      We generally do not intend, and as a general partner of our operating partnership, do not intend to permit our operating partnership to take actions we believe will cause us to fail to satisfy the conditions described above. However, we may intentionally fail to satisfy some of these conditions to the extent we conclude, based on the advice of our tax counsel, the failure will not jeopardize our tax status as a REIT. In addition, with respect to the limitation on the rental of personal property, we have not obtained any independent appraisals that separately value the real property and personal property leased to tenants. Accordingly, there can be no assurance that the IRS will not disagree with our determinations of value.

      If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code. Generally, we may avail ourselves of these relief provisions if:

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect,

•	we attach a schedule of the sources of our income to our federal income tax return, and

•	any incorrect information on the schedule was not due to fraud with intent to evade tax.

      It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally accrue or receive exceeds the limits on non-qualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above in “— Taxation of Our Company — General,” even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our non-qualifying income.

      Prohibited Transaction Income. Any gain that we realize on the sale of property held as inventory or primarily for sale to customers in the ordinary course of business, including our share of any such gain realized by our operating partnership, either directly or through its subsidiary partnerships and limited liability companies, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. Our operating partnership intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning its properties and to make occasional sales of the properties as are consistent with our operating partnership’s investment objectives. However, the IRS may successfully contend that some or all of the sales made by our operating partnership or its subsidiary partnerships or limited liability companies are prohibited transactions. We would be required to pay the 100% penalty tax on our allocable share of the gains resulting from any such sales.

      Penalty Tax. Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by our taxable REIT subsidiary to any of our tenants, and redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s-length negotiations. Rents we receive will not constitute redetermined rents if they qualify for the safe harbor provisions contained in the Code. Safe harbor provisions are provided where:

•	amounts are received by a REIT for services customarily furnished or rendered by its taxable REIT subsidiary in connection with the rental of real property,

•	amounts are excluded from the definition of impermissible tenant service income as a result of satisfying the 1% de minimis exception,

•	the taxable REIT subsidiary renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable,

•	rents paid to the REIT by tenants who are not receiving services from the taxable REIT subsidiary are substantially comparable to the rents paid by the REIT’s tenants leasing comparable space who are receiving such services from the taxable REIT subsidiary and the charge for the services is separately stated, and

•	the taxable REIT subsidiary’s gross income from the service is not less than 150% of the subsidiary’s direct cost of furnishing the service.

      Asset Tests. At the close of each quarter, we must also satisfy four tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, real estate assets include stock or debt instruments that are purchased with the proceeds of a stock offering or a public offering of debt with a term of at least five years, but only for the one-year period beginning on the date we receive such proceeds. Second, not more than 25% of our total assets may be represented by securities, other than those securities includable in the 75% asset test. Third, of the investments included in the 25% asset class, and except for certain investments in REITs, qualified REIT subsidiaries and taxable REIT subsidiaries, the value of any one issuer’s securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer except, in the case of the 10% value test, certain “straight debt” securities. Fourth, not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

      To the extent that we own an interest in an issuer that does not qualify as a REIT, a qualified REIT subsidiary, or a taxable REIT subsidiary, we believe that the value of the securities of any such issuer has not exceeded 5% of the total value of our assets. Moreover, with respect to each issuer in which we own an interest that does not qualify as a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that our ownership of the securities of any such issuer has complied with the 10% voting securities limitation and 10% value limitation. No independent appraisals have been obtained to support these conclusions. In addition, there can be no assurance that the IRS will not disagree with our determinations of value.

      The asset tests must be satisfied not only on the last day of the calendar quarter in which we, directly or through our operating partnership, acquire securities in the applicable issuer, but also on the last day of the calendar quarter in which we increase our ownership of securities of such issuer, including as a result of increasing our interest in our operating partnership. For example, our indirect ownership of securities of each issuer will increase as a result of our capital contributions to our operating partnership or as limited partners exercise their redemption/exchange rights. After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy an asset test because we acquire securities or other property during a quarter, including an increase in our interest in our operating partnership, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. Although we plan to take steps to ensure that we satisfy these tests for any quarter with respect to which testing is to occur, there can be no assurance that our efforts will always be successful, or will not require a reduction in our operating partnership’s overall interest in an issuer. If we fail to timely cure any noncompliance with the asset tests, we would cease to qualify as a REIT. See “— Failure to Qualify” below.

      Annual Distribution Requirements. To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

•	90% of our “REIT taxable income,” and

•	90% of our after-tax net income, if any, from foreclosure property, minus

•	the excess of the sum of certain items of non-cash income over 5% of our “REIT taxable income.”

      For these purposes, our “REIT taxable income” is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, cancellation of indebtedness or a like-kind exchange that is later determined to be taxable.

      We generally must pay these distributions in the taxable year to which they relate. If they are declared during the last three months of the taxable year, payable to stockholders of record on a specified date during such period and paid during January of the following year, such distributions are treated as paid by us and received by our stockholders on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for such year and paid on or before the first regular dividend payment after such declaration, provided such payment is made during the 12-month period following the close of such year. These distributions are taxable to our stockholders, other than tax-exempt entities, in the year in which paid. This is so even though these distributions relate to the prior year for purposes of our 90% distribution requirement. The amount distributed must not be preferential — i.e., every stockholder of the class of stock with respect to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated otherwise than in accordance with its dividend rights as a class. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be required to pay tax on that amount at regular ordinary and capital gain corporate tax rates, as applicable. We intend to make timely distributions sufficient to satisfy these annual distribution requirements and to minimize our corporate tax obligations. In this regard, the partnership agreement of our operating partnership authorizes us, as general partner, to take such steps as may be necessary to cause our operating partnership to distribute to its partners an amount sufficient to permit us to meet these distribution requirements.

      We expect that our REIT taxable income will be less than our cash flow because of depreciation and other non-cash charges included in computing REIT taxable income. Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in arriving at our taxable income. If these timing differences occur, we may need to arrange for short-term, or possibly long-term, borrowings or pay dividends in the form of taxable stock dividends in order to meet the distribution requirements.

      Under some circumstances, we may be able to rectify an inadvertent failure to meet the distribution requirements for a year by paying “deficiency dividends” to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends.

      Furthermore, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year, or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such year, at least the sum of 85% of our REIT ordinary income for such year, 95% of our REIT capital gain income for the year and any undistributed taxable income from prior periods. Any REIT taxable income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

      Like-Kind Exchanges. We may dispose of properties in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could subject us to federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Failure To Qualify

      If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be required to pay tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us, and we will not be required to distribute any amounts to our stockholders. As a result, our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits, and subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies

      General. All of our investments are held indirectly through our operating partnership. In addition, our operating partnership holds certain of its investments indirectly through subsidiary partnerships and limited liability companies which we expect will be treated as partnerships (or disregarded entities) for federal income tax purposes. In general, entities that are classified as partnerships (or disregarded entities) for federal income tax purposes are “pass-through” entities which are not required to pay federal income tax. Rather, partners or members of such entities are allocated their shares of the items of income, gain, loss, deduction and credit of the entity, and are potentially required to pay tax thereon, without regard to whether the partners or members receive a distribution of cash from the entity. We include in our income our pro rata share of the foregoing items for purposes of the various REIT income tests and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we include our pro rata share of assets held by our operating partnership, including its share of its subsidiary partnerships and limited liability companies. See “— Taxation of Our Company.”

      Entity Classification. Our interests in our operating partnership and the subsidiary partnerships and limited liability companies involve special tax considerations, including the possibility that the IRS might challenge the status of these entities as a partnership (or disregarded entity), as opposed to an association taxable as a corporation for federal income tax purposes. If our operating partnership, or a subsidiary partnership or limited liability company, were treated as an association, it would be taxable as a corporation and would be required to pay an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change and preclude us from satisfying the asset tests and possibly the income tests. See “— Taxation of Our Company — Asset Tests” and “— Income Tests.” This, in turn, would prevent us from qualifying as a REIT. See “— Failure to Qualify” for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, a change in our operating partnership’s or a subsidiary partnership’s or limited liability company’s status for tax purposes might be treated as a taxable event. If so, we might incur a tax liability without any related cash distributions.

      Treasury regulations that apply for tax periods beginning on or after January 1, 1997 provide that a domestic business entity not otherwise organized as a corporation and which has at least two members, an “eligible entity,” may elect to be taxed as a partnership for federal income tax purposes. Unless it elects otherwise, an eligible entity in existence prior to January 1, 1997 will have the same classification for federal income tax purposes that it claimed under the entity classification Treasury regulations in effect prior to this date. In addition, an eligible entity which did not exist, or did not claim a classification, prior to January 1, 1997, will be classified as a partnership for federal income tax purposes unless it elects otherwise. Our operating partnership and each of our other partnerships and limited liability companies intend to claim classification as a partnership under the final regulations. As a result, we believe these entities will be classified as partnerships for federal income tax purposes.

      Allocations of Income, Gain, Loss and Deduction. The partnership agreement generally provides that items of operating income and loss will be allocated to the holders of units in proportion to the number of units held by each such unit holder. Certain limited partners have agreed to guarantee debt of our operating partnership, either directly or indirectly through an agreement to make capital contributions to our operating partnership under limited circumstances. As a result of these guarantees or contribution agreements, and notwithstanding the foregoing discussion of allocations of income and loss of our operating partnership to holders of units, such limited partners could under limited circumstances be allocated a disproportionate amount of net loss upon a liquidation of our operating partnership, which net loss would have otherwise been allocable to us.

      If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Our operating partnership’s allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury regulations promulgated under this section of the Code.

      Tax Allocations with Respect to the Properties. Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value or book value and the adjusted tax basis of the property at the time of contribution. These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. Appreciated property will be contributed to our operating partnership in exchange for interests in our operating partnership in connection with the formation transactions. The partnership agreement requires that these allocations be made in a manner consistent with Section 704(c) of the Code. Treasury regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for book-tax differences. We and our operating partnership have agreed to use the “traditional method” for accounting for book-tax differences for the properties initially contributed to our operating partnership. Under the traditional method, which is the least favorable method from our perspective, the carryover basis of contributed interests in the properties in the hands of our operating partnership (i) will cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if all contributed properties were to have a tax basis equal to their fair market value at the time of the contribution and (ii) could cause us to be allocated taxable gain in the event of a sale of such contributed interests or properties in excess of the economic or book income allocated to us as a result of such sale, with a corresponding benefit to the other partners in our operating partnership. An allocation described in (ii) above might cause us or the other partners to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements. See “— Taxation of Our Company — Requirements for Qualification as a Real Estate Investment Trust” and “— Annual Distribution Requirements.” To the extent our depreciation is reduced, or our gain on sale is increased, stockholders may recognize additional dividend income without an increase in distributions. We and our operating partnership have not yet decided what method will be used to account for book-tax differences for other properties acquired by our operating partnership in the future.

      Any property acquired by our operating partnership in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code will not apply.

Federal Income Tax Considerations for Holders of Our Common Stock

      The following summary describes the principal United States federal income tax consequences to U.S. stockholders (as defined below) of purchasing, owning and disposing of our common stock. This summary deals only with common stock held as a “capital asset” (generally, property held for investment within the meaning of Section 1221 of the Code). It does not address all the tax consequences that may be relevant to you in light of your particular circumstances. In addition, it does not address the tax consequences relevant to persons who receive special treatment under the federal income tax law, except where specifically noted. Holders receiving special treatment include, without limitation:

•	financial institutions, banks and thrifts,

•	insurance companies,

•	tax-exempt organizations,

•	“S” corporations,

•	regulated investment companies and REITs,

•	foreign corporations or partnerships, and persons who are not residents or citizens of the United States,

•	dealers in securities or currencies,

•	persons holding our common stock as a hedge against currency risks or as a position in a straddle, or

•	United States persons whose functional currency is not the United States dollar.

      If a partnership holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of our common stock.

      If you are considering purchasing our common stock, you should consult your tax advisors concerning the application of United States federal income tax laws to your particular situation as well as any consequences of the purchase, ownership and disposition of our common stock arising under the laws of any state, local or foreign taxing jurisdiction.

      When we use the term “U.S. stockholder,” we mean a holder of shares of our common stock who, for United States federal income tax purposes:

•	is a citizen or resident of the United States,

•	is a corporation, partnership, limited liability company or other entity created or organized in or under the laws of the United States or of any State thereof or in the District of Columbia unless, in the case of a partnership or limited liability company, Treasury regulations provide otherwise,

•	is an estate the income of which is subject to United States federal income taxation regardless of its source, or

•	is a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

      Notwithstanding the preceding sentence, to the extent provided in the Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to this date that elect to continue to be treated as United States persons, also will be considered U.S. stockholders.

      If you hold shares of our common stock and are not a U.S. stockholder, you are a “non-U.S. stockholder.”

Taxation of Taxable U.S. Stockholders Generally

      Distributions Generally. As long as we qualify as a REIT, distributions out of our current or accumulated earnings and profits, other than capital gain dividends discussed below, will constitute dividends taxable to our taxable U.S. stockholders as ordinary income and will not be eligible for the dividends-received deduction in the case of U.S. stockholders that are corporations. As described in “— Tax Rates” below, these dividends generally will not be treated as “qualified dividends” eligible for a maximum tax rate of 15% in the case of a non-corporate U.S. stockholder.

      To the extent that we make distributions in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. stockholder. This treatment will reduce the adjusted tax basis that each U.S. stockholder has in its shares of stock for tax purposes by the amount of the distribution, but not below zero. Distributions in excess of a U.S. stockholder’s adjusted tax basis in his shares will be taxable as capital gains, provided that the shares have been held as a capital asset, and will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following calendar year. U.S. stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

      Capital Gain Distributions. Distributions that we properly designate as capital gain dividends will be taxable to our taxable U.S. stockholders as gain from the sale or disposition of a capital asset, to the extent that such gain does not exceed our actual net capital gain for the taxable year. As described in “— Tax Rates” below, these gains may be taxable to non-corporate U.S. stockholders at a 15% or 25% rate. U.S. stockholders that are corporations may, however, be required to treat up to 20% of some capital gain dividends as ordinary income.

      Passive Activity Losses and Investment Interest Limitations. Distributions we make and gain arising from the sale or exchange by a U.S. stockholder of our shares will not be treated as passive activity income. As a result, U.S. stockholders generally will not be able to apply any “passive losses” against this income or gain. A U.S. stockholder may elect to treat capital gain dividends, capital gains from the disposition of stock and qualified dividend income as investment income for purposes of computing the investment interest limitation, but in such case, the stockholder will be taxed at ordinary income rates on such amount. Other distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

      Retention of Net Long-Term Capital Gains. We may elect to retain, rather than distribute as a capital gain dividend, all or a portion of our net long-term capital gains. If we make this election, we would pay tax on our retained net long-term capital gains. In addition, to the extent we so elect, a U.S. stockholder generally would:

•	include its pro rata share of our undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls, subject to certain limitations as to the amount that is includable,

•	be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the U.S. stockholder’s long-term capital gains,

•	receive a credit or refund for the amount of tax deemed paid by it,

•	increase the adjusted basis of its common stock by the difference between the amount of includable gains and the tax deemed to have been paid by it, and

•	in the case of a U.S. stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury regulations to be prescribed by the IRS.

      Dispositions of Our Common Stock. If a U.S. stockholder sells or disposes of its shares of our common stock, it will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and its adjusted basis in the shares for tax purposes. This gain or loss will be capital if it has held the common stock as a capital asset. This gain or loss will be long-term capital gain or loss if it has held the common stock for more than one year. In general, if a U.S. stockholder recognizes loss upon the sale or other disposition of our common stock that it has held for six months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss to the extent the U.S. stockholder received distributions from us which were required to be treated as long-term capital gains.

      Tax Rates. The maximum tax rate of non-corporate taxpayers for (i) capital gains, including “capital gain dividends,” has generally been reduced from 20% to 15% (for taxable years ending on or after May 6, 2003, and, depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate) and (ii) dividends has generally been reduced from 38.6% to 15% (for taxable years beginning after December 31, 2002). In general, dividends payable by REITs are not eligible for the reduced tax rate on corporate dividends, except to the extent the REIT’s dividends are attributable to dividends received from taxable corporations (such as our taxable REIT subsidiary), to income that was subject to tax at the corporate/ REIT level (for example, if we distribute taxable income that we retained and paid tax on in the prior taxable year) or to dividends properly designated by us as “capital gain dividends.” Although these tax rate changes do not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable treatment of regular corporate dividends could cause investors who are individuals to consider stock of other corporations that pay dividends as more attractive relative to stock of REITs. The applicable provisions of the United States federal income tax laws relating to the 15% tax rate are currently scheduled to “sunset” or revert back to the provisions of prior law effective for taxable years beginning after December 31, 2008, at which time the capital gains tax rate will be increased to 20% and the rate applicable to dividends will be increased to the tax rate then applicable to ordinary income.

Backup Withholding

      We report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder who does not provide us with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder’s federal income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status. See “— Taxation of Non-U.S. Stockholders.”

Taxation of Tax-Exempt Stockholders

      Provided that a tax-exempt stockholder, except certain tax-exempt stockholders described below, has not held its shares as “debt financed property” within the meaning of the Code and the shares are not otherwise used in its trade or business, dividend income from us and gain from the sale of our shares will not be unrelated business taxable income to a tax-exempt stockholder. Generally, “debt financed property” is property, the acquisition or holding of which was financed through a borrowing by the tax exempt stockholder.

      For tax-exempt stockholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, income from an investment in our shares will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these set aside and reserve requirements.

      Notwithstanding the above, a portion of the dividends paid by a “pension-held REIT” are treated as unrelated business taxable income to certain types of trusts that hold more than 10%, by value, of the interests in the REIT. A REIT is a pension-held REIT if:

•	at least one such trust holds more than 25%, by value, of the interests in the REIT, or two or more of such trusts, each of which owns more than 10%, by value, of the interests in the REIT, hold in the aggregate more than 50%, by value, of the interests in the REIT, and

•	the REIT would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by such trusts will be treated, for purposes of the “not closely held” requirement, as owned by the beneficiaries of the trust, rather than by the trust itself.

      As a result of certain limitations on the transfer and ownership of stock contained in our charter, we do not expect to be classified as a “pension-held REIT,” and accordingly, the tax treatment described above should be inapplicable to our tax-exempt stockholders.

Taxation of Non-U.S. Stockholders

      The following discussion addresses the rules governing United States federal income taxation of the ownership and disposition of our common stock by non-U.S. stockholders. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of United States federal income tax and does not address state, local or foreign tax consequences that may be relevant to a non-U.S. stockholder in light of its particular circumstances. We urge non-U.S. stockholders to consult their tax advisors to determine the impact of federal, state and local income tax laws on the purchase, ownership, and disposition of shares of our common stock, including any reporting requirements.

      Distributions generally. Distributions out of our current or accumulated earnings and profits to a non-U.S. stockholder that are neither attributable to gain from our sale or exchange of United States real property interests nor designated by us as capital gains dividends will be treated as dividends of ordinary income. These distributions ordinarily will be subject to withholding of United States federal income tax on a gross basis at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

      If the dividend is effectively connected with the non-U.S. stockholder’s conduct of a trade or business in the United States or, if a tax treaty applies, is attributable to a United States permanent establishment maintained by such non-U.S. stockholder, the dividend will not be subject to any withholding tax (provided certain certification requirements are met, as described below). Non-U.S. stockholders will be required to file U.S. tax returns and will be subject to the same tax treatment as domestic stockholders with respect to any such effectively connected dividends, except that such dividends received by a non-U.S. stockholder that is a corporation may also, in certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be applicable under an income tax treaty.

      We expect to withhold United States income tax at the rate of 30% on any dividend distributions made to a non-U.S. stockholder unless:

•	a lower treaty rate applies and the non-U.S. stockholder files with us an IRS Form W-8BEN evidencing eligibility for that reduced treaty rate, or

•	the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. stockholder’s trade or business.

      Distributions we make in excess of our current or accumulated earnings will not be taxable to a non-U.S. stockholder to the extent that such distributions do not exceed the non-U.S. stockholder’s adjusted basis in our common stock, but rather will reduce the adjusted basis of such stock. To the extent that these distributions exceed a non-U.S. stockholder’s adjusted basis in our common stock, the distributions will give rise to gain from the sale or exchange of such stock. The tax treatment of this gain is described below.

      We may be required to withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. While we generally expect to withhold at a rate of 30% on the entire amount of a distribution that is not attributable to gain from the sale of United States real property interests, to the extent we do not do so, we may withhold at a 10% rate. However, amounts withheld should generally be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current or accumulated earnings and profits.

      Distributions Attributable to a Sale or Exchange of United States Real Property Interests. Distributions to a non-U.S. stockholder that are attributable to gain from our sale or exchange of United States real property interests (whether or not designated as capital gain dividends) will cause the non-U.S. stockholder to be treated as recognizing this gain as income effectively connected with a United

States trade or business. Non-U.S. stockholders would thus be required to file U.S. tax returns and would generally be taxed at the same rates applicable to domestic stockholders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, this gain may be subject to the 30% branch profits tax in the hands of a non-U.S. stockholder that is a corporation. We are required to withhold 35% of distributions to non-U.S. stockholders that are designated as capital gain dividends, or, if greater, 35% of a distribution that could have been designated as a capital gain dividend. That amount is creditable against the non-U.S. stockholder’s United States federal income tax liability.

      We or any nominee (e.g., a broker holding shares in street name) may rely on a certificate of foreign status on IRS Form W-8BEN, IRS Form W-8ECI (unless we or our nominee have actual knowledge or reason to know that the beneficial owner is a United States person) or IRS Form W-9, to determine whether withholding is required on gains realized from the disposition of United States real property interests. A domestic person who holds shares of our common stock on behalf of a non-U.S. stockholder will bear the burden of withholding, provided that we have designated the appropriate portion of a distribution as a capital gain dividend.

      Although the law is not clear on the matter, it appears that amounts designated by us as undistributed capital gains in respect of the common stock held by U.S. stockholders generally should be treated with respect to non-U.S. stockholders in the same manner as actual distributions by us of capital gain dividends. Under that approach, the non-U.S. stockholders would be able to offset as a credit against their United States federal income tax liability resulting therefrom an amount equal to their proportionate share of the tax paid by us on the undistributed capital gains, and to receive from the IRS a refund to the extent their proportionate share of this tax paid by us exceeds their actual United States federal income tax liability.

      Sale of Our Common Stock. If a non-U.S. stockholder recognizes gain upon the sale or exchange of our common stock, the gain generally will not be subject to United States taxation unless the stock constitutes a “United States real property interest” within the meaning of the Foreign Investment in Real Property Tax Act, or FIRPTA. The stock will not constitute a “United States real property interest” so long as we are a “domestically-controlled REIT.” A “domestically-controlled REIT” is a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by non-U.S. stockholders. We believe that we will be a domestically-controlled REIT and, therefore, that the sale by a non-U.S. stockholder of our common stock would not be subject to tax under FIRPTA. Because our common stock will be publicly traded, however, we cannot guarantee that we will be a domestically-controlled REIT.

      If we are not or we cease to be a “domestically-controlled REIT,” gain arising from the sale or exchange by a non-U.S. stockholder of our shares of common stock would not be subject to United States taxation under FIRPTA as a sale of a “United States real property interest” if the shares are “regularly traded,” as defined by applicable Treasury regulations, on an established securities market and the selling non-U.S. stockholder owned no more than 5% of our common stock during a specified testing period. If gain on the sale or exchange of shares of stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be required to pay regular United States federal income tax with respect to the gain in the same manner as a U.S. stockholder, and, if our common stock is not regularly traded on an established securities market, the purchaser of the stock would be required to withhold and remit to the IRS 10% of the purchase price. In addition, in this case, non-U.S. stockholders may be subject to any applicable alternative minimum tax and nonresident alien individuals may be subject to a special alternate minimum tax.

      Notwithstanding the foregoing, gain from the sale or exchange of shares of stock not otherwise subject to FIRPTA will be taxable to a non-U.S. stockholder if:

•	such holder’s investment in the stock is effectively connected with a United States trade or business, or, if an income tax treaty applies, is attributable to a United States permanent establishment of the non-U.S. stockholder, or

•	such holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year of the disposition and certain other conditions are met, in which case, the individual will be subject to a 30% United States withholding tax on the amount of such gain.

      Backup Withholding Tax and Information Reporting. We must report annually to the IRS and to each non-U.S. stockholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty. A non-U.S. stockholder may be subject to back-up withholding unless applicable certification requirements are met.

      Payment of the proceeds of a sale of common stock within the United States is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of common stock conducted through certain United States related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established.

      Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s United States federal income tax liability provided the required information is furnished to the IRS.

Other Tax Consequences

      We may be required to pay tax in various state or local jurisdictions, including those in which we transact business, and our stockholders may be required to pay tax in various state or local jurisdictions, including those in which they reside. Our state and local tax treatment may not conform to the federal income tax consequences discussed above. In addition, a stockholder’s state and local tax treatment may not conform to the federal income tax consequences discussed above. Consequently, prospective investors should consult their tax advisors regarding the effect of state and local tax laws on an investment in our shares.

Proposed Legislation

      Bills have been passed in the United States House of Representatives and Senate that would amend certain rules relating to REITs. As of the date hereof, this proposed legislation has not been enacted into law. The proposed legislation would, among other things, result in the following changes:

•	As discussed above under “— Taxation of Our Company — Asset Tests,” we may not own more than 10% by vote or value of any one issuer’s securities. If we fail to meet this test at the end of any quarter and such failure is not cured within 30 days thereafter, we would fail to qualify as a REIT. Under the House bill only, after the 30 day cure period, a REIT could dispose of sufficient assets to cure such a violation that does not exceed the lesser of 1% of the REIT’s assets at the end of the relevant quarter or $10.0 million. For violations due to reasonable cause that are larger than this amount, the proposed legislation would permit the REIT to avoid disqualification as a REIT, after the 30 day cure period, by taking steps including the disposition of sufficient assets to meet the asset test and paying a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets.

•	The proposed legislation in the House bill only would expand the straight debt safe harbor under which certain types of securities are disregarded as securities when calculating the 10% value limitation discussed above.

•	The proposed legislation in the House bill only also would change the formula for calculating the tax imposed for certain violations of the 75% and 95% gross income tests described above under “— Taxation of Our Company — Income Tests” and would make certain changes to the requirements for availability of the applicable relief provisions for failure to meet such tests.

•	The proposed legislation in the House bill only would provide additional relief in the event that we violate a provision of the Code that would result in our failure to qualify as a REIT if (1) the violation is due to reasonable cause, (2) we pay a penalty of $50,000 for each failure to satisfy the provision and (3) the violation does not include a violation described in the first and third bullet points above.

•	The proposed legislation in the Senate bill only also would modify the tax treatment of distributions attributable to the sale or exchange of a United States real property interest, as described above under “Taxation of Our Company — Taxation of Non-U.S. Stockholders — Distributions Attributable to a Sale or Exchange of United States Real Property Interests.” The proposed legislation would allow a non-U.S. stockholder who owns 5% or less of a publicly-traded REIT to treat such distributions as ordinary dividends, rather than as income effectively connected with a United States trade or business, and would exclude such distributions made to portfolio investors from the branch profits tax.

•	The proposed legislation in the House bill only would clarify a rule regarding our ability to enter into leases with our taxable REIT subsidiaries.

•	As discussed above under “— Taxation of Our Company — Penalty Tax,” amounts received by a REIT for services customarily furnished or rendered by its taxable REIT subsidiary in connection with the rental of real property are excluded from treatment as “redetermined rents” and therefore avoid the 100% penalty tax. The proposed legislation in the House bill only would eliminate this exclusion.

      The foregoing is not an exhaustive list of changes that would be made by the proposed legislation. The provisions contained in this proposed legislation relating to the expansion of the straight debt safe harbor and our ability to enter into leases with our taxable REIT subsidiaries would apply to taxable years ending after December 31, 2000, and the remaining provisions described above generally would apply to taxable years beginning after the date the proposed legislation is enacted.

      As of the date hereof, it is not possible to predict with any certainty whether the proposed legislation discussed above will be enacted in its current form or at all.

ERISA CONSIDERATIONS

ERISA Considerations

      The following is a summary of certain material considerations arising under the Employee Retirement Income Security Act of 1974, as amended, or ERISA, and the prohibited transaction provisions of Section 4975 of the Code that may be relevant to a prospective purchaser. The following summary may also be relevant to a prospective purchaser that is not an employee benefit plan which is subject to ERISA, but is a tax-qualified retirement plan or an individual retirement account, individual retirement annuity, medical savings account or education individual retirement account, which we refer to collectively as an “IRA.” This discussion does not address all aspects of ERISA or Section 4975 of the Code or, to the extent not preempted, state law that may be relevant to particular employee benefit plan stockholders in light of their particular circumstances, including plans subject to Title I of ERISA, other employee benefit plans and IRAs subject to the prohibited transaction provisions of Section 4975 of the Code, and governmental, church, foreign and other plans that are exempt from ERISA and Section 4975 of the Code but that may be subject to other federal, state, local or foreign law requirements.

      A fiduciary making the decision to invest in shares of our common stock on behalf of a prospective purchaser which is an ERISA plan, a tax qualified retirement plan, an IRA or other employee benefit plan is advised to consult its legal advisor regarding the specific considerations arising under ERISA, Section 4975 of the Code, and, to the extent not pre-empted, state law with respect to the purchase, ownership or sale of shares of our common stock by the plan or IRA.

      Plans should also consider the entire discussion under the heading “Federal Income Tax Considerations,” as material contained in that section is relevant to any decision by an employee benefit plan, tax-qualified retirement plan or IRA to purchase our common stock.

Employee Benefit Plans, Tax-Qualified Retirement Plans and IRAs

      Each fiduciary of an “ERISA plan,” which is an employee benefit plan subject to Title I of ERISA, should carefully consider whether an investment in shares of our common stock is consistent with its fiduciary responsibilities under ERISA. In particular, the fiduciary requirements of Part 4 of Title I of ERISA require that:

•	an ERISA plan make investments that are prudent and for the exclusive purpose of providing benefits to participants and beneficiaries in the plan,

•	an ERISA plan make investments that are diversified in order to reduce the risk of large losses, unless it is clearly prudent for the ERISA plan not to do so,

•	an ERISA plan’s investments must be authorized under ERISA and the terms of the governing documents of the ERISA plan, and

•	the fiduciary may not cause the ERISA plan to enter into transactions prohibited under Section 406 of ERISA (and certain corresponding provisions of the Code).

      In determining whether an investment in shares of our common stock is prudent for ERISA purposes, the appropriate fiduciary of an ERISA plan should consider all of the facts and circumstances, including whether the investment is reasonably designed, as a part of the ERISA plan’s portfolio for which the fiduciary has investment responsibility, to meet the objectives of the ERISA plan, taking into consideration the risk of loss and opportunity for gain or other return from the investment, the diversification, cash flow and funding requirements of the ERISA plan, and the liquidity and current return of the ERISA plan’s portfolio. A fiduciary should also take into account the nature of our business, the length of our operating history and other matters described in the section entitled “Risk Factors.”

      The fiduciary of an IRA or an employee benefit plan that is not subject to Title I of ERISA because it is a governmental plan, a church plan (if no election has been made by the church plan under Section 410(d) of the Code), or because the plan does not cover common law employees, should consider the extent to which investments by the IRA or plan are authorized and not prohibited by the appropriate governing documents, and are authorized and not prohibited under Section 4975 of the Code and other applicable law.

Our Status Under ERISA

      In some circumstances where an ERISA plan holds an interest in an entity, the assets of the entity are deemed to be ERISA plan assets. This is known as the “plan asset rule.” Under those circumstances, the obligations and other responsibilities of plan sponsors, plan fiduciaries and plan administrators, and of parties in interest and disqualified persons, under Parts 1 and 4 of Subtitle B of Title I of ERISA and Section 4975 of the Code, as applicable, may be expanded, and there may be an increase in their liability under these and other provisions of ERISA and the Code (except to the extent (if any) that a favorable statutory or administrative exemption or exception applies). For example, a prohibited transaction may occur if our assets are deemed to be assets of investing ERISA plans and persons who have certain specified relationships to an ERISA plan (“parties in interest” within the meaning of ERISA, and “disqualified persons” within the meaning of the Code) deal with these assets. Further, if our assets are deemed to be assets of investing ERISA plans, any person that exercises authority or control with respect to the management or disposition of the assets is an ERISA plan fiduciary.

      ERISA plan assets are not defined in ERISA or the Code, but the United States Department of Labor has issued regulations that outline the circumstances under which an ERISA plan’s interest in an entity will be subject to the plan asset rule. The Department of Labor regulations apply to the purchase by an ERISA plan of an “equity interest” in an entity, such as stock of a REIT. However, the Department of Labor regulations provide an exception to the plan asset rule for equity interests that are “publicly offered securities.”

      Under the Department of Labor regulations, a “publicly offered security” is a security that is:

•	freely transferable,

•	part of a class of securities that is widely held, and

•	either part of a class of securities that is registered under section 12(b) or 12(g) of the Exchange Act or sold to an ERISA plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act, and the class of securities of which this security is a part is registered under the Exchange Act within 120 days, or longer if allowed by the Securities and Exchange Commission, after the end of the fiscal year of the issuer during which this offering of these securities to the public occurred.

      Whether a security is considered “freely transferable” depends on the facts and circumstances of each case. Under the Department of Labor regulations, if the security is part of an offering in which the minimum investment is $10,000 or less, then any restriction on or prohibition against any transfer or assignment of the security for the purposes of preventing a termination or reclassification of the entity for federal or state tax purposes will not ordinarily prevent the security from being considered freely transferable. Additionally, limitations or restrictions on the transfer or assignment of a security which are created or imposed by persons other than the issuer of the security or persons acting for or on behalf of the issuer will ordinarily not prevent the security from being considered freely transferable.

      A class of securities is considered “widely held” if it is a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control.

      The shares of our common stock offered in this prospectus may meet the criteria of the publicly offered securities exception to the plan asset rule, but we cannot guarantee that result. First, the common stock could be considered to be freely transferable, because the minimum investment will be less than $10,000 and the only restrictions upon its transfer are those generally permitted under the Department of

Labor regulations, those required under federal tax laws to maintain our status as a REIT, resale restrictions under applicable federal securities laws with respect to securities not purchased pursuant to this prospectus and those owned by our officers, directors and other affiliates, and voluntary restrictions agreed to by the selling stockholder regarding volume limitations.

      Second, we expect (although we cannot guarantee) that our common stock will be held by 100 or more investors, and we expect that at least 100 or more of these investors will be independent of us and of one another.

      Third, the shares of our common stock will be part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the common stock is registered under the Exchange Act.

      In addition, the Department of Labor regulations provide exceptions to the look-through rule for equity interests in some types of entities, including any entity which qualifies as either a “real estate operating company” or a “venture capital operating company.”

      Under the Department of Labor regulations, a “real estate operating company” is defined as an entity which on testing dates has at least 50% of its assets, other than short-term investments pending long-term commitment or distribution to investors, valued at cost:

•	invested in real estate which is managed or developed and with respect to which the entity has the right to substantially participate directly in the management or development activities, and

•	which, in the ordinary course of its business, is engaged directly in real estate management or development activities.

      According to those same regulations, a “venture capital operating company” is defined as an entity which on testing dates has at least 50% of its assets, other than short-term investments pending long-term commitment or distribution to investors, valued at cost:

•	invested in one or more operating companies with respect to which the entity has management rights, and

•	which, in the ordinary course of its business, actually exercises its management rights with respect to one or more of the operating companies in which it invests.

      We have not endeavored to determine whether we will satisfy the “real estate operating company” or “venture capital operating company” exception.

      Prior to making an investment in the shares offered in this prospectus, prospective employee benefit plan investors (whether or not subject to ERISA or section 4975 of the Code) should consult with their legal and other advisors concerning the impact of ERISA and the Code (and, particularly in the case of non-ERISA plans and arrangements, any additional state, local and foreign law considerations), as applicable, and the potential consequences in their specific circumstances of an investment in such shares.

UNDERWRITING

      Subject to the terms and conditions in an underwriting agreement dated August 5, 2004, the underwriters named below, for whom Raymond James & Associates, Inc. is acting as representative, have severally agreed to purchase from us the respective number of common shares set forth opposite their names:

Number of
Underwriter	Shares

Raymond James & Associates, Inc.	12,900,000
Friedman, Billings, Ramsey & Co., Inc.	4,644,000
KeyBanc Capital Markets, a division of McDonald Investments Inc.	3,096,000
Legg Mason Wood Walker, Incorporated	2,580,000
RBC Capital Markets Corporation	2,580,000
Allen & Company LLC	200,000
Dominick & Dominick LLC	200,000
First Albany Capital Inc.	200,000
Janney Montgomery Scott LLC	200,000
Lazard Freres & Co. LLC	200,000
Needham & Company, Inc.	200,000

Total	27,000,000

      The underwriting agreement provides that the obligations of the underwriters to purchase and accept delivery of the common shares offered by this prospectus are subject to approval by their counsel of legal matters and to other conditions set forth in the underwriting agreement. The underwriters are obligated to purchase and accept delivery of all shares of our common stock offered by this prospectus, if any of the shares are purchased, other than those covered by the over-allotment option described below.

      The underwriters propose to offer our common stock directly to the public at the public offering price indicated on the cover page of this prospectus and to various dealers at that price less a concession not in excess of $0.63 per share. The underwriters may allow, and the dealers may re-allow, a concession not in excess of $0.10 per share to other dealers. If all the shares of common stock are not sold at the public offering price, the underwriters may change the public offering price and other selling terms. The shares of our common stock are offered by the underwriters as stated in this prospectus, subject to receipt and acceptance by them. The underwriters reserve the right to reject an order for the purchase of our common stock in whole or in part. In connection with the offering, we expect to incur expenses of approximately $3.5 million.

      We have granted the underwriters an option, exercisable for 30 days after the date of this prospectus, to purchase from time to time up to an aggregate of 4,050,000 additional shares of our common stock to cover over-allotments, if any, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus. If the underwriters exercise this option, each underwriter, subject to certain conditions, will become obligated to purchase its pro rata portion of these additional shares based on the underwriter’s percentage purchase commitment in this offering as indicated in the table above. The underwriters may exercise the over-allotment option only to cover over-allotments made in connection with the sale of the common shares offered in this offering.

      The following table shows the amount per share and total underwriting discounts we will pay to the underwriters (dollars in thousands, except per share). The amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

		Total
	Per
	Share	No Exercise	Full Exercise

Public offering price	$15.00	$405,000	$465,750
Underwriting discounts to be paid by us	$1.05	$28,350	$32,603
Proceeds, before expenses, to us	$13.95	$376,650	$433,147

      In connection with the completion of this offering, we have agreed to pay Raymond James & Associates, Inc., as partial consideration for its services in connection with the offering, an advisory fee of $500,000. We have also agreed to grant to Raymond James & Associates, Inc. a warrant to purchase 270,000 shares of our common stock. The warrant will be exercisable on the closing date of the offering and for a period of five years thereafter at a per share exercise price equal to the initial public offering price of our common stock in the offering. Raymond James & Associates, Inc. may not sell, transfer, assign or hypothecate the warrant for a period of 180 days following the closing of this offering, except to certain officers or partners of Raymond James & Associates, Inc. and members of the selling group and their officers or partners in accordance with applicable NASD rules and then only if there is an exemption from the registration requirements of the Securities Act and applicable state securities laws. In addition, the terms of the warrant prohibit Raymond James & Associates, Inc. from selling, transferring, assigning, pledging or hypothecating the shares issuable on exercise of the warrant unless there is an exemption from the registration requirements of the Securities Act and any applicable state securities laws or the company has filed a registration statement that has been declared effective registering the resale of such shares. We have agreed to register the resale of the shares of common stock underlying the warrant if we file a registration statement covering any of our securities during the exercise period of the warrant. The warrant enables Raymond James & Associates, Inc. to profit from a rise in the market price of our common stock. Dilution to the common stock will occur if the warrant is exercised at a time when the exercise price is less than the market price of our common stock. In addition, the terms upon which we will be able to obtain additional equity capital may be adversely affected because the holder of the warrant can be expected to exercise it at a time when we likely would be able to obtain any needed capital on terms more favorable to us than those provided in the warrant.

      We have also granted to Raymond James & Associates, Inc., for a period of 18 months following the date of the engagement letter, a right of first refusal to provide all investment banking services that we may seek. Investment banking services include, without limitation, acting as co-lead manager for any underwritten public offering by us, acting as co-lead placement agent or financial advisor in connection with private securities offerings by us, and acting as financial advisor in connection with a sale or transfer by us of a majority of our stock or assets, or our merger or consolidation with another entity.

      We have agreed to indemnify the underwriters against various liabilities that may arise in connection with this offering, including liabilities under the Securities Act for errors or omissions in this prospectus or the registration statement of which this prospectus is a part. However, we will not indemnify the underwriters if the error or omission was the result of information the underwriters supplied to us in writing for inclusion in this prospectus or the registration statement. If we cannot indemnify the underwriters, we have agreed to contribute to payments the underwriters may be required to make in respect of those liabilities. Our contribution would be in the proportion that the proceeds (after underwriting discounts and commissions) that we receive from this offering bear to the proceeds (from underwriting discounts and commissions) that the underwriters receive. If we cannot contribute in this proportion, we will contribute based on respective faults and benefits, as set forth in the underwriting agreement.

      Subject to specified exceptions, each of our executive officers and directors has agreed with the underwriters, for a period of one year after the date of this prospectus, not to offer, sell, contract to sell, or otherwise dispose of or transfer any shares of our common stock or any securities convertible into or exchangeable for shares of our common stock, including any interests in the operating partnership, without the prior written consent of Raymond James & Associates, Inc. This agreement also precludes any hedging collar or other transaction designed or reasonably expected to result in a disposition of shares of our common stock or securities convertible into or exercisable or exchangeable for shares of our common stock.

      In addition, we have agreed with the underwriters, for a period of one year after the date of this prospectus, not to issue, sell, offer or contract to sell, or otherwise dispose of or transfer, any shares of our common stock or any securities convertible into or exchangeable for shares of our common stock, or file any registration statement with the Securities and Exchange Commission (except a registration statement on Form S-8 relating to our stock plan), without the prior written consent of Raymond James & Associates, Inc., except that we may make grants of stock options or stock awards under our existing stock plan and issue shares upon exercise of those options. However, Raymond James & Associates, Inc. may, in its discretion and at any time without notice, release all or any portion of the securities subject to these agreements.

      At our request, the underwriters have reserved up to 5.0% of the common stock being offered by this prospectus for sale to our directors, employees, business associates and related persons at the public offering price. The sales will be made by the underwriters through a directed share program. We do not know if these persons will choose to purchase all or any portion of this reserved common stock, but any purchases they do make will reduce the number of shares available to the general public. To the extent the allotted shares are not purchased in the directed share program, we will offer these shares to the public. These persons must commit to purchase no later than the close of business on the day following the date of this prospectus. Any directors, employees or other persons purchasing such reserved common stock will be prohibited from selling such stock for a period of 180 days after the date of this prospectus. The common stock issued in connection with the directed share program will be issued as part of the underwritten offer.

      Until the offering is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and various selling group members to bid for and purchase our common shares. As an exception to these rules, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

•	short sales,

•	syndicate covering transactions,

•	imposition of penalty bids, and

•	purchases to cover positions created by short sales.

      Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while the offering is in progress. Stabilizing transactions may include making short sales of our common stock, which involve the sale by the underwriter of a greater number of shares of common stock than it is required to purchase in the offering, and purchasing common stock from us or in the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriter’s over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount.

      Each underwriter may close out any covered short position either by exercising its over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, each underwriter will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriter may purchase shares pursuant to the over-allotment option.

      A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in the offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

      The underwriters also may impose a penalty bid on selling group members. This means that if the underwriters purchase shares in the open market in stabilizing transactions or to cover short sales, the underwriters can require the selling group members that sold those shares as part of the offering to repay the selling concession received by them.

      As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them without notice at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

      The underwriters and their affiliates may provide in the future investment banking, financial advisory, or other financial services for us and our affiliates, for which they may receive advisory or transaction fees, as applicable, plus out-of-pocket expenses, of the nature and in amounts customary in the industry for these financial services. Affiliates of Keybanc Capital Markets and RBC Capital Markets may act as participants under our unsecured credit facility. These affiliates may receive customary fees for acting in such capacities.

      The underwriters may confirm sales of the common stock offered by this prospectus to accounts over which they exercise discretionary authority but do not expect those sales to exceed 5% of the total common stock offered by this prospectus.

      Our common stock has been approved for listing on the NYSE, subject to official notice of issuance, under the symbol “BMR.” In connection with the listing of our common stock on the NYSE, the underwriters will undertake to sell round lots of 100 shares or more to a minimum of 2,000 beneficial owners.

      Prior to the offering, there has been no public market for our common stock. Consequently, the initial public offering price for our common stock has been determined by negotiations among us and the underwriters. Among the primary factors considered in determining the initial public offering price were:

•	prevailing market conditions,

•	our capital structure,

•	the present stage of our development,

•	the value and historical performance of our properties,

•	the market capitalization and stage of development of other companies that we and the underwriters believe to be comparable to us, and

•	estimates of our business potential and earning prospects.

      A prospectus in electronic format may be available on the Internet sites or through other online services maintained by one or more of the underwriters and selling group members participating in the offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the underwriter or the selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

      Other than the prospectus in electronic format, the information on any underwriter’s or any selling group member’s website and any information contained in any other website maintained by the underwriters or any selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriters or any selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

LEGAL MATTERS

      Certain legal matters will be passed upon for us by Latham & Watkins LLP, San Diego, California, and for the underwriters by Alston & Bird LLP, Raleigh, North Carolina. Venable LLP, Baltimore, Maryland, has issued an opinion to us regarding certain matters of Maryland law, including the validity of the common stock offered hereby.

EXPERTS

      The balance sheet of BioMed Realty Trust, Inc. as of April 30, 2004, has been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

      The balance sheets of Inhale 201 Industrial Road, L.P. as of December 31, 2003 and 2002, and the related statements of income, partners’ capital, and cash flows for each of the years in the three-year period ended December 31, 2003, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

      The combined balance sheets of Bernardo Properties as of December 31, 2003 and 2002, and the related combined statements of income, owners’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003, have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

      The statements of revenue and certain expenses of Bridgeview, Bayshore Boulevard, Elliott Avenue, Landmark at Eastview and King of Prussia for the year ended December 31, 2003, have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. KPMG LLP’s reports refer to the fact that the statement of revenue and expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of revenue and expenses.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the Securities and Exchange Commission a registration statement on Form S-11, including exhibits, schedules and amendments filed with this registration statement, under the Securities Act with respect to the shares of our common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the shares of our common stock to be sold in this offering, reference is made to the registration statement, including the exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the Securities and Exchange Commission upon payment of prescribed fees. Our Securities and Exchange Commission filings, including our registration statement, are also available to you on the Securities and Exchange Commission’s website, www.sec.gov.

      As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act, and will file annual, quarterly and other periodic reports and proxy statements and will make available to our stockholders quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

Page

Elliott Avenue:
Independent Auditors’ Report	F-62
Statements of Revenue and Certain Expenses for the three months ended March 31, 2004 (unaudited) and the year ended December 31, 2003	F-63
Notes to Statements of Revenue and Certain Expenses	F-64

Landmark at Eastview:
Independent Auditors’ Report	F-66
Statements of Revenue and Certain Expenses for the three months ended March 31, 2004 (unaudited) and the year ended December 31, 2003	F-67
Notes to Statements of Revenue and Certain Expenses	F-68

King of Prussia:
Independent Auditors’ Report	F-70
Statements of Revenue and Certain Expenses for the three months ended March 31, 2004 (unaudited) and the year ended December 31, 2003	F-71
Notes to Statements of Revenue and Certain Expenses	F-72

BIOMED REALTY TRUST, INC.

PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

      The unaudited pro forma consolidated financial statements as of March 31, 2004, and for the three months ended March 31, 2004 and the year ended December 31, 2003, are presented as if this offering and the formation transactions all had occurred on March 31, 2004 for the pro forma consolidated balance sheet, and on the first day of the periods presented for the pro forma consolidated statements of operations.

      The pro forma consolidated financial statements should be read in conjunction with the historical financial statements of Inhale 201 Industrial Road, L.P., the historical combined financial statements of Bernardo Properties, and the separate historical financial statements of the acquisition properties, and the notes thereto, included elsewhere in the prospectus. 201 Industrial is the largest property of the contribution properties and therefore has been identified as the accounting acquirer pursuant to paragraph 17 of SFAS No. 141. The contribution of the interests in all of the other properties has been accounted for as a purchase in accordance with SFAS No. 141. The pro forma consolidated financial statements do not purport to represent our financial position or the results of operations that would actually have occurred assuming the completion of this offering and the formation transactions; nor do they purport to project our financial position or results of operations as of any future date or any future period.

BIOMED REALTY TRUST, INC.

PRO FORMA CONSOLIDATED BALANCE SHEET

March 31, 2004
(Unaudited)
(in thousands)

	Historical
	Inhale 201								Acquisition	Acquisition
	Industrial	Historical	Elimination of	Historical		Adjusted	Acquisition	Acquisition	of	of Monte
	Road,	Bernardo	Unconsolidated	Pro Forma		Historical	of Towne	of	Bayshore	Villa
	L.P.	Properties	Partnership	Adjustments		Properties	Centre Dr.	Bridgeview	Boulevard	Parkway

	(A)	(A)	(B)				(E)	(F)	(G)	(H)
Assets:
Rental properties, net	$46,792	$45,958	$(13,636)	$4,333	(C)	$83,447	$41,850	$30,311	$27,941	$15,031
Cash	88	381	(227)	—		242	(42,235)	(20,699)	(37,090)	(16,240)
								169	1,425	277

Tenant receivables	—	56	(3)	—		53	—	—	—	—
Due from affiliates	—	8	(5)	—		3	—	—	—	—
Accrued rent	2,561	2,277	(771)			4,067	—	—	—	—
Other receivables	100	176	—	—		276	—	—	—	—
Intangible assets, net	—	289	—	20,341	(C)	20,630	$385	119	10,765	1,209
								5,579
Investment in unconsolidated partnership	—	—	135	2,373	(D)	2,508	—	—	—	—
Other assets	392	832	(350)	—		874	—	—	—	—

Total assets	$49,933	$49,977	$(14,857)	$27,047		$112,100	$—	$15,479	$3,041	$277

Liabilities and Equity:
Secured notes payable	$33,971	$41,741	$(10,914)			$64,798		$11,900
Line of credit	—	—	—	—		—	—	—	—	—
Related party loans	3,000	100	—	—		3,100	—	—	—	—
Unsecured term loan	—	175	—	—		175	—	—	—	—
Due to tenants	26	176	(176)	—		26	—	—	—	—
Accounts payable and accrued liabilities	356	385	(110)	20,478	(C)	21,109	—	169	1,425	277
Assumed lease obligations, net	—	859	—	1,654	(C)	2,513	—	3,410	1,616	—

Total liabilities	37,353	43,436	(11,200)	22,132		91,721	—	15,479	3,041	277
Minority interests	—	5,788	(3,657)	2,373	(D)	20,379	—	—	—	—
				15,875	(C)
Stockholders’ and owners’ equity	12,580	753	—	(13,333	)(C)	—	—	—	—	—
Unearned compensation	—	—	—	—		—	—	—	—	—

Total liabilities and stockholders’ and owners’ equity	$49,933	$49,977	$(14,857)	$27,047		$112,100	$—	$15,479	$3,041	$277

[Additional columns below]

[Continued from above table, first column(s) repeated]

			Acquisition
		Acquisition	of 89.0%		Historical
		of	Partnership	Acquisition	Properties
	Acquisition	Landmark	interest in	of	and		Other		Other
	of Elliott	at	King of	Eisenhower	Property		Financing		Pro Forma	Company
	Avenue	Eastview	Prussia	Rd.	Acquisitions	This Offering	Transactions		Adjustments	Proforma

	(I)	(J)	(K)	(L)		(M)			(S)
Assets:
Rental properties, net	$49,221	$79,443	$81,101	$3,110	$411,455	—	—		—	$411,455
Cash	(36,086)	(99,260)	(87,806)	28	(336,408)	373,150	50,000	(N)	3	9,677
		867	—				(53,315	)(O)
							(3,100	)(P)
							(175	)(Q)
							(20,478	)(R)

Tenant receivables	—	—	—	—	53	—	—		—	53
Due from affiliates	—	—	—	—	3	—	—		—	3
Accrued rent	—	—	—	—	4,067	—	—		—	4,067
Other receivables	—	—	—	—	276	—	—		—	276
Intangible assets, net	173	20,407	8,025	500	71,811	—	(212	)(O)	—	71,599
	4,019
Investment in unconsolidated partnership	—	—	—	—	2,508	—	—		—	2,508
Other assets	—	—	—	—	874	—	—		—	874

Total assets	$17,327	$1,457	$1,320	$3,638	$154,639	$373,150	$(27,280)		$3	$500,512

Liabilities and Equity:
Secured notes payable	$17,327		$28,000	$2,287	$96,312		$(53,015	)(O)		$43,297
			50,000
			(78,000)
Line of credit	—	—	—	—	—	—	50,000	(N)	—	50,000
Related party loans	—	—	—	—	3,100	—	(3,100	)(P)	—	—
Unsecured term loan	—	—	—	—	175	—	(175	)(Q)	—	—
Due to tenants	—	—	—	—	26	—	—		—	26
Accounts payable and accrued liabilities	—	1,367	—	28	24,375	(110)	(20,478	)(R)	—	3,787
Assumed lease obligations, net	—	90	—	—	7,629	—	—		—	7,629

Total liabilities	17,327	1,457	—	2,315	131,617	(110)	(26,768)		—	104,739
Minority interests	—	—	1,320	1,323	23,022		—			23,022
Stockholders’ and owners’ equity	—	—	—	—	—	373,260	(512	)(O)	5,000	377,748
Unearned compensation	—	—	—	—	—	—	—		(4,997)	(4,997)

Total liabilities and stockholders’ and owners’ equity	$17,327	$1,457	$1,320	$3,638	$154,639	$373,150	$(27,280)		$3	$500,512

See accompanying notes to pro forma consolidated financial statements.

BIOMED REALTY TRUST, INC.

PRO FORMA CONSOLIDATED STATEMENT OF INCOME

For the Three Months Ended March 31, 2004
(Unaudited)
(in thousands)

	Historical
	Inhale 201								Acquisition	Acquisition
	Industrial	Historical	Elimination of	Historical		Adjusted	Acquisition	Acquisition	of	of Monte
	Road,	Bernardo	unconsolidated	Pro Forma		Historical	of Towne	of	Bayshore	Villa
	L.P.	Properties	partnership	Adjustments		Properties	Centre Dr.	Bridgeview	Boulevard	Parkway

	(AA)	(AA)	(BB)				(EE)	(FF)	(GG)	(HH)
Revenue:
Rental	$1,562	$1,482	$(436)	$(143	)(CC)	$2,465	$1,096	$837	$916	$299
Tenant recoveries	143	152	(2)	—		293	127	141	90	70
Management fees	7	32	—	—		39	19	18	33	4
Other income	—	—	—	—		—	—	1	—	—

Total revenues	1,712	1,666	(438)	(143)		2,797	1,242	997	1,039	373

Expenses:
Rental operations	150	140	(10)	—		280	127	132	159	102
Depreciation and amortization	242	284	(80)	406	(CC)	852	264	310	304	119
General and administrative	3	58	—	—		61	—	—	—	—

Total expenses	395	482	(90)	406		1,193	391	442	463	221

Income from operations	1,317	1,184	(348)	(549)		1,604	851	555	576	152
Equity in net income of unconsolidated partnership	—	—	23	(2	)(DD)	21	—	—	—	—
Interest income	—	5	—	—		5	—	—	—	—
Interest expense	(686)	(852)	239	—		(1,299)	—	(243)	—	—

Income (loss) before minority interests	631	337	(86)	(551)		331	851	312	576	152
Minority interests	—	(158)	86	—		(72)	—	—	—	—

Net income (loss)	631	$179	$—	$(551)		$259	$851	$312	$576	$152

Pro forma basic and diluted earnings per share
Pro forma weighted average common shares outstanding — basic and diluted

[Additional columns below]

[Continued from above table, first column(s) repeated]

			Acquisition
		Acquisition	of 89.0%
		of	Partnership		Historical
	Acquisition	Landmark	Interest in		Properties	Other	Other Pro		Company
	of Elliott	at	King of	Acquisition of	and Property	Financing	Forma		Pro
	Avenue	Eastview	Prussia	Eisenhower Rd.	Acquisitions	Transactions	Adjustments		Forma

	(II)	(JJ)	(KK)	(LL)		(MM)
Revenue:
Rental	$1,382	$3,643	$1,311	$93	$12,042	$—	$—		$12,042
Tenant recoveries	140	2,789	816	35	4,501	—	—		4,501
Management fees	29	284	63	4	493	—	—		493
Other income	—	49	—	—	50	—	—		50

Total revenues	1,551	6,765	2,190	132	17,086	—	—		17,086

Expenses:
Rental operations	130	4,574	1,273	35	6,812	—	—		6,812
Depreciation and amortization	564	1,568	842	82	4,905	—	—		4,905
General and administrative	—	—	—	—	61	—	1,817	(NN)	1,878

Total expenses	694	6,142	2,115	117	11,778	—	1,817		13,595

Income from operations	857	623	75	15	5,308	—	(1,817)		3,491
Equity in net income of unconsolidated partnership	—	—	—	—	21	—	—		21
Interest income	—	10	—	—	15	—	—		15
Interest expense	(319)	—	—	(34)	(1,895)	339	—		(1,556)

Income (loss) before minority interests	538	633	75	(19)	3,449	339	(1,817)		1,971
Minority interests	—	—	(33)	—	(105)	—	72	(OO)	(219)
							(186	)(OO)

Net income (loss)	$538	$633	$42	$(19)	$3,344	$339	$(1,931)		$1,752

Pro forma basic and diluted earnings per share									$0.06
Pro forma weighted average common shares outstanding — basic and diluted									27,014

See accompanying notes to pro forma consolidated financial statements.

BIOMED REALTY TRUST, INC.

PRO FORMA CONSOLIDATED STATEMENT OF INCOME

For the Year Ended December 31, 2003
(Unaudited)
(In thousands)

	Historical
	Inhale 201								Acquisition	Acquisition
	Industrial	Historical	Elimination of	Historical		Adjusted	Acquisition	Acquisition	of	of Monte
	Road,	Bernardo	unconsolidated	Pro Forma		Historical	of Towne	of	Bayshore	Villa
	L.P.	Properties	partnership	Adjustments		Properties	Centre Dr.	Bridgeview	Boulevard	Parkway

	(AA)	(AA)	(BB)				(EE)	(FF)	(GG)	(HH)
Revenue:
Rental	$6,275	$5,933	$(1,744)	$(528	)(CC)	$9,936	$4,383	$2,913	$3,186	$1,046
Tenant recoveries	717	618	(9)	—		1,326	508	517	347	188
Management fees	27	134	—	—		161	77	72	132	14
Other income	—	—	—	—		—	—	14	—	—

Total revenues	7,019	6,685	(1,753)	(528)		11,423	4,968	3,516	3,665	1,248

Expenses:
Rental operations	800	596	(27)	—		1,369	508	467	584	267
Depreciation and amortization	955	1,174	(320)	1,736	(CC)	3,545	1,056	1,241	1,218	478
General and administrative	30	245	(26)	—		249	—	—	—	—

Total expenses	1,785	2,015	(373)	1,736		5,163	1,564	1,708	1,802	745

Income from operations	5,234	4,670	(1,380)	(2,264)		6,260	3,404	1,808	1,863	503
Equity in net income of unconsolidated partnership	—	—	88	(8	)(DD)	80	—	—	—	—
Interest income	1	35	(2)	—		34	—	—	—	—
Interest expense	(2,901)	(3,413)	964	—		(5,350)	—	(979)	—	—

Income (loss) before minority interests	2,334	1,292	(330)	(2,272)		1,024	3,404	829	1,863	503
Minority interests	—	(588)	330	—		(258)	—	—	—	—

Net income (loss)	2,334	$704	$—	$(2,272)		$766	$3,404	$829	$1,863	$503

Pro forma basic and diluted earnings per share
Pro forma weighted average common shares outstanding — basic and diluted

[Additional columns below]

[Continued from above table, first column(s) repeated]

			Acquisition
		Acquisition	of 89.0%		Historical
		of	Partnership	Acquisition	Properties
	Acquisition	Landmark	Interest in	of	and	Other	Other Pro
	of Elliott	at	King of	Eisenhower	Property	Financing	Forma		Company
	Avenue	Eastview	Prussia	Rd.	Acquisitions	Transactions	Adjustments		Pro Forma

	(II)	(JJ)	(KK)	(LL)		(MM)
Revenue:
Rental	$5,181	$15,277	$5,115	$364	$47,401	$—	$—		$47,401
Tenant recoveries	482	11,889	2,976	103	18,336	—	—		18,336
Management fees	115	1,136	254	17	1,978	—	—		1,978
Other income	—	919	—	—	933	—	—		933

Total revenues	5,778	29,221	8,345	484	68,648	—	—		68,648

Expenses:
Rental operations	506	17,113	4,405	103	25,322	—	—		25,322
Depreciation and amortization	2,254	6,273	3,364	328	19,757	—	—		19,757
General and administrative	—	—	—	—	249	—	7,267	(NN)	7,516

Total expenses	2,760	23,386	7,769	431	45,328	—	7,267		52,595

Income from operations	3,018	5,835	576	53	23,320	—	(7,267)		16,053
Equity in net income of unconsolidated partnership	—	—	—	—	80	—	—		80
Interest income	—	49	—	—	83	—	—		83
Interest expense	(1,297)	—	—	(139)	(7,765)	2,081	—		(5,684)

Income (loss) before minority interests	1,721	5,884	576	(86)	15,718	2,081	(7,267)		10,532
Minority interests	—	—	(132)	—	(390)	—	258	(OO)	(1,130)
							(998	)(OO)

Net income (loss)	$1,721	$5,884	$444	$(86)	$15,328	$2,081	$(8,007)		$9,402

Pro forma basic and diluted earnings per share									$0.35
Pro forma weighted average common shares outstanding — basic and diluted									27,056

See accompanying notes to pro forma consolidated financial statements.

BIOMED REALTY TRUST, INC.

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Tabular amounts in thousands)

1. Adjustments to the Pro Forma Consolidated Balance Sheet

      The adjustments to the pro forma condensed consolidated balance sheet as of March 31, 2004 are as follows:

(A)	Reflects the Inhale 201 Industrial Road, L.P. (Industrial Road) historical balance sheet and the historical combined balance sheet of Bernardo Properties as of March 31, 2004. Pursuant to contribution agreements among the owners of Industrial Road, Bernardo Properties and the Operating Partnership, the Operating Partnership will receive a contribution of interests in the real estate properties, as well as the property management, leasing, and real estate operations in exchange for limited partnership interests in the Operating Partnership. The contributions will be made upon the consummation of this offering.

The formation transactions, the methods we anticipate we will utilize to account for these transactions, and the support for accounting for these transactions in this manner follow:

•	We will contribute the net proceeds of the offering to the Operating Partnership and receive general partner interests in the Operating Partnership, totalling 90.4% of the Operating Partnership. The Company will have control over the major decisions of the Operating Partnership, including decisions related to the sale and refinancing of the properties. Accordingly, the Company will consolidate the assets and liabilities of the Operating Partnership in accordance with AICPA Statement of Position 78-9, Accounting for Investments in Real Estate Ventures (SOP 78-9). As of March 31, 2004, the Operating Partnership was not formed and had no assets or liabilities.

•	Our Operating Partnership intends to acquire the acquisition properties from one related and various unrelated third parties for cash, the assumption of debt and the issuance of operating partnership units. These transactions will be accounted for at the fair value of the cash paid, the debt assumed and the units issued in accordance with SFAS No. 141, Business Combinations.

•	Persons or entities intend to contribute their interests in the entities that own the contribution properties to the Operating Partnership for units and/or cash. The accounting acquiror, Inhale 201 Industrial Road, L.P., will be accounted for using carryover basis pursuant to SFAS No. 141, Business Combinations. Transactions with minority interests will be accounted for at fair value, in accordance with FASB Technical Bulletin 85-5, Issues Relating to Accounting for Business Combinations. The contribution of the properties from persons or entities other than the accounting acquiror will be accounted for at fair value in accordance with SFAS No. 141, Business Combinations.

Beginning on or after the first anniversary of the completion of this offering, limited partners of our operating partnership, including Messrs. Gold, Kreitzer, Wilson and McDevitt, will have the right to require our operating partnership to redeem all or a part of their units for cash, or, at our election, shares of our common stock, based upon the fair market value of an equivalent number of shares of our common stock at the time of the redemption, subject to certain ownership limits.

(B)	Reflects the deconsolidation of and resulting investment in an unconsolidated partnership, pursuant to the guidance in SOP 78-9.

(C)	Increase to certain assets and liabilities resulting from applying purchase accounting to the Industrial Road and Bernardo Properties historical financial statements:

Rental properties	$4,333
Liability to reflect obligation to purchase minority interests	(20,478)
Intangible assets	20,341
Assumed lease obligation	(1,654)
Minority interests	13,333

Adjustment to equity	$15,875

The pro forma net fair value adjustment attributable to the contribution properties was based on the number of units to be issued at the $15 per unit price is $23,020,000 and the cost paid to acquire partnership interests. The following details the components of the net fair value adjustment.

	201	Bernardo
	Industrial	Properties	Total

Operating partnership units	—	1,153,708	1,153,708

Fair value at $15 per unit offering price	$—	$17,306	$17,306
Cash	19,500	978	20,478

Fair value	19,500	18,284	37,784
Historical net book basis at March 31, 2004	(12,042)	(2,722)	(14,764)

Net fair value adjustment	$7,458	$15,562	$23,020

Net Fair value adjustment allocation:
Rental properties	$4,333
Intangible assets	20,341
Assumed lease obligations	(1,654)

$23,020

(D)	Increase to investment in an unconsolidated partnership resulting from applying purchase accounting.

(E)	Reflects the acquisition of Towne Centre Drive from a third party for cash of approximately $42,235,000, including estimated closing costs. A portion of the purchase price has been allocated to identified intangible assets for the value of management agreements in the amount of $385,000, which is amortized to depreciation and amortization expense over the remaining non-cancelable term of the management agreement.

We are acquiring the Towne Centre Drive property, located in San Diego, California, for approximately $42.2 million. The property, built in 2001, consists of three buildings, representing approximately 115,870 rentable square feet of laboratory and office space, and is being acquired in a sale-leaseback transaction from Illumina, Inc., a public company specializing in the development of tools for the large-scale analysis of genetic variation and function. Upon closing of the acquisition, Illumina will enter into a 10-year triple-net lease for the entire property, subject to the tenant’s option to renew the lease for three additional five-year periods.

Set forth below is certain condensed financial information of Illumina, Inc. which is taken from its annual report on Form 10-K for the year ended December 28, 2003, as filed with the SEC under the Securities Exchange Act of 1934, as amended, and its quarterly report on Form 10-Q for the quarter ended March 28, 2004, as filed with the Commission.

The information and financial data contained herein concerning Illumina, Inc. was obtained and has been condensed from its public filings under the Exchange Act. The financial data presented includes only the most recent interim and fiscal year end reporting periods. We can make no representation as to the accuracy and completeness of the public filings of Illumina, Inc. but have no reason not to believe the accuracy and completeness of such filings. It should be noted that Illumina, Inc. has no duty, contractual or otherwise, to advise us of any events which might have occurred subsequent to the date of such publicly available information which could affect the significance or accuracy of such information.

Illumina, Inc. is subject to the information filing requirements of the Exchange Act, and, in accordance herewith, is obligated to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Such reports, proxy statements and other information may be inspected at the offices of the Commission at 450 Fifth Street, N.W. Washington D.C.

The following table summarizes the current assets, noncurrent assets, current liabilities, noncurrent liabilities, net sales or total revenue, costs and expenses, loss from continuing operations and net loss for Illumina, Inc. as of and for the three months ended March 28, 2004, and the most recent year ended December 28, 2003.

Illumina, Inc.
As of and for the
Three months ended
March 28, 2004

Current assets	$39,663
Noncurrent assets	58,560
Current liabilities	9,765
Noncurrent liabilities	43,740
Net sales or total revenue	10,803
Costs and expenses	14,223
Loss from continuing operations	(3,420)
Net loss	(3,931)

Illumina, Inc.
As of and for the
year ended
December 28, 2003

Current assets	$40,418
Noncurrent assets	58,816
Current liabilities	8,189
Noncurrent liabilities	43,657
Net sales or total revenues	28,035
Costs and expenses	54,657
Loss from continuing operations	(26,622)
Net loss	(27,063)

(F)	Reflects the acquisition of Bridgeview from a third party for approximately $32,599,000, including estimated closing costs, consisting of cash payments of $20,699,000 and the assumption of a mortgage note payable in the amount of $11,900,000.

Rental properties, net	$30,311
Intangible assets, net(1)	5,698
Cash received for tenant security deposit	169
Assumed lease obligation, net(1)	(3,410)
Tenant deposits	(169)

Net assets acquired	$32,599

(1)	A portion of the purchase price has been allocated to identified intangible assets (liabilities) for (i) above-market and below-market leases in the amounts of $1,781,000 and $3,410,000, respectively, which are amortized to rental income over the remaining non-cancelable term of the respective leases and (ii) the value of in-place leases and management agreements in the amounts of $3,438,000 and $360,000, respectively, which are amortized to depreciation and amortization expense over the remaining non-cancelable term of the respective leases and management agreements. In addition, a loan assumption fee, incurred in obtaining long-term financing, in the amount of $119,000 is included in intangible assets and is amortized over the related loan term on a straight-line basis, which approximates the effective interest method.

(G)	Reflects the acquisition of Bayshore Boulevard from a third party for approximately $37,090,000, including estimated closing costs:

Rental properties, net	$27,941
Intangible assets, net(1)	10,765
Cash received for tenant security deposit	1,425
Assumed lease obligation, net(1)	(1,616)
Tenant deposits	(1,425)

Net assets acquired	$37,090

(1)	A portion of the purchase price has been allocated to identified intangible assets (liabilities) for (i) above-market and below-market leases in the amounts of $6,322,000 and $1,616,000, respectively, which are amortized to rental income over the remaining non-cancelable term of the respective leases and (ii) the value of in-place leases and management agreements in the amounts of $3,683,000 and $760,000, respectively, which are amortized to depreciation and amortization expense over the remaining non-cancelable term of the respective leases and management agreements.

(H)	Reflects the acquisition of Monte Villa Parkway from a third party for approximately $16,240,000 including estimated closing costs:

Rental properties, net	$15,031
Intangible assets, net(1)	1,209
Cash received for tenant security deposit	277
Tenant deposits	(277)

Net assets acquired	$16,240

(1)	A portion of the purchase price has been allocated to identified intangible assets for the value of in-place leases and management agreements in the amounts of $1,139,000 and $70,000, respectively, which are amortized to depreciation and amortization expense over the remaining non-cancelable term of the respective leases and management agreements. The contractual rents to be paid pursuant to the acquired in-place leases were determined to approximate fair market value and accordingly, no value was allocated to above or below market leases.

(I)	Reflects the acquisition of Elliott Avenue for approximately $53,413,000, including estimated closing costs, consisting of cash payments of $36,086,000 and the assumption of a mortgage note in the amount of $17,327,000:

Rental properties, net	$49,221
Intangible assets, net(1)	4,192

Net assets acquired	$53,413

(1)	A portion of the purchase price has been allocated to identified intangible assets for the value of in-place leases and management agreements in the amounts of $3,637,000 and $382,000, respectively, which are amortized to depreciation and amortization expense over the remaining non-cancelable term of the respective leases and management agreements. The contractual rents to be paid pursuant to the acquired in-place leases were determined to approximate fair market value and accordingly, no value was allocated to above or below market leases. In addition, a loan assumption fee, incurred in obtaining long-term financing, in the amount of $173,000 is included in intangible assets and is amortized over the related loan term on a straight-line basis, which approximates the effective interest method.

(J)	Reflects the acquisition of Landmark at Eastview from a third party for approximately $99,260,000, including estimated closing costs and accrued liabilities as follows:

Rental properties, net	$79,443
Intangible assets, net(1)	20,407
Cash received for tenant security deposit	867
Assumed lease obligation, net(1)	(90)
Accounts payable and accrued liabilities	(500)
Tenant deposits	(867)

Net assets acquired	$99,260

(1)	A portion of the purchase price has been allocated to identified intangible assets (liabilities) for (i) above-market and below-market leases in the amounts of $572,000 and $90,000, respectively, which are amortized to rental income over the remaining non-cancelable term of the respective leases and (ii) the value of in-place leases and management agreements in the amounts of $15,529,000 and $4,306,000, respectively, which are amortized to depreciation and amortization expense over the remaining non-cancelable term of the respective leases and management agreements.

(K)	Reflects the acquisition of an 89.0% partnership interest in King of Prussia for $87,806,000 as follows:

Rental properties, net	$81,101
Intangible assets, net(1)	8,025
Secured note payable	(28,000)
Additional secured note payable	(50,000)
Repayment of secured notes payable	78,000
Minority interest	(1,320)

Net assets acquired	$87,806

(1)	A portion of the purchase price has been allocated to identified intangible assets for the value of in-place leases and management agreements in the amounts of $6,886,000 and $1,139,000, respectively, which are amortized to depreciation and amortization expense over the remaining non-cancelable term of the respective leases and management agreements. The contractual rents to be paid pursuant to the acquired in-place leases were determined to approximate fair market value and accordingly, no value was allocated to above or below market leases.

(L)	Reflects the acquisition of Eisenhower Road for $3,610,000 from a related party by exchanging 88,200 operating partnership units, for a minority interest in the amount of $1,323,000 and the assumption of a mortgage note payable in the amount of $2,287,000:

Rental properties, net	$3,110
Intangible assets, net(1)	500
Cash received for tenant security deposit	28
Tenant deposits	(28)

Net assets acquired	$3,610

(1)	A portion of the purchase price has been allocated to identified intangible assets for the value of in-place leases and management agreements in the amounts of $449,000 and $51,000, respectively, which are amortized to depreciation and amortization expense over the remaining non-cancelable term of the respective leases and management agreements. The contractual rents to be paid pursuant to the acquired in-place leases were determined to approximate fair market value and accordingly, no value was allocated to above or below market leases.

(M)	Sale of 27,000,000 shares of common stock for $15.00 per share in this offering:

Proceeds from this offering	$405,000
Less estimated costs associated with this offering (including underwriters’ discount of $28,350)	(31,850)

Net cash proceeds	$373,150

Reverse entry recorded by BioMed Properties through March 31, 2004 to accrue for unpaid offering costs	$110

(N)	Proceeds of a $50,000,000 draw on the line of credit using three month LIBOR at June 17, 2004 of 1.4% plus 1.75%. These proceeds will be used to repay a portion of the assumed debt as required pursuant to our acquisition of the King of Prussia partnership interest.

(O)	Repayment of certain secured notes payable upon completion of this offering:

				Writeoff
		Prepayment		of unamortized
	Principal	Penalty	Total	loan fees

17190 Bernardo Center Drive	$14,192	$300	$14,492	$64
8808 Balboa Avenue	4,852	—	4,852	55
201 Industrial Road	33,971	—	33,971	93

	$53,015	$300	$53,315	$212

(P)	Repayment of $3,100,000 related party loan.

(Q)	Repayment of $175,000 unsecured term loan.

(R)	Payment of $20,478,000 to buyout limited partner interests in certain owners of the Predecessor.

(S)	Award of unvested restricted stock to employees upon completion of this offering. The dollar amounts are stated in employment agreements with the applicable employees. The number of shares awarded will depend on the initial public offering price of our common stock.

Unearned compensation	$4,997
Cash received from employees	3

Common stock and additional paid in capital	$5,000

2.     Adjustments to the Pro Forma Consolidated Statements of Operations

      The adjustments to the pro forma consolidated statements of operations for the three months ended March 31, 2004 and the year ended December 31, 2003 are as follows:

(AA)	Reflects the Industrial Road historical statements of operations and the historical combined statements of operations of Bernardo Properties for the three months ended March 31, 2004 and the year ended December 31, 2003. As discussed in note (A), the interests in the real estate properties contributed by the owners of Industrial Road and Bernardo Properties to the Operating Partnership in exchange for limited partnership interests in the Operating Partnership will be recorded at (i) the historical cost relating to the interests of the accounting acquiror and (ii) fair value relating to all other interests. As a result, expenses such as depreciation and amortization to be recognized by the Operating Partnership related to the contributed interests are based on the historical cost or stepped-up basis of the related assets, as appropriate.

As discussed in note (A), upon consummation of this offering and the formation transactions, the Company will own 90.4% of the Operating Partnership and will have control over major decisions of the Operating Partnership. Accordingly, the Company will consolidate the revenue and expenses of the Operating Partnership. See note (MM) for the pro forma adjustment to allocate 9.6% of the net income of the Operating Partnership to the minority limited partners of the Operating Partnership.

(BB)	Reflects the deconsolidation of and resulting investment in unconsolidated partnership (10165 McKellar Court, L.P.), pursuant to SOP 78-9.

(CC)	Increase in depreciation and amortization related to the purchase accounting adjustments applied to the 201 Industrial Road and Bernardo Properties. These adjustments relate to the following: (1) amortization of above and below market acquired leases; (2) amortization of intangible assets recorded in purchase accounting; and (3) depreciation of fair value increase to rental properties. Adjustments to depreciation and amortization assume the completion of the offering occurred on January 1, 2003 for the year ended December 31, 2003 and on January 1, 2004 for the three months ended March 31, 2004. The following details the components of the resulting increases in depreciation and amortization:

	201	Bernardo
	Industrial	Properties	Total

For the Three Months Ended March 31, 2004:
Amortization of acquired leases	$146	$(3)	$143
Amortization of intangible assets	—	380	380
Depreciation of rental properties	—	26	26

Total depreciation and amortization	$146	$403	$549

For the Year Ended December 31, 2003:
Amortization of acquired leases	$542	$(14)	$528
Amortization of intangible assets	—	1,651	1,651
Depreciation of rental properties	—	85	85

Total depreciation and amortization	$542	$1,722	$2,264

(DD)	Increase in equity in net income of an unconsolidated partnership for amortization of intangible assets related to purchase accounting adjustments.

      Adjustments (EE) through (LL) inclusive relate to the proforma adjustments made to the acquired properties in accordance with Regulation S-X Rule 11-2 and Rule 3-14. Specifically, in accordance with Rule 3-14(a)(1) audited financial statements should exclude items not comparable to the proposed future operations of the properties including corporate expenses. Prior to the acquisition, all of the properties were managed by third party management companies except the Towne Centre Drive property, which was owner occupied. Following the acquisitions (i) all of the properties will be managed internally by us, (ii) all pre-existing third party management contracts will be transferred to and assumed by us and (iii) all management fees previously paid to the third-party managers will be paid to us. However, in accordance with Rule 3-14, as the management of the properties and the related cost structure will be different post-acquisition, the related management fee expenses have been excluded from the historical audited Rule 3-14 financial statements. All property management costs other than management fees paid to third parties are included in the historical financial statements of the acquired properties. Additionally, in order to fairly present the historical financial operating results, the related management fees received from tenants have also been excluded from historical revenue. In order to properly present the pro forma results of the consolidated company on a post-acquisition basis, the expense associated with managing the properties is included in general and administrative expenses in pro forma adjustment (NN). The contractual management fees to be received from tenants under pre-acquisition rental agreements being assumed by us represent actual amounts received from tenants for the periods presented under the original contractual terms which will remain unchanged and are included as pro forma revenue adjustments in (FF) through (LL). The contractual management fees to be received from the tenant at the Towne Centre Drive property are included as a pro forma revenue adjustment in (EE) and are based on a management agreement entered into in connection with the execution of the purchase and sale agreement for the Towne Centre Drive property.

(EE)	Reflects acquisition of Towne Centre Drive:

	For the Three Months Ended March 31, 2004

		Adjustments
	Historical	Resulting from
	Revenue and	Purchasing	Pro Forma
	Certain Expenses	the Property	Adjustment

Revenue:
Rental(1)	$—	$1,096	$1,096
Tenant recoveries(1)	—	127	127
Management fees(1)	—	19	19

Total revenues	—	1,242	1,242

Expenses:
Rental operations	127	—	127
Depreciation and amortization	—	264	264

Total expenses	127	264	391

Net income (loss)	$(127)	$978	$851

	For the Year Ended December 31, 2003

	Historical	Adjustments
	Revenue and	Resulting from
	Certain	Purchasing	Pro Forma
	Expenses	the Property	Adjustment

Revenue:
Rental(1)	$—	$4,383	$4,383
Tenant recoveries(1)	—	508	508
Management fees(1)	—	77	77

Total revenue	—	4,968	4,968

Expenses:
Rental operations	508	—	508
Depreciation and amortization	—	1,056	1,056

Total expenses	508	1,056	1,564

Net income (loss)	$(508)	$3,912	$3,404

(1)	The pro forma adjustments to rental revenue, tenant recoveries, and management fees are adjustments directly attributable to the sale and leaseback of the owner-occupied property. The adjustments are based upon lease terms and management agreements as contractually entered into with the execution of the purchase and sale agreement.

(FF)	Reflects acquisition of Bridgeview:

	For the Three Months Ended March 31, 2004

	Historical	Adjustments
	Revenue and	Resulting from
	Certain	Purchasing	Pro Forma
	Expenses	the Property	Adjustment

Revenue:
Rental(1)	$821	$16	$837
Tenant recoveries	141	—	141
Management fees(1)	—	18	18
Other income	1	—	1

Total revenue	963	34	997

	For the Three Months Ended March 31, 2004

	Historical	Adjustments
	Revenue and	Resulting from
	Certain	Purchasing	Pro Forma
	Expenses	the Property	Adjustment

Expenses:
Operating expenses	35	—	35
Real estate taxes	61	—	61
Insurance	36	—	36

Total rental operations	132	—	132
Interest expense	243	—	243
Depreciation and amortization	—	310	310

Total expenses	375	310	685

Net income	$588	$(276)	$312

	For the Year Ended December 31, 2003

	Historical	Adjustments
	Revenue and	Resulting from
	Certain	Purchasing the	Pro Forma
	Expenses	Property	Adjustment

Revenue:
Rental(1)	$3,016	$(103)	$2,913
Tenant recoveries	517	—	517
Management fees(1)	—	72	72
Other income	14	—	14

Total revenue	3,547	(31)	3,516

Expenses:
Operating expenses	98	—	98
Real estate taxes	223	—	223
Insurance	146	—	146

Total rental operations	467	—	467
Interest expense	979	—	979
Depreciation and amortization	—	1,241	1,241

Total expenses	1,446	1,241	2,687

Net income	$2,101	$(1,272)	$829

(1)	The pro forma adjustments to rental revenue and management fees are adjustments directly attributable to the acquisition of the property. The pro forma rental revenue adjustment includes amounts related to the amortization of above and/or below market leases, which are being amortized over the remaining non-cancelable term of the respective leases in accordance with SFAS 141. The pro forma management fee revenue adjustment is based upon an assignment of pre-existing management agreements with certain tenants, as contractually entered into with the execution of the purchase and sale agreement.

(GG)	Reflects acquisition of Bayshore Boulevard:

	For the Three Months Ended March 31, 2004

	Historical	Adjustments
	Revenue and	Resulting from
	Certain	Purchasing the	Pro Forma
	Expenses	Property	Adjustment

Revenue:
Rental(1)	$1,093	$(177)	$916
Tenant recoveries	90	—	90
Management fees(1)	—	33	33

Total revenue	1,183	(144)	1,039

Expenses:
Operating expenses	49	—	49
Real estate taxes	69	—	69
Insurance	41	—	41

Total rental operations	159	—	159
Depreciation and amortization	—	304	304

Total expenses	159	304	463

Net income	$1,024	$(448)	$576

	For the Year Ended December 31, 2003

	Historical	Adjustments
	Revenue and	Resulting from
	Certain	Purchasing the	Pro Forma
	Expenses	Property	Adjustment

Revenue:
Rental(1)	$3,864	$(678)	$3,186
Tenant recoveries	347	—	347
Management fees(1)	—	132	132

Total revenue	4,211	(546)	3,665

Expenses:
Operating expenses	144	—	144
Real estate taxes	278	—	278
Insurance	162	—	162

Total rental operations	584	—	584
Depreciation and amortization	—	1,218	1,218

Total expenses	584	1,218	1,802

Net income	$3,627	$(1,764)	$1,863

(1)	The pro forma adjustments to rental revenue and management fees are adjustments directly attributable to the acquisition of the property. The pro forma rental revenue adjustment includes amortization of above and/or below market leases, which are being amortized over the remaining non-cancelable term of the respective leases in accordance with SFAS 141. The pro forma rental revenue and management fee revenue adjustments are based upon an assignment of pre-existing management agreements with certain tenants, as contractually entered into with the execution of the purchase and sale agreements.

(HH)	Reflects acquisition of Monte Villa Parkway:

	For the Three Months Ended March 31, 2004

	Historical	Adjustments
	Revenue and	Resulting from
	Certain	Purchasing the	Pro Forma
	Expenses	Property	Adjustment

Revenue:
Rental	$299	$—	$299
Tenant recoveries	70	—	70
Management fees(1)	—	4	4

Total revenue	369	4	373

Expenses:
Rental operations	102	—	102
Depreciation and amortization	—	119	119

Total expenses	102	119	221

Net income	$267	$(115)	$152

	For the Year Ended December 31, 2003

	Historical	Adjustments
	Revenue and	Resulting from
	Certain	Purchasing the	Pro Forma
	Expenses	Property	Adjustment

Revenue:
Rental	$1,046	$—	$1,046
Tenant recoveries	188	—	188
Management fees(1)	—	14	14

Total revenue	1,234	14	1,248

Expenses:
Rental operations	267	—	267
Depreciation and amortization	—	478	478

Total expenses	267	478	745

Net income	$967	$(464)	$503

(1)	The pro forma adjustment to management fees is adjustments directly attributable to the acquisition of the property. The pro forma management fee revenue adjustment is based upon an assignment of pre-existing management agreements with certain tenants, as contractually entered into with the execution of the purchase and sale agreement.

(II)	Reflects acquisition of Elliott Avenue:

	For the Three Months Ended March 31, 2004

	Historical	Adjustments
	Revenue and	Resulting from
	Certain	Purchasing the	Pro Forma
	Expenses	Property	Adjustment

Revenue:
Rental	$1,382	$—	$1,382
Tenant recoveries	140	—	140
Management fees(1)	—	29	29

Total revenue	1,522	29	1,551

Expenses:
Operating expenses	58	—	58
Real estate taxes	48	—	48
Insurance	24	—	24

Total rental operations	130	—	130
Interest expense	319	—	319
Depreciation and amortization	—	564	564

Total expenses	449	564	1,013

Net income	$1,073	$(535)	$538

	For the Year Ended December 31, 2003

	Historical	Adjustments
	Revenue and	Resulting from
	Certain	Purchasing the	Pro Forma
	Expenses	Property	Adjustment

Revenue:
Rental	$5,181	$—	$5,181
Tenant recoveries	482	—	482
Management fees(1)	—	115	115

Total revenue	5,663	115	5,778

Expenses:
Operating expenses	257	—	257
Real estate taxes	174	—	174
Insurance	75	—	75

Total rental operations	506	—	506
Interest expense	1,297	—	1,297
Depreciation and amortization	—	2,254	2,254

Total expenses	1,803	2,254	4,057

Net income	$3,860	$(2,139)	$1,721

(1)	The pro forma adjustment to management fees is adjustments directly attributable to the acquisition of the property. The pro forma management fee revenue adjustment is based upon an assignment of pre-existing management agreements with certain tenants, as contractually entered into with the execution of the purchase and sale agreement.

(JJ)	Reflects acquisition of Landmark at Eastview:

	For the Three Months Ended March 31, 2004

		Adjustments
	Historical	Resulting from
	Revenue and	Purchasing	Pro Forma
	Certain Expenses	the Property	Adjustment

Revenue:
Rental(1)	$3,673	$(30)	$3,643
Tenant recoveries	2,789	—	2,789
Interest income	10	—	10
Management fees(1)	—	284	284
Other income	49	—	49

Total revenue	6,521	254	6,775

Expenses:
Operating expenses	3,945	—	3,945
Real estate taxes	604	—	604
Insurance	25	—	25

Total rental operations	4,574	—	4,574
Depreciation and amortization	—	1,568	1,568

Total expenses	4,574	1,568	6,142

Net income	$1,947	$(1,314)	$633

	For the Year Ended December 31, 2003

		Adjustments
	Historical	Resulting from
	Revenue and	Purchasing	Pro Forma
	Certain Expenses	the Property	Adjustment

Revenue:
Rental(1)	$15,397	$(120)	$15,277
Tenant recoveries	11,889	—	11,889
Interest income	49	—	49
Management fees(1)	—	1,136	1,136
Other income	919	—	919

Total revenue	28,254	1,016	29,270

Expenses:
Operating expenses	14,427	—	14,427
Real estate taxes	2,473	—	2,473
Insurance	213	—	213

Total rental operations	17,113	—	17,113
Depreciation and amortization	—	6,273	6,273

Total expenses	17,113	6,273	23,386

Net income	$11,141	$(5,257)	$5,884

(1)	The pro forma adjustments to rental revenue and management fees are adjustments directly attributable to the acquisition of the property. The pro forma rental revenue adjustment includes amounts related to the amortization of above and/or below market leases, which are being amortized over the remaining non-cancelable term of the respective leases in accordance with SFAS 141. The pro forma management fee revenue adjustment is based upon an assignment of pre-existing management agreements with certain tenants, as contractually entered into with the execution of the purchase and sale agreement.

(KK)	Reflects acquisition of the 89.0% partnership interest in King of Prussia.

	For the three months Ended March 31, 2004

		Adjustments
	Historical	Resulting from
	Revenues and	Purchasing	Pro Forma
	Certain Expense	the Property	Adjustment

Revenue:
Rental	$1,311	$—	$1,311
Tenant recoveries	816	—	816
Management fees(1)	—	63	63

Total revenue	2,127	63	2,190

Expenses:
Operating expenses	1,001	—	1,001
Real estate taxes	229	—	229
Insurance	43	—	43

Total rental operations	1,273	—	1,273
Interest expense(2)	367	(367)	—
Depreciation and amortization	—	842	842

Total expenses	1,640	475	2,115

Net income	$487	$(412)	$75

	For the Year Ended December 31, 2003

		Adjustments
	Historical	Resulting from
	Revenues and	Purchasing the	Pro Forma
	Certain Expense	Property	Adjustment

Revenue:
Rental	$5,115	$—	$5,115
Tenant recoveries	2,976	—	2,976
Management fees(1)	—	254	254

Total revenue	8,091	254	8,345

Expenses:
Operating expenses	3,376	—	3,376
Real estate taxes	856	—	856
Insurance	173	—	173

Total rental operations	4,405	—	4,405
Interest expense(2)	1,606	(1,606)	—
Depreciation and amortization	—	3,364	3,364

Total expenses	6,011	1,758	7,769

Net income	$2,080	$(1,504)	$576

(1)	The pro forma adjustment to management fees is directly attributable to the acquisition of the property. The pro forma and management fee revenue adjustment is based on an assignment of pre-existing management agreements with certain tenants, as contractually entered into with the execution of the purchase and sale agreement.

(2)	The pro forma adjustment to interest expense is based on repayment of a portion of the debt as required pursuant to our acquisition of the King of Prussia property.

(LL)	Reflects acquisition of Eisenhower Rd:

	For the Three Months Ended March 31, 2004

		Adjustments
	Historical	Resulting from
	Revenue and	Purchasing the	Pro Forma
	Certain Expenses	Property	Adjustment

Revenue:
Rental	$93	$—	$93
Tenant recoveries	35	—	35
Management fees(1)	—	4	4

Total revenue	128	4	132

Expenses:
Rental operations	35	—	35
Interest expense	34	—	34
Depreciation and amortization	—	82	82

Total expenses	69	82	151

Net income (loss)	$59	$(78)	$(19)

	For the Year Ended December 31, 2003

		Adjustments
	Historical	Resulting from
	Revenue and	Purchasing the	Pro Forma
	Certain Expenses	Property	Adjustment

Revenue:
Rental	$364	$—	$364
Tenant recoveries	103	—	103
Management fees(1)	—	17	17

Total revenue	467	17	484

Expenses:
Rental operations	103	—	103
Interest expense	139	—	139
Depreciation and amortization	—	328	328

Total expenses	242	328	570

Net income (loss)	$225	$(311)	$(86)

(1)	The pro forma adjustment to management fees is directly attributable to the acquisition of the property. The pro forma management fee revenue adjustment is based upon an assignment of pre-existing management agreements with certain tenants, as contractually entered into with the execution of the purchase and sale agreement.

(MM)	Reflects the net decrease in interest expense as a result of the financing related pro forma adjustments. The following outlines the loans paid off or outstanding upon completion of this offering and the formation transactions and the corresponding interest expense that would have been recorded had these loans been outstanding or paid off as of the beginning of the period presented.

			Interest Expense

			For the Three
			Months Ended
	Principal Amount		March 31,	For the Year Ended
	(Paid) Drawn	Interest Rate	2004	December 31, 2003

17190 Bernardo Center Dr	$(14,192)	7.75%	$275	$1,100
8808 Balboa Ave	(4,852)	6.25%	76	303
201 Industrial Rd	(33,971)	7.00%	594	2,378
Line of credit	50,000	3.15%	(394)	(1,575)
Write-off of unamortized loan fees	—	—	(212)	(125)

			$339	$2,081

Borrowings under the credit facility would bear interest at a rate of LIBOR plus a margin, which could vary between 120 basis points and 175 basis points depending on the overall leverage. If LIBOR increases by 0.125%, the estimated interest expense could increase by approximately $63,000 annually.

(NN)	The public company will operate as a fully integrated, self-administered and self-managed REIT, providing development, management, leasing and administrative services to our properties.

Increase in general and administrative expenses as a result of becoming a public company:

Salaries, bonuses and benefits	$1,177	$4,709
Other general and administrative expenses	640	2,558

Total	$1,817	$7,267

(OO)	Allocate minority interest in net income of the Operating Partnership as a result of issuing limited partnership units in the Operating Partnership to certain former owners of the Predecessor:

	For the Three
	Months Ended	For the Year Ended
	March 31, 2004	December 31, 2003

Total income before allocation to minority interest	$1,971	$10,532
Less: allocation to minority interest in King of Prussia	(33)	(132)

Adjusted income before allocation to minority interest of operating partnership	$1,938	$10,400
Percentage allocable to minority interest of operating partnership	9.6%	9.6%

	$186	$998

Reversal of historical minority interest	$528	$1,955

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

BioMed Realty Trust, Inc.:

      We have audited the accompanying balance sheet of BioMed Realty Trust, Inc. (the Company) as of April 30, 2004. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit of a balance sheet includes examining, on a test basis, evidence supporting the amounts and disclosures in that balance sheet. An audit of a balance sheet also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

      In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of BioMed Realty Trust, Inc. as of April 30, 2004, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

San Diego, California

April 30, 2004

BIOMED REALTY TRUST, INC.

BALANCE SHEET

April 30, 2004

Assets

Cash and total assets	$1,000

Liabilities and Stockholder’s Equity
Liabilities	—

Stockholder’s equity:
Common stock, par value $0.01 per share; 1,000 shares authorized, issued and outstanding	10
Additional paid-in capital	990

Total stockholder’s equity	1,000

Total liabilities and stockholder’s equity	$1,000

See accompanying notes to balance sheet.

BIOMED REALTY TRUST, INC.

NOTES TO BALANCE SHEET

April 30, 2004

1.	Organization, Description of Business and Summary of Accounting Policies

      BioMed Realty Trust, Inc. (the Company) was incorporated in Maryland on April 30, 2004. The Company has filed a Registration Statement on Form S-11 with the Securities and Exchange Commission with respect to a proposed public offering of common stock. The Company intends to be the majority owner and sole general partner of BioMed Realty, L.P. (the Operating Partnership), which was also formed on April 30, 2004, in anticipation of this offering. The Company and the Operating Partnership were formed to continue to operate and expand the business of Bernardo Property Advisors, Inc. and its affiliates (Bernardo). Bernardo is engaged in the business of owning, managing, leasing, acquiring and selectively developing real estate consisting primarily of five laboratory and medical office properties located in the San Diego and San Francisco Bay areas. From inception through the current date, neither the Company nor the Operating Partnership have had any operations. The operations are planned to commence upon completion of this offering.

      Concurrent with this offering, the Company, the Operating Partnership together with the partners and members of the affiliated partnerships and limited liability companies of Bernardo and other parties which hold direct or indirect ownership interest in the properties (collectively, the Participants), will engage in certain formation transactions. The formation transactions are designed to (i) continue the operations of Bernardo (ii) enable the Company to raise the necessary capital to acquire interests in certain of the properties, repay mortgage debt relating thereto and pay other indebtedness, (iii) fund costs, capital expenditures and working capital, (iv) provide a vehicle for future acquisitions, (v) enable the Company to comply with requirements under the federal income tax laws and regulations relating to real estate investment trusts and (vi) preserve tax advantages for certain of the Participants.

      The operations of the Company will be carried on primarily through the Operating Partnership. As of April 30, 2004, the Company holds no interest in the Operating Partnership. It is the intent of the Company to elect the status of and qualify as a real estate investment trust (REIT) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended. Pursuant to contribution agreements among the owners of Bernardo and the Operating Partnership, which were executed in 2004, the Operating Partnership is to receive a contribution of direct and indirect interests in certain of the properties, as well as certain assets of the management, leasing and real estate operations of Bernardo Property Advisors, Inc., in exchange for units. The Operating Partnership is to acquire additional interests in certain properties from unaffiliated third parties to be paid in cash. In connection with the formation transactions the Operating Partnership will assume debt and other obligations. The value of the units that the Operating Partnership will give for contributed property interests and other assets will increase or decrease based on the initial public offering price of the Company’s common stock. The initial public offering price of the Company’s common stock will be determined in consultation with the underwriters. Among the factors that will be considered are Bernardo’s record of operations, the Company’s management, estimated net income, estimated funds from operations, estimated cash available for distribution, anticipated dividend yield, growth prospects, the current market valuations, financial performance and dividend yields of publicly traded companies considered by the Company and the underwriters to be comparable to the Company and the current state of the commercial real estate industry and the economy as a whole. The initial public offering price does not necessarily bear any relationship to book value of the value of the assets. The Company has not obtained any recent third-party appraisals of the properties and other assets to be contributed to the Operating Partnership or purchased by the Operating Partnership for cash. As a result, the consideration to be given in exchange for the properties and other assets, may exceed the fair market value of these properties and other assets. The Company will be fully integrated, self-administered, and self-managed.

BIOMED REALTY TRUST, INC.

NOTES TO BALANCE SHEET — (Continued)

      The financial statement includes the accounts of the Company. The Company intends to fund the Operating Partnership at the time of the offering. Through April 30, 2004, there have been no intercompany balances or transactions.

2.	Income Taxes

      The Company believes that it is organized and will operate in a manner that will allow it to be taxed as a REIT in accordance with Sections 856-860 of the Internal Revenue Code of 1986, as amended.

      As a REIT, the Company will be permitted to deduct distributions paid to its stockholders, eliminating the federal taxation of income represented by such distributions at the Company level. REIT’s are subject to a number of organizational and operational requirements. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate tax rates.

3.	Offering Costs

      In connection with this offering, affiliates have or will incur legal, accounting, and related costs, which will be reimbursed by the Company upon the consummation of this offering. Such costs will be deducted from the proceeds of this offering.

4.	Tax Indemnification Agreements and Minimum Debt Requirements

      As a result of the formation transactions, the Company intends to indemnify the Participants against adverse tax consequences if it directly or indirectly sells, exchanges or otherwise disposes of the properties contributed pursuant to the formation transactions in a taxable transaction before the 10th anniversary of the completion of the offering. The Company has also agreed to use its reasonable best efforts to maintain at least $8.0 million of debt for a period of 10 years following the date of this offering to enable the Participants to guarantee the debt in order to defer potential taxable gain they may incur if the Operating Partnership repays the existing debt.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Partners

Inhale 201 Industrial Road, L.P.:

      We have audited the accompanying balance sheets of Inhale 201 Industrial Road, L.P., a California limited partnership (the Company) (see Note 1) as of December 31, 2003 and 2002, and the related statements of income, partners’ capital and cash flows for each of the years in the three-year period ended December 31, 2003. In connection with our audits of the financial statements, we have also audited the financial statement Schedule III as listed in the index. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the balance sheets of Inhale 201 Industrial Road, L.P. as of December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement Schedule III, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

San Diego, California

April 16, 2004

INHALE 201 INDUSTRIAL ROAD, L.P.

BALANCE SHEETS

(In thousands)

		December 31,
	March 31,
	2004	2003	2002

	(Unaudited)
Assets
Rental properties, net	$46,792	$47,025	$47,853
Cash	88	157	512
Due from affiliate	—	16	75
Accrued rent	2,561	2,427	1,779
Other receivable	100	100	100
Other assets	392	331	413

Total assets	$49,933	$50,056	$50,732

Liabilities and Partners’ Capital
Secured note payable	$33,971	$34,208	$34,743
Related party loan	3,000	3,000	3,000
Due to tenant	26	26	109
Accounts payable and accrued liabilities	356	363	711

Total liabilities	37,353	37,597	38,563
Partners’ capital:
General partners	$1	$—	$(3)
Limited partners	12,579	12,459	12,172

Total liabilities and partners’ capital	$49,933	$50,056	$50,732

See accompanying notes to financial statements.

INHALE 201 INDUSTRIAL ROAD, L.P.

STATEMENTS OF INCOME

(In thousands, except unit data)

	Three Months Ended
	March 31,		Years Ended December 31,

	2004	2003	2003	2002	2001

	(Unaudited)
Revenues:
Rental	$1,562	$1,562	$6,275	$5,869	$4,421
Tenant recoveries	143	179	717	697	268
Management fees	7	7	27	21	15

	1,712	1,748	7,019	6,587	4,704

Expenses:
Rental operations	150	188	800	780	291
Depreciation and amortization	242	238	955	955	617
General and administrative	3	3	30	41	32

	395	429	1,785	1,776	940

Income from operations	1,317	1,319	5,234	4,811	3,764
Interest income	—	—	1	3	16
Interest expense	(686)	(725)	(2,901)	(3,154)	(2,722)

Net income	$631	$594	$2,334	$1,660	$1,058

Basic and diluted pro forma historical net income per unit (unaudited)	$0.12		$0.45

Units used in computing basic and diluted pro forma historical and net income per unit (unaudited)	5,226,185		5,226,185

See accompanying notes to financial statements.

INHALE 201 INDUSTRIAL ROAD, L.P.

STATEMENTS OF PARTNERS’ CAPITAL

(In thousands)

	General	Limited
	Partners	Partners	Total

Balance at December 31, 2000	$2	$12,749	$12,751
Net income	11	1,047	1,058
Distributions	(13)	(1,258)	(1,271)

Balance at December 31, 2001	—	12,538	12,538
Net income	17	1,643	1,660
Distributions	(20)	(2,009)	(2,029)

Balance at December 31, 2002	(3)	12,172	12,169
Net income	23	2,311	2,334
Distributions	(20)	(2,024)	(2,044)

Balance at December 31, 2003	—	12,459	12,459

Net income (unaudited)	6	625	631
Distributions (unaudited)	(5)	(505)	(510)

Balance at March 31, 2004 (unaudited)	$1	$12,579	$12,580

See accompanying notes to financial statements.

INHALE 201 INDUSTRIAL ROAD, L.P.

STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months
	Ended March 31,		Years Ended December 31,

	2004	2003	2003	2002	2001

	(Unaudited)
Operating activities:
Net income	$631	$594	$2,334	$1,660	$1,058
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	242	238	955	955	617
Amortization of loan costs	21	21	73	411	354
Changes in operating assets and liabilities:
Due from affiliate	16	(25)	59	(75)	—
Accrued rent	(134)	(162)	(648)	(759)	(750)
Other receivables	—	17	—	(100)	—
Other assets	(82)	(3)	74	(68)	82
Due to tenant	—	(26)	(83)	18	91
Accounts payable and accrued expenses	(7)	(298)	(348)	(280)	(213)

Net cash provided by (used in) operating activities	687	356	2,416	1,762	1,239

Investing activities
Construction costs of rental property	—	—	(105)	(159)	(17,703)

Net cash used in investing activities	—	—	(105)	(159)	(17,703)

Financing activities:
Borrowings on secured notes payable	—	122	227	1,348	17,840
Principal reductions on secured notes payable	(246)	(109)	(762)	(528)	—
Payment of financing costs	—	—	(87)	—	—
Distributions to partners	(510)	(568)	(2,044)	(2,030)	(1,271)

Net cash provided by (used in) financing activities	(756)	(555)	(2,666)	(1,210)	16,569

Net (decrease) increase in cash	(69)	(199)	(355)	393	105
Cash at beginning of period	157	512	512	119	14

Cash at end of period	$88	$313	$157	$512	$119

Supplemental disclosure of cash flow information:
Cash paid during the year for interest, net of interest capitalized	$676	$492	$2,600	$3,393	$2,817
Income taxes paid	$—	$—	$1	$1	$1

See accompanying notes to financial statements.

INHALE 201 INDUSTRIAL ROAD, L.P.

NOTES TO FINANCIAL STATEMENTS

As of and for the Three Months Ended
March 31, 2004 (unaudited) and for the
Years Ended December 31, 2003, 2002 and 2001

(Tabular dollar amounts in thousands)

1.	Background

      Inhale 201 Industrial Road, L.P., a California limited partnership (the “Company”) was formed in October 2000 for the purpose of acquiring, developing, operating and managing a 171,965 square foot building in San Carlos, California. The building contains a combination of office and laboratory space. We refer to this property primarily as a “life science facility.” The property is 73% leased to one tenant with an original lease term of 16 years. The agreement of limited partnership provides that the Company will continue until December 31, 2050 unless sooner dissolved as provided by the agreement.

2.	Basis of Presentation and Summary of Significant Accounting Policies

Net Income per Unit

      The partnership agreement does not state the limited partnership interests on a unit basis, therefore income per limited partnership unit cannot be computed.

Pro Forma Historical Net Income per Unit (unaudited)

      The unaudited pro forma units used to compute basic and diluted net income per unit represent the number of units issued and assumed to be issued by the Company required to effect the formation transactions and includes 1,461,451 units issued to certain executive officers and directors in exchange for their interests in the property, 1,300,000 units issued at an assumed $15 per unit offering price in order to fund the $19,500,000 to be used to acquire the interests of the contributors who are not receiving units, and 2,464,733 units issued at an assumed $15 per unit offering price in order to fund the $36.97 million to be used to repay debt related to the contribution properties.

Rental Property and Impairment of Long Lived Assets

      Rental properties are recorded at cost. Costs associated with acquiring and renovating properties are capitalized as incurred. At such times that events or circumstances indicate that the carrying amount of a property may be impaired, management makes an assessment of its recoverability by estimating the future undiscounted cash flows, excluding interest charges, of the property. If the net carrying amount exceeds the aggregate future cash flows, the Company would recognize an impairment loss to the extent the net carrying amount exceeds the fair value of the property. Based upon such periodic assessments, no impairment has been determined and no rental properties carrying amounts have been adjusted.

      Major replacements and betterments are capitalized and depreciated over their estimated useful lives. The cost of maintenance and repairs is expensed as incurred.

      Depreciation is provided using the straight-line method using an estimated life of 40 years for buildings and improvements.

Construction Loan Fees and Costs

      Construction loan fees and extension costs are amortized over the terms of the related loan terms on a straight line basis. Loan fees and costs, net of related amortization, totaled $29,000 and $15,000 as of December 31, 2003 and 2002, respectively, and are included in other assets in the accompanying balance sheets.

INHALE 201 INDUSTRIAL ROAD, L.P.

NOTES TO FINANCIAL STATEMENTS — (Continued)

Rental Revenue and Tenant Recoveries

      Rental revenue is recognized on a straight-line basis over the lease term. We include amounts currently recognized as revenue, and expected to be received in later years, in accrued rent in the accompanying balance sheets.

      The lease agreement also contains provisions that requires the tenant to reimburse the Company for real estate taxes, insurance and common area maintenance costs. Such amounts are included in both revenues and operating expenses as the Company is the primary obligor for these expenses and assumes the risks and rewards of a principal under these arrangements.

Interest Income

      Interest income was $1,000, $3,000 and $16,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

Leasing Commissions

      Leasing commissions are amortized on a straight-line basis over the term of the lease. Leasing commissions, net of related accumulated amortization, totaled $287,000 and $309,000 as of December 31, 2003 and 2002, respectively, and are included in other assets in the accompanying balance sheets.

Fair Value of Financial Instruments

      The carrying amount of cash, due from affiliates, accrued rent, other receivables, related party loans, and accounts payable and accrued liabilities approximate fair value due to the short term nature of these instruments. The fair value of secured notes payable was estimated using discounted cash flow analyses based on borrowing rates we believe we could obtain with similar terms and maturities, which approximated their carrying amount as of December 31, 2003 and 2002.

Income Taxes

      The Company has elected to be taxed as a partnership. As a partnership, the Company’s income or loss flows through to the partners who are responsible for including the taxable result of operations on their income tax returns. The Company is responsible for a minimum state tax payment of $800 annually, which is included in general and administrative expenses in the accompanying statements of income.

Partners’ Capital

      The accompanying financial statements of the Company include the total of partners’ capital for the limited partnership. The partners’ capital balance is increased for capital contributions made by the partners and any net income of the Company and is reduced for distributions made to the partners and any net losses of the Company. The partnership operating agreement contains provisions for the allocation of profits, losses and proceeds from capital transactions. Such amounts are generally allocated in accordance with the partners’ respective percentage interests.

Operating Segment

      The Company operates in one industry segment — real estate ownership, management and development.

INHALE 201 INDUSTRIAL ROAD, L.P.

NOTES TO FINANCIAL STATEMENTS — (Continued)

Concentration of Credit Risk

      We maintain our cash at insured financial institutions. The combined account balances at each institution periodically exceed FDIC insurance coverage, and, as a result, there is a concentration of credit risk related to amounts in excess of FDIC insurance coverage. We believe that the risk is not significant.

      At December 31, 2003, we are dependent on rental income from one tenant. The inability of the tenant to make its lease payments could adversely affect our operations.

      We generally do not require collateral or other security from our tenant including security deposits. The Company has available one irrevocable letter of credit totaling $5,500,000 which is used as a security deposit for one lease.

Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Unaudited Interim Financial Information

      The financial statements as of March 31, 2004 and for the three months ended March 31, 2004 and 2003 are unaudited. In the opinion of management, such financial statements reflect all adjustments necessary for a fair presentation of the results of the respective interim periods. All such adjustments are of a normal recurring nature.

3.	Rental Property

      Rental property consists of the following:

	December 31

	2003	2002

Land	$12,000	$12,000
Building and improvements	37,588	37,483

	49,588	49,483
Less accumulated depreciation	(2,563)	(1,630)

	$47,025	$47,853

      As of December 31, 2003, our rental property is encumbered by deeds of trust and assignments of rents and leases associated with the property (see note 4). The net book value of the encumbered property as of December 31, 2003 and 2002 is $47,025,000 and $47,853,000, respectively.

      We lease space under a triple-net lease which expires October 2016. The lease requires tenant to pay their portion of all operating costs, property taxes and insurance.

INHALE 201 INDUSTRIAL ROAD, L.P.

NOTES TO FINANCIAL STATEMENTS — (Continued)

      Minimum lease payments to be received under the terms of the operating lease agreements, excluding expense reimbursements, as of December 31, 2003, are as follows:

Amount

Year:
2004	$5,739
2005	5,854
2006	5,971
2007	6,090
2008	6,212
Thereafter	52,617

$82,483

      The limited partner tenant in our property has the right under certain circumstances to purchase all or part of our 50% limited partnership interest and our 1% general partner’s interest in the property. The purchase price for this option is based on a predetermined formula based upon capitalization rates that approximated fair value at the inception of the lease, adjusted for increases in rental revenues over the term of the option period. This option cannot be exercised at this time and may not be exercised until the construction financing has been fully repaid. Management believes that it is probable that this option will be modified or eliminated.

4.	Secured Note Payable

      Secured note payable is as follows:

	December 31

	2003	2002

Note payable (construction loan in the committed amount of $47,500,000) to a financial institution, secured by a first trust deed on a rental property, bearing interest at the six-month LIBOR rate plus 3.5%, with a minimum rate of 7% and a maximum rate of 6% above LIBOR plus 3.5% (an effective rate of 7% at December 31, 2003), due May 2005	$34,208	$34,743

      Future principal payments due on secured note payable, as of December 31, 2003, are as follows:

2004	$—
2005	34,208

$34,208

5.	Related Party Loan

      Related party loan is as follows:

	December 31,

	2003	2002

Loan payable to limited partner tenant, unsecured, with interest only at 10.5%, due March 2005	$3,000	$3,000

      Interest paid to related parties totaled $315,000 for each of the years ended December 31, 2003, 2002 and 2001.

INHALE 201 INDUSTRIAL ROAD, L.P.

NOTES TO FINANCIAL STATEMENTS — (Continued)

6.	Related Parties Transactions

Management Fees

      The Company pays management fees to Bernardo Property Advisors (“BPA”) and to the general partner, SciMed Prop III, Inc. (“SciMed”). Both BPA and SciMed have owners in common with the Company. Management fees paid to BPA were $27,000, $21,000 and $15,000 for the years ended December 31, 2003, 2002 and 2001, respectively. Management fees paid to SciMed were $12,000 per year for the years ended December 31, 2003, 2002 and 2001.

Due from Affiliates

      The Company has amounts due from tenant (limited partner) related to expenses which were paid for by the Company. These amounts total $16,000 and $75,000 at December 31, 2003 and 2002, respectively. These amounts were subsequently reimbursed by the tenant.

Due to Tenants

      The Company had amounts due to its limited partner primarily related to accrued interest on related party loans. As of December 31, 2003 and 2002, due to tenants amounted to $26,000 and $109,000, respectively.

Rental Revenue and Tenant Recoveries from Related Parties

      Our tenant is a limited partner in the Company. As such, all rental revenue and tenant recoveries are received from related parties.

7.	Commitments and Contingencies

Litigation

      To management’s knowledge, no litigation is pending against the Company.

Tenant Improvements

      The Company has a commitment to pay for a portion of the tenant improvements under its existing lease. The total amount of the Company’s commitment is approximately $4,600,000. These funds are available under the existing construction loan and are to be drawn upon once the tenant designs and builds out the related space.

INHALE 201 INDUSTRIAL ROAD, L.P.

SCHEDULE III — REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2003

Costs
Capitalized
Subsequent to
		Initial Costs		Acquisition	Total Costs

	Square		Buildings and			Buildings and		Accumulated		Year
Property	Footage	Land	Improvements	Improvements	Land	Improvements	Total	Depreciation	Encumbrances	Built

(Unaudited)
(Dollars in thousands)
201 Industrial Road	171,965	$12,000	$15,632	$21,956	$12,000	$37,588	$49,588	$(2,563)	$34,208	2001

      A summary of activity of rental property and accumulated depreciation is as follows:

	Rental Property
	December 31,

	2003	2002	2001

	(Dollars in thousands)
Balance at beginning of period	$49,483	$49,324	$36,381
Improvements	105	159	12,943

Balance at end of period	$49,588	$49,483	$49,324

	Accumulated Depreciation
	December 31,

	2003	2002	2001

	(Dollars in thousands)
Balance at beginning of period	$(1,630)	$(697)	$(102)
Depreciation expense	(933)	(933)	(595)

Balance at end of period	$(2,563)	$(1,630)	$(697)

      The aggregate gross cost of the Company’s rental property for federal income tax purposes approximated $48.9 million at December 31, 2003.

INDEPENDENT AUDITORS’ REPORT

The Owners

Bernardo Properties:

      We have audited the accompanying combined balance sheets of Bernardo Properties (the Properties) (see Note 1) as of December 31, 2003 and 2002, and the related combined statements of income, owners’ equity and cash flows for each of the years in the three-year period ended December 31, 2003. In connection with our audits of the combined financial statements, we have also audited the financial statement Schedule III as listed in the accompanying index. These combined financial statements and financial statement schedule are the responsibility of the Properties’ management. Our responsibility is to express an opinion on these combined financial statements and financial statement schedule based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Bernardo Properties as of December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement Schedule III, when considered in relation to the basic combined financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

San Diego, California

April 16, 2004, except as to Note 10, which
  is as of May 3, 2004

BERNARDO PROPERTIES

COMBINED BALANCE SHEETS

(In thousands)

		December 31,
	March 31,
	2004	2003	2002

	(Unaudited)
Assets
Rental properties, net	$45,958	$46,236	$47,395
Cash	381	416	248
Tenant receivables (including $3 and $0 from related parties at 2003 and 2002, respectively)	56	51	65
Due from affiliates	8	8	8
Accrued rent (including $945 and $607 from related parties at 2003 and 2002, respectively)	2,277	2,263	2,095
Other receivables	176	239	477
Intangible assets, net	289	314	407
Other assets	832	851	886

Total assets	$49,977	$50,378	$51,581

Liabilities and Owners’ Equity
Secured notes payable	$41,741	$41,979	$42,855
Related party loans	100	100	100
Unsecured term loan	175	175	175
Due to tenants	176	203	168
Accounts payable and accrued liabilities	385	420	412
Assumed lease obligations, net	859	878	953

Total liabilities	43,436	43,755	44,663
Minority interests	5,788	5,848	6,094
Owners’ equity	753	775	824

Total liabilities and owners’ equity	$49,977	$50,378	$51,581

See accompanying notes to combined financial statements.

BERNARDO PROPERTIES

COMBINED STATEMENTS OF INCOME

(In thousands, except unit data)

	Three Months Ended
	March 31,		Years Ended December 31,

	2004	2003	2003	2002	2001

	(Unaudited)
Revenues:
Rental (including $1,744 from related parties for the years ended December 31, 2003, 2002 and 2001)	$1,482	$1,482	$5,933	$5,933	$5,933
Tenant recoveries (including $9, $8 and $8 from related parties for the years ended December 31, 2003, 2002 and 2001, respectively)	152	156	618	620	567
Management fees	32	36	134	133	93

	1,666	1,674	6,685	6,686	6,593

Expenses:
Rental operations	140	143	596	595	526
Depreciation and amortization	284	293	1,174	1,181	1,177
General and administrative	58	58	245	254	224

	482	494	2,015	2,030	1,927

Income from operations	1,184	1,180	4,670	4,656	4,666
Interest income	5	8	35	59	78
Interest expense (including $11 to related parties for the years ended December 31, 2003, 2002 and 2001)	(852)	(858)	(3,413)	(3,551)	(4,069)

Income before minority interests	337	330	1,292	1,164	675
Minority interests	(158)	(151)	(588)	(562)	(388)

Net income	$179	$179	$704	$602	$287

See accompanying notes to combined financial statements.

BERNARDO PROPERTIES

COMBINED STATEMENTS OF OWNERS’ EQUITY

(In thousands)

Balance at December 31, 2000	$1,260
Net income	287
Distributions	(640)

Balance at December 31, 2001	907
Net income	602
Distributions	(685)

Balance at December 31, 2002	824
Net income	704
Distributions	(753)

Balance at December 31, 2003	775
Net income (unaudited)	179
Distributions (unaudited)	(201)

Balance at March 31, 2004 (unaudited)	$753

See accompanying notes to combined financial statements.

BERNARDO PROPERTIES

COMBINED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months
	Ended March 31,		Years Ended December 31,

	2004	2003	2003	2002	2001

	(Unaudited)
Operating activities:
Net income	$179	$179	$704	$602	$287
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	284	293	1,174	1,181	1,177
Amortization of loan costs	15	15	57	57	245
Amortization of acquired leases to rental revenue	4	4	18	18	18
Minority interests	158	151	588	562	388
Changes in operating assets and liabilities:
Tenant receivables	(5)	—	14	(13)	20
Due from affiliates	—	—	—	(3)	(1)
Accrued rent	(14)	(63)	(168)	(353)	(534)
Other receivables	63	59	238	218	198
Other assets	4	(70)	(37)	(166)	(149)
Due to tenants	(27)	29	35	57	111
Accounts payable and accrued liabilities	(35)	(8)	8	35	(18)

Net cash provided by operating activities	626	589	2,631	2,195	1,742

Investing activities — additions to rental properties	—	—	—	—	—

Net cash used in investing activities	—	—	—	—	—

Financing activities:
Borrowings on secured notes payable	—	6	—	—	12,050
Principal reductions on secured notes payable	(241)	(210)	(876)	(741)	(12,216)
Payment of financing costs	—	—	—	—	(142)
Distributions to minority interests	(218)	(174)	(834)	(755)	(731)
Distributions to owners	(202)	(212)	(753)	(685)	(640)

Net cash (used in) provided by financing activities	(661)	(590)	(2,463)	(2,181)	(1,679)

Net (decrease) increase in cash	(35)	(1)	168	14	63
Cash at beginning of period	416	248	248	234	171

Cash at end of period	$381	$247	$416	$248	$234

Supplemental disclosure of cash flow information:
Cash paid during the year for interest, net of interest capitalized of $0, $0 and $244, respectively	$869	$1,029	$3,256	$3,575	$3,655
Income taxes paid	$3	$19	$20	$20	$27

See accompanying notes to combined financial statements.

BERNARDO PROPERTIES

NOTES TO COMBINED FINANCIAL STATEMENTS

As of and for the Three Months Ended
March 31, 2004 (unaudited) and for the
Years Ended December 31, 2003, 2002 and 2001

(Tabular dollar amounts in thousands)

1.	Organization, Description of Business and Summary of Significant Accounting Policies

      Bernardo Properties (the Properties), is not a legal entity but rather a combination of Bernardo Property Advisors, Inc. (BPA) and three real estate limited partnerships and a limited liability company (together, the Real Estate Entities) and their operations as described below. The Properties are engaged in the business of acquiring, owning, leasing, managing and selectively developing laboratory and office space to life science tenants, including biotechnology, pharmaceutical, and research companies, as well as government agencies and other entities involved in the life science industry. During all periods presented in the accompanying combined financial statements, the Properties consist of BPA as the management company and the Real Estate Entities that own the properties that will be contributed through the formation transactions (discussed below). The Properties have and continue to have responsibility for the day-to-day operations of such entities. The ultimate owners of the Properties are Mr. Alan Gold, Mr. Gary Kreitzer and certain others (including Mr. John Wilson) who have general partner and minority ownership interests.

      Concurrent with the consummation of an initial public offering of the common stock of BioMed Realty Trust, Inc. (the REIT), which is expected to be completed in 2004, the REIT and a newly formed majority-owned limited partnership, BioMed Realty, L.P. (the Operating Partnership), together with the partners and members of the affiliated partnerships and limited liability company of the Properties and other parties which hold direct or indirect ownership interests in the properties (collectively, the Participants), will engage in certain formation transactions. The formation transactions are designed to (i) continue the operations of the Properties, (ii) enable the REIT to raise the necessary capital to acquire interests in certain of the properties, repay mortgage debt relating thereto and pay other indebtedness, (iii) fund costs, capital expenditures and working capital, (iv) provide a vehicle for future acquisitions, (v) enable the REIT to comply with requirements under the federal income tax laws and regulations relating to real estate investment trusts and (vi) preserve tax advantages for certain Participants.

      The operations of the REIT will be carried on primarily through the Operating Partnership. It is the intent of the REIT to elect the status of and qualify as a REIT under the Sections 856 through 860 of the Internal Revenue Code of 1986, as amended. The REIT will be the sole general partner in the Operating Partnership. Pursuant to contribution agreements among the owners of the Properties and the Operating Partnership, which were executed in 2004, the Operating Partnership will receive a contribution of interests in the real estate properties, in exchange for units of limited partnership interest in the Operating Partnership and/or cash and the assumption of debt and other specified liabilities. The REIT will be fully integrated, self-administered and self-managed.

      As a result of the formation transactions, the REIT intends to indemnify certain individuals against adverse tax consequences if the REIT directly or indirectly sells, exchanges or otherwise disposes of the properties contributed pursuant to the formation transactions in a taxable transaction before the 10th anniversary of the completion of the offering. The REIT has also agreed to use its reasonable best efforts to maintain at least $8.0 million of debt for a period of 10 years following the date of this offering to enable the Participants to guarantee the debt in order to defer potential taxable gain they may incur if the Operating Partnership repays the existing debt.

BERNARDO PROPERTIES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

      BPA provides property management, leasing and real estate development services to the real estate entities comprising the Properties and to affiliates of the owners of the Properties. Subsequent to the initial public offering, the REIT intends to continue to provide these services to tenants and potential tenants.

      The Real Estate Entities included in the accompanying combined financial statements have been combined for all the periods presented as these entities were under common management by BPA, which is owned by Mr. Gold and Mr. Kreitzer. The accompanying combined financial statements do not include investments in real estate entities owned by Mr. Gold and Mr. Kreitzer that will not be contributed to the Operating Partnership upon consummation of this offering.

      As of December 31, 2003 and 2002, the Real Estate Entities consist of the following rental properties:

			Number	Number	Rentable
			of	of	Square Feet
Owner	Property Name	Location	Buildings	Tenants	(Unaudited)

17190 Bernardo Center Drive, L.P.	17190 Bernardo Center Drive	San Diego, California	1	1	61,286
10255 Science Center Drive, L.P.	10255 Science Center Drive	San Diego, California	1	1	52,800
8808 Balboa Avenue, LLC	8808 Balboa Avenue	San Diego, California	1	2	35,344
10165 McKellar Court, L.P.	10165 McKellar Court	San Diego, California	1	1	72,863

					222,293

Principles of Combination

      The combined financial statements represent the historical financial statements of the Properties. They include the accounts of BPA and the Real Estate Entities. All significant intercompany accounts and transactions have been eliminated in the combined financial statements.

Rental Properties and Impairment of Long Lived Assets

      Rental properties are recorded at cost (see Purchase Accounting for Acquisition of Rental Properties). Costs associated with acquiring and renovating properties are capitalized as incurred. At such times that events or circumstances indicate that the carrying amount of a property may be impaired, management makes an assessment of its recoverability by estimating the future undiscounted cash flows, excluding interest charges, of the property. If the net carrying amount exceeds the aggregate future cash flows, the Properties would recognize an impairment loss to the extent the net carrying amount exceeds the fair value of the property. Based upon such periodic assessments, no impairment has been determined and no rental properties carrying amounts have been adjusted.

      Major replacements and betterments are capitalized and depreciated over their estimated useful lives. The cost of maintenance and repairs is expensed as incurred.

      Depreciation is provided using the straight-line method using an estimated life of 40 years for buildings and improvements.

Purchase Accounting for Acquisition of Rental Properties

      The Properties allocates the purchase price of properties to tangible and identified intangible assets acquired based on their fair values. In making estimates of fair value for purposes of allocating purchase price, management utilizes a number of sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data. Management also considers information obtained about each property as a result of its pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired.

BERNARDO PROPERTIES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

      Intangible assets are evaluated when a property is purchased with a lease or leases in place. Of the four properties, two were purchased with leases in place. The intangible portion of the fair value was allocated to above-market and below-market leases.

      Above-market and below-market in-place lease values for owned properties are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. Of the two properties acquired with in-place leases, management concluded, based on the factors discussed above, that one lease was above-market and one was below-market. The above-market lease value (included in intangible assets in the accompanying combined balance sheets) is amortized as a reduction of rental revenue over the remaining non-cancelable terms of the respective lease. The below-market lease value (presented in the accompanying combined balance sheets as assumed lease obligations) is amortized as an increase to rental revenue over the remaining non-cancelable term of the respective lease.

      For any properties purchased subsequent to June 30, 2001, the Properties will calculate the aggregate value of intangible assets acquired based on the difference between (i) the property valued with existing in-place leases adjusted to market rental rates and (ii) the property valued as-if vacant. The total amount of other intangible assets acquired is allocated to in-place lease values and then to customer relationship value, if any. Factors considered by management in their analysis of in-place lease values include an estimate of cash flows received during the expected lease-up periods, carrying costs during expected lease-up periods considering current market conditions, and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses and estimates of lost rental at market rates during the expected lease-up periods. Management also estimates costs to execute similar leases including leasing commissions, legal and other related expenses. Customer relationship intangible value is based on management’s evaluation of the specific characteristics of each tenant’s lease and the Properties’ overall relationship with that respective tenant. Characteristics considered by relationships with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals, among other factors. As all of our properties were acquired prior to June 30, 2001, there was no value allocated to in-place leases or to customer relationship value for either of these two properties acquired with leases in-place.

Restricted Cash

      Restricted cash of $85,000 as of December 31, 2003 and 2002 consists of funds held by the Predecessor as required by a lender for future debt service requirements, and is included in cash in the accompanying combined balance sheets.

Loan Fees and Costs

      Fees and costs incurred in obtaining long-term financing are amortized over the related loan terms on a straight line basis, which approximates the effective interest method. Loan fees and costs, net of related accumulated amortization, totaled $301,000 and $358,000 as of December 31, 2003 and 2002, respectively, and are included in other assets in the accompanying combined balance sheets.

Rental Revenue and Tenant Recoveries

      Rental revenue is recognized on a straight-line basis over the lease term. We include amounts currently recognized as revenue, and expected to be received in later years, in accrued rent in the accompanying balance sheets.

BERNARDO PROPERTIES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

      The lease agreement also contains provisions that requires the tenant to reimburse the Properties for real estate taxes, insurance and common area maintenance costs. Such amounts are included in both revenues and operating expenses as the Properties is the primary obligor for these expenses and assumes the risks and rewards of a principal under these arrangements.

Interest Income

      Interest income was $35,000, $59,000, and $78,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

Leasing Commissions

      Leasing commissions are amortized on a straight-line basis over the term of the lease. Leasing commissions, net of related accumulated amortization, totaled $95,000 and $110,000 as of December 31, 2003 and 2002, respectively, and are included in other assets in the accompanying balance sheets.

Fair Value of Financial Instruments

      The carrying amount of cash, due from affiliates, accrued rent, other receivables, related party loans, and accounts payable and accrued liabilities approximate fair value due to the short term nature of these instruments. The fair value of secured notes payable was estimated using discounted cash flow analyses based on borrowing rates we believe we could obtain with similar terms and maturities, which approximated their carrying amount as of December 31, 2003 and 2002.

Income Taxes

      For the taxable years ended December 31, 2003, 2002 and 2001, the Properties held each of its four owned properties in separate entities. The Properties elected to have three of these entities taxed as partnerships and one as a limited liability company. As such, the related income or loss flows through to the partners and members who are responsible for including the taxable results of operations in their income tax returns. The Properties’ principal responsibility relates to the annual minimum state tax liability. These tax expenses are included in general and administrative expenses in the accompanying combined statements of income.

Owners’ Capital

      The accompanying combined financial statements of the Properties include the total of owners’ equity for stockholders’ equity for BPA, members’ equity for the limited liability company and partners’ equity for the limited partnerships. The combined owners’ equity balance is increased for capital contributions made by the owners and any net income of the Properties and is reduced for distributions made to the owners and any net losses of the Properties. The various S-corporation, partnership and operating agreements of the entities comprising the Properties contain provisions for the allocation of profits, losses and proceeds from capital transactions. Such amounts are generally allocated in accordance with the owners’ respective percentage interests.

Operating Segment

      The Properties operate in one industry segment — real estate ownership, management and development.

BERNARDO PROPERTIES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Concentration of Credit Risk

      We maintain our cash at insured financial institutions. The combined account balances at each institution periodically exceeds FDIC insurance coverage, and, as a result, there is a concentration of credit risk related to amounts on deposit in excess of FDIC insurance coverage. We believe that the risk is not significant.

      We are dependent on rental payments from a limited number of tenants and the inability of any single tenant to make its lease payments could adversely affect our operations. The Properties currently have five leases with tenants, and three of the Properties’ four properties are single-tenant properties. At December 31, 2003, 2002 and 2001, three of the Properties’ five tenants account for 44% of total accrued rent. For the years ended December 31, 2003, 2002 and 2001, three of the Properties’ five tenants accounted for 43%, 45% and 51%, respectively, of total rental revenue. All of our properties are located in the State of California.

Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Unaudited Interim Combined Financial Information

      The combined financial statements as of March 31, 2004 and for the three months ended March 31, 2004 and 2003 are unaudited. In the opinion of management, such financial statements reflect all adjustments necessary for a fair presentation of the results of the respective interim periods. All such adjustments are of a normal recurring nature.

2.	Rental Properties

      Rental properties are as follows:

	December 31,

	2003	2002

Land	$6,515	$6,515
Buildings and improvements	44,983	44,983

	51,498	51,498
Less accumulated depreciation	(5,262)	(4,103)

	$46,236	$47,395

      All of the Properties’ rental properties are encumbered by deeds of trust and assignments of the rents and leases associated with the properties. The net book value of the encumbered properties as of December 31, 2003 and 2002 is $46,236,000 and $47,395,000, respectively. The Properties generally lease space under non-cancelable leases which have remaining terms of 3 to 13 years. Certain tenants are also obligated to pay for expenses under absolute net leases or to reimburse the Properties for specific operating expenses.

BERNARDO PROPERTIES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

      Minimum lease payments to be received under the terms of the non-cancelable operating lease agreements, excluding expense reimbursements, are as follows:

For the years ending December 31:
2004	$5,978
2005	6,161
2006	6,321
2007	4,856
2008	4,131
Thereafter	23,102

Total	$50,549

3.	Intangible Assets and Assumed Lease Obligations

The Properties’ intangible assets and assumed lease obligations are as follows:

	December 31,

	2003	2002

Intangible assets:
Above-market lease	$798	$798
Less accumulated amortization	(484)	(391)

Intangible assets, net	$314	$407

Assumed lease obligations:
Below-market lease	$1,217	$1,217
Less accumulated amortization	(339)	(264)

Assumed lease obligations, net	$878	$953

4.	Secured Notes Payable

      Secured notes payable are as follows:

	December 31,

	2003	2002

Notes payable to financial institutions, secured by first trust deeds on rental properties, bearing interest at fixed rates ranging from 7.65% to 8.56% and due at various dates through 2011	$36,784	$37,389
Notes payable to savings and loan, secured by first and second trust deeds on rental properties, bearing interest at the three-month LIBOR rate plus 2.75%, with a minimum rate of 6.25% and a maximum rate of 12.75% (an effective rate of 6.25% at December 31, 2003), due at various dates through 2007	4,911	5,120
Note payable to bank, guaranteed by certain officers of the Properties, bearing interest at prime plus 1.25% and due in 2009	284	346

	$41,979	$42,855

BERNARDO PROPERTIES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

      Future principal payments due on secured notes payable, as of December 31, 2003, are as follows:

2004	$1,022
2005	1,074
2006	1,269
2007	16,659
2008	322
Thereafter	21,633

$41,979

      Effective July 16, 1999, the Properties entered into an interest rate floor and cap transaction with a notional amount of $11,900,000 to convert its floating note to a fixed rate liability. The agreement limited the risk of rising interest rates associated with the Properties’ property related debt by fixing the variable portion of the interest rate on variable rate debt at 9.15% through July 16, 2001. The Properties does not hold or issue interest rate agreements for trading purposes and was exposed to possible credit risk if the counterparties had failed to perform on the contracts. The cost of the derivative is included as a loan cost and amortized over the term of the note payable as an adjustment to the interest rate yield. The interest rate floor and cap instrument expired in 2001.

5.	Related Party Loans

      Related party loan is as follows:

	December 31,

	2003	2002

Loans payable to certain officers family members, unsecured, with interest only at 11%, due January 2005	$100	$100

      Interest paid to related parties totaled $11,000 for each of the years ended December 31, 2003, 2002 and 2001.

6.	Unsecured Term Loan

      In conjunction with the purchase of one of the properties, the Properties entered into an unsecured note payable in the amount of $175,000. The note requires payment of interest only, paid monthly at 8.75% per annum through August 2004, at which time the principal balance of the note is due.

BERNARDO PROPERTIES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

7.	Owners’ Equity

      Owners’ equity by entity consists of the following at December 31, 2003 and 2002

	2003

		General	Limited	Less:	Total
	Members’	Partners’	Partners’	Minority	Owners’
	Equity	Capital	Capital	Interests	Equity

17190 Bernardo Center Drive, L.P.	$—	$349	$949	$(949)	$349
10255 Science Center Drive, L.P.	—	(164)	1,909	(1,282)	463
8808 Balboa Avenue, LLC	(269)	—	—	54	(215)
10165 McKellar Court, L.P.	—	139	3,671	(3,671)	139
BPA, Inc.	39	—	—	—	39

	$(230)	$324	$6,529	$(5,848)	$775

	2002

		General	Limited	Less:	Total
	Members’	Partners’	Partners’	Minority	Owners’
	Equity	Capital	Capital	Interests	Equity

17190 Bernardo Center Drive, L.P.	$—	$259	$1,086	$(1,086)	$259
10255 Science Center Drive, L.P.	—	(139)	1,984	(1,321)	524
8808 Balboa Avenue, LLC	(155)	—	—	31	(124)
10165 McKellar Court, L.P.	—	150	3,718	(3,718)	150
BPA, Inc.	15	—	—	—	15

	$(140)	$270	$6,788	$(6,094)	$824

8.	Related Party Transactions

Management Fees

      Management fees paid to BPA by each of the properties, which were eliminated in combination, totalled $149,000, $140,000 and $121,000 for the years ended December 31, 2003, 2002 and 2001 respectively. Additionally, management fees are paid to the properties by certain of our tenants. These fees amounted to $161,000, $154,000 and $108,000 for the years ended December 31, 2003, 2002 and 2001.

Tenant Receivables

      The Properties had amounts due from tenants for certain costs of rental operations which had not yet been reimbursed at December 31, 2003 and 2002. As of December 31, 2003 and 2002, related party tenant receivables amounted to $3,000 and $0, respectively.

Due from Affiliates

      The Properties had amounts due from the general partner of two Real Estate Entities as a result of the payment of minimum state taxes for the general partner. As of December 31, 2003 and 2002, the amounts due from the general partner of $8,000 and $8,000, respectively, are included in due from affiliates in the accompanying combined balance sheets.

BERNARDO PROPERTIES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Due to Tenants

      The Properties had amounts due to two of its limited partner tenants primarily related to refunds of overpaid property taxes and insurance and accrued interest on related party loans. As of December 31, 2003 and 2002, due to tenants amounted to $203,000 and $168,000, respectively.

Rental Revenue from Related Parties

      One of our tenants is a limited partner in one of the Properties in which it is the tenant. This tenant incurred rents to the Properties amounting to $1,744,000 for each of the years ended December 31, 2003, 2002 and 2001.

Tenant Recoveries from Related Parties

      One of our tenants is a limited partner in one of the Properties in which it is the tenant. This tenant paid tenant recoveries to the Properties amounting to $9,000, $8,000 and $8,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

9.	Commitments and Contingencies

Litigation

      To management’s knowledge, no litigation is pending against the Properties.

Lease Commitment

      BPA subleases the office space for its principal executive offices. The sublease, which expires in November 2005, requires BPA to pay annual rental payments of approximately $52,000 and $56,000 for the years ending December 31, 2004 and 2005, respectively.

10.	Subsequent Events

      In April 2004, BPA entered into an unsecured line of credit of $3,500,000 to fund offering expenses. This facility bears interest at the prime rate plus 1% and matures in December 2004. BPA has drawn approximately $530,000 through May 3, 2004. The line of credit contains certain financial covenants, and repayment is guaranteed by the officers of BPA.

BERNARDO PROPERTIES

SCHEDULE III — REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2003

				Costs
				Capitalized
				Subsequent to
		Initial Costs		Acquisition	Total Costs

	Square		Buildings and			Buildings and		Accumulated		Year
Property	Footage	Land	Improvements	Improvements	Land	Improvements	Total	Depreciation	Encumbrances	Built

	(Unaudited)
		(Dollars in thousands)
17190 Bernardo Center Drive	61,286	$2,320	$14,312	$—	$2,320	$14,312	$16,632	$(2,024)	$14,319	1974
10255 Science Center Drive	52,800	1,584	13,633	—	1,584	13,633	15,217	(1,543)	11,811	1995
8808 Balboa Avenue	35,344	424	3,176	1,041	424	4,217	4,641	(403)	4,911	1968
10165 McKellar Court	72,863	2,187	12,821	—	2,187	12,821	15,008	(1,292)	10,938	1988

	222,293	$6,515	$43,942	$1,041	$6,515	$44,983	$51,498	$(5,262)	$41,979

      A summary of activity of rental properties and accumulated depreciation is as follows:

	Rental Properties
	December 31,

	2003	2002	2001

	(Dollars in thousands)
Balance at beginning of period	$51,498	$51,492	$51,490
Improvements	—	6	2

Balance at end of period	$51,498	$51,498	$51,492

	Accumulated Depreciation
	December 31,

	2003	2002	2001

	(Dollars in thousands)
Balance at beginning of period	$(4,103)	$(2,938)	$(1,776)
Depreciation expense	(1,159)	(1,165)	(1,162)

Balance at end of period	$(5,262)	$(4,103)	$(2,938)

      The aggregate gross cost of the Predecessor’s rental properties for federal income tax purposes approximated $49.3 million at December 31, 2003.

INDEPENDENT AUDITORS’ REPORT

The Board of Directors

BioMed Realty Trust, Inc.:

      We have audited the accompanying statement of revenue and certain expenses of Bridgeview for the year ended December 31, 2003. This statement is the responsibility of the management of BioMed Realty Trust, Inc. Our responsibility is to express an opinion on this statement based on our audit.

      We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      The accompanying statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in note 1 to the statement of revenue and certain expenses. It is not intended to be a complete presentation of Bridgeview’s revenue and expenses.

      In our opinion, the statement referred to above presents fairly, in all material respects, the revenue and certain expenses, as described in note 1, of Bridgeview for the year ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

San Diego, California

June 15, 2004

BRIDGEVIEW

STATEMENTS OF REVENUE AND CERTAIN EXPENSES

(In thousands)

	Three Months Ended	Year Ended
	March 31, 2004	December 31, 2003

	(Unaudited)
Revenue:
Rental	$821	$3,016
Tenant reimbursements	141	517
Miscellaneous income	1	14

Total revenue	963	3,547

Certain expenses:
Operating expenses	35	98
Real estate taxes	61	223
Insurance	36	146
Interest expense	243	979

Total certain expenses	375	1,446

Revenue in excess of certain expenses	$588	$2,101

See accompanying notes to statements of revenue and certain expenses.

BRIDGEVIEW

NOTES TO STATEMENTS OF REVENUE AND CERTAIN EXPENSES

Three Months Ended March 31, 2004 (unaudited) and Year Ended December 31, 2003
(Tabular amounts in thousands)

(1)	Basis of Presentation

      The accompanying statements of revenue and certain expenses relate to the operations of the property known as Bridgeview (the Property). The Property consists of three buildings located at 24500 — 24590 Clawiter Road and 24600 Industrial Road, Hayward, CA and is leased by six tenants.

      The property is owned by F&S Hayward I, LLC & F&S Hayward II, LLC (F&S Hayward). Bernardo Property Advisors (BPA) entered into an agreement with F&S Hayward whereby BPA agreed to purchase the Property for $32.1 million. BPA expects to assign this agreement to BioMed Realty Trust, Inc. in connection with the proposed initial public offering of BioMed Realty Trust, Inc. The purchase of the Property is expected to occur upon the consummation of the offering.

      The accompanying statements of revenue and certain expenses have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and, accordingly, are not representative of the actual results of operations of the Property for the year ended December 31, 2003 due to the exclusion of the following revenues and expenses, which may not be comparable to the proposed future operations of the Property:

•	Management fee revenues received from tenants

•	Depreciation and amortization

•	Other costs not directly related to the proposed future operations of the Property, including third-party management fees

(2)	Summary of Significant Accounting Policies and Practices

(a) Revenue Recognition

      Rental revenue is recognized on a straight-line basis over the term of the respective leases.

(b) Use of Estimates

      Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenue and certain expenses during the reporting period to prepare the statement of revenue and certain expenses in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

(c) Unaudited Interim Statement

      The statement of revenue and certain expenses for the three-months ended March 31, 2004 is unaudited. In the opinion of management, the statement reflects all adjustments necessary for a fair presentation of the results of the interim period. All such adjustments are of a normal recurring nature.

(3)	Rental Revenue

      The Property leases laboratory space under various lease agreements with its tenants. All leases are accounted for as operating leases. The leases include provisions under which the Property is reimbursed for common area, real estate, and insurance costs. Revenue related to these reimbursed costs is recognized in the period the applicable costs are incurred and billed to tenants pursuant to the lease agreements. Certain leases contain renewal options at various periods at various rental rates.

BRIDGEVIEW

NOTES TO STATEMENTS OF REVENUE AND CERTAIN EXPENSES — (Continued)

      Minimum rents to be received from tenants under operating leases, which terms are 5 years, in effect at December 31, 2003, are as follows:

Year

2004	$2,575
2005	2,611
2006	2,411
2007	2,155
2008	2,164
Thereafter	26,022

$37,938

(4)	Certain Expenses

      Certain expenses include only those costs expected to be comparable to the proposed future operations of the Property. Repairs and maintenance expense are charged to operations as incurred. Costs such as depreciation, amortization, management fees, and professional fees are excluded from the statement of revenue and certain expenses.

      In connection with the acquisition of the Property, BioMed Realty Trust, Inc. will assume the $11.9 million of mortgage debt outstanding as of December 31, 2003 secured by the Property. The mortgage debt bears a fixed interest rate of 8.07%, which consists of monthly principal and interest payments, and matures on December 1, 2010.

      Minimum annual principal payments at December 31, 2003 under the terms of the mortgage debt are as follows:

Year

2004	$89
2005	99
2006	108
2007	125
2008	127
Thereafter	11,372

$11,920

(5)	Concentration of Credit Risk

      At December 31, 2003, one tenant accounted for approximately 64% of total revenue. No other tenant accounted for greater than 10% of total revenue.

INDEPENDENT AUDITORS’ REPORT

The Board of Directors

BioMed Realty Trust, Inc.:

      We have audited the accompanying statement of revenue and certain expenses of Bayshore Boulevard for the year ended December 31, 2003. This statement is the responsibility of the management of BioMed Realty Trust, Inc. Our responsibility is to express an opinion on this statement based on our audit.

      We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      The accompanying statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in note 1 to the statement of revenue and certain expenses. It is not intended to be a complete presentation of Bayshore Boulevard’s revenue and expenses.

      In our opinion, the statement referred to above presents fairly, in all material respects, the revenue and certain expenses, as described in note 1, of Bayshore Boulevard for the year ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

San Diego, California

June 15, 2004

BAYSHORE BOULEVARD

STATEMENTS OF REVENUE AND CERTAIN EXPENSES

(In thousands)

	Three Months Ended	Year Ended
	March 31, 2004	December 31, 2003

	(Unaudited)
Revenue:
Rental	$1,093	$3,864
Tenant reimbursements	90	347

Total revenue	1,183	4,211

Certain expenses:
Operating expenses	49	144
Real estate taxes	69	278
Insurance	41	162

Total certain expenses	159	584

Revenue in excess of certain expenses	$1,024	$3,627

See accompanying notes to statements of revenue and certain expenses.

BAYSHORE BOULEVARD

NOTES TO STATEMENTS OF REVENUE AND CERTAIN EXPENSES

Three Months Ended March 31, 2004 (unaudited) and Year Ended December 31, 2003

(Tabular amounts in thousands)

(1)	Basis of Presentation

      The accompanying statements of revenue and certain expenses relate to the operations of the property known as Bayshore Boulevard (the Property). The Property consists of three buildings located at 3240, 3260 and 3280 Bayshore Boulevard in Brisbane, California, and is leased by Cutera, Inc and Intermune, Inc.

      The property is owned by GAL-Brisbane LLC (Brisbane). Bernardo Property Advisors (BPA) entered into an agreement with Brisbane whereby BPA agreed to purchase the Property for $37 million. BPA expects to assign this agreement to BioMed Realty Trust, Inc. in connection with the proposed initial public offering of BioMed Realty Trust, Inc. The purchase of the Property is expected to occur upon the consummation of the offering.

      The accompanying statements of revenue and certain expenses have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and, accordingly, are not representative of the actual results of operations of the Property for the year ended December 31, 2003 due to the exclusion of the following revenues and expenses, which may not be comparable to the proposed future operations of the Property:

•	Management fee revenues received from tenants

•	Depreciation and amortization

•	Other costs not directly related to the proposed future operations of the Property, including third-party management fees and approximately $100,000 of moving costs incurred by the Property associated with the termination of a tenant.

(2)	Summary of Significant Accounting Policies and Practices

(a)	Revenue Recognition

      Rental revenue is recognized on a straight-line basis over the term of the respective leases.

(b)	Use of Estimates

      Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenue and certain expenses during the reporting period to prepare the statement of revenue and certain expenses in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

(c)	Unaudited Interim Statement

      The statement of revenue and certain expenses for the three months ended March 31, 2004 is unaudited. In the opinion of management, the statement reflects all adjustments necessary for a fair presentation of the results of the interim period. All such adjustments are of a normal recurring nature.

(3)	Rental Revenue

      The Property leases laboratory space under various lease agreements with its tenants. All leases are accounted for as operating leases. The leases include provisions under which Brisbane is reimbursed for common area, real estate, and insurance costs. Revenue related to these reimbursed costs is recognized in

BAYSHORE BOULEVARD

NOTES TO STATEMENTS OF REVENUE AND CERTAIN EXPENSES — (Continued)

the period the applicable costs are incurred and billed to tenants pursuant to the lease agreements. Certain leases contain renewal options at various periods and at various rental rates.

      Minimum lease payments to be received under the terms of the non-cancelable operating lease agreements, excluding expense reimbursements, in effect at December 31, 2003, are as follows:

Year

2004	$3,166
2005	3,292
2006	3,424
2007	3,561
2008	3,703
Thereafter	9,210

$26,356

(4)	Certain Expenses

      Certain expenses include only those costs expected to be comparable to the proposed future operations of the Property. Repairs and maintenance expense are charged to operations as incurred. Costs such as depreciation, amortization, management fees, and professional fees are excluded from the statements of revenue and certain expenses.

      BioMed Realty Trust, Inc. will not assume the Property specific debt.

(5)	Concentration of Credit Risk

      At December 31, 2003, one tenant accounted for 100% of total revenue.

(6)	Subsequent event

      In August 2003, Brisbane entered into a lease agreement with Cutera, Inc. with a term of 10 years. The tenant occupied the premises on January 1, 2004.

INDEPENDENT AUDITORS’ REPORT

The Board of Directors

BioMed Realty Trust, Inc.:

      We have audited the accompanying statement of revenue and certain expenses of Elliott Avenue for the year ended December 31, 2003. This statement is the responsibility of the management of BioMed Realty Trust, Inc. Our responsibility is to express an opinion on this statement based on our audit.

      We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      The accompanying statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in note 1 to the statement of revenue and certain expenses. It is not intended to be a complete presentation of Elliott Avenue’s revenue and expenses.

      In our opinion, the statement referred to above presents fairly, in all material respects, the revenue and certain expenses, as described in note 1, of Elliott Avenue for the year ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

San Diego, California

June 9, 2004

ELLIOTT AVENUE

STATEMENTS OF REVENUE AND CERTAIN EXPENSES

(In thousands)

	Three Months Ended	Year Ended
	March 31, 2004	December 31, 2003

	(Unaudited)
Revenue:
Rental	$1,382	$5,181
Tenant reimbursements	140	482

Total revenue	1,522	5,663

Certain expenses:
Operating expenses	58	257
Real estate taxes	48	174
Insurance	24	75
Interest expense	319	1,297

Total certain expenses	449	1,803

Revenue in excess of certain expenses	$1,073	$3,860

See accompanying notes to statements of revenue and certain expenses.

ELLIOTT AVENUE

NOTES TO STATEMENTS OF REVENUE AND CERTAIN EXPENSES

      Three Months Ended March 31, 2004 (unaudited) and Year Ended December 31, 2003

(Tabular amounts in thousands)

(1)	Basis of Presentation

      The accompanying statements of revenue and certain expenses relate to the operations of the property known as Elliott Avenue (the Property). The Property consists of one building located at 201 Elliott Avenue West in Seattle, Washington and is leased by Chiron Corporation and Cell Therapeutics, Inc.

      The property is owned by Elliott Park LLC (Elliott Park). Bernardo Property Advisors (BPA) entered into an agreement with Elliott Park whereby BPA agreed to purchase the Property for $53 million. BPA expects to assign this agreement to BioMed Realty Trust, Inc. in connection with the proposed initial public offering of BioMed Realty Trust, Inc. The purchase of the Property is expected to occur upon the consummation of the offering.

      The accompanying statements of revenue and certain expenses have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and, accordingly, are not representative of the actual results of operations of the Property for the year ended December 31, 2003 due to the exclusion of the following revenues and expenses, which may not be comparable to the proposed future operations of the Property:

•	Management fee revenues received from tenants

•	Depreciation and amortization

•	Other costs not directly related to the proposed future operations of the Property, including third-party management fees

(2)	Summary of Significant Accounting Policies and Practices

(a)	Revenue Recognition

      Rental revenue is recognized on a straight-line basis over the term of the respective leases.

(b)	Use of Estimates

      Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenue and certain expenses during the reporting period to prepare the statement of revenue and certain expenses in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

(c)	Unaudited Interim Statement

      The statement of revenue and certain expenses for the three months ended March 31, 2004 is unaudited. In the opinion of management, the statement reflects all adjustments necessary for a fair presentation of the results of the interim period. All such adjustments are of a normal recurring nature.

(3)	Rental Revenue

      The Property leases laboratory space under various lease agreements with its tenants. All leases are accounted for as operating leases. The leases include provisions under which Elliott Park is reimbursed for common area, real estate, and insurance costs. Revenue related to these reimbursed costs is recognized in the period the applicable costs are incurred and billed to tenants pursuant to the lease agreements. Certain leases contain renewal options at various periods and at various rental rates.

ELLIOTT AVENUE

NOTES TO STATEMENTS OF REVENUE AND CERTAIN EXPENSES — (Continued)

      Minimum rents to be received from tenants under operating leases, which terms are 5 years, in effect at December 31, 2003, are as follows:

Year

2004	$5,130
2005	5,336
2006	5,509
2007	5,668
2008	1,001

$22,644

(4)	Certain Expenses

      Certain expenses include only those costs expected to be comparable to the proposed future operations of the Property. Repairs and maintenance expense are charged to operations as incurred. Costs such as depreciation, amortization, management fees, and professional fees are excluded from the statements of revenue and certain expenses.

      In connection with the acquisition of the Property, BioMed Realty Trust, Inc. will assume $17.4 million of a total $22.4 million mortgage debt balance as of December 31, 2003 secured by the Property and another property owned by Elliott Park. BioMed Realty Trust., Inc. will enter into a new debt agreement for the portion of the debt it will assume. The mortgage debt bears a fixed interest rate of 7.38%, which consists of monthly principal and interest payments, and matures on November 24, 2007.

      Minimum annual principal payments at December 31, 2003 under the terms of the mortgage debt are as follows:

Year

2004	$436
2005	468
2006	504
2007	15,958

$17,366

(5)	Concentration of Credit Risk

      At December 31, 2003, one tenant accounted for approximately 53% of total revenue. The other tenant accounted for approximately 47% of total revenue.

INDEPENDENT AUDITORS’ REPORT

The Board of Directors

BioMed Realty Trust, Inc.:

      We have audited the accompanying statement of revenue and certain expenses of Landmark at Eastview for the year ended December 31, 2003. This statement is the responsibility of the management of BioMed Realty Trust, Inc. Our responsibility is to express an opinion on this statement based on our audit.

      We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      The accompanying statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in note 1 to the statement of revenue and certain expenses. It is not intended to be a complete presentation of Landmark at Eastview’s revenue and expenses.

      In our opinion, the statement referred to above presents fairly, in all material respects, the revenue and certain expenses, as described in note 1, of Landmark at Eastview for the year ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

San Diego, California

June 16, 2004

LANDMARK AT EASTVIEW

STATEMENTS OF REVENUE AND CERTAIN EXPENSES

(In thousands)

	Three Months
	Ended	Year Ended
	March 31, 2004	December 31, 2003

	(Unaudited)
Revenue:
Rental	$3,673	$15,397
Tenant reimbursements	2,789	11,889
Interest income	10	49
Other income	49	919

Total revenue	6,521	28,254

Certain expenses:
Operating expenses	3,945	14,427
Real estate taxes	604	2,473
Insurance	25	213

Total certain expenses	4,574	17,113

Revenue in excess of certain expenses	$1,947	$11,141

See accompanying notes to statements of revenue and certain expenses.

LANDMARK AT EASTVIEW

NOTES TO STATEMENTS OF REVENUE AND CERTAIN EXPENSES

Three Months Ended March 31, 2004 (unaudited) and Year Ended December 31, 2003
(Tabular amounts in thousands)

(1)	Basis of Presentation

      The accompanying statements of revenue and certain expenses relate to the operations of the property known as Landmark at Eastview (the Property). The Property consists of five buildings located in Westchester County, New York and is leased to 23 tenants.

      The property is owned by Eastview Holdings, LLC (Eastview Holdings). Bernardo Property Advisors (BPA) entered into an agreement with Eastview Holdings whereby BPA agreed to purchase the Property for $98.5 million. BPA expects to assign this agreement to BioMed Realty Trust, Inc. in connection with the proposed initial public offering of BioMed Realty Trust, Inc. The purchase of the Property is expected to occur upon the consummation of the offering.

      The accompanying statements of revenue and certain expenses have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and, accordingly, are not representative of the actual results of operations of the Property for the year ended December 31, 2003 due to the exclusion of the following revenues and expenses, which may not be comparable to the proposed future operations of the Property:

•	Management fee revenues received from tenants

•	Depreciation and amortization

•	Other costs not directly related to the proposed future operations of the Property, including third-party management fees

(2)	Summary of Significant Accounting Policies and Practices

(a)	Revenue Recognition

      Rental revenue is recognized on a straight-line basis over the term of the respective leases.

(b)	Use of Estimates

      Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenue and certain expenses during the reporting period to prepare the statement of revenue and certain expenses in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

(c)	Unaudited Interim Statement

      The statement of revenue and certain expenses for the three months ended March 31, 2004 is unaudited. In the opinion of management, the statement reflects all adjustments necessary for a fair presentation of the results of the interim period. All such adjustments are of a normal recurring nature.

(3)	Rental Revenue

      The Property leases laboratory space under various lease agreements with its tenants. All leases are accounted for as operating leases. The leases include provisions under which Eastview Holdings is reimbursed for common area, real estate, and insurance costs. Revenue related to these reimbursed costs is recognized in the period the applicable costs are incurred and billed to tenants pursuant to the lease agreements. Certain leases contain renewal options at various periods at various rental rates.

LANDMARK AT EASTVIEW

NOTES TO STATEMENTS OF REVENUE AND CERTAIN EXPENSES — (Continued)

      Minimum rents to be received from tenants under operating leases, which terms range from 5 to 15 years, in effect at December 31, 2003, are as follows:

Year

2004	$15,064
2005	11,601
2006	10,464
2007	8,481
2008	5,359
Thereafter	8,336

$59,305

(4)	Certain Expenses

      Certain expenses include only those costs expected to be comparable to the proposed future operations of the Property. Repairs and maintenance expense are charged to operations as incurred. Costs such as depreciation, amortization, management fees, interest expense related to mortgage debt not assumed, and professional fees are excluded from the statements of revenue and certain expenses.

(5)	Concentration of Credit Risk

      At December 31, 2003, four tenants accounted for approximately 31%, 23%, 13%, and 12% of total revenue. The other 19 tenants accounted for approximately 21% of total revenue.

INDEPENDENT AUDITORS’ REPORT

The Board of Directors

BioMed Realty Trust, Inc.:

      We have audited the accompanying statement of revenue and certain expenses of King of Prussia for the year ended December 31, 2003. This statement is the responsibility of the management of BioMed Realty Trust, Inc. Our responsibility is to express an opinion on this statement based on our audit.

      We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      The accompanying statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in note 1 to the statement of revenue and certain expenses. It is not intended to be a complete presentation of King of Prussia’s revenue and expenses.

      In our opinion, the statement referred to above presents fairly, in all material respects, the revenue and certain expenses, as described in note 1, of King of Prussia for the year ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

San Diego, California

June 11, 2004, except for note 6,
  which is as of June 22, 2004

KING OF PRUSSIA

STATEMENTS OF REVENUE AND CERTAIN EXPENSES

(In thousands)

	Three Months Ended	Year Ended
	March 31, 2004	December 31, 2003

	(Unaudited)
Revenue:
Rental	$1,311	$5,115
Tenant reimbursements	816	2,976

Total revenue	2,127	8,091

Certain expenses:
Operating expenses	1,001	3,376
Real estate taxes	229	856
Insurance	43	173
Interest expense	367	1,606

Total certain expenses	1,640	6,011

Revenue in excess of certain expenses	$487	$2,080

See accompanying notes to statements of revenue and certain expenses.

KING OF PRUSSIA

NOTES TO STATEMENTS OF REVENUE AND CERTAIN EXPENSES

Three Months Ended March 31, 2004 (unaudited) and Year Ended December 31, 2003
(Tabular amounts in thousands)

(1)	Basis of Presentation

      The accompanying statements of revenue and certain expenses relate to the operations of the property known as King of Prussia (the Property). The Property consists of three buildings located at 145 King of Prussia Road in Radnor, Pennsylvania and is leased by Centocor, Inc.

      The Property is owned by Radnor Properties — 145 KOP, LP (Radnor). Bernardo Property Advisors (BPA) entered into an agreement with Radnor whereby BPA agreed to purchase an 89% partnership interest in Radnor for $87.8 million. BPA expects to assign this agreement to BioMed Realty Trust, Inc. in connection with the proposed initial public offering of BioMed Realty Trust, Inc. The purchase of the Radnor partnership interest is expected to occur upon the consummation of the offering.

      The accompanying statement of revenue and certain expenses has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and, accordingly, is not representative of the actual results of operations of the Property for the year ended December 31, 2003 due to the exclusion of the following revenues and expenses, which may not be comparable to the proposed future operations of the Property:

•	Management fee revenues received from tenants

•	Depreciation and amortization

•	Other costs not directly related to the proposed future operations of the Property, including third-party management fees

(2)	Summary of Significant Accounting Policies and Practices

(a)	Revenue Recognition

      Rental revenue is recognized on a straight-line basis over the term of the respective leases.

(b)	Use of Estimates

      Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenue and certain expenses during the reporting period to prepare the statement of revenue and certain expenses in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

(c)	Unaudited Interim Statement

      The statement of revenue and certain expenses for the three months ended March 31, 2004 is unaudited. In the opinion of management, the statement reflects all adjustments necessary for a fair presentation of the results of the interim period. All such adjustments are of a normal recurring nature.

(3)	Rental Revenue

      The Property leases laboratory space under various lease agreements with its tenant. All leases are accounted for as operating leases. The leases include provisions under which Radnor is reimbursed for common area, real estate, and insurance costs. Revenue related to these reimbursed costs is recognized in the period the applicable costs are incurred and billed to the tenant pursuant to the lease agreements. The lease contains renewal options at various periods and at various rental rates.

KING OF PRUSSIA

NOTES TO STATEMENTS OF REVENUE AND CERTAIN EXPENSES — (Continued)

      Minimum rents to be received from its tenant under operating leases, which terms are 4 years, in effect at December 31, 2003, are as follows:

Year

2004	$5,181
2005	5,349
2006	5,521
2007	1,392

$17,443

(4)	Certain Expenses

      Certain expenses include only those costs expected to be comparable to the proposed future operations of the Property. Repairs and maintenance expense are charged to operations as incurred. Costs such as depreciation, amortization, management fees, interest expense related to mortgage debt not assumed, and professional fees are excluded from the statements of revenue and certain expenses.

      In connection with the acquisition of the Property, BPA expects to assume $39.9 million of mortgage debt secured by the Property. The mortgage debt bears interest at LIBOR plus 2.75% (an effective rate of 3.87% as of December 31, 2003), which consists of monthly principal and interest payments, and matures on April 1, 2007.

      Minimum annual principal payments (assuming an effective rate of 3.87%) at December 31, 2003 under the terms of the mortgage debt are as follows:

Year

2004	$1,852
2005	2,500
2006	3,000
2007	32,500

$39,852

(5)	Concentration of Credit Risk

      At December 31, 2003, one tenant accounted for 100% of total revenue.

(6)	Subsequent Events

      On June 22, 2004, the Partnership obtained an unsecured loan for $50 million, the loan bears interest at daily LIBOR plus 20 basis points until August 22, 2004. After August 22, 2004 the loan bears interest at daily LIBOR plus 50 basis points until maturity on April 30, 2005.

BioMed Realty Trust, Inc.

Elliott Avenue**
Chiron Corporation
Monte Villa Parkway**
Nastech Pharmaceutical Company, Inc.
Industrial Road*
Nektar Therapeutics
Bridgeview**
Cell Genesys, Inc.
Bayshore Boulevard**
Intermune, Inc.
Towne Centre Drive**
Illumina, Inc.
Balboa Avenue*
General Services Administration
Science Center Drive*
Ligand Pharmaceuticals, Inc.
Bernardo Center Drive*
University of California Regents
McKellar Court*
Quidel Corporation
King of Prussia**
Centocor, Inc.
Landmark at Eastview**
Regeneron Pharmaceuticals, Inc.
Eisenhower Road**
Crane Environmental

* Contributed Properties

** Acquisition Properties (under contract)

For each property, the tenant listed is our primary tenant based on annualized base rent.

27,000,000 Shares

BioMed Realty Trust, Inc.

Common Stock

PROSPECTUS

RAYMOND JAMES

FRIEDMAN BILLINGS RAMSEY

KEYBANC CAPITAL MARKETS

LEGG MASON WOOD WALKER

Incorporated

RBC CAPITAL MARKETS

August 5, 2004